    As filed with the Securities and Exchange Commission on May 1, 2001
                                                          Registration No. 333-
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            ----------------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                            ----------------------

                             INSIGHT MIDWEST, L.P.
                             INSIGHT CAPITAL, INC.
          (Exact names of registrants as specified in their charters)

         Delaware                               4841                                  13-4079232
         Delaware                               4841                                  13-4079679
 (State or other jurisdiction of      (Primary Standard Industrial                (I.R.S. Employer
 incorporation or organization)        Classification Code Numbers)            Identification Numbers)


                              810 Seventh Avenue
                           New York, New York 10019
                                (917) 286-2300
  (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)


                              Michael S. Willner
                     President and Chief Executive Officer
                     Insight Communications Company, Inc.
                              810 Seventh Avenue
                           New York, New York 10019
                                 (917) 286-2300
(Name, address, including zip code, and telephone number, including area code, of agent for service)88



                                  Copies to:
                           Robert L. Winikoff, Esq.
                             Ira I. Roxland, Esq.
                         Sonnenschein Nath & Rosenthal
                          1221 Avenue of the Americas
                           New York, New York 10020
                                (212) 768-6700

       Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

                          ---------------------------

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________

                        CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                                      Proposed
                                                                      Maximum       Proposed Maximum     Amount of
           Title of Each Class of                Amount to be      Offering Price       Aggregate       Registration
         Securities to be Registered              Registered        Per Unit (1)     Offering Price         Fee
---------------------------------------------------------------------------------------------------------------------
10 1/2% Senior Notes due 2010.................      $500,000,000           100%          $500,000,000        $125,000
=====================================================================================================================

------------------------------------
(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933.


The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

==============================================================================

The information in this prospectus is not complete and may be changed. We may not sell these notes until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these notes and it is not soliciting an offer to buy these notes in any state where the offer or sale is not permitted.

                 Subject to Completion, dated May 1, 2001

         Prospectus



                             Insight Midwest, L.P.


                             Insight Capital, Inc.

                              -------------------


                     Offer to Exchange $500,000,000 of our
                         10 1/2% Senior Notes due 2010

                              -------------------


         The notes being offered by this prospectus are being issued in exchange for notes sold by us in a private placement on November 6, 2000. The exchange notes will be governed by the same indenture governing the initial notes. The exchange notes will be substantially identical to the initial notes, except the transfer restrictions and registration rights relating to the initial notes will not apply to the exchange notes.

         . The exchange offer expires at 5:00 p.m., New York City time, on _________, 2001, unless extended.

         . No public market exists for the initial notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or to seek approval for quotation through any automated quotation system.

         Before you tender your initial notes, you should consider carefully the section entitled "Risk Factors" beginning on page 13 of this Prospectus.

                              -------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                              -------------------

               The date of this prospectus is _____________, 2001.

                               TABLE OF CONTENTS

Prospectus Summary.................................................................................................   1
Risk Factors.......................................................................................................  13
Forward-Looking Statements.........................................................................................  19
Use of Proceeds....................................................................................................  20
Pro Forma Financial Statements.....................................................................................  21
Selected Financial Data............................................................................................  28
Management's Discussion and Analysis of Financial Condition and Results of Operations..............................  31
Business...........................................................................................................  37
Legislation and Regulation.........................................................................................  58
Management.........................................................................................................  67
Certain Transactions...............................................................................................  71
Principal Stockholders.............................................................................................  72
Description of Governing Documents.................................................................................  73
Description of Certain Indebtedness................................................................................  77
Description of Notes...............................................................................................  81
U.S. Federal Tax Considerations.................................................................................... 113
Exchange Offer..................................................................................................... 116
Book-Entry; Delivery and Form...................................................................................... 125
Plan of Distribution............................................................................................... 128
Legal Matters...................................................................................................... 129
Experts............................................................................................................ 129
Available Information.............................................................................................. 130
Glossary........................................................................................................... G-1
Index to Financial Statements...................................................................................... F-1

         We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or out solicitation of you offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus or any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Insight Midwest and Insight Capital have not changed since the date hereof.


                           Industry and Market Data

         In this prospectus, we rely on and refer to information and statistics regarding the cable television industry and our market share in the sectors in which we compete. We obtained this information and statistics from various third-party sources, discussions with our customers and our own internal estimates. We believe that these sources and estimates are reliable, but we have not independently verified them and cannot guarantee their accuracy or completeness.

                              PROSPECTUS SUMMARY

         This summary highlights some of the information in this prospectus. It does not contain all the information that may be important to you. For a more complete understanding of this offering, you should read the entire prospectus, including the risk factors and financial statements.

                                  Our Manager

         Insight Communications Company, Inc. is the eighth largest cable television system operator in the United States based on customers served. Through its wholly-owned and managed systems, Insight Communications currently serves approximately 1.4 million customers, 99% of which are concentrated in the four contiguous states of Indiana, Kentucky, Illinois and Ohio. In addition to its geographic concentration, our manager's network is efficiently clustered. After giving effect to the network upgrades expected to be substantially completed during 2001, approximately 95% of our manager's customers will be served from thirteen headends. Technical clustering is critical in order to efficiently deploy a bundled suite of entertainment, information and communications services. This combination of geographic concentration and technical clustering has enabled our manager to lead the cable television industry in offering, under the Insight Digital brand, a complete bundle of interactive digital video, high-speed data access and telephony services.

         To facilitate delivery of our telephony services, we have entered into a ten-year agreement with AT&T Broadband, LLC that will allow us to deliver to our customers local telephone service under the AT&T Digital brand. Under the terms of the agreement, we will lease certain capacity on our network to AT&T Broadband for which we will receive a monthly fee based upon the number of telephone lines ordered by our customers. We will be responsible for marketing and billing these services, as well as the installation and maintenance support for which we will receive additional payments. The capital required to deploy telephony over our networks will be shared, with AT&T Broadband responsible for switching and transport facilities. Our manager believes that it will be able to achieve higher penetration levels by marketing our telephony services under the AT&T brand and leveraging AT&T's telephony expertise with our strong local presence and established customer relationships. Furthermore, our manager believes that the expected penetration levels, combined with shared capital costs, will result in higher returns for our investors.

         Consistent with our strategy of pursuing value-enhancing transactions that fit our geographic and technical clustering strategy, on January 5, 2001, we completed a series of transactions with our manager and certain subsidiaries of AT&T Corp. (the "AT&T Cable Subsidiaries") that significantly increased the number of customers we serve. We refer in this prospectus to all of the preceding transactions, including related bank financing, as the "Transactions." As a result of the Transactions, additional cable television systems serving approximately 530,000 customers were contributed to us. Specifically, we acquired all of our manager's systems not already owned by us as well as systems which our manager purchased from AT&T Cable Subsidiaries (comprising in total approximately 280,000 customers). AT&T Cable Subsidiaries contributed to us systems located in Illinois serving approximately 250,000 customers. Both our manager and the AT&T Cable Subsidiaries contributed their respective systems to us subject to an amount of indebtedness so that we remain equally owned by our manager and AT&T Broadband. Our manager continues to serve as our general partner and manages and operates our systems.

                                  The Issuers

         We are owned equally by our manager, through its wholly-owned subsidiary Insight Communications Company, L.P. ("Insight LP"), and AT&T Broadband, through its indirect subsidiary TCI of Indiana Holdings, LLC. Through our subsidiaries, Insight Communications Midwest, LLC, Insight Communications of Kentucky, L.P. and Insight Communications of Central Ohio, LLC, we own and operate cable television systems in Indiana, Kentucky, Illinois, Ohio and Georgia which passed approximately 2.1 million homes and served approximately
1.3 million customers as of December 31, 2000 on a pro forma basis after giving effect to the Transactions. On a pro forma basis, we had revenues of $647.8 million and EBITDA of $287.9 million for the year ended December 31, 2000. As a result of our upgrade efforts, as of the end of 2000, we estimate that 94% of our customers (other than those served by the new Illinois systems) were passed by our upgraded network, which enables delivery of an advanced suite of entertainment, information and communications services, including our interactive digital video, high-speed data access and telephony services. Upon completion of our planned network upgrades during 2001, over

99% of our customers (other than customers served by the recently acquired Illinois systems) will be served by the upgraded network. We expect that the upgrade of the new Illinois systems will be completed during 2002.

         We are the largest operator of cable television systems in the State of Indiana. As of December 31, 2000, the Indiana systems passed approximately 515,800 homes and served approximately 320,000 customers. The Indiana systems are located primarily in the university cities of Bloomington, Evansville and Lafayette and demographically desirable areas of suburban Indianapolis. Upon completion of our consolidation of headends, approximately 95% of the Indiana systems' customers will be served by three headends. The network upgrades and consolidation of headends are expected to be substantially completed during 2001.

         We are also the largest operator of cable television systems in the State of Kentucky. As of December 31, 2000, the Kentucky systems passed approximately 748,000 homes and served approximately 442,000 customers. Our Kentucky systems are located in four of the five largest cities in the state:
Louisville, Lexington, Covington and Bowling Green. Upon completion of our consolidation of headends, approximately 99% of Insight Kentucky's customers will be served by four headends. The network upgrades and consolidation of headends are substantially completed.

         On a pro forma basis after giving effect to the Transactions, as of December 31, 2000, our Illinois systems passed approximately 664,900 homes and served approximately 418,000 customers, making us the second largest operator of cable television systems in the State of Illinois. The Illinois systems are located primarily in second-tier markets, including Springfield, Rockford, Peoria and Champaign/Urbana. Upon completion of our consolidation of headends, approximately 95% of the Illinois systems' customers will be served by five headends. The network upgrades and consolidation of headends are expected to be completed during 2002.

         As of December 31, 2000, our Ohio system passed approximately 184,400 homes and served approximately 85,400 customers in the eastern portion of the City of Columbus and the surrounding suburban communities. All of the Ohio system's customers are served from a single headend. Approximately 70% of the Ohio system's customers are served by a network upgraded to 870 MHz, and our upgrade efforts are continuing.

         We also own a cable television system in Griffin, Georgia which passed approximately 20,100 homes and served approximately 13,100 customers as of December 31, 2000. The Griffin system operates from a single headend.

                                   Strategy

         Our strategy is to be a competitive, full-service provider of entertainment, information and communications services. This strategy is centered on the deployment of new and enhanced products and services for the communities served by our networks and consists of the following elements:

         . Focus on operating large, tightly-grouped clusters of cable systems with attractive technical and demographic profiles;

         .    Expeditiously upgrade our network;

         . Introduce new and enhanced products and services, including interactive Insight Digital service, high-speed data service and telephony service;

         . Leverage strong local presence to enhance customer and community relations; and

         . Pursue value-enhancing transactions in nearby or adjacent geographies.

         Our marketing strategy is to offer our customers a bundled suite of services. By bundling our products and services, we provide our customers with an increased choice of services in value-added packages, which we believe results in higher customer satisfaction, increased use of our services and greater customer retention. We began deploying new and enhanced products and services, such as interactive digital video and high-speed data access, during 1999, and during 2001 will add telephony service marketed under the AT&T Digital brand.

         We believe that the nature of our large, tightly-grouped clusters of cable systems enables us to more efficiently deploy our marketing dollars and maximize our ability to enhance customer awareness, increase use of our products and services and build brand support. Furthermore, our technical concentration, across 95% of our customers, providing for headends serving an average of 100,000 customers upon completion of our planned network upgrades, allows us to be capital efficient as we invest in necessary technology. Our emphasis is on system reliability, engineering support and superior customer satisfaction. In addition to our broad product offerings, we also emphasize a high level of locally-focused content and customer service.

                          Principal Executive Offices

         Our principal executive offices are located at 810 Seventh Avenue, New York, New York 10022. Our telephone number is (917) 286-2300.

                               Initial Offering

         The initial notes were originally issued by us on November 6, 2000 in a private offering. We are parties to a registration rights agreement with the initial purchasers pursuant to which we agreed, among other things, to file a registration statement with respect to the exchange notes on or before May 5, 2001, to use our reasonable best efforts to have the registration statement declared effective by November 6, 2001, and complete this exchange offer by December 6, 2001. We must pay liquidated damages to the holders of the initial notes if we do not meet those deadlines.

                           Summary of Exchange Offer

         We are offering to exchange $500.0 million aggregate principal amount of our exchange notes for $500.0 million aggregate principal amount of our initial notes. To exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn.

Expiration                             Date The exchange offer will expire
                                       at 5:00 p.m., New York City time on
                                       __________, 2001, unless we extend it.

Registration Rights Agreement          You have the right to exchange the
                                       initial notes that you hold for exchange notes with substantially identical terms.
                                       This exchange offer is intended to
                                       satisfy these rights. Once the exchange
                                       offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes.

Accrued Interest on the Exchange       The exchange notes will bear interest
Notes and Initial Notes                from their issuance date. Holders of
                                       initial notes which are accepted for
                                       exchange will receive, in cash, accrued
                                       interest on the initial notes to, but not including, the issuance date of the exchange notes. Such interest will be paid with the first interest payment on the exchange notes.

Conditions to the Exchange Offer       The exchange offer is subject to
                                       customary conditions, which we may waive.
                                       You should read the discussion under
                                       "Exchange Offer --Conditions to the
                                       Exchange Offer" for more information
                                       regarding conditions of the exchange
                                       offer.

Procedures for Tendering Initial       If you are a holder of initial notes and
Notes                                  wish to accept the exchange offer, you
                                       must either:

                                             .    complete, sign and date the
                                                  accompanying Letter of
                                                  Transmittal, or a facsimile of
                                                  the Letter of Transmittal; or

                                             .    arrange for The Depository
                                                  Trust Company to transmit
                                                  required information to the
                                                  exchange agent in connection
                                                  with a book-entry transfer.

                                       You must mail or otherwise deliver such
                                       documentation together with the initial
                                       notes to the exchange agent at the
                                       address set forth in this prospectus
                                       under "The Exchange Offer -- Exchange
                                       Agent."

Representation Upon Tender             By tendering your initial notes in this
                                       manner, you will be representing, among
                                       other things, that:

                                             .    the exchange notes you acquire
                                                  in the exchange offer are
                                                  being acquired in the ordinary
                                                  course of your business;

                                             .    you are not participating, do
                                                  not intend to participate, and
                                                  have no arrangement or
                                                  understanding with any person
                                                  to participate, in the
                                                  distribution of the exchange
                                                  notes issued to you in the
                                                  exchange offer; and

                                             .    you are not a party related to
                                                  us.

Procedures for Beneficial Owners       If you are the beneficial owner of
                                       initial notes registered in the name of a broker, dealer or other nominee and you wish to tender your notes, you should contact the person in whose name your notes are registered and promptly instruct the person to tender on your behalf.

Material Federal Tax Consequences      The exchange of initial notes for
                                       exchange notes will not result in any
                                       gain or loss to you for federal income
                                       tax purposes. Your holding period for the exchange notes will include the holding period for the initial notes and your adjusted tax basis of the exchange notes will be the same as your adjusted tax basis of the initial notes at the time of the exchange. For additional information, you should read the discussion under "U.S. Federal Tax Considerations."

Failure to Exchange Will Affect You    Initial notes that are not tendered, or
Adversely                              that are tendered but not accepted, will
                                       be subject to the existing transfer
                                       restrictions on the initial notes after
                                       the exchange offer. We will have no
                                       further obligation to register the
                                       initial notes under the Securities Act of 1933. If you do not participate in the exchange offer, the liquidity of your notes could be adversely affected.

Guaranteed Delivery Procedures         If you wish to tender your initial notes
                                       and time will not permit your required
                                       documents to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed on time, you may tender your notes according to the guaranteed delivery procedures. For additional information, you should read the discussion under "Exchange Offer--Guaranteed Delivery
                                       Procedure."

Acceptance of Initial Notes; Delivery  Subject to customary conditions, we will
of Exchange Notes                      accept initial notes which are properly
                                       tendered in the exchange offer and not
                                       withdrawn, before 5:00 p.m., New York
                                       City time, on the expiration date of the exchange offer. The exchange notes will be delivered as promptly as practicable following the expiration date.

Use of Proceeds                        We will not receive any proceeds from the
                                       exchange offer.

Exchange Agent                         The Bank of New York is the exchange
                                       agent for the exchange offer.

                    Summary of Terms of the Exchange Notes

         The exchange notes are substantially identical to the initial notes, with limited exceptions. The exchange notes will evidence the same debt as the initial notes. The exchange notes are subject to the same indenture as the initial notes. For additional information, you should read the discussion under "Description of Notes."

Issuers                         Insight Midwest, L.P. and Insight Capital, Inc.

Notes Offered                   $500.0 million in aggregate principal amount of
                                10 1/2% senior notes due 2010.

Maturity Date                   November 1, 2010.

Interest Rate and Payment       Dates Interest on the exchange notes will accrue
                                at the rate of 10 1/2% per annum, payable semiannually in cash in arrears on May 1 and November 1 of each year.

Optional Redemption             On or after November 1, 2005, we may redeem some
                                or all of the exchange notes at any time at the redemption prices described in the section
                                "Description of Notes" under the heading
                                "Optional Redemption."

                                Prior to November 1, 2003, we may redeem up to 35% of the exchange notes with the proceeds of certain offerings of our equity at the price listed in the section "Description of Notes" under the heading "Optional Redemption."

Mandatory Repurchase Offer      If we sell certain assets or we experience
                                specific kinds of changes of control, we must offer to repurchase the exchange notes at the prices listed in the section "Description of Notes" under the heading "Repurchase at the Option of Holders." See "Risk Factors - We may not be able to finance a change of control offer required by the indenture."

Ranking The exchange notes constitute senior debt. They will:

                                    . effectively rank behind all existing and future indebtedness and other liabilities of our subsidiar ies;

                                    . rank equally with our 9 3/4% senior notes due 2009;

                                    .  rank equally with all of our future
                                       unsubordinated, unsecured debt that does not expressly provide that it is subordinated to the exchange notes; and

                                    .  rank ahead of all our future debts that
                                       expressly provide that they are
                                       subordinated to the exchange notes.

                                    As of December 31, 2000, the initial notes were effectively subordinated to approximately $1.47 billion of debt and other liabilities after giving effect to the Transactions, excluding Insight Ohio.

Basic Covenants                     We will issue the exchange notes under an
                                    indenture with The Bank of New York, as
                                    trustee. The indenture contains certain
                                    covenants that limit, among other things, our ability and the ability of our subsidiaries to:

                                        .   incur additional debt;

                                        .   pay dividends on our capital stock
                                            or repurchase our capital stock;

                                        .   make investments;

                                        .   use assets as security in other
                                            transactions; and

                                        .   sell certain assets or merge with or
                                            into other companies.

                                    For more details, see the section
                                    "Description of Notes" under the heading
                                    "Certain Covenants."

                       SUMMARY FINANCIAL AND OTHER DATA

         As of December 31, 2001, our operations consisted of our:

         . Indiana systems, wholly owned and operated by our subsidiary, Insight Communications Midwest; and

         .    Kentucky systems, wholly-owned by our subsidiary, Insight
              Kentucky.

         On January 1, 2001, pursuant to the Transactions, we acquired additional cable television systems from the AT&T Cable Subsidiaries, which include the Illinois systems then owned by the AT&T Cable Subsidiaries, including the Freeport, Illinois system which was exchanged for Insight LP's Claremont, California system. In addition, on January 1, 2001, we acquired the cable television systems of Insight LP.

         The following tables set forth summary financial and other data for us:

         .    on a historical basis;

         .    on a pro forma basis excluding Insight Ohio; and

         .    on a pro forma basis including Insight Ohio.

         Our historical data reflect the operations of Insight Communications Midwest and the operations of Insight Kentucky for the year ended December 31, 2000.

         The pro forma data reflect the following events as if they had occurred on January 1, 2000: (a) the issuance of the initial notes and the use of the net proceeds therefrom to repay a portion of the Indiana and Kentucky credit facilities and (b) the completion of the Transactions. The pro forma financial data sets forth information both excluding and including Insight Ohio, as Insight Ohio is an unrestricted subsidiary under the indenture governing the notes, and is prohibited by the terms of its indebtedness from making distributions to us.

         The summary pro forma financial and other data do not purport to be indicative of what our financial position or position or results of operations would have been had the above transactions been completed on the dates indicated or to project our results of operations for any future date.

         As indicated in footnote (1) below, the pro forma financial data do not include results of certain of the Illinois systems which we acquired pursuant to the Transactions for the periods specified. If such results were included in the financial data below, revenues and EBITDA on a pro forma basis excluding Insight Ohio would have been $609.0 million and $274.0 million and revenues and EBITDA including Insight Ohio would have been $658.8 million and $292.4 million for the year ended December 31, 2000. These revenues and EBITDA do not purport to be indicative of what our financial position or results of operations would have been had the above transactions been completed on the dates indicated or to project our results of operations for any future date.

         It is important that you read the summary financial and other data, along with the historical financial statements and related notes which are included elsewhere in this prospectus.

                                                                Year Ended December 31, 2000
                                                          ------------------------------------------
                                                                         Pro Forma       Pro Forma
                                                          Insight        Excluding       Including
                                                          Midwest       Insight Ohio    Insight Ohio
                                                         ---------      ------------    ------------
                                                          (in thousands, except per customer data)
Financial Data:
   Revenues(1)......................................     $379,720        $598,094        $647,843
   Costs and Expenses:
     Programming and other operating costs(2).......      130,306         220,692         239,719
     Selling, general and administrative............       73,378         107,334         119,378
     Depreciation and amortization..................      195,669         305,396         329,361
                                                         ---------      ------------    ------------
   Operating loss...................................       19,633          35,328          40,615
   Interest expense, net............................      112,135         192,590         194,382
   Other expense....................................          342             580             854
   EBITDA(1)(3).....................................      175,694         269,488         287,892
   Adjusted EBITDA(4)...............................      187,000         289,028         309,199
   Adjusted EBITDA margin(5)........................         49.2%           48.3%          47.7%
   Capital Expenditures.............................     $196,103
   Net cash provided by operating activities........       60,151
   Net cash used in investing activities............      199,812
   Net cash provided by financing activities........      109,400
   Average monthly revenue per customer(6)..........        42.65
   Ratio of earnings to fixed charges(7)............           --

                                                                  As of December 31, 2000
                                                       ----------------------------------------------
                                                                         Pro Forma       Pro Forma
                                                          Insight        Excluding       Including
                                                          Midwest       Insight Ohio    Insight Ohio
                                                      -------------     ------------    ------------
                                                                      (in thousands)
Balance Sheet Data:
   Cash and cash equivalents........................   $     5,735      $     6,728     $     7,897
   Fixed Assets, net................................       681,490          921,452         998,039
   Total Assets.....................................     1,699,547        3,345,747       3,582,931
   Total Debt.......................................     1,347,523        2,033,023       2,058,023
   Partners' Equity.................................       236,437        1,174,971       1,186,710

                                                              As of December 31, 2000, except where noted
                                                   ----------------------------------------------------------------
                                                                               Pro Forma
                                                                               ---------
                                                   Indiana       Kentucky      Illinois          Ohio        Total
                                                   Systems       Systems     Systems (8)        System      Systems
                                                   -------       -------     -----------        -------     -------
Technical Data:
   Network miles...............................      7,752         8,998         7,876         2,686         27,312
   Number of headends..........................         28            11            39             1             79
   Number of headends expected upon completion
     of upgrades during 2001(9)................          6             5             8             1             20
   Number of headends serving 95% of our
     customers expected upon completion of
     upgrades during 2001(9)...................          3             4             5             1             13
Operating Data:
   Homes passed(10)............................    515,800       748,000       685,100       184,400      2,133,300
   Basic customers(11).........................    320,000       442,000       431,100        85,400      1,278,500
   Basic penetration(12).......................       62.0%         59.1%         62.9%         46.3%          59.9%
   Digital ready homes(13).....................    246,800       404,700       364,700        47,800      1,064,000
   Digital customers(14).......................     27,900        47,000        63,800        13,400        152,000
   Digital penetration(15).....................       11.3%         11.6%         17.5%         28.0%          14.3%
   Premium units(16)...........................    208,000       290,700       345,200        84,700        928,600
   Premium penetration(17).....................       65.0%         65.8%         80.1%         99.2%          72.6%
   Cable modem customers(18)...................      7,800        15,700        23,400         4,900         51,800

------------------------------------

(1) The pro forma data includes the results of operations for the Illinois systems which we acquired pursuant to the Transactions, only for the periods during which they were owned by the AT&T Cable Subsidiaries during the year ended December 31, 2000. Listed below are the revenues and EBITDA for such systems for the periods during which they were not owned by the AT&T Cable Subsidiaries. The results below are not included in the pro forma data for the periods indicated. If these results were included in the financial data above, revenues and EBITDA excluding Insight Ohio would have been $609.0 million and $274.0 million and revenues and EBITDA including Insight Ohio would have been $658.8 million and $292.4 million for the year ended December 31, 2000. These revenues and EBITDA do not purport to be indicated of what our financial position or results of operations would have been had the above transactions been completed on the dates indicated or to project our results of operations for any future date.

                                                       January 1, 2000
                                                      through June 15, 2000
                                                      ---------------------
                                                      Revenues       EBITDA
                                                      --------      --------
                                                          (in thousands)
Previous MediaOne systems.....................        $10,939         $4,515


(2) Does not reflect potential future cost savings related to programming discounts that the Insight LP systems contributed to us pursuant to the Transactions will receive, due to our affiliation with AT&T Broadband.

(3) Represents earnings (loss) before interest, taxes, depreciation and amortization. Our management believes that EBITDA is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity. However, EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either operating income or net income as an indicator or operating performance or cash flows as a measure of liquidity, as determined in accordance with generally accepted accounting principles. EBITDA, as computed by management, is not necessarily comparable to similarly titled amounts of other companies. See our financial statements, including the statements of cash flows, which appear elsewhere in this prospectus.

(4) Represents EBITDA prior to management fees, non-cash items and other non-recurring income and expense items. The following table sets forth a reconciliation of EBITDA to Adjusted EBITDA:

                                               Year Ended December 31, 2000
                                         ---------------------------------------
                                                     Pro Forma       Pro Forma
                                          Insight    Excluding       Including
                                          Midwest   Insight Ohio   Insight Ohio
                                         --------   ------------   -------------
                                                   (in thousands)
EBITDA..............................     $175,694     $269,488       $287,892
Other expense.......................          342          580            854
Management fees.....................       10,964       18,960         20,453
                                         --------   -----------    ----------
Adjusted EBITDA.....................     $187,000     $289,028       $309,199
                                         ========   ===========    ==========

(5)    Represents Adjusted EBITDA as a percentage of revenues.

(6)    Represents average monthly revenue per average customer.

(7) For purposes of this calculation, "earnings" are defined as earnings before fixed charges. Fixed charges consist of interest expense, amortization of deferred financing and the portion of rent expense under operating leases considered interest. For the year ended December 31, 2000, earnings before fixed charges were insufficient to cover fixed charges on a historical basis, on a pro forma basis excluding Insight Ohio and on a pro forma including Insight Ohio by $132.1 million, $228.5 million and $235.9 million, respectively.

(8)    Includes our Griffin, Georgia system.

(9) The upgrades of the newly acquired Illinois systems are scheduled to be completed by the end of 2002.

(10) Homes passed are the number of single residence homes, apartments and condominium units passed by the cable distribution network in a cable system's service area.

(11) Basic customers are customers of a cable television system who receive a package of over-the-air broadcast stations, local access channels and certain satellite-delivered cable television services, other than premium services, and who are usually charged a flat monthly rate for a number of channels.

(12) Basic penetration means basic customers as a percentage of total number of homes passed.

(13) Digital ready homes means the total number of homes passed to which digital service is available.

(14)   Customers with a digital converter box.

(15) Digital penetration means digital service units as a percentage of digital ready homes.

(16) Premium units mean the number of subscriptions to premium services, which are paid for on an individual unit basis.

(17) Premium penetration means premium service units as a percentage of the total number of basic customers. A customer may purchase more than one premium service, each of which is counted as a separate premium service unit. This ratio may be greater than 100% if the average customer subscribes to more than one premium service unit.

(18)   Customers receiving high-speed Internet service.

                                 RISK FACTORS

          You should carefully consider the risk factors set forth below, as well as the other information in this prospectus, before tendering in initial notes in exchange for exchange notes.

     Your failure to participate in the exchange offer will have adverse consequences

          Holders of initial notes who do not exchange their initial notes for exchange notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the initial notes as a consequence of the issuance of the initial notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. In general, initial notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not anticipate that we will register the initial notes under the Securities Act.

     Because of the lack of a public market for the exchange notes, you may not be able to sell your exchange notes at all or at an attractive price

          The exchange notes are a new issue of securities with no existing trading market. We do not intend to have the exchange notes listed on a national securities exchange, although we expect that they will be eligible for trading on the PORTAL system. In addition, while several financial companies have advised us that they currently intend to make a market in the exchange notes, they are not obligated to do so, and may discontinue market making at any time without notice. Accordingly, we cannot assure you as to the liquidity of the market for the exchange notes or the prices at which you may be able to sell the exchange notes.

     We have substantial debt and have significant interest payment requirements

          We have a substantial amount of debt. The following table shows certain important credit statistics about us and is presented on a pro forma basis to give effect to the Transactions and the repayment of our inter-company loan to Insight LP.

                                                                              As of December 31, 2000
                                                                                    Pro Forma
                                                                              -----------------------
                                                                              (dollars in thousands)
                Total debt........................................                 $2,058,023
                Partners' equity..................................                  1,186,710
                Debt to equity ratio..............................                       1.73x

          Our high level of combined debt could have important consequences for you, including the following:

          .    We may have difficulty raising additional funds;

          . We will need to use a large portion of our revenues to pay interest on our borrowings, which will reduce the amount of money available to finance our operations, capital expenditures and other activities;

          . Some of our debt has a variable rate of interest, which exposes us to the risk of increased interest rates;

          . Borrowings under subsidiary credit facilities will be secured and will mature prior to our outstanding notes;

          . We are more vulnerable to economic downturns and adverse developments in our business;

          . We are less flexible in responding to changing business and economic conditions, including increased competition and demand for new products and services; and

          .    We may not be able to implement our strategy.

     We depend upon our operating subsidiaries for cash

          Our subsidiaries conduct all of our consolidated operations and own substantially all of our consolidated assets. Our only source of the cash we need to pay our obligations and to repay the principal amount of these obligations is the cash that our subsidiaries generate from their operations and their borrowings. Our subsidiaries are not obligated to make funds available to us.

          Our subsidiaries' ability to make payments to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions. Our subsidiaries must make payments to Insight LP under their management agreements. Our ability to receive cash from our subsidiaries is restricted by the terms of the Midwest Holdings credit facility. The Midwest Holdings credit facility permits Midwest Holdings' subsidiaries to distribute cash to us, but only so long as there is no default under such credit facility. If there is a default under the Midwest Holdings credit facility, we would not have any cash to pay interest on our obligations. The terms of its indebtedness prohibit Insight Ohio from making distributions to us.

     The exchange notes will be effectively subordinated to our subsidiaries' debt

          Our subsidiaries will not guarantee the exchange notes. Therefore, the exchange notes will be effectively subordinated to all of our subsidiaries' liabilities. Our subsidiaries' lenders will have the right to be paid before you from any cash received or held by our subsidiaries. In the event of bankruptcy, liquidation or dissolution of a subsidiary, following payment of its liabilities, the subsidiary may not have assets remaining to make payments to us. As of December 31, 2000, as adjusted to give effect to the Transactions, excluding Insight Ohio, all of our outstanding debt other than the exchange notes would have totaled approximately $1.33 billion, all of which is senior in payment to the exchange notes. Additionally, the indenture governing the exchange notes permits us and/or our subsidiaries to incur additional indebtedness, including secured indebtedness, under certain circumstances.

     We and our subsidiaries may still be able to incur substantially more debt which could exacerbate the risks described above

          We and our subsidiaries may be able to incur substantial additional debt in the future. If we or our subsidiaries do so, the risks described above could intensify. The indenture governing the exchange notes does not fully prohibit us or our subsidiaries from doing so. As of December 31, 2000, as adjusted to give effect to the Transactions, we had approximately $400.0 million available (subject to certain borrowing conditions) for additional borrowings under the Midwest Holdings credit facility. We expect to continue to borrow under this facility.

     We may not be able to generate enough cash to service our debt

          Our ability to make payments on and to refinance our debt, including the exchange notes, and to fund planned capital expenditures will depend on our ability to generate cash. This is subject, in part, to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Accordingly, we cannot assure you that our business will generate sufficient cash flows from operations or that future distributions will be available to us in amounts sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs.

          We may need to refinance all or a portion of our indebtedness, including the exchange notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

     Midwest Holdings' credit facility imposes significant restrictions

          The Midwest Holdings credit facility contains covenants that restrict Midwest Holdings' subsidiaries ability to:

          .    distribute funds or pay dividends to us;

          .    incur additional indebtedness or issue additional equity;

          .    repurchase or redeem equity interests and indebtedness;

          .    pledge or sell assets or merge with another entity;

          .    create liens; and

          .    make certain capital expenditures, investments or acquisitions.

          The ability of Midwest Holdings' subsidiaries to comply with these provisions may be affected by events beyond our control. If they were to breach any of these covenants, they would be in default under the credit facility and they would be prohibited from making distributions to us.

          Under certain circumstances, lenders could elect to declare all amounts borrowed under the credit facility, together with accrued interest and other fees, to be due and payable. If that occurred, our obligations under the exchange notes could also become payable immediately. Under such circumstances, we may not be able to repay such amounts or the exchange notes.

     We may not be able to finance a change of control offer required by the indenture

          If we were to experience a change of control, the indenture governing the exchange notes requires us to offer to purchase all of the exchange notes then outstanding at 101% of their principal amount, plus accrued interest to the date of repurchase. A change of control under the indenture may also constitute a change of control under the indenture governing our 9 3/4% senior notes, pursuant to which we would be required to offer to repurchase those notes. If a change of control were to occur, we cannot assure you that we would have sufficient funds to purchase the exchange notes or our 9 3/4% senior notes. In fact, we expect that we would require third-party financing, but we cannot assure you that we would be able to obtain that financing on favorable terms or at all.

          The Midwest Holdings credit facility restricts our ability to repurchase the exchange notes, even when we are required to do so by the indenture in connection with a change of control. A change of control could therefore result in a default under such credit facility and could cause the acceleration of our other debt or any debt of the Midwest Holdings subsidiaries. The inability to repay such debt, if accelerated and to purchase all of the tendered exchange notes, would constitute an event of default under the indenture.

     We have a history of net losses, and may not be profitable in the future

          We have a history of net losses and expect to incur additional net losses in the future. We reported a net loss before taxes of $132.1 million and $62.7 million for the years ended December 31, 2000 and December 31, 1999. On a pro forma basis after giving effect to the Transactions, we would have reported net losses of $235.9 million and $247.0 million for the years ended December 31, 2000 and December 31, 1999.

          We have and will continue to have a substantial amount of interest expense in respect of debt incurred and depreciation and amortization expenses relating to acquisitions of cable systems as well as expansion and upgrade programs. Such expenses have contributed to the net losses we experienced. We expect that we will continue to incur such non-operating expenses at increased levels as a result of our recent acquisitions and our network upgrade program, which expenses will result in continued net losses.

     We have a limited history of operating our current cable television systems and these systems may not generate sales at or exceeding historical levels

          We have served the customers of our existing Indiana systems for two years and the customers of our existing Kentucky systems for one year, and we are still in the process of integrating these systems. We are still in the process of integrating our newly purchased Illinois systems. The historical financial information of our systems may not fully indicate our future operating results. This makes it difficult for you to completely evaluate our performance.

     Our programming costs are substantial and they may increase, which could result in a decrease in profitability if we are unable to pass that increase on to our customers

          In recent years the cable industry has experienced a rapid escalation in the cost of programming, and sports programming in particular. For 1998 through 2000, programming costs increased significantly. Our cable programming services are dependent upon our ability to procure programming that is attractive to our customers at reasonable rates. Programming costs may continue to escalate and we may not be able to pass programming cost increases on to our customers. Our financial condition and results of operations could be negatively affected by further increases in programming costs. Programming has been and is expected to continue to be our largest single expense item and accounted for approximately 46% of the total operating expenses for our systems, without giving effect to the Transactions, for the year ended December 31, 2000.

     If we are unable to successfully integrate our newly acquired cable systems our business could be adversely affected

          The integration of new cable systems by us, including the cable systems we have recently acquired, will place significant demands on our management and our operational, financial and marketing resources. We expect to continue to acquire and enter into swaps and joint ventures with respect to cable systems in nearby or adjacent locations as an element of our strategy. Our current operating and financial systems and controls may not be adequate. Any steps taken to improve these systems and controls may not be sufficient to successfully integrate and manage new cable systems in a timely manner, causing our business, financial condition, prospects and results of operations to suffer materially.

     As we introduce telephony services, a failure to predict and react to consumer demand or successfully integrate new technology could adversely affect our business

          The cable television industry is in the early stages of introducing telephony services. The inability to effectively introduce, market and sell telephony services, to anticipate consumer demand for such services or to successfully integrate new technology could have a material adverse effect on our business, results of operations, prospects and financial condition.

     If our manager were to lose members of its senior management and could not find appropriate replacements in a timely manner, our business could be adversely affected

          If any member of our manager's senior management team ceases to participate in our business and operations, our profitability could suffer. Our success is substantially dependent upon the retention of, and the continued performance by, our manager's senior management.

          Our manager continually needs to hire, integrate and retain personnel for customer relations and field operations positions which require a higher level of technical expertise and the ability to communicate technical concepts to our customers. There is no guarantee that our manager will be able to recruit or retain these skilled workers. Failure to do so could impair our ability to operate efficiently and maintain our reputation for high quality service. This could impair our ability to retain current customers and attract new customers, which could cause our financial performance to decline.

     The competition we face from other cable networks and alternative service providers may cause us to lose market share

          The impact from competition, particularly from direct broadcast satellite television systems and companies that overbuild in our market areas, has resulted in a decrease in customer growth rates as well as a loss of subscribers. The industry growth rate for basic customers for the years ended December 2000 and 1999 was 1.8% in each year, while satellite penetration as of December 2000 averaged 17.l% nationwide, up from 11.5% in December 1999. This in turn has negatively impacted our financial performance. Increased competition may continue to impact our financial performance. Many of our potential competitors have substantially greater resources than we do, and we cannot predict the market share our competitors will eventually achieve, nor can we predict their ability to develop products which will compete with our planned new and enhanced products and services such as high-speed data access, video-on-demand and telephony services.

          Direct broadcast satellite service consists of television programming transmitted via high-powered satellites to individual homes, each served by a small satellite dish. Legislation permitting direct broadcast satellite operators to transmit local broadcast signals was enacted on November 29, 1999. This eliminates a significant competitive advantage that cable system operators have had over direct broadcast satellite operators. Direct broadcast satellite operators have begun delivering local broadcast signals in the largest markets and there are plans to expand such carriage to many more markets over the next year.

          Since our cable systems are operated under non-exclusive franchises, competing operators of cable systems and other potential competitors, such as municipalities and municipal utility providers, may be granted franchises to build cable systems in markets where we hold franchises. Competition in geographic areas where a secondary franchise is obtained and a cable network is constructed is called "overbuilding." As of December 31, 2000, approximately 10.2% of the homes passed by our cable systems were overbuilt. An affiliate of Southern Indiana Gas and Electric Co. has overbuilt our Evansville, Indiana system and passes approximately 75,900 homes also passed by us. In addition, Knology Inc. and TotaLink of Kentucky LLC have each obtained a franchise to provide cable television service in our City of Louisville, Kentucky system which passes approximately 61,900 homes, although those franchises have been stayed pending litigation. TotaLink of Kentucky, LLC is also in discussions with the Jefferson County local franchising authority to obtain a franchise to provide cable television in our system which passes approximately 139,200 homes. In addition, Ameritech has overbuilt our Columbus, Ohio system and passes approximately 142,700 homes also passed by us. In our newly acquired Illinois system, the cities of Galesburg which passes approximately 17,000 homes and Springfield which passes approximately 60,900 homes are considering municipal overbuilds. We cannot predict whether competition from these or future competitors will have a material adverse effect on us and our business and operations.

     We will face competition from providers of alternatives to our Internet and telephony services

          Several telephone companies are introducing digital subscriber line technology (also known as DSL), which allows Internet access over traditional phone lines at data transmission speeds greater than those available by a standard telephone modem. Although these transmission speeds are not as great as the transmission speeds of a cable modem, we believe that the transmission speeds of digital subscriber line technology are sufficiently high that such technology will compete with cable modem technology. We cannot predict the impact DSL technology will have on our Internet access services or on our operations.

          As we expand our offerings to include telephony services, our AT&T branded telephony services will be subject to competition from existing providers, including both local exchange telephone companies and long-distance carriers. We cannot predict the extent to which the presence of these competitors will influence customer penetration in our telephony service areas.

     We may be required to provide access to our networks to other Internet service providers, which could significantly increase our competition and adversely affect our ability to provide new products and services

          The U.S. Congress and the Federal Communications Commission have been asked to require cable operators to provide access over their cable systems to other Internet service providers. If we are required to provide open access, it could prohibit us from entering into or limit our existing agreements with Internet service providers, adversely impact our anticipated revenues from high-speed Internet access services and complicate marketing and technical issues associated with the introduction of these services. To date, the U.S. Congress and the Federal Communications Commission have declined to impose these requirements although the FCC has recently issued a notice of inquiry on this matter. This same open access issue is also being considered by some local franchising authorities and several courts. Franchise renewals and transfers could become more difficult depending upon the outcome of this issue.

     Our business has been and continues to be subject to extensive governmental legislation and regulation, and changes in this legislation and regulation could increase our costs of compliance and reduce the profitability of our business

          The cable television industry is subject to extensive legislation and regulation at the federal and local levels, and, in some instances, at the state level, and many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. The rules and regulations governing our business have at times had a material adverse effect on our business. In addition, operating in a regulated industry increases the cost of doing business generally. We may also become subject to additional regulatory burdens and related increased costs. As we continue to introduce additional communications services, we may be required to obtain federal, state and local licenses or other authorizations to offer such services. We may not be able to obtain such licenses or authorizations in a timely manner, or at all, or conditions could be imposed upon such licenses and authorizations that may not be favorable to us. Future changes in legislation or regulations could have a material adverse effect on our business, financial condition, prospects and results of operations.

     Our franchises are subject to non-renewal or termination, which could cause us to lose our right to operate some of our systems

          We operate under non-exclusive franchises granted by local authorities that are subject to renewal, renegotiation and termination from time to time. Our cable systems are dependent upon the retention and renewal of their respective local franchises. We may not be able to retain or renew our franchises and any renewals may not be on terms favorable to us. The non-renewal or termination of franchises with respect to a significant portion of any of our cable systems could have a material adverse effect on our business, financial condition, prospects and results of operations.

     If we are unable to procure the necessary software and equipment, our ability to offer our services could be impaired

          We depend on vendors to supply the set-top converter boxes, fiber and other equipment as well as the enabling software for analog and digital cable services. Equipment is available from a limited number of suppliers. We typically purchase equipment under purchase orders placed from time to time and do not carry significant inventories of equipment. If there are delays in obtaining software or if demand for equipment exceeds our inventories and we are unable to obtain required software and equipment on a timely basis and at an acceptable cost, our ability to recognize additional revenue and to add additional subscribers from these services could be delayed or impaired. In addition, if there are no suppliers who are able to provide converter devices that comply with evolving Internet and telecommunications standards or that are compatible with other products or components we use, our business may be materially impaired.

                          FORWARD-LOOKING STATEMENTS

          Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they:

          .    discuss our future expectations;

          . contain projections of our future results of operations or of our financial condition; or

          .    state other "forward-looking" information.

          We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                                USE OF PROCEEDS

          The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer.

          We received net proceeds of approximately $486.0 million from the private offering of the initial notes. We used approximately $219.0 million of the net proceeds to repay a portion of the existing debt under the Indiana credit facility and approximately $267.0 million to repay a portion of the existing debt under the Kentucky credit facility.

          The Indiana credit facility would have matured in December 2006, with quarterly reductions in the amount of the outstanding loans and commitments to have commenced in March 2001. The Kentucky credit facility would have matured on various dates between October 2006 and December 2007, with quarterly reductions in the amount of the outstanding revolving credit loans and commitments to have commenced in June 2001. The weighted average interest rates for loans outstanding under the Indiana and Kentucky credit facilities were 8.8% and 8.7%, respectively, as of December 31, 2000. Borrowings under these credit facilities were used for general corporate purposes, including upgrades of our network.

                        PRO FORMA FINANCIAL STATEMENTS

          The following tables set forth selected financial data of the Indiana, Kentucky, Illinois, Ohio and Georgia systems which are systems in which we have a significant economic interest. The tables include data for:

          .    Insight Midwest on a historical basis;

          .    Insight Midwest on a pro forma basis excluding Insight Ohio; and

          .    Insight Midwest on a pro forma basis including Insight Ohio.

          Our historical data reflect the operations of Insight Communications Midwest and the operations of Insight Kentucky for the year ended December 31, 2000.

          The pro forma data reflect the following events as if they had occurred on January 1, 2000: (a) the issuance of the initial notes and the use of the net proceeds therefrom to repay a portion of the Indiana and Kentucky credit facilities and (b) the completion of the Transactions. The pro forma financial data sets forth information both excluding and including Insight Ohio, as Insight Ohio is an unrestricted subsidiary under the indenture governing the notes, and is prohibited by the terms of its indebtedness from making distributions to us.

          The summary pro forma financial and other data do not purport to be indicative of what our financial position or position or results of operations would have been had the above transactions been completed on the dates indicated or to project our results of operations for any future date.

          The data included in the pro forma statement of operations under the column headings "Insight Midwest (as reported)," "Illinois Systems Acquired from the AT&T Cable Subsidiaries," "Illinois Systems Purchased by and Acquired from Insight LP," "Other Systems Acquired from Insight LP" and "Insight Ohio" represent for:

          . Insight Midwest (as reported), twelve months of operating results of Insight Midwest (Insight Communications Midwest and Insight Kentucky).

          . Illinois Systems Acquired from the AT&T Cable Subsidiaries, twelve months of operating results of the Illinois systems owned by the AT&T Cable Subsidiaries for the full twelve months ended December 31, 2000 and operating results of systems previously owned by MediaOne for the period June 16, 2000 to December 31, 2000, all of which we acquired pursuant to the Transactions.

          . Illinois Systems Purchased by and Acquired from Insight LP, twelve months of operating results of the Illinois systems which were purchased from the AT&T Cable Subsidiaries by Insight LP and which we acquired pursuant to the Transactions.

          . Other Systems Acquired from Insight LP, twelve months of operating results of systems owned by Insight LP which we acquired pursuant to the Transactions.

          . Insight Ohio, twelve months of operating results of Insight Ohio which we acquired pursuant to the Transactions plus adjustments to reflect such acquisition as if it had occurred at January 1, 2000.

          As indicated in footnote (A) below, the pro forma financial data do not include results of certain of the Illinois systems which we acquired pursuant to the Transactions for the periods specified. If such results were included in the financial data below, revenues and EBITDA excluding Insight Ohio would have been $609.0 million and $274.0 million and revenues and EBITDA including Insight Ohio would have been $658.8 million and $292.4 million for the year ended December 31, 2000. These revenues and EBITDA do not purport to be indicative of what our financial position or results of operations would have been had the above transactions been completed on the dates indicated or to project our results of operations for any future date.

                             INSIGHT MIDWEST, L.P.

                       PRO FORMA STATEMENT OF OPERATIONS
                     For the Year Ended December 31, 2000
                                (in thousands)

                                                  Illinois                                    Pro Forma                  Pro Forma
                                                  Systems        Other                          Insight       Insight   As Adjusted
                                               Acquired From    Systems                        Midwest       Ohio Pro     Midwest
                                   Insight       the AT&T       Acquired                      Excluding      Forma As    Including
                                 Midwest As        Cable          from        Pro Forma      Insight Ohio    Adjusted   Insight Ohio
                                  Reported     Subsidiaries    Insight LP    Adjustments         (A)            (F)         (A)
                                 -----------   ------------    ----------    -----------      -----------    ---------  ------------
Revenues ..................      $   379,720      $ 176,910    $   41,464                     $   598,094    $  49,749  $   647,843
Costs and expenses:
  Programming and other
     operating costs ......          130,306         75,828        14,558                         220,692       19,027      239,719
  Selling, general and
     administrative .......           73,378         27,231         9,348         (2,623)(D)      107,334       12,044      119,378
  Depreciation and
     amortization .........          195,669         49,826        17,790         42,046(E)       305,396       23,965      329,361
                                                                                      65(B)
                                 -----------   ------------    ----------    -----------      -----------    ---------  ------------
Operating income (loss) ...          (19,633)        24,025          (232)       (39,488)         (35,328)      (5,287)     (40,615)

Other income (expense):
  Interest income (expense)         (112,135)            --            --        (80,455)(C)     (192,590)      (1,792)    (194,382)
  Other income (expense) ..             (342)            --          (238)                          (580)         (274)        (854)
                                 -----------   ------------    ----------    -----------      -----------    ---------  ------------
Net (loss) income..........      $  (132,110)  $     24,025    $     (470)   $  (119,943)     $  (228,498)   $  (7,353) $  (235,851)
                                 ===========   ============    ==========    ===========      ===========    =========  ============

Notes to Pro Forma Statement of Operations for the Year Ended December 31, 2000

(A) The pro forma data includes the results of operations for the Illinois systems acquired pursuant to the Transactions, only for the periods during which they were owned by the AT&T Cable Subsidiaries during the year ended December 31, 2000. Listed below are the revenues and EBITDA for such systems for the periods during which they were not owned by the AT&T Cable Subsidiaries. The results below are not included in the pro forma data for the period indicated. If these results were included in the financial data above, revenues and EBITDA excluding Insight Ohio would have been $609.0 million and $274.0 million and revenues and EBITDA including Insight Ohio would have been $658.8 million and $292.4 million for the year ended December 31, 2000. These revenues and EBITDA do not purport to be indicative of what our financial position or results of operations would have been had the above transactions been completed on the dates indicated or to project our results of operations for any future date.

                                                        January 1, 2000 through
                                                             June 15, 2000
                                                        Revenues       EBITDA
                                                        --------       ------
                                                             (in thousands)
    Previous MediaOne systems.........................   $10,939        $ 4,515

(B) Includes the elimination of amortization of deferred financing costs of $1.8 million resulting from the repayment of the borrowings under the Indiana and Kentucky credit facilities and the recording of $1.4 million amortization of deferred financing issuance costs for the initial notes and $489,000 amortization of the deferred financing costs for the Midwest Holdings credit facility.

(C) Reflects the net increase in interest expense related to the repayment of all borrowings under the Indiana and Kentucky credit facilities (decrease in interest expense of $93.4 million) and the issuance of the notes to repay a portion of the Indiana and Kentucky credit facilities (increase in interest expense of $43.7 million), borrowings under the Midwest Holdings credit facility to repay a portion of the Indiana and Kentucky credit facilities, to fund the acquisition of Illinois systems purchased from the AT&T Cable Subsidiaries, and borrowings that we assumed pursuant to the Transactions (increase in interest expense of $130.1 million).

(D) Adjusts management fee expense so that management fees are equivalent to 3% of gross revenues which is the percentage that Insight LP will charge the systems. Prior management fees of these systems averaged between 3% and 5% of gross revenues.

(E) Includes additional amortization related to a step-up in value of the intangible assets of the Illinois systems acquired from the AT&T Cable Subsidiaries and the Illinois systems purchased by and acquired from Insight LP, totaling $239.4 million, which will be amortized on a straight-line basis over fifteen years (increase in depreciation and amortization expense of $15.9 million). Also, this includes an additional increase in amortization of approximately $26.1 million related to the pre-acquisition intangibles, resulting from a reduced period of amortization from 40 years to fifteen years. The preliminary purchase price has been allocated to franchise rights. The purchase price allocation will be finalized upon completion and receipt of appraisal reports. However, we do not believe that any adjustment resulting from the final allocation of purchase price will be material.

(F) Includes the historical operating results of the Insight Ohio systems for the year ended December 31, 2000, pro forma adjustments, as follows:

                                                                                                   Insight Ohio
                                                                Insight Ohio      Pro Forma        Pro Forma As
                                                                as Reported       Adjustment       Adjusted
                                                                ------------    -----------------  ------------
                                                                                (in thousands)
Revenues...............................................          $ 49,749                             $49,749
Costs and expenses:
     Programming and other operating costs.............            19,027                              19,027
     Selling, general and administrative...............            12,044                              12,044
     Depreciation and amortization.....................            10,882              13,083(1)       23,965
                                                                ------------      ---------------  ------------
Operating income (loss)................................             7,796             (13,083)         (5,287)
                                                                ------------      ---------------  ------------
Other income (expense):
     Interest expense, net.............................            (1,792)                 --          (1,792)
Other expense..........................................              (274)                 --            (274)
                                                                ------------      ---------------  ------------
Net income (loss)......................................          $  5,730            $(13,083)        $(7,353)
                                                                ============      ===============  ============

     _________________________________

     (1) Reflects actual amortization related to a step-up in value of intangible assets of Insight Ohio of $164.1 million which will be amortized over twelve years. Such amortization schedule is applied based upon the remaining terms of the franchise. The preliminary purchase price has been allocated to franchise rights and goodwill. The purchase price allocation will be finalized upon completion and receipt of appraisal reports. However, we do not believe that any adjustment resulting from the final allocation of purchase price will be material.

                             INSIGHT MIDWEST, L.P.

                            PRO FORMA BALANCE SHEET
                               December 31, 2000
                                (in thousands)

                                                     Illinois
                                                      Systems         Other                    Insight                   Pro Forma
                                                    Contributed      Systems                   Midwest                    Insight
                                                      By And          Being                  As Adjusted     Pro Forma    Midwest
                                       Insight       Purchased       Acquired                 Excluding       Insight    Including
                                       Midwest    From AT&T Cable      from      Pro Forma     Insight        Ohio As     Insight
                                     As Reported   Subsidiaries     Insight LP  Adjustments      Ohio       Adjusted(B)     Ohio
                                     -----------  -------------     ----------  -----------   ------------  -----------  ----------
ASSETS
Cash and cash equivalents.........   $     5,735  $         991     $        2                  $    6,728  $    1,169        7,897
Trade accounts receivable, net....        13,686          6,325          1,002                      21,013       2,782       23,795
Launch funds receivable...........        13,077                         1,077                      14,154       1,936       16,090
Prepaid expenses and other
  current assets..................         8,922             --          1,007                       9,929         437       10,366
                                     -----------  -------------     ----------  -----------     ----------  ----------   ----------
    Total current assets..........        41,420          7,316          3,088           --         51,824       6,324       58,148

Fixed assets, net.................       681,490        193,002         46,960                     921,452      76,587      998,039

Intangible assets, net............       976,637      1,063,849         90,004      239,438(A)   2,372,471     154,273    2,526,744
                                                                                      2,543(A)
                                     -----------  -------------     ----------  -----------     ----------  ----------   ----------
    Total Assets..................     1,699,547      1,246,167        140,052      241,981      3,345,747     237,184    3,582,931
                                     ===========  =============     ==========  ===========     ==========  ==========   ==========

LIABILITIES AND PARTNERS' CAPITAL
Accounts payable and other
  current liabilities.............        96,721          6,174          4,535                     107,430      16,112      123,542
Deferred income taxes.............                           --                          --             --          --           --
Deferred revenue..................        14,819             --          1,066                      15,885       2,550       18,435
Due to related parties............         4,047             --         10,391                      14,438       1,502       15,940
Debt..............................     1,347,523             --                     685,500(A)   2,033,023      25,000    2,058,023

Preferred interests...............                           --                          --             --     180,281      180,281
                                     -----------  -------------     ----------  -----------     ----------  ----------   ----------
    Total liabilities.............     1,463,110          6,174         15,992      685,500      2,170,776     225,445    2,396,221
Partners' capital.................       236,437      1,257,993        124,060     (443,519)     1,174,971      11,739    1,186,710
                                     -----------  -------------     ----------  -----------     ----------  ----------   ----------
    Total liabilities and
    Partners' capital.............   $ 1,699,547  $   1,264,167     $  140,052  $   241,981     $3,345,747  $  237,184   $3,582,931
                                     ===========  =============     ==========  ===========     ==========  ==========   ==========

           Notes to Pro Forma Balance Sheet as of December 31, 2000

(A)      Reflect the following:

         . A step-up in value of intangible assets of the Illinois systems acquired from AT&T Cable Subsidiaries ad the Illinois systems purchased by and being acquired from Insight LP totaling $239.4 million. The preliminary purchase price has been allocated to franchise rights. The purchase price allocation will be finalized upon completion and receipt of appraisal reports. However, we do not believe that any adjustment resulting from the final allocation of purchase price will be material;

         . Borrowings of $379.5 million under the Midwest Holdings credit facility to fund the acquisition of the Illinois systems and related financing costs;

         . Borrowings of $306.0 million that we assumed pursuant to the Transaction;

         . Write-off of deferred financing costs of approximately $8.9 million associated with the refinancing of borrowings with the proceeds of the Midwest Holdings credit facility; and

         . Recording of deferred financing costs of approximately $11.5 million associated with the Midwest Holdings credit facility.

(B) Includes the balance sheet of Insight Ohio as of December 31, 2000, including a pro forma adjustment as follows:

                                                         Insight Ohio       Pro Forma       Insight Ohio
                                                          As Reported     Adjustment(1)      as Adjusted
                                                         ------------     -------------     ------------
ASSETS
Cash and cash equivalents.......................            $ 1,169                            $ 1,169
Trade accounts receivable, net..................              2,782                              2,782
Launch funds receivable.........................              1,936                              1,936
Prepaid expenses and other current assets.......                437                                437
                                                         ------------     -------------     ------------
     Total current assets.......................              6,324               --             6,324
                                                         ============     =============     ============
Fixed assets, net...............................             76,587                             76,587
Intangible assets, net..........................                448         $153,825           154,273
                                                         ------------     -------------     ------------
     Total assets...............................             83,359          153,825           237,184
                                                         ============     =============     ============
LIABILITIES AND MEMBERS' EQUITY (DEFICIT)
Accounts payable and other current liabilities..             16,112                             16,112
Deferred income taxes...........................                                                    --
Deferred revenue................................              2,550                              2,550
Due to related parties..........................              1,502                              1,502
Debt............................................             25,000                             25,000
Preferred interests.............................            180,281                            180,281
                                                         ------------     -------------     ------------
     Total liabilities..........................            225,445               --           225,445

Members' equity (deficit)                                  (142,086)         153,825            11,739
                                                         ============     =============     ============
Total liabilities and members' equity (deficit)           $  83,359         $153,825          $237,184
                                                         ============     =============     ============

--------------------------------
       (1) Reflects a step-up in value of intangible assets of Insight Ohio of $164.1 million (net of amortization recorded since August 2000) which will be recorded by us in the consolidated Insight Midwest financial statements, and will be amortized over twelve years. The preliminary purchase price has been allocated to franchise rights and goodwill. The purchase price allocation will be finalized upon completion of appraisal reports. However, we do not believe that any adjustment resulting from the final allocation of purchase price will be material.

                 Insight Midwest, L.P. Pro Forma Operating Data

In the table below we provide you with pro forma operating data as follows:

 .    The Insight Midwest systems, which are currently operated by Insight
     Midwest;

 .    The acquired systems which we acquired pursuant to the Transactions; and

 .    The total systems, which includes the Insight Midwest systems and the systems which we acquired pursuant to the Transactions.

                                                   As of December 31, 2000
                                        -------------------------------------------------
                                         Insight Midwest      Acquired             Total
                                             Systems           Systems            Systems
                                        ----------------      ---------           -------
     Homes passed...................      1,214,500           918,800           2,133,300
     Basic customers................        736,900           541,600           1,278,500
     Basic penetration..............             60.7%             58.9%               59.9%
     Digital ready homes............        651,400           412,600           1,064,000
     Digital customers..............         74,900            77,100             152,000
     Digital penetration............             11.5%             18.7%               14.3%
     Premium units..................        488,600           440,000             928,600
     Premium penetration............             66.3%             81.2%               72.6%
     Cable modem customers..........         23,600            28,200              51,800

                             SELECTED FINANCIAL DATA

         In the table below, we provide you with our selected consolidated historical financial data, including our predecessors, as of and for the five years ended December 31, 2000. We have prepared the selected financial information using:

         . our audited financial statements for the year ended December 31, 2000;

         . our audited financial statements for the year ended December 31, 1999, which includes the Insight Communication Midwest (formerly known as Insight Communications of Indiana, LLC) systems for the year ended December 31, 1999 and the Insight Kentucky systems from October 1, 1999 (date of acquisition) through December 31, 1999;

         . the audited financial statements of Insight Communications Midwest for the period from November 1, 1998 through December 31, 1998, which includes the Insight Communications Midwest systems which were contributed by Insight LP and AT&T Broadband as of October 31, 1998;

         . the audited financial statements for the Noblesville, Jeffersonville and Lafayette, Indiana cable television systems for the ten-month period ended October 31, 1998 and for the year ended December 31, 1997, which includes the Lafayette system from December 16, 1997 (date of acquisition); and

         . the unaudited financial statements for the Noblesville, Jeffersonville and Lafayette, Indiana cable television systems for the year ended December 31, 1996. In our opinion, the unaudited financial data for the year ended December 31, 1996 has been prepared on the same basis as the audited financial statements and includes all normal recurring adjustments and accruals necessary for a fair presentation of such information.

         When you read this selected consolidated historical financial and other data, it is important that you read along with it the historical financial statements and related notes in our consolidated financial statements included herein, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations," also included herein.

                                                                    Year Ended December 31,
                                          ------------------------------------------------------------------------
                                               2000           1999          1998(1)          1997           1996
                                          ----------        --------        -------        -------         -------
                                                                    (dollars in thousands)
Statement of Operations Data:
     Revenues.........................    $  379,720      $  201,286       $ 57,411     $   22,055         $19,264
     Operating costs:
         Programming and other
         operating costs..............       130,306          59,587         15,234          5,852           5,064
         Selling, general and
         administrative...............        73,378          44,199          9,856          3,296           2,933
         Depreciation and amortization       195,669         109,110         24,788          5,498           3,941
                                          ----------      ----------       --------     ----------         -------
     Operating income (loss)..........       (19,633)        (11,610)         7,533          7,409           7,326
                                          ----------      ----------       --------     ----------         -------
     Interest expense, net............      (112,135)        (50,900)        (5,824)            --              --
     Other income (expense)...........          (342)           (167)           (91)           (26)              5
                                          ----------      ----------       --------     ----------         -------
     Net income (loss)................    $ (132,110)     $  (62,677)      $  1,618     $    7,383         $ 7,331
                                          ==========      ==========       ========     ==========         =======

Other Financial Data:
     EBITDA (2).......................    $  175,694      $   97,333       $ 32,230     $   12,881         $11,272
     Adjusted EBITDA (3)..............       187,000         103,432         33,006         12,907          11,267
     Adjusted EBITDA margin (4).......          49.2%           51.4%          57.5%          58.5%           58.5%
     Capital expenditures.............    $  196,103      $  107,901       $ 25,454     $   17,246         $ 6,371
     Net cash provided by operating
     activities.......................        60,151         102,918         41,375         13,339
     Net cash used in investing
     activities.......................       199,812         110,441         26,052         25,891
     Net cash provided by financing
     activities.......................       109,400          21,627          4,318         12,588
     Ratio of earnings to fixed
     charges (5)                                  --              --            1.3x         264.7x

Balance Sheet Data (as of end of period):
     Cash and cash equivalents........    $    5,735      $   35,996       $ 19,493     $      143         $   107
     Fixed assets, net................       681,490         596,246        129,776         45,783          30,960
     Total assets.....................     1,699,547       1,706,599        527,332        105,289          30,193
     Total debt.......................     1,347,523       1,232,000        460,000             --              --
     Partners' equity.................       236,437         368,547         44,195        102,134
------------------------------------

(1) Represents the combination of the operating results of Insight Communications Midwest from November 1, 1998 to December 31, 1998 and the Noblesville, Indiana, Jeffersonville, Indiana and Lafayette, Indiana Cable Television Systems of Insight LP from January 1, 1998 to October 31, 1998, including depreciation and amortization of approximately $14.0 million and approximately $10.8 million during the periods from November 1, 1998 to December 31, 1998 and from January 1, 1998 to October 31, 1998, respectively. The combination of the two periods is not necessarily indicative of what the results of Insight Communications Midwest or the Noblesville, Indiana, Jeffersonville, Indiana and Lafayette, Indiana Cable Television Systems would have been for the 1998 calendar year.

(2) Represents earnings (loss) before interest, taxes, depreciation and amortization. We believe that EBITDA is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity. However, EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either operating income or net income as an indicator of operating performance or cash flows as a measure of liquidity, as determined in accordance with generally accepted accounting principles. EBITDA, as computed by us, is not necessarily comparable to similarly titled amounts of other companies. See our financial statements, including the statements of cash flows, which appear elsewhere in this prospectus.


(3) Represents EBITDA prior to management fees and other non-recurring income and expense items. The following table sets forth a reconciliation of EBITDA to Adjusted EBITDA:


                                                                          Year Ended December 31,
                                                         -------------------------------------------------------
                                                           2000       1999        1998        1997        1996
                                                         --------   --------     -------     -------     -------
       EBITDA.......................................     $175,694   $ 97,333     $32,230     $12,881     $11,272
       Other (income) expense.......................          342        167          91          26          (5)
       Management fees..............................       10,964      5,932         685          --          --
                                                         --------   --------     -------     -------     -------
       Adjusted EBITDA..............................     $187,000   $103,432     $33,006     $12,907     $11,267
                                                         ========   ========     =======     =======     =======


(4)    Represents Adjusted EBITDA as a percentage of total revenues.

(5) For purposes of this calculation, "earnings" are defined as earnings before fixed charges. Fixed charges consist of interest expense, amortization of deferred financing and the portion of rent expense under operating leases considered interest. For the years ended December 31, 1999 and 2000, earnings before fixed charges were insufficient to cover fixed charges by $62.7 million and $132.1 million, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

         Because of the corporate transactions completed over the past three years, including the contribution agreements with affiliates of AT&T Broadband with respect to the Indiana, Kentucky, Ohio and Illinois systems, we do not believe the discussion and analysis of our historical financial condition and results of operations below are indicative of our future performance.

         On October 31, 1998, our manager exchanged its Utah systems for AT&T Broadband's Evansville, Indiana system. Simultaneously, our manager completed a contribution agreement with AT&T Broadband forming Insight Communications Midwest (formerly Insight Communications of Indiana, LLC) and contributed certain of its Indiana systems, the Noblesville, Lafayette and Jeffersonville systems (the "Insight Contributed Systems"), as well as the Evansville system to Insight Communications Midwest. At the same time, AT&T Broadband contributed most of its Indiana systems to Insight Communications Midwest.

         On October 1, 1999, our manager acquired a combined 50% interest in InterMedia Capital Partners VI, L.P. (now known as Insight Communications of Kentucky) from related parties of Blackstone Cable Acquisition Company, LLC, related parties of InterMedia Capital Management VI, LLC and a subsidiary and related party of AT&T Broadband, for approximately $341.5 million (inclusive of expenses), and we assumed debt of approximately $742.1 million.

         On October 1, 1999, our manager completed an agreement with affiliates of AT&T Broadband, pursuant to which our manager and affiliates of AT&T Broadband each contributed their respective 50% interests in Insight Communications Midwest and in Insight Kentucky in exchange for a 50% interest in us.

         On July 17, 2000, we entered into a ten-year agreement with AT&T Broadband that allows AT&T Broadband to provide telephony services under the AT&T Digital brand using our network infrastructure and AT&T Broadband's switching and transport facilities.

         On August 8, 2000, our manager completed the purchase of the remaining 25% common equity interest in Insight Ohio, which it previously did not own. At the same time, the Insight Ohio operating agreement was amended to provide our manager with 70% of its total voting power.

         On January 5, 2001, we completed a series of transactions with our manager and the AT&T Cable Subsidiaries. As a result of the Transactions, additional cable television systems (including Insight Ohio) serving approximately 530,000 customers were contributed to us. Specifically, we acquired all of Insight LP's systems not already owned by us as well as systems which Insight LP purchased from the AT&T Cable Subsidiaries (comprising in total approximately 280,000 customers). The AT&T Cable Subsidiaries contributed to us systems located in Illinois serving approximately 250,000 customers. Both Insight LP and the AT&T Cable Subsidiaries contributed their respective systems to us subject to an amount of indebtedness so that we remain equally owned by Insight LP and AT&T Broadband. Insight LP continues to serve as our general partner and manages and operates our systems.

Results of Operations

         Substantially all of our historical revenues of each of our systems were earned from customer fees for cable television programming services including premium and pay-per-view services and ancillary services, such as rental of converters and remote control devices and installations, and from selling advertising. In addition, we earned revenues from commissions for products sold through home shopping networks.

         We have generated increases in revenues and Adjusted EBITDA for each of the past three fiscal years, primarily through a combination of acquisitions, internal customer growth, increases in monthly revenue per customer and growth in advertising and increasingly new revenue from selling new services including high-speed data access and interactive digital video.

         As the Insight Contributed Systems and Insight Communications Midwest are the predecessors of Insight Midwest, the following discussion includes the results of operations for Insight Contributed Systems for the period January 1, 1998 through October 31,1998 combined with the results of operations of Insight Communications Midwest for the period November 1, 1998 (date of inception) through December 31, 1998; the results of operations of Insight Communications Midwest for the year ended December 31, 1999 combined with the results of operations for Insight Kentucky for the period October 1, 1999 through December 31, 1999; and the results of Insight Midwest for the year ended December 31, 2000. The following table reflects these results of operations:


                                                                               Year Ended December 31,
                                                                      ------------------------------------------
                                                                        2000             1999            1998
                                                                      --------         --------        --------
                                                                                    (in thousands)
Revenues........................................................       $379,720        $201,286         $57,411
Costs and expenses:
     Programming and other operating costs......................        130,306          59,587          15,234
     Selling, general and administrative........................         73,378          44,199           9,856
     Depreciation and amortization..............................        195,669         109,110          24,788
                                                                        -------         -------          ------
Operating income (loss).........................................        (19,633)        (11,610)          7,533
EBITDA..........................................................        175,694          97,333          32,230
Adjusted EBITDA.................................................        187,000         103,432          33,006
Interest expense................................................        112,135          50,900           5,824
Net income (loss)...............................................       (132,110)        (62,677)          1,618
Net cash provided by operating activities.......................         60,151         102,917          41,375
Net cash used in investing activities...........................        199,812         110,441          26,052
Net cash provided by financing activities.......................        109,400          21,627           4,318

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

         Revenues increased 88.6% to $379.7 million for the year ended December 31, 2000 compared to $201.3 million for the year ended December 31, 1999. The results were impacted by the acquisition of Insight Kentucky on October 1, 1999. The incremental revenue generated from the Kentucky systems approximated $173.4 million accounting for 97.2% of the consolidated revenue increase. In addition, revenues increased as a result of rate increases and growth in advertising revenues.

         Revenues per customer per month averaged $42.65 for the year ended December 31, 2000 compared to $39.08 for the year ended December 31, 1999. The increase is primarily attributable to customer rate increases as Insight Communications Midwest continued to activate nodes in rebuilt areas resulting in higher basic rates. The average monthly basic revenue per customer increased by approximately $2.56 or 8.4% from $27.85 for the year ended December 31, 1999 to $30.41 for the year ended December 31, 2000. In addition, we continued the roll out of our high speed data service which increased our average monthly revenue per customer by approximately $.73 per month.

         Programming and other operating costs increased 118.7% to $130.3 million for the year ended December 31, 2000 compared to $59.6 million for the year ended December 31, 1999. The Kentucky systems accounted for approximately 87.9% or approximately $62.2 million of the total increase. Excluding these systems, these costs increased by approximately $8.5 million accounting for 12.1% of the total increase, primarily as a result of increased programming rates and additional programming carried by our systems.

         Selling, general and administrative expenses increased 63.1% to $62.4 million for the year ended December 31, 2000 compared to $38.3 million for the year ended December 31, 1999. The increase is primarily attributable to the Kentucky systems.

         Depreciation and amortization expense increased 79.3% to $195.7 million for the year ended December 31, 2000 compared to $109.1 million for the year ended December 31, 1999. This increase was primarily due to the Kentucky acquisition discussed above and additional capital expenditures associated with the rebuilds of our systems, partially offset by a decrease in depreciation expense attributable to a change in estimate as of January 1, 2000 which resulted in new assets being depreciated over longer lives.

         For the year ended December 31, 2000, an operating loss of $19.6 million was incurred as compared to $11.6 million for the year ended December 31, 1999, for reasons set forth above.

         EBITDA increased 80.5% to $175.7 million for the year ended December 31, 2000 as compared to $97.3 for the year ended December 31, 1999 primarily reflecting the acquisition of the Kentucky systems. EBITDA represents earnings
(loss) before interest, taxes, depreciation and amortization. Our management believes that EBITDA is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity. However, EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either operating income or net income as an indicator of operating performance or cash flows as a measure of liquidity, as determined in accordance with generally accepted accounting principles. EBITDA, as computed by management, is not necessarily comparable to similarly titled amounts of other companies.

         Net interest expense increased 120.3% to $112.1 million for the year ended December 31, 2000 compared to $50.9 million for the year ended December 31, 1999. The increase was primarily due to higher average outstanding indebtedness related to the acquisitions. Average debt outstanding during the year ended December 31, 2000 was $1.3 billion at an average interest rate of 8.8%.

         For the year ended December 31, 2000 a net loss of $132.1 million was realized for the reasons set forth above.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

         Revenues increased 250.6% to $201.3 million for the year ended December 31, 1999, as compared to the prior year. The incremental revenue generated from AT&T Broadband's contributed systems and the Evansville system approximated $77.4 million accounting for 53.8% of the total increase in combined revenue. The contribution of Insight Kentucky to Insight Midwest on October 1, 1999 accounted for approximately $57.0 million or 39.6% of the revenue increase. In addition, revenues increased as a result of internal customer growth and rate increases. Excluding the transactions described above, revenues increased by approximately $9.5 million due to an increase of approximately 1,800 customers on average, and by approximately $7.2 million attributable to an increase of approximately $5.98 in the average monthly revenue per customer. The increase in the average monthly revenue per customer is primarily attributable to customer rate increases as the Insight Contributed Systems turned on nodes in upgraded areas resulting in higher monthly basic rates.

         Programming and other operating costs increased 291.1% to $59.6 million for the year ended December 31, 1999 as compared to the prior year of which the additional Indiana systems contributed by AT&T Broadband and the Evansville system accounted for approximately 49.7% of the increase and the Insight Kentucky systems accounted for approximately 42.9% of the increase. Excluding this transaction, these costs increased by 21.5% to $18.5 million, primarily as a result of increased programming costs and additional programming carried by our systems.

         Selling, general and administrative expenses increased 317.3% to $38.3 million for the year ended December 31, 1999 as compared to the prior year of which the additional Indiana systems contributed by AT&T Broadband and the Evansville system accounted for approximately 69.0% of the increase and the Insight Kentucky systems accounted for approximately 34.5% of the increase. Excluding these transactions, these costs decreased by 11.0% to $8.2 million.

         Management fees for the year ended December 31, 1998 totaled approximately $700,000 reflecting only two months of charges to Insight Communications Midwest compared to the year ended December 31, 1999 which reflects charges to Insight Communications Midwest totaling approximately $4.3 million and charges to Insight Kentucky of approximately $1.6 million for the period October 1 through December 31, 1999.

         Depreciation and amortization expense increased 340.2% to $109.1 million for the year ended December 31, 1999 as compared to the prior year. Of the $84.3 million increase, approximately 59.8% was attributable to the additional Indiana systems contributed by AT&T Broadband and the Evansville system while the Insight Kentucky systems accounted for approximately 29.7% of the increase. Excluding these transactions, these costs increased by 35.6% to $33.6 million, primarily due to additional capital expenditures associated with the network upgrades of the Insight Contributed Systems.

         Operating income decreased to a loss of $11.6 million for the year ended December 31, 1999, a decrease of 254.1% as a result of the items discussed above.

         Adjusted EBITDA increased 213.4% to $103.4 million for the year ended December 31, 1999 as compared to the prior year reflecting the additional Indiana systems contributed by AT&T Broadband and the Evansville system in addition to the contribution of the Insight Kentucky systems which accounted for approximately 89.7% of the increase on a combined basis.

         Interest expense increased to $50.9 million for the year ended December 31, 1999 reflecting: (a) interest on the Indiana credit facility totaling approximately $34.3 million, (b) interest on the Kentucky credit facility for the period from October 1, 1999 through December 31, 1999 totaling approximately $12.0 million and (c) interest on our 9 3/4% senior notes due 2009 for the period from October 1, 1999 through December 31, 1999 totaling approximately $4.9 million. Interest expense increased by $45.1 million over the prior year as 1998 reflected only two months of borrowing under the Indiana credit facility.

         Net income of $1.6 million for the year ended December 31, 1998 decreased by $64.3 million to a net loss of $62.7 million for the year ended December 31, 1999 primarily reflecting increased depreciation and amortization charges and increased interest expense.

Liquidity and Capital Resources

         Our business requires cash for operations, debt service, capital expenditures and acquisitions. The cable television business has substantial on-going capital requirements for the construction, expansion and maintenance of its broadband networks. Expenditures have primarily been used to upgrade our existing cable network, and in the future will be used for network extensions, new services, converters and network upgrades. Historically, we have been able to meet our cash requirements with cash flow from operations, borrowings under our credit facilities, and private and public debt and equity.

         For the year ended December 31, 1999 and the year ended December 31, 2000, we spent $107.9 million and $196.1 million, respectively, for capital expenditures largely to support our network upgrades, digital converter purchases and to a lesser extent network extensions. For the year ended December 31, 1999 and the year ended December 31, 2000, cash from operations totaled $102.9 million and $60.1 million, respectively, which together with borrowings under our credit facilities, funded the above noted capital expenditures.

         For the year ending December 31, 2001, it is anticipated that we will spend approximately $300 million on capital expenditures, including capital expenditures required for success-based deployment of new services and telephony and the upgrade of the Illinois cable television systems, which will involve the wide deployment of fiber optics and other capital projects associated with implementing our clustering strategy.

         We have concluded a number of financing transactions, which fully support our operating plan. These transactions are detailed as follows:

         On October 1, 1999, in connection with our formation, we completed an offering of $200.0 million principal amount of 9 3/4% senior notes due 2009. The net proceeds of the offering were used to repay certain outstanding debt of the Kentucky systems. On November 6, 2000, we completed an offering of $500.0 million principal amount of 10 1/2% senior notes due 2010. The net proceeds of the offering of $486.0 million were used to repay a portion of the Indiana and Kentucky credit facilities. Interest on our Insight Midwest 9 3/4% senior notes is payable on April 1 and October 1 of each year and interest on our Insight Midwest 10 1/2% senior notes is payable on May 1 and November 1 of each year. The indentures relating to these senior notes impose certain limitations on our ability to, among other things, incur debt, make distributions, make investments and sell assets.

         On January 5, 2001, we consummated the Transactions with our manager and the AT&T Cable Subsidiaries. As a result of these Transactions, additional cable television systems serving approximately 530,000 customers were contributed to us. In conjunction with the Transactions, our subsidiary Insight Midwest Holdings,

LLC, which subsidiary serves as a holding company for all of our systems other than the Columbus, Ohio system, consummated on January 5, 2001 a $1.75 billion credit facility from which it borrowed $663 million to repay the Indiana and Kentucky credit facilities and $685 million to finance the Transactions, providing for unused availability of approximately $402 million to support the aforementioned capital expenditures. In connection with the financing of the Transactions, Insight LP borrowed approximately $20.0 million from Midwest Holdings pursuant to a three-year revolving note. On February 15, 2001, Insight LP repaid the note in full including interest.

         The Midwest Holdings credit facility permits the distribution of cash from our operating subsidiaries to us to enable us to pay interest on our 9 3/4 % senior notes and 10 1/2% senior notes, so long as there exists no default under the credit facility. The Midwest Holdings credit facility contains covenants restricting, among other things, the ability of Midwest Holdings and its subsidiaries to acquire or dispose of assets, make investments and engage in transactions with related parties. The facility also requires compliance with certain financial ratios, and contains customary events of default.

         We acquired all of the common equity interests of Insight Ohio as part of the Transactions. Insight Ohio is an unrestricted subsidiary under the indentures governing our senior notes, and is prohibited by the terms of its indebtedness from making distributions to us. Insight Ohio has a $25.0 million reducing revolving credit facility, maturing in September 2004, which supports the Ohio system. As of December 31, 2000, $25.0 million was outstanding under this credit facility.

         Insight Holdings of Ohio LLC, our wholly owned subsidiary, owns 100% of the common equity of Insight Ohio and Coaxial Communications of Central Ohio, Inc. owns 100% of the preferred equity of Insight Ohio. Such common and preferred equity was issued in August 1998 as part of a financing plan which resulted in (i) Coaxial Communications contributing the Ohio system to Insight Ohio, (ii) Coaxial Communications and Phoenix Associates, an affiliate of Coaxial Communications, issuing $140.0 million principal amount of 10% senior notes due 2006, (iii) Coaxial LLC and Coaxial Financing Corp., an affiliate of Coaxial LLC, issuing $55.9 million principal amount at maturity of 12 7/8% senior discount notes due 2008 and (iv) the Coaxial 10% senior notes and the Coaxial 12 7/8% senior discount notes being conditionally guaranteed by Insight Ohio.

         Interest on the Coaxial 10% senior notes is payable on February 15 and August 15 of each year. The indenture governing the Coaxial 10% senior notes imposes certain limitations on the ability of Coaxial Communications, Phoenix and Insight Ohio to, among other things, incur debt, make distributions, make investments and sell assets. Interest on the Coaxial 12 7/8% senior discount notes does not accrue and is not payable prior to August 15, 2003. Thereafter, cash interest on the Coaxial 12 7/8% senior discount notes will be payable on February 15 and August 15 of each year, commencing on February 15, 2004. The indenture governing the Coaxial 12 7/8% senior discount notes imposes certain limitations on the ability of Coaxial LLC, Coaxial Financing, Coaxial Communications and Insight Ohio to, among other things, incur debt, make distributions, make investments and sell assets.

         We have a substantial amount of debt. We believe that the Midwest Holdings credit facility and our cash flow from operations are sufficient to support our current operating plan.

Impact of Recently Issued Accounting Standards

         In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal years beginning after June 15, 2000. SFAS No. 133 will require us to recognize all derivatives on the balance sheet at fair value. Management does not anticipate that the adoption of this statement will be material.

Quantitative and Qualitative Disclosure About Market Risk

         Our revolving credit and term loan agreements bear interest at floating rates. Accordingly, we are exposed to potential losses related to changes in interest rates. We do not enter into derivatives or other financial instruments for trading or speculative purposes. In order to manage our exposure to interest rate risk, we enter into derivative financial instruments, typically interest rate swaps and collars. The counterparties to our swap and collar agreements are major financial institutions. As of December 31, 2000, our interest rate swap and collar agreements expire in varying amounts through 2002.

         The fair market value of our long-term debt approximates its carrying value as it bears interest at floating rates of interest and current fair market value of the senior notes approximates par value. As of December 31, 2000, the estimated fair value of our interest rate swap and collar agreements was approximately $(1.9 million), which amount represents the amount required to enter into offsetting contracts with similar remaining maturities based on quoted market prices.

         As of December 31, 2000, we had entered into interest rate swaps that approximated $701.0 million, or 95.4%, of our borrowings under all of our credit facilities. A significant portion of such interest rate swaps were kept in place as of December 31, 2000 in anticipation of a need to hedge additional borrowings incurred in connection with our refinancing on January 5, 2001, the effects of which are mentioned below. Accordingly, a hypothetical 100 basis point increase in interest rates along the entire interest rate yield curve would increase our annual interest expense by approximately $299.0 million. These statistics are not necessarily indicative of our current interest rate exposure, as these facilities were replaced by the Midwest Holdings credit facility on January 5, 2001 in connection with the Transactions which resulted in an increase in our outstanding borrowings.

         As of January 5, 2001, primary market risk exposures and methods for managing such exposure had not changed. Additionally, the notional amount of our interest rate swaps was also unchanged at approximately $701.0 million or 51% of our borrowings under all our credit facilities. Accordingly, a hypothetical 100 basis point increase in interest rates along the entire interest rate yield curve would increase our projected interest expense by approximately $6.7 million for the year ending December 31, 2001.

                                    BUSINESS

Our Manager

         Our manager is the eighth largest cable television system operator in the United States based on customers served. Through its wholly-owned and managed systems, Insight Communications currently serves approximately 1.4 million customers, 99% of which are concentrated in the four contiguous states of Indiana, Kentucky, Illinois and Ohio. In addition to its geographic concentration, our manager's network is efficiently clustered. After giving effect to the network upgrades expected to be substantially completed during 2001, approximately 95% of our manager's customers will be served from thirteen headends. Technical clustering is critical in order to efficiently deploy a bundled suite of entertainment, information and communications services. This combination of geographic concentration and technical clustering has enabled our manager to lead the cable television industry in offering, under the Insight Digital brand, a complete bundle of interactive digital video, high-speed data access and telephony services.

         To facilitate delivery of our telephony services, we have entered into a ten-year agreement with AT&T Broadband, LLC that will allow us to deliver to our customers local telephone service under the AT&T Digital brand. Under the terms of the agreement, we will lease certain capacity on our network to AT&T Broadband for which we will receive a monthly fee based upon the number of telephone lines ordered by our customers. We will be responsible for marketing and billing these services, as well as the installation and maintenance support for which we will receive additional payments. The capital required to deploy telephony over our networks will be shared, with AT&T Broadband responsible for switching and transport facilities. Our manager believes that it will be able to achieve higher penetration levels by marketing our telephony services under the AT&T brand and leveraging AT&T's telephony expertise with our strong local presence and established customer relationships. Furthermore, our manager believes that the expected penetration levels, combined with shared capital costs, will result in higher returns for our investors.

         Consistent with our strategy of pursuing value-enhancing transactions that fit our geographic and technical clustering strategy, on January 5, 2001, we completed a series of transactions with our manager and the AT&T Cable Subsidiaries that significantly increased the number of customers we serve. We refer in this prospectus to all of the preceding transactions, including related bank financing, as the "Transactions." As a result of the Transactions, additional cable television systems serving approximately 530,000 customers were contributed to us. Specifically, we acquired all of our manager's systems not already owned by us as well as systems which our manager purchased from AT&T Cable Subsidiaries (comprising in total approximately 280,000 customers). AT&T Cable Subsidiaries contributed to us systems located in Illinois serving approximately 250,000 customers. Both our manager and the AT&T Cable Subsidiaries contributed their respective systems to us subject to an amount of indebtedness so that we remain equally owned by our manager and AT&T Broadband. Our manager continues to serve as our general partner and manages and operates our systems.

The Issuers

We are owned equally by our manager, through its wholly-owned subsidiary Insight LP, and AT&T Broadband, through its indirect subsidiary TCI of Indiana Holdings, LLC. Through our subsidiaries Insight Communications Midwest, Insight Kentucky and Insight Ohio, we own and operate cable television systems in Indiana, Kentucky, Illinois, Ohio and Georgia which passed approximately 2.1 million homes and served approximately 1.3 million customers as of December 31, 2000 on a pro forma basis after giving effect to the Transactions. On a pro forma basis, we had revenues of $647.8 million and EBITDA of $287.9 million for the year ended December 31, 2000. As a result of our upgrade efforts, as of the end of 2000, we estimate that 94% of our customers (other than those served by the new Illinois systems) were passed by our upgraded network, which enables delivery of an advanced suite of entertainment, information and communications services, including our interactive digital video, high-speed data access and telephony services. Upon completion of our planned network upgrades during 2001, over 99% of our customers (other than customers served by the recently acquired Illinois systems) will be served by the upgraded network. We expect that the upgrade of the new Illinois systems will be completed during 2002.

         We are the largest operator of cable television systems in the State of Indiana. As of December 31, 2000, the Indiana systems passed approximately 515,800 homes and served approximately 320,000 customers. The Indiana systems are located primarily in the university cities of Bloomington, Evansville and Lafayette and demographically desirable areas of suburban Indianapolis. Upon completion of our consolidation of headends, approximately 95% of the Indiana systems' customers will be served by three headends. The network upgrades and consolidation of headends are expected to be substantially completed during 2001.

         We are also the largest operator of cable television systems in the State of Kentucky. As of December 31, 2000, the Kentucky systems passed approximately 748,000 homes and served approximately 442,000 customers. Our Kentucky systems are located in four of the five largest cities in the state:
Louisville, Lexington, Covington and Bowling Green. Upon completion of our consolidation of headends, approximately 99% of Insight Kentucky's customers will be served by four headends. The network upgrades and consolidation of headends are substantially completed.

         On a pro forma basis after giving effect to the Transactions, as of December 31, 2000, our Illinois systems passed approximately 664,900 homes and served approximately 418,000 customers, making us the second largest operator of cable television systems in the State of Illinois. The Illinois systems are located primarily in second-tier markets, including Springfield, Rockford, Peoria and Champaign/Urbana. Upon completion of our consolidation of headends, approximately 95% of the Illinois systems' customers will be served by five headends. The network upgrades and consolidation of headends are expected to be completed during 2002.

         As of December 31, 2000, our Ohio system passed approximately 184,400 homes and served approximately 85,400 customers in the eastern portion of the City of Columbus and the surrounding suburban communities. All of the Ohio system's customers are served from a single headend. Approximately 70% of the Ohio system's customers are served by a network upgraded to 870 MHz, and our upgrade efforts are continuing.

         We also own a cable television system in Griffin, Georgia which passed approximately 20,100 homes and served approximately 13,100 customers as of December 31, 2000. The Griffin system operates from a single headend.

         Recognizing the opportunities presented by newly available products and services, the strength of our market characteristics and favorable changes in the regulatory environment, we deployed a strategy to become a competitive, full service provider of entertainment, information and communications services for the communities served by our networks. We intend to capitalize on our highly clustered cable television systems to economically upgrade the technological capabilities of our broadband networks in order to deploy enhanced new services.

         We believe that an integrated package of existing multi-channel video, new and enhanced products and services, such as interactive digital video, including video-on-demand or near video-on-demand, high-speed Internet access and telephone services, coupled with our commitment to locally focused customer service, will enhance our ability to acquire and retain customers in a competitive environment while increasing revenues per customer. To augment this growth, we will continue to seek strategic acquisitions that fit our clustering and operating strategy.

Strategy

         Our strategy is to be a competitive, full-service provider of entertainment, information and communications services. This strategy is centered on the deployment of new and enhanced products and services for the communities served by our networks and consists of the following elements:

     Focus on operating large, tightly-grouped clusters of cable systems with attractive technical and demographic profiles

         We operate large, tightly-grouped clusters of cable systems, most of which have attractive technical and demographic profiles. Our systems are characterized by high housing densities and high ratios of customers to headends. As a result, the amount of capital necessary to deploy new and enhanced products and services is significantly reduced on a per home basis because of the large number of customers served by a single headend. We believe that the highly clustered nature of our systems enables us to more efficiently deploy our marketing dollars and maximize our ability to enhance customer awareness, increase use of our products and services and build brand support. Furthermore, our technical concentration, across 95% of our customers, providing for headends serving an average of 100,000 customers upon completion of our planned network upgrades allows us to be capital efficient as we invest in necessary technology. Our demographic profile is characterized by good housing growth and low unemployment in growing communities, many of which are centered around large universities and/or major commercial enterprises. We believe that households with our demographic profile are more likely to subscribe to these new and enhanced products and services than the national average demographic profile.

     Expeditiously upgrade our network

         We are upgrading our network expeditiously in order to provide new and enhanced products and services, increase the programming and communications choices for our customers, improve our competitive position and increase overall customer satisfaction. We are in the process of upgrading almost all of our network to provide at least 750 MHz bandwidth and two-way active capability with 700 homes per fiber node, which can be further subdivided four times. The result will be a significant increase in network capacity, quality and reliability which facilitates the delivery of new and enhanced products and services and reduced operating costs. Our aggressive investment in our broadband cable network upgrade allows us to expeditiously offer these services to substantially all of our customers.

     Introduce new and enhanced products and services, including interactive Insight Digital service, high-speed data service and telephony service

         Our marketing strategy is to offer our customers an array of entertainment, information and communications services on a bundled basis. By bundling our products and services, we provide our customers with an increased choice of services in value-added packages, which we believe results in higher customer satisfaction, increased use of our services and greater customer retention. We have conducted research and held numerous focus group sessions in our local markets, which lead us to believe that these services have high customer appeal. We expect that our ability to provide bundled services will provide us with a strong competitive advantage over alternative video providers, such as direct broadcast satellite television systems, and incumbent telephone companies. To accelerate the deployment of these services, we have entered into arrangements with several industry leaders, including: (1) AT&T Broadband to provide telephony services; (2) Excite@Home and RoadRunner to provide high-speed data services; (3) DIVA Systems Corporation to provide video-on-demand; (4) Liberate Technologies to utilize its software platform for the deployment of interactive television services; (5) SourceSuite, LLC to provide an interactive program guide as well as local information and community guides; and (6) Commerce.TV Corporation to provide e-commerce over our networks.

     Leverage strong local presence to enhance customer and community relations

         Excellent customer service is a key element of our strategy. We are dedicated to quality customer service and seek a high level of customer satisfaction by employing localized customer care, extensively using market research and providing customers with an attractively priced product offering. A significant number of our customers visit their local office on a monthly basis providing us the opportunity to demonstrate and sell our new and enhanced products and services. Our localized customer care initiatives create substantial marketing and promotion opportunities, which we believe are effective in the deployment of interactive, digital and high-speed data products. We believe that we achieve customer satisfaction levels that are substantially above industry averages. Annually, we commission Peter D. Hart Research Associates to survey our customers with respect to service and product knowledge. Based upon our most recent survey conducted in November 2000, our customers continue to be highly satisfied with our service.

         In addition, we are dedicated to fostering strong relations in the communities we serve. We sponsor local charities and community causes through staged events and promotional campaigns, including the industry's Cable in the Classroom program. Our emphasis on customer service and strong community involvement has led to higher customer satisfaction, reduced customer churn and excellent franchise relationships. To further strengthen community relations and differentiate us from direct broadcast satellite television systems and other multichannel video providers, we provide locally produced and oriented programming that offers, among other things, community information, local government proceedings and local specialty interest shows. In some of our markets, we are the only broadcaster of local college and high school sporting events, which allows us to provide important programming that builds customer loyalty.

     Pursue value-enhancing transactions in nearby or adjacent geographies

         To support our strategy, we intend to pursue value-enhancing transactions. To augment our internal customer growth, we will seek to swap or acquire systems that strategically fit our clustering and operating strategy. We do not currently have any agreements, commitments or understandings for any future acquisitions. There is no assurance that any additional acquisitions will be completed. We believe that by acquiring or swapping systems in close proximity we can improve revenue growth and operating margins. This is achieved through the consolidation of headends and spread of fixed costs over larger systems and the increase of operating efficiencies associated with larger systems.

Technical Overview

         We believe that in order to achieve consistently high levels of customer service, reduce operating costs, maintain a strong competitive position and deploy important new technologies, we will need to install and maintain a state-of-the-art technical platform. The deployment of fiber optics, an increase in the bandwidth to 750 MHz or higher, the activation of a two-way communications network and the installation of digital equipment will allow us to deliver new and enhanced products and services, including interactive digital video, high-speed data services and telephony services provided by AT&T Broadband.

         As of December 31, 2000, our systems, including the new Illinois systems, were comprised of 27,312 miles of network passing approximately 2.1 million homes resulting in a density of approximately 78.1 homes per mile. As of that date, our systems were made up of an aggregate of 79 headends. We intend to continue our strategy of consolidating headends by eliminating approximately 59 headends, at which point 95% of our customers will be served by thirteen headends. At the end of 2000, we estimate that 94% of our customers (other than those served by the new Illinois systems) were passed by our upgraded network. After completion of our planned network upgrades, over 99% of our customers will be served by a network that is two-way active and 750 MHz.

         Our network design calls for a digital two-way active network with a fiber optic trunk system carrying signals to nodes within our customers' neighborhoods. The signals are transferred to coaxial network at the node for delivery to our customers. We have designed the fiber system to be capable of subdividing the nodes if traffic on the network requires additional capacity.

         We believe that active use of fiber optic technology as a supplement to coaxial cable plays a major role in expanding channel capacity and improving the performance of our systems. Fiber optic strands are capable of carrying hundreds of video, data and voice channels over extended distances without the extensive signal amplification typically required for coaxial cable. We will continue to deploy fiber optic cable to further reduce amplifier cascades while improving picture quality and system reliability.

         A direct result of this extensive use of fiber optics is an improvement in picture quality and a reduction of outages because system failures will be both significantly reduced and will impact far fewer customers when they do occur. Our design allows our systems to have the capability to run multiple separate channel line-ups from a single headend and to insert targeted advertisements into specific neighborhoods based on node location.

         To enable us to deliver telephony services, AT&T Broadband is required to install and maintain the necessary switching and transport facilities. We are required to deploy the necessary equipment at the headends and at our customers' homes, and are responsible for expanding and upgrading our network to provide the required capacity. We intend to increase the reliability of the services by implementing centralized powering and status monitoring on our networks as telephony services are deployed in our systems. Centralized power provides the reliability, including lifeline reliability, required in delivering telephony services. The existing commercial power structure employed by cable networks is subject to the general power disruptions experienced by the local power utility. Centralized power will provide immediate battery back-up for a limited duration followed by unlimited gas-powered generator back-up. This reliability will not only benefit the delivery of telephony service, but also the reliability of the other products and services delivered over the network. Status monitoring will enable us to examine key components of our network so that we can diagnose problems before they become critical and interfere with the stability of our network.

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Products and Services

     Traditional Cable Television Services

         We offer our customers a full array of traditional cable television services and programming offerings. We tailor both our basic line-up and our additional channel offerings to each regional system in response to demographics, programming preferences, competition and local regulation. We offer a basic level of service which includes up to 25 channels of television programming. Excluding our new Illinois systems, as of December 31, 2000, approximately 91.8% of our customers chose to pay an additional amount to receive additional channels under our "Classic" or "expanded" service. Premium channels, which are offered individually or in packages of several channels, are optional add-ons to the basic service or the classic service. As of December 31, 2000, premium units as a percentage of basic subscribers was approximately 72.6%, including our new Illinois systems.

         Our analog cable television service offering includes the following:

         . Basic Service. All of our customers receive the basic level of service, which generally consists of local broadcast television and local community programming, including government and public access, and may include a limited number of satellite programs.

         . Classic Service or Expanded Service. This expanded level of service includes a group of satellite-delivered or non-broadcast channels such as ESPN, CNN, Discovery Channel and Lifetime.

         . Premium Channels. These channels provide unedited, commercial-free movies, sports and other special event entertainment programming such as HBO, Cinemax, Starz! and Showtime. We offer subscriptions to these channels either individually or in premium channel packages.

         . Pay-Per-View. These analog channels allow customers with addressable set top boxes to pay to view a single showing of a recently released movie or a one-time special sporting event or music concert on an unedited, commercial-free basis.

     New and Enhanced Products and Services

         As network upgrades have been activated, we deploy new and enhanced products and services in most of our markets, including interactive digital video and high-speed data services. In addition, we are offering telephony services marketed under the AT&T Digital brand.

         Interactive Digital Video

         The implementation of interactive digital technology significantly enhances and expands the video and service offerings we provide to our customers. Most digital launches by other cable operators have been limited to simply offering more channels as a defensive move against competition from direct broadcast satellite television systems. Because of the significantly increased bandwidth and two-way transmission capability of our state-of-the-art technical platform, which continues to be built in conjunction with our digital launches, we have designed a more extensive digital product that is rich in program offerings and highly interactive with our customers. Our interactive digital service is designed to exploit the advantages of a broadband network in the existing generation of set-top devices. The digital service encompasses three interactive applications: (1) an interactive program guide; (2) interactive local information and community guides; and (3) a video-on-demand service. Our experience with our initial interactive digital launches is very encouraging.

         We have conducted numerous focus groups and commissioned research studies, the findings of which have helped to develop our interactive digital strategy. We believe that our digital penetration will continue to increase as a result of our differentiated services such as a graphically rich local information network and video-on-demand pay-per-view with full VCR functionality.

         We are packaging a "Digital Gateway" brand. For $6.95 per month, our customers receive the following services:

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         .    A digital converter box;

         . An interactive navigational program guide for all analog and digital channels;

         .    A local, interactive Internet-style service;

         . A significant multiplexing of premium channels for customers who separately subscribe to premium channels, such as HBO and Showtime;

         .    Pay-per-view video-on-demand; and

         .    A digital 40-channel audio music service.

         We have entered into an agreement with Liberate Technologies that enables us to utilize the Liberate software platform for the deployment of interactive television services on the Motorola DCT-2000 and DCT-5000 digital set-top boxes. The Liberate software provides the middleware component of our interactive digital product. As of December 31, 2000, we deployed 100,000 DCT-2000 set-top boxes with Liberate's C-Lite system. Our plan includes the aggressive roll-out of these systems, and when the DCT-5000 becomes available in commercial quantities, we intend to sell premium digital services using the DCT-5000 and Liberate's middleware.

         We have also entered into an agreement with DIVA Systems Corporation, which allowed us to become the first cable operator to offer DIVA's video-on-demand services as part of a digital tier package. DIVA provides a true video-on-demand service over the cable television infrastructure. Customers receive the movies electronically over the network and have full VCR functionality, including pause, play, fast forward and rewind. The movies are delivered with a high quality digital picture and digital sound. DIVA is designed to provide movies at prices comparable to those charged for videotape rentals, pay-per-view and near video-on-demand movies, but with far greater convenience and functionality.

         We have also entered into an agreement with Commerce.TV to provide e-commerce over our networks. Commerce.TV owns a proprietary software and database network which would provide our customers with the ability to purchase products from third party merchants and track the status of their orders using a set-top box remote control. We will be launching Commerce.TV in our Lexington, Kentucky system early in the second quarter of 2001.

         Upon the completion of the network upgrades of the Indiana, Kentucky and Illinois systems, we will continue to migrate the previous owners' digital products to our interactive Insight Digital product. While the previous owners' digital products were targeted to fill programming voids, our interactive Insight Digital service is designed to provide our customers with an Internet-style experience as well as enhanced programming choices, which have resulted in higher penetration and customer satisfaction and reduced churn. Our interactive Insight Digital service has experienced average penetration in the Rockford, Illinois, Columbus, Ohio and Evansville, Indiana systems of between 20% and 30% in less than two years from launch.

         High-Speed Data

         We offer high-speed data service for personal computers through Excite@Home over our network in all of our upgraded systems except for our Columbus, Ohio system, which utilizes the RoadRunner service. As of December 31, 2000, the high-speed data service was made available in 1.5 million of our homes and served approximately 51,800 of our customers, including our new Illinois systems. The Illinois systems we acquired from the AT&T Cable Subsidiaries pursuant to the Transactions which offer Excite@Home have achieved an average Excite@Home penetration of 7.6% as of December 31, 2000.

         The broad bandwidth of our cable network enables data to be transmitted up to 100 times faster than traditional telephone-based modem technologies, and the cable connection does not interfere with normal telephone activity or usage. For example, cable's on-line customers can download large files from the Internet in a fraction of the time it takes when using any widely available telephone modem technology. Moreover, surfing the Internet on a high-speed network removes the long delays for Web pages to fully appear on the computer screen, allowing the experience to more closely approximate the responsiveness of changing channels on a television set. In addition, the

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cable modem is always on and does not require the customer to dial into an
Internet service provider and await authorization. We believe that these factors of speed and easy accessibility will increase the use and impact of the Internet. Although other high-speed alternatives are being developed to compete with cable, we believe that the cable platform currently is best able to deliver these services.

         In addition to being an Internet service provider, Excite@Home offers its own content for our customers. Excite@Home aggregates high quality web sites for customers to explore and also offers various chat rooms, newsgroups, on-line stores, gaming channels, on demand Fox News, NBA and MTV video clips, and easy to use search engines and tip wizards. We expect to offer our customers content of local interest, including community information, local news, sports, entertainment, and weather, through our local home page.

         Our Insight@Home service offers unlimited access to the Internet. The service includes three e-mail addresses and 15 megabytes of space with which to create a personal web site. We are offering the Insight@Home service to cable customers at a price of $29.95 per month plus $10 to $15 to lease the cable modem. Customers may also purchase the cable modem. Non-cable customers are charged an additional $10 per month for the service. Both cable and non-cable customers are charged a $150 installation fee, which we may, at our discretion, discount to promote usage of cable modems. Insight@Home also provides several additional services, such as the ability to dial-up away from the customer's home, multiple computer access and Internet fax services, which provides additional revenue potential. In addition to customer fees, we expect to generate advertising and e-commerce revenue by selling advertisers and retailers space on our local home pages in exchange for a fee or a share of the revenues.

         Telephony Services

         On July 17, 2000, we entered into a ten-year agreement with AT&T Broadband that will allow us to deliver to our customers local telephone service under the AT&T Digital brand using our network infrastructure and AT&T Broadband's switching and transport facilities. We will lease certain capacity on our network to AT&T Broadband for a monthly fee for each of the first four lines ordered by a customer. Additionally, AT&T Broadband is required to pay us a fee for each customer installation. We are compensated on a per transaction basis for sales of AT&T Broadband services as AT&T Broadband's agent. For our provision of billing and collection services and for the provision of customer care for customers that buy bundled Insight Communications/AT&T Broadband services, AT&T Broadband is required to pay us a monthly fee per customer. We also receive an additional fee if revenue exceeds the projected target revenue for local service lines and features, such as enhanced caller ID or voice mail.

         AT&T Broadband is the regulated telephone carrier for the telephony services provided to our customers. The AT&T Broadband digital telephony services are marketed and carried under the AT&T Digital brand as part of our bundle of Insight Digital services. We market the services, as AT&T Broadband's agent, both on a stand-alone basis and bundled with our other products and services, such as interactive digital video and high-speed data access. We also bill our customers for AT&T Broadband's services, as well as provide installation, maintenance and marketing support for AT&T Broadband's services. Pursuant to the agreement, the services are to be provided in the territories in which we currently provide cable television service, other than the newly acquired Illinois systems. If both parties agree, the agreements can be expanded to include the new Illinois systems.

         The capital required to deploy telephony over our networks is a shared obligation. We are responsible for upgrading and maintaining our network to meet specified measures of quality, including increasing the capacity on our network to a maximum capacity of two lines per residential household passed, assuming a specified service penetration rate. We also acquire and install equipment to be located at the customer premises that is required to provide telephone services. We anticipate AT&T Broadband will use portions of our network to permit AT&T Broadband to offer an average of two telephone lines to each customer. AT&T Broadband is responsible for switching and transport facilities. Our manager believes that we will be able to achieve higher penetration levels by marketing our telephony services under the AT&T brand and leveraging AT&T's telephony expertise with our strong local presence and established customer relationships. Furthermore, our manager believes that the expected penetration levels, combined with shared capital costs, will result in higher returns for our investors.

Business Background of Our Manager

         Insight Communications was co-founded in 1985 as a limited partnership under the name Insight Communications Company, L.P. by Sidney R. Knafel and Michael S. Willner after a previous association with one

                                      -43-
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another at Vision Cable Communications where Mr. Knafel was co-founder and
Chairman and Mr. Willner held various operating positions, ultimately holding the position of Executive Vice President and Chief Operating Officer. Vision Cable was sold to The Newhouse Group Inc. in 1981 and Mr. Willner remained there to run the cable operations until 1985 when he and Mr. Knafel formed Insight Communications.

         In addition to many years of conventional cable television experience, Insight Communications' management team has been involved in the development and deployment of full service communications networks since 1989. Through a then related entity, Insight Communications Company UK, L.P., Insight Communications' management and related parties entered the cable television market in the United Kingdom, where today modern networks are widely deployed. Messrs. Knafel and Willner remain on the board of NTL Incorporated, the publicly traded successor to the former Insight UK related entity. NTL is currently the largest operator of local broadband communications systems in the United Kingdom.

         As a result of our management's British experience, Insight Communications recognized that the technology and products developed in the United Kingdom would migrate to the United States in similar form. Insight Communications focused on planning to upgrade our network promptly after it became clear that the 1996 Telecom Act would encourage competition in the communications industries. Insight Communications understood, however, that the new products and services available with new technology were best deployed in markets which provided for efficiencies for branding and technical investment. Insight Communications' original acquisition strategy, which focused on customer growth, was very successful. However, Insight Communications' management team recognized the opportunity to evolve from our role as a cable television operator providing only home video entertainment into a full service alternative communications network providing not only standard video services, but also interactive digital video, high-speed data access and communications products and services.

         Recognizing the opportunities presented by newly available products and services and favorable changes in the regulatory environment, Insight Communications executed a series of asset swaps, acquisitions and entered into several joint ventures that resulted in its current composition. The largest of these transactions were the 50/50 joint ventures formed with AT&T Broadband and its affiliates in October 1998 with respect to the Indiana systems, in October 1999 with respect to the Kentucky systems and most recently on January 5, 2001 with respect to the new Illinois systems. As of December 31, 1997, Insight Communications' systems had approximately 180,000 customers with the two largest concentrations in Utah and Indiana, which together represented less than half of its customers. Insight Communications believes that it has successfully transformed its assets so that as of December 31, 2000, without giving effect to the Transactions, it owned, operated and managed a cable television network serving approximately 1.0 million customers with approximately 98% of its customers clustered in the contiguous states of Indiana, Kentucky, Illinois and Ohio. Insight Communications' current assets are reflective of its strategy to own systems that have high ratios of customers to headends.

         In July 1999, the holders of the partnership interests of Insight LP exchanged their respective partnership interests for common stock of Insight Communications. As a result, Insight LP became a wholly-owned subsidiary of Insight Communications. Simultaneous with the exchange, Insight Communications consummated an initial public offering of 26,450,000 shares of its Class A common stock, raising an aggregate of approximately $650.0 million. Insight Communications' Class A common stock is currently listed on The Nasdaq National Market under the symbol "ICCI."

Our Systems

         Our systems in Indiana, Kentucky, Illinois, Ohio and Georgia serve approximately 1.3 million customers. We are the largest operator of cable systems in both Indiana and Kentucky and the second largest in Illinois. Our systems are technically clustered or are capable of being clustered to serve an average of 100,000 customers per headend.

         We are able to realize significant operational synergies due to the size of the clusters in these states and the demographic proximity of all of our systems. In all of our systems, we have nearly completed upgrading our system infrastructures to enable us to deliver new technologies, products and services to provide our customers with greater value and choices in the face of growing competition. The highly clustered nature of our systems enables us to (a) more efficiently invest our marketing dollars and maximize our brand awareness, (b) more economically introduce new and enhanced services, and (c) reduce our overall operating and maintenance costs as a result of our ability to

                                      -44-
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deploy fiber and reduce the number of headends we use throughout our systems. As a result, we believe we will be able to achieve improved operating performance on both a combined and system-wide basis. Our relationship with AT&T Broadband provides us with substantial purchasing economies for both our programming and hardware needs.

     The Indiana Systems

         General

         As of December 31, 2000, the Indiana systems passed approximately 515,800 homes and served approximately 320,000 customers. The Indiana systems are owned by Insight Communications Midwest, which is the largest cable operator in the state. Insight Communications Midwest, which was capitalized on October 31, 1998, was a 50/50 joint venture between Insight LP and an indirect subsidiary of AT&T Broadband until the contribution of its equity interests on October 1, 1999 into us. Through Insight LP, Insight Communications serves as manager of the Indiana systems. In addition, we believe that there are additional opportunities to augment our position in Indiana through additional acquisitions and swaps.

         We believe that further upgrading of the Indiana systems will yield opportunities for cash flow growth. We have increased our capital investments in the Indiana systems, with initial emphasis on upgrading the network, activating two-way transmission and combining headends. Upon completion of our consolidation of headends, we expect that approximately 95% of our customers in Indiana will be served by three headends. Upon implementation of our state-of-the-art technical platform, we deploy new services based on our marketing strategy of bundling products.

         Insight LP manages the day-to-day operations of Indiana and Kentucky cable television systems owned by InterMedia Partners Southeast, an affiliate of AT&T Broadband, which serve approximately 121,200 customers. The systems are operated by employees of our Indiana and Kentucky systems, and the overhead for these systems is allocated and charged against the cash flow of the managed systems.

         The Indiana systems are organized in four management districts:

         The Central District

         As of December 31, 2000, the Central District passed approximately 116,800 homes and served approximately 78,800 customers, principally in the community of Bloomington. This includes approximately 28,300 homes passed and approximately 14,800 customers served by the Greenwood, Indiana system which we acquired on January 11, 2001. The City of Bloomington, located 45 miles south of Indianapolis, is the home of Indiana University. Besides the University, major employers include United Technology and General Electric. The median household income for the area is approximately $37,000 per year, while the median family income is approximately $47,500 per year. Household income differs from family income by including income from all persons in all households, including persons living alone and other non-family households.

         Digital video service was launched in Bloomington by AT&T Broadband prior to the formation of Insight Communications Midwest. Upon completion of our network upgrade, we will migrate the Bloomington digital customers to our interactive Insight Digital service. The Bloomington system began deploying the Insight@Home service during the second quarter of 2000. Bloomington and parts of Monroe County were upgraded to 750 MHz during the second quarter of 2000. We expect to substantially complete the upgrade of this district by the end of 2001.

         The Southwest District

         As of December 31, 2000, the Southwest District passed approximately 122,700 homes and served approximately 59,900 customers, principally in the communities of Evansville and Jasper. The median household income for the area is approximately $36,500 per year, while the median family income is approximately $47,000 per year. Major employers include Alcoa, Whirlpool and Bristol-Myers Squibb.

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         In February 2000, we completed the network upgrade of the Southwest
District to 750 MHz and we are currently migrating the digital customers to our interactive Insight Digital service, including DIVA's video-on-demand service and the LocalSource interactive information service. We have also launched the Insight@Home service in Evansville.

         A related party of Southern Indiana Gas and Electric Co. has overbuilt the City of Evansville. Southern Indiana Gas and Electric Co. has obtained franchises to provide cable television service in the City of Evansville and neighboring areas and commenced service in April 1999. We believe the Southern Indiana Gas and Electric Co. overbuild passes approximately 75,900 homes in our service area and is expected to pass additional homes, and has commenced offering telephone and data service.

         The Evansville system recently won a competitive bid to supply a data network to the Evansville school system, as well as a contract to provide video services to the University of Evansville. We are working with TCI Network Solutions to supply this data network and have signed a five-year contract to connect 42 K-12 schools to the data network. Our share of the revenues from this contract will be $500,000 over the life of the contract.

         The Northwest District

         As of December 31, 2000, the Northwest District passed approximately 98,700 homes and served approximately 69,100 customers, principally in the communities of Lafayette, Kokomo, Fowler and Hartford City. The City of Lafayette is the home of Purdue University. Besides Purdue University, major employers include Great Lakes Chemical, Lafayette Life Insurance, General Motors and Delco Remy. The median household income for the area is approximately $39,900 per year, while the median family income is approximately $51,600 per year.

         The upgrades of the Lafayette, Kokomo and Fowler systems to 750 MHz were substantially completed at the end of 2000. We launched the Insight@Home service in all of these markets. AT&T Broadband launched a digital service in the Kokomo market in late 1998. We are in the process of migrating those customers to our digital service, simultaneous with the launch throughout the district of our interactive Insight Digital service, including the LocalSource products and, during the first quarter of 2001, DIVA's video-on-demand service.

         The Northeast District

         As of December 31, 2000, the Northeast District passed approximately 177,600 homes and served approximately 112,200 customers in Richmond as well as in the suburban communities near Indianapolis, including Anderson and Noblesville. Indianapolis is the state capital of Indiana and is the twelfth largest city in the United States. Major employers include General Motors, Eli Lilly and Belden Wire and Cable. The median household income for the area is approximately $46,700 per year, while the median family income is approximately $56,300 per year.

         The upgrade of the Northeast District to 750 MHz is expected to be completed by the end of first quarter 2001. We have launched the Insight@Home service throughout the district. AT&T Broadband launched digital service in several of the markets in 1998, and we are in the process of migrating those customers to our interactive Insight Digital service, simultaneous with the launch throughout the district of our Insight Digital service, including the LocalSource product and, during the second quarter of 2001, DIVA's video-on-demand service.

     The Kentucky Systems

         General

         As of December 31, 2000, the Kentucky systems passed approximately 748,000 homes and served approximately 442,000 customers. This includes approximately 40,900 homes passed and approximately 22,400 customers served by the Jeffersonville, Indiana system, which is owned by Insight Communications Midwest and operated by the management of the Louisville, Kentucky system. The Kentucky systems are owned by Insight Kentucky Partners II, L.P., which is the largest cable operator in the state. Our manager acquired a combined 50% interest in Insight Kentucky's parent on October 1, 1999, with related parties of AT&T Broadband holding the other 50% interest. Simultaneous with this acquisition, all of the equity interests were contributed into us. Through Insight LP, Insight Communications serves as manager of the Kentucky systems.

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         Our Kentucky systems are located in and around four of the five largest cities in the state: Louisville, Lexington, Covington, and Bowling Green. Upon completion of the network upgrade, over 99% of Insight Kentucky's customers will be served by a two-way active, 750 MHz network. Additionally, upon completion of our consolidation of headends, approximately 99% of the systems' customers will be served by four headends. The network upgrades and consolidation of headends are substantially completed.

         Summary statistics for the Kentucky systems are as follows:

         Louisville

         As of December 31, 2000, the Louisville system passed approximately 447,700 homes and served approximately 254,500 customers. Louisville is Kentucky's largest city and is located in the northern region of the state, bordering Indiana. Louisville is located within a day's drive of nearly 50% of the United States population, which makes it an important crossroads for trade and business. Major employers in the Louisville metropolitan area include Humana, UPS, General Electric and Ford. The median household income for the area is approximately $40,000 while the median family income is approximately $48,500. Knology Inc. and TotaLink of Kentucky, LLC have each obtained a franchise to provide cable television service in the City of Louisville, where we currently serve 61,900 customers. However, those franchises have been stayed pending litigation.

         The Louisville system substantially completed a network upgrade and we served substantially all of our customers with two-way, 750 MHz cable at the end of 2000. The system is also in the process of interconnecting six headends, which will allow the entire system to be served from a single headend. In the spring of 2000, we began managing our Jeffersonville, Indiana system through the Louisville system.

         InterMedia Capital Partners VI, L.P. launched its digital service in Louisville in November 1998. The service had approximately 24,500 customers in Kentucky as of December 31, 2000. We are migrating these customers to our interactive Insight Digital service, including the LocalSource product and the DIVA video-on-demand service. The Louisville system has launched the Insight@Home service.

         Lexington

         As of December 31, 2000, the Lexington system passed approximately 122,300 homes and served approximately 84,000 customers from a single headend. Lexington is Kentucky's second largest city, located in the central part of the state. Major employers in the Lexington area include the University of Kentucky, Toyota and Lexmark International. The median household income for the area is approximately $44,000, while the median family income is approximately $56,000.

         The Lexington system has completed a network upgrade and, at the end of 2000, we served all of our customers with two-way, 750 MHz cable. InterMedia Capital Partners VI, L.P. launched its digital service in Lexington in October of 1998. We are migrating these customers to our interactive Insight Digital service, including the LocalSource product and the DIVA video-on-demand service. The Lexington system has launched the Insight@Home service.

         Covington

         As of December 31, 2000, the Covington system passed approximately 143,800 homes and served approximately 80,900 customers from a single headend. Covington is Kentucky's fifth largest city. Major employers in the Covington area include Delta Airlines, Toyota, Citicorp and DHL. The median household income for the area is approximately $44,500, while the median family income is approximately $53,800.

         The Covington system has completed a network upgrade and, at the end of 2000, we served all of our customers with two-way, 750 MHz cable. The Covington system recently launched the Insight@Home service. Digital service is also available in Covington. We are migrating the customers of this digital service to our interactive Insight Digital service, including the LocalSource product and the DIVA video-on-demand service.

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         Bowling Green

         As of December 31, 2000, the Bowling Green system passed approximately 34,200 homes and served approximately 22,500 customers from a single headend. Bowling Green is located 120 miles south of Louisville, 110 miles southwest of Lexington and 70 miles north of Nashville, Tennessee. Bowling Green is the fourth largest city in Kentucky and is the home of Western Kentucky University. Major employers in the Bowling Green area include Fruit of the Loom, Camping World, Desa International and Holley Replacement Parts. The median household income for the area is approximately $36,500, while the median family income is approximately $45,400.

         The Bowling Green system is fully upgraded to two-way, 750 MHz cable. Recently, digital and Insight@Home services have been launched in Bowling Green. We are migrating the customers of this digital service to our interactive Insight Digital service, including the LocalSource product.

     The Illinois Systems

         The Illinois systems are owned and operated by Insight Communications Midwest, and were contributed to us on January 5, 2001 pursuant to the Transactions. Through Insight LP, Insight Communications serves as manager of the Illinois systems. These systems are located primarily in second-tier markets, including Springfield, Rockford, Peoria, Dixon and Champaign/Urbana. The Rockford system was contributed by Insight LP and the other Illinois systems were acquired from the AT&T Cable Subsidiaries pursuant to the Transactions.

         In total, the Illinois systems pass approximately 664,900 homes and served 418,000 customers as of December 31, 2000, making us the second largest operator of cable television systems in the State of Illinois. These systems are served by networks with approximately 2,320 miles having a capacity greater than or equal to 750 MHz, 4,160 miles having a capacity greater than or equal to 450 MHz and less than 750 MHz, and 1,020 miles having a capacity less than 450 MHz. Consistent with our strategy of expeditiously upgrading our network to facilitate the deployment of our enhanced products and services, we are upgrading the network of the Illinois systems and intend to migrate the digital customers to our interactive Insight Digital service. We expect to invest approximately $56.0 million to upgrade these systems, and that the upgrades will be completed during 2002. In the interim, we will launch Insight Digital on a node-by-node basis as system upgrades are completed. We anticipate the initial deployments of the DIVA video-on-demand service by the end of 2001 in selected areas in the Illinois systems.

         The Illinois systems are organized in five management districts:

         The Rockford District

         As of December 31, 2000, the Rockford District passed approximately 127,600 homes and served approximately 81,500 customers. Rockford is Illinois' second largest city. Major employers in the Rockford metropolitan area include:
Chrysler Corporation, Rockford Health System, Sundstrand Corporation and Swedish American Health Systems. The median household income for the area is approximately $39,300 per year, while the median family income is approximately $47,800 per year.

         We completed the upgrade of the Rockford system in February 2000, and began launching our Insight Digital service on a node-by-node basis as system upgrades were completed beginning in February 1999. Since launching our Insight Digital service in the Rockford system, the activated areas achieved approximately 19.5% digital penetration from its customers, with incremental revenue per digital customer of approximately $21 per month. Average monthly revenue per customer increased by approximately 21.0% for the year ended December 31, 2000, compared to the year ended December 31, 1999, primarily as a result of the increase in digital penetration. We launched the Insight@Home service throughout the system in April 2000, and have achieved a penetration of 2.8% as of December 31, 2000.

         The Peoria District

         As of December 31, 2000, the Peoria District passed approximately 194,700 homes and served approximately 125,200 customers, principally in the communities of Bloomington and Peoria. Bloomington is located in the north central part of the state. The Bloomington system is home to Illinois State University with over 20,000 students and Illinois Wesleyan University with over 2,000 students. Peoria is the fourth largest city in

Illinois, located in the north central part of the state. Major employers in the Peoria area include Maytag, Gates Rubber and the headquarters of Caterpillar. The median household income for the area is approximately $26,000, while the median family income is approximately $34,000. The City of Galesburg is considering a municipal overbuild passing approximately 17,000 homes as of December 31, 2000.

         The Peoria system is currently undergoing a network upgrade from 550 MHz to 860 MHz, which is expected to be completed during 2002. An AT&T Cable Subsidiary launched digital service and achieved penetration levels of nearly 18% in areas where digital service is available. We plan to migrate these customers to our interactive Insight Digital service, including the Local Source product and the DIVA video-on-demand service, by the end of 2002. The system has launched the @Home service and has achieved penetration levels of over 7% as of December 31, 2000.

         The Dixon District

         As of December 31, 2000, the Dixon District passed approximately 67,200 homes and served approximately 46,400 customers, principally in the communities of Rock Falls, Peru and Dixon. Dixon is located in the north/central part of the State of Illinois. Major employers in the Dixon area include the State of Illinois, Raynor Manufacturing Company and Borg Warner Automotive. The median household income for the area is approximately $25,200, while the median family income is approximately $30,700.

         The Dixon system currently operates with a 750 MHz network, with areas within the Dixon District undergoing a network upgrade from 450 MHz to 860 MHz, which is expected to be completed by the end of 2002. An AT&T Cable Subsidiary launched digital service and achieved penetration levels of nearly 12% in areas where the service is available. We plan to migrate these customers to our interactive Insight Digital service, including the LocalSource product and the DIVA video-on-demand service during 2002.

         The Springfield District

         As of December 31, 2000, the Springfield District passed approximately 179,300 homes and served approximately 115,100 customers, principally in the communities of Decatur and Springfield. Springfield is the capital of Illinois and the third largest city in the state, located in the central part of the state. The major employer in the Springfield area is the State of Illinois. The median household income for the area is approximately $28,000, while the median family income is approximately $36,500. The City of Springfield, in which our system passes approximately 60,900 homes, is considering a municipal overbuild utilizing an existing plant owned by the city.

         The Springfield District is currently undergoing a network upgrade from 450 MHz to two-way, 750 MHz. An AT&T Cable Subsidiary launched digital service in the system and achieved penetration levels of over 20% in the areas where the service is available. We plan to migrate these customers to our interactive Insight Digital service, including the Local Source product and the DIVA video-on-demand service, by the end of 2002. The system has begun to roll-out the Insight@Home service on a node-by-node basis.

         The Champaign District

         As of December 31, 2000, the Champaign District passed approximately 96,100 homes and served approximately 49,800 customers. Champaign/Urbana is located in the eastern central part of the state. The Champaign District is home to the University of Illinois with over 36,000 students. Major employers in the Champaign and Urbana areas include the University of Illinois, Kraft Foods and the Carle Clinic Association. The median household income for the area is approximately $22,300 and the median family income for the area is approximately $34,000.

         The Champaign District serves substantially all of its customers by a two-way, 750 MHz network. An AT&T Cable Subsidiary launched digital service in the system and had approximately 5,400 customers as of December 31, 2000. We plan to migrate these customers to our interactive Insight Digital service, including the Local Source service and the DIVA video-on-demand service, by the end of 2001. The Champaign District has launched the @Home service and as of December 31, 2000 had over 6,300 customers.

     The Griffin, Georgia System

         Our Griffin, Georgia system is owned and operated by Insight Communications Midwest, and was contributed to us on January 5, 2001 pursuant to the Transactions. Through Insight LP, Insight Communications serves as manager of the Griffin system. As of December 31, 2000, the Griffin, Georgia system passed approximately 20,100 homes and served approximately 13,100 customers from a single headend. Major employers in the area include Springs Industries, North American Component Manufacturing and William Carter Apparel. The median household income for the area is approximately $34,700 per year, while the median family income is approximately $40,500 per year.

         We launched our digital service in the Griffin system in December 1998, bringing many new entertainment options to its customers. Griffin, being a smaller market that still has unused channel capacity, has a scaled-down version of the Insight Digital service, similar to the full digital service except that it is not interactive. Despite a more limited product offering, we have achieved significant success with nearly 18% penetration within two years of launch generating incremental revenue per month of over $19.00 per digital customer. The Griffin launch was the first digital deployment of our multi-tiered approach in the country. We will begin upgrading the Griffin system to enhance the digital service during 2001.

     The Ohio System

         In connection with the Transactions, the common equity of Insight Communications of Central Ohio, LLC, the entity holding the Ohio system, was contributed to us. As of December 31, 2000, the Ohio system passed approximately 184,400 homes and served approximately 85,400 customers from a single headend. The system serves the eastern portion of the City of Columbus and adjacent suburban communities within eastern Franklin County and the contiguous counties of Delaware, Licking, Fairfield and Pickaway. The City of Columbus is the 34th largest designated market area, the capital of Ohio and the home of Ohio State University. In addition to the state government and university, the Columbus economy is well diversified with the significant presence of prominent companies such as The Limited, Merck, Wendy's, Nationwide Insurance, Borden and Worthington Industries. The area's strong economy provides for a well-paid employment base with a current unemployment rate of approximately 2.3%. The median household income for our service area is approximately $47,800 per year, while the median family income is approximately $57,000 per year.

         We are currently upgrading the Ohio system to 870 MHz, and began servicing customers from our upgraded network in November 1999. We are currently launching our interactive Insight Digital service, on a node-by-node basis, including DIVA's video-on-demand service and the LocalSource interactive information service. As of December 31, 2000, approximately 60,000 customers were served by the upgraded network with approximately 47,800 customers served by activated digital nodes, and approximately 13,400 customers have subscribed to our interactive digital service, representing a penetration of over 28%. We entered into an affiliation agreement with RoadRunner and a network service agreement with High Speed Access Corp. to deploy the RoadRunner high-speed data service. The RoadRunner service was launched during the second quarter of 2000, and has achieved a penetration of 4.5% as of December 31, 2000. In addition, the Ohio system provides exclusive sports programming under the "Central Ohio Sport!" brand, featuring sporting events from Ohio State University.

         In 1996, Ameritech obtained a citywide cable television franchise for the City of Columbus and suburban communities in Franklin County. Ameritech has built its citywide franchise, both in our service area and in the Time Warner service area on the west side of Columbus. We and Time Warner service virtually distinct areas and therefore do not compete with one another. The areas of the Ohio system served by both us and Ameritech pass approximately 142,700 homes, representing 77.3% of the Ohio system's total homes passed.

         As with our Indiana, Kentucky and Illinois systems, we intend to launch a telephony service alternative to Ameritech through the arrangement with AT&T Broadband. Time Warner, the other major cable television provider in the market, also has previously announced that it is negotiating a telephony agreement with AT&T Broadband.

Customer Rates

         Rates charged to customers vary based on the market served and service selected as shown below:

                                                                                         Average Monthly Revenue
                                                                                              per Customer
                                                                                         as of December 31, 2000
                                                                                  --------------------------------------
                                                                                     Basic Service    Classic Service
                                                                                  ----------------    ------------------
          Indiana systems........................................................         $12.59            $16.12
          Kentucky systems.......................................................          12.77             19.33

         As of December 31, 2000, the weighted average revenue for our monthly combined basic and classic service was approximately $31.12. The national average was estimated to be $30.08 for the same services as of December 31, 2000, as reported by Paul Kagan & Associates.

         A one-time installation fee, which we may reduce during promotional periods, is charged to new customers, as well as reconnected customers. We charge monthly fees for set top boxes and remote control devices. We also charge administrative fees for delinquent payments for service. Customers are free to discontinue service at any time without additional charge and may be charged a reconnection fee to resume service. Commercial customers, such as hotels, motels and hospitals, are charged negotiated monthly fees and a non-recurring fee for the installation of service. Multiple dwelling unit accounts may be offered a bulk rate in exchange for single-point billing and basic service to all units.

Sales and Marketing

         Our strategy is to sell multiple services to our customers, including video, high-speed data and telephony services. We regularly use targeted telemarketing campaigns to sell to our existing customer base. Our customer service representatives are trained and given the support to use their daily contacts with customers as opportunities to sell our new service offerings.

         Due to the nature of the communities we serve, we are able to market our services in ways not typically used by urban cable operators. We can market products and services to our customers at our local offices where many of our customers pay their cable bills in person. Examples of our in-store marketing include the promotion of premium services as well as point-of-purchase displays that will allow customers to experience our high-speed Internet service and digital products. We aggressively promote our services utilizing both broad and targeted marketing tactics, including outdoor billboards, outbound telemarketing, retail partnerships, direct mail, door-to-door sales, cross-channel promotion, print and broadcast.

         We build awareness of the Insight Communications brand through advertising campaigns and strong community relations. As a result of our branding efforts and consistent service standards, we believe we have developed a reputation for quality and reliability. We also believe that our marketing strategies are particularly effective due to our regional clustering and market significance, which enables us to reach a greater number of both current and potential customers in an efficient, uniform manner.

Programming Suppliers

         Most cable companies purchase their programming product directly from the program networks by entering into a contractual relationship with the program supplier. The vast majority of these program suppliers offer the cable operator license fee rate cards with size-based volume discounts and other financial incentives, such as launch and marketing support and cross-channel advertising.

         Currently there are over 130 cable networks competing for carriage on our analog and digital platforms. We have continued to leverage both our systems' analog upgrades and newly deployed digital packages as an incentive to our suppliers to secure long term programming deals with reasonable price structures and other creative financial arrangements to offset license fee increases.

         Because of our relationship with AT&T Broadband, we have the right to purchase programming services for our systems directly through AT&T Broadband's programming supplier Satellite Services, Inc. We believe that Satellite Services has attractive programming costs. Additionally, given the clustering of our systems in the

Midwest, we have been successful in affiliating with regionally based programming products such as sports and news, at lower than average license fees.

         Prior to November 1999, the cable systems contributed by Insight LP to us pursuant to the Transactions were entitled to buy programming services at the favorable rates being charged to MediaOne Group. Since that time, such systems have been purchasing programming services at higher rates. These systems are now able to purchase programming services at the more favorable rates charged by Satellite Services.

Commitment to Community Relations

         We believe that maintaining strong community relations will continue to be an important factor in ensuring our long-term success. Our community-oriented initiatives include educational programs and the sponsorship of programs and events recognizing outstanding local citizens. In addition, members of our management team host community events for political and business leaders as well as representatives of the local media where they discuss our operations and recent developments in the telecommunications industry. We have received numerous awards recognizing our ongoing community relations. We believe that our ongoing community relations initiatives result in consumer and governmental goodwill and name recognition, which have increased customer loyalty and will likely facilitate any future efforts to provide new communications services.

         We encourage all of our local management teams to take leadership roles in community and civic activities. Over the years, our systems have received numerous awards in recognition of their efforts to support local causes and charities as well as programs that encourage a better way of life in the communities they serve. Awards have been received from such diverse organizations as the Epilepsy Foundation, the YMCA Black Achievers, the Domestic Violence Center and Project Welcome Home, which provides assistance to less fortunate people in the community.

         Cable industry recognition and awards for excellence in marketing and programming have been received by several of our systems including the Lafayette, Indiana system.

         All of our systems provide ongoing support for Cable in the Classroom, an industry initiative that earns recognition both locally and nationally for its efforts in furthering the education of children. Our newest public affairs initiative, "In the Know," further underscores our commitment to education by bringing the vast uses of high-speed Internet access into each accredited school in our service area. "In the Know" builds upon the cable industry's pledge to provide free high-speed Internet access to local schools. We have taken that pledge a step further to offer students and teachers the resources of broadband content and robust cable programming to enrich the learning experience.

         With cable modems in the classroom, teachers and students alike can benefit from the speedy downloads and access to advanced applications to enhance the learning experience. In addition to providing this advanced technology free of charge, we intend to introduce programming enhancements in partnership with various cable networks. As an increasing number of areas become serviceable for high-speed service, "In the Know" is designed to incorporate multi-faceted synergies with these programmers in order to provide specialized educational offerings for each of our systems.

         One of the advantages a local cable operator has over nationally distributed competitors is its ability to develop local programming. To further strengthen community relations and differentiate us from direct broadcast satellite television systems and other multichannel video providers, we provide locally produced and oriented programming. Several of our systems have full production capabilities, with in-house and/or mobile production studios to create local content. To attract viewers, we offer a broad range of local programming alternatives, including community information, local government proceedings and local specialty interest shows. In some of our markets, we are the exclusive broadcaster of local college and high school sporting events, which we believe provides unique programming and builds customer loyalty. We believe that our emphasis on local programming creates significant opportunities for increased advertising revenues. Locally originated programming will also play an integral role in the deployment of our new and enhanced products and services. Customized local content will be available to our customers through our digital cable and high-speed data services, as users will be able to access local information, such as weather reports, school closings and community event schedules on - demand.

Franchises

          Cable television systems are constructed and operated under fixed-term non-exclusive franchises or other types of operating authorities that are granted by either local governmental or centralized state authorities. These franchises typically contain many conditions, such as:

          .    Time limitations on commencement and completion of construction;

          .    Conditions of service, including the number of channels, the provision of free service to schools and other public institutions;

          .    The maintenance of insurance and indemnity bonds; and

          .    The payment of fees to communities.

          These local franchises are subject to limits imposed by federal law.

          (1) As of December 31, 2000, we held 517 franchises in the aggregate, consisting of 165 in Indiana, 195 in Kentucky, 124 in Illinois, 29 in Ohio and 4 in Georgia. Many of these franchises require the payment of fees to the issuing authorities of 3% to 5% of gross revenues, as defined by each franchise agreement, from the related cable system.

          The 1984 Cable Act prohibits franchising authorities from imposing annual franchise fees in excess of 5% of gross annual revenues and also permits the cable television system operator to seek renegotiation and modification of franchise requirements if warranted by changed circumstances that render performance commercially impracticable.

          The following table summarizes information relating to the year of expiration of our franchises, excluding the managed systems, as of December 31, 2000:

             Year of                    Number of            Percentage of           Number of          Percentage Total
      Franchise Expiration             Franchises          Total Franchises       Basic Customers        Basic Customers
      --------------------             ----------          ----------------       ---------------        ---------------
Expired*........................            17                      3.3%                13,463                   1.1%
2001............................            30                      5.8                 82,523                   6.4
2002............................            23                      4.4                 41,928                   3.3
2003............................            40                      7.7                102,416                   8.0
2004............................            35                      6.8                 54,015                   4.2
After 2004......................           372                     72.0                984,176                  77.0
--------------
* Such franchises are operated on a month-to-month basis and are in the process of being renewed.

          The Cable Acts provide, among other things, for an orderly franchise renewal process which limits a franchising authority's ability to deny a franchise renewal if the incumbent operator follows prescribed renewal procedures. In addition, the Cable Acts established comprehensive renewal procedures which require, when properly elected by an operator, that an incumbent franchisee's renewal application be assessed on its own merits and not as part of a comparative process with competing applications.

          We believe that our cable systems generally have good relationships with their respective franchise authorities. We have never had a franchise revoked or failed to have a franchise renewed.

Competition

          Cable systems face increasing competition from alternative methods of receiving and distributing their core video business. Both wireline and wireless competitors have made inroads in competing against incumbent cable operators. The extent to which a cable operator is competitive depends, in part, upon its ability to provide to customers, at a reasonable price, a greater variety of programming and other communications services than are available off-air or through alternative delivery sources and upon superior technical performance and customer service.

          Congress has enacted legislation and the FCC has adopted regulatory policies providing a more favorable operating environment for new and existing technologies, in particular direct broadcast satellite television systems operators, that have the potential to provide increased competition to cable systems. Recently enacted legislation permits direct broadcast satellite companies to retransmit local television signals, eliminating one of the objections of consumers about switching to satellites.

          The 1996 Telecom Act makes it easier for local exchange telephone companies and others to provide a wide variety of video services competitive with services provided by cable systems. Various local exchange telephone companies currently are providing video services within and outside their telephone service areas through a variety of distribution methods, including the deployment of broadband cable networks and the use of wireless transmission facilities. Local exchange telephone companies in various states have either announced plans, obtained local franchise authorizations or are currently competing with our cable communications systems. Local exchange telephone companies and other companies also provide facilities for the transmission and distribution to homes and businesses of interactive computer-based services, including the Internet, as well as data and other non-video services. The ability of local exchange telephone companies to cross-subsidize video, data and telecommunication services also poses some threat to cable operators.

          Franchised cable systems compete with private cable systems for the right to service condominiums, apartment complexes and other multiple unit residential developments. The operators of these private systems, known as satellite master antenna television systems often enter into exclusive agreements with apartment building owners or homeowners' associations that preclude franchised cable television operators from serving residents of such private complexes. However, the 1984 Cable Act gives franchised cable operators the right to use existing compatible easements within their franchise areas on nondiscriminatory terms and conditions. Accordingly, where there are preexisting compatible easements, cable operators may not be unfairly denied access or discriminated against with respect to access to the premises served by those easements. Conflicting judicial decisions have been issued interpreting the scope of the access right granted by the 1984 Cable Act, particularly with respect to easements located entirely on private property.

         The 1996 Telecom Act may exempt some of our competitors from regulation as cable systems. The 1996 Telecom Act amends the definition of a "cable system" such that providers of competitive video programming are only regulated and franchised as "cable systems" if they use public rights-of-way. Thus, a broader class of entities providing video programming, including operators of satellite master antenna television systems, may be exempt from regulation as cable television systems under the 1996 Telecom Act. This exemption may give these entities a competitive advantage over us.

         Direct broadcast satellite television systems use digital video compression technology to increase the channel capacity of their systems. Direct broadcast satellite television systems' programming is currently available to individual households, condominiums and apartment and office complexes through conventional, medium and high-power satellites. High-power direct broadcast satellite television system service is currently being provided by DIRECTV, Inc., and EchoStar Communications Corporation. Direct broadcast satellite television systems have some advantages over cable systems that were not upgraded, such as greater channel capacity and digital picture quality. In addition, legislation was recently enacted which permits direct broadcast satellite television systems to retransmit the signals of local television stations in their local markets. However, direct broadcast satellite television systems have a limited ability to offer locally produced programming, and do not have a significant local presence in the community. In addition, direct broadcast satellite television systems packages can be more expensive than cable, especially if the subscriber intends to view the service on more than one television in the household. Finally, direct broadcast satellite television systems do not have the same full two-way capability, which we believe will limit their ability to compete in a meaningful way in interactive television, high-speed data and voice communications.

          Several telephone companies are introducing digital subscriber line technology, which allows Internet access over traditional phone lines at data transmission speeds greater than those available by a standard telephone modem. Although these transmission speeds are not as great as the transmission speeds of a cable modem, we believe that the transmission speeds of digital subscriber line technology are sufficiently high that such technology will compete with cable modem technology. The FCC is currently considering its authority to promulgate rules to facilitate the deployment of these services and regulate areas including high-speed data and interactive Internet services. We cannot predict the outcome of any FCC proceedings, or the impact of that outcome on the success of our Internet access services or on our operations.

          Additionally, the FCC adopted regulations allocating frequencies in the 28 GHz band for a new service called local multipoint distribution service that can be used to provide video services similar to multipoint multichannel distribution systems. The FCC has completed spectrum auctions for local multipoint distribution service licenses.

          As we expand our offerings to include telephony services, our AT&T Digital branded services will be subject to competition from existing providers, including both local exchange telephone companies and long-distance carriers. The telecommunications industry is highly competitive and many telephone service providers may have greater financial resources than we have, or have established relationships with regulatory authorities. We cannot predict the extent to which the presence of these competitors will influence customer penetration in our telephony service areas.

          Other new technologies may become competitive with services that cable communications systems can offer. Advances in communications technology, as well as changes in the marketplace and the regulatory and legislative environment are constantly occurring. Thus, we cannot predict the effect of ongoing or future developments on the cable communications industry or on our operations.

          Cable television systems are operated under non-exclusive franchises granted by local authorities thereby allowing more than one cable system to be built in the same area. Although the number of municipal and commercial overbuild cable systems is small, the potential profitability of a cable system is adversely affected if the local customer base is divided among multiple systems. Additionally, constructing a competing cable system is a capital intensive process which involves a high degree of risk. We believe that in order to be successful, a competitor's overbuild would need to be able to serve the homes in the overbuilt area on a more cost-effective basis than we can. Any such overbuild operation would require either significant access to capital or access to facilities already in place that are capable of delivering cable television programming .

Employees

          As of December 31, 2000, after giving effect to the Transactions, we employed approximately 2,600 full-time employees and 120 part-time employees. We consider our relations with our employees to be good.

Properties

          A cable television system consists of three principal operating components :

          . The first component, the signal reception processing and originating point called a "headend," receives television, cable programming service, radio and data signals that are transmitted by means of off-air antennas, microwave relay systems and satellite earth systems. Each headend includes a tower, antennae or other receiving equipment at a location favorable for receiving broadcast signals and one or more earth stations that receives signals transmitted by satellite. The headend facility also houses the electronic equipment, which amplifies, modifies and modulates the signals, preparing them for passage over the system's network of cables.

          . The second component of the system, the distribution network, originates at the headend and extends throughout the system's service area. A cable system's distribution network consists of microwave relays, coaxial or fiber optic cables placed on utility poles or buried underground and associated electronic equipment.

          . The third component of the system is a "drop cable," which extends from the distribution network into each customer's home and connects the distribution system to the customer's television set.

          We own and lease parcels of real property for signal reception sites which house our antenna towers and headends, microwave complexes and business offices which includes our principal executive offices. In addition, we own our cable systems' distribution networks, various office fixtures, test equipment and service vehicles. The physical components of our cable systems require maintenance and periodic upgrading to keep pace with technological advances. We believe that our properties, both owned and leased, are in good condition and are suitable and adequate for our business operations as presently conducted and as proposed to be conducted.

Legal Proceedings

          Insight Kentucky and certain prior owners of the Kentucky systems, including affiliates of AT&T Broadband, have been named in class actions generally alleging that the Kentucky systems have improperly passed through state and local property tax charges to customers. The plaintiffs in these actions seek monetary damages and the enjoinment of the collection of such taxes. Such class actions are (i) Alfred P. Sykes, Jr., Charles Pearl, Linda Pearl vs. InterMedia Partners of Kentucky, L.P. and TCI TKR of Jefferson County, Inc., which was filed on March 26, 1999 in Jefferson County Circuit Court and consolidated with James F. Dooley vs. TCI TKR of Jefferson County and InterMedia Partners of Kentucky, L.P., which was filed on March 24, 1999 in Jefferson County Circuit Court, and (ii) Charles Shaw and Loretta Shaw vs. TCI TKR of Northern Kentucky, Inc. TCI TKR of Southern Kentucky, Inc., TCI Cablevision of North Central Kentucky, Inc., TCI Cablevision of Kentucky, Inc. and InterMedia Partners of Kentucky, L.P., which was filed on June 4, 1999 in the Franklin County Circuit Court. The classes have not been certified in these actions and we are defending these actions vigorously. Plaintiff's counsel filed an additional class action lawsuit in Boone County Circuit Court entitled R. Stafford Johnson v. Insight Kentucky Partners II, L.P., TCI/TKR of Northern Kentucky, Inc. et. al. on October 27, 1999, making the same allegations as the other filed actions. This lawsuit was dismissed on January 21, 2000, due to the existence of the Franklin County case, which was held to be a superior action with identical issues. We believe that the Kentucky systems have substantial and meritorious defenses to these claims, especially claims by customers that reside in the communities that have entered into settlement agreements with the Kentucky systems, as described above. Motions to dismiss both the Jefferson County and Franklin County actions were denied and we have filed appeals of these decisions to the Supreme Court of Kentucky. In addition, the Kentucky systems have filed a declaratory judgement action in the United States District Court for the Eastern District of Kentucky asking the federal courts to declare that the issues at bar in the purported class actions are preempted under federal law. This action was dismissed by the District Court and is on appeal to the 6th Circuit Court of Appeals. On April 30, 1999, InterMedia Capital Partners VI, L.P. submitted a request for indemnity to affiliates of AT&T Broadband for certain losses arising out of these matters pursuant to the contribution agreement dated October 30, 1997 under which these systems were contributed to InterMedia Capital Partners VI, L.P.

          The City of Louisville, Kentucky has granted additional franchises to Knology, Inc. and TotaLink of Kentucky, LLC. Our Kentucky subsidiary's franchise from the City of Louisville provides us with the right to challenge the grant of any subsequent franchises that are on terms more favorable than our own. Pursuant to such franchise provision, we filed for declaratory judgment in the Jefferson County Circuit Court against the City of Louisville, Kentucky for its grant of a more favorable franchise to Knology on November 2, 2000, and to TotaLink on December 21, 2000. The assertion of the declaratory judgment actions effectively stays the grant of these franchises until the court determines whether the franchises were granted on more favorable terms. These actions are awaiting finalization of a discovery schedule. On November 8, 2000, Knology, Inc. filed a federal court action in the United States District Court for the Western District of Kentucky, naming Insight LP and our Kentucky operating

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subsidiary as defendants. The action also named the City of Louisville, Kentucky as a defendant. The suit seeks unspecified money damages and injunctive relief for alleged violations of the antitrust laws, the Communications Act and the Civil Rights Act of 1899, arising out of our having filed, under provisions of our own franchise from the City, the state court challenge to Knology's cable television franchise awarded by the City. On December 20, 2000, we moved to dismiss the federal court action for failure to state a claim for relief and for being outside the jurisdiction of the federal court. On the same date, Knology moved for a preliminary injunction "against" a provision of its franchise that suspends the franchise's effectiveness during the pendency of our state court challenge. Both the motion to dismiss and the motion for preliminary injunction are pending before the federal court. We believe the claims in the federal action to be without merit and intend to defend it vigorously.

          We believe there are no other pending or threatened legal proceedings that, if adversely determined, would have a material adverse effect on us.

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                          LEGISLATION AND REGULATION

          The cable television industry is regulated by the FCC, some state governments and the applicable local governments. In addition, various legislative and regulatory proposals under consideration from time to time by Congress and various federal agencies have in the past, and may in the future, materially affect us. The following is a summary of federal laws and regulations materially affecting the growth and operation of the cable television industry and a description of certain state and local laws. We believe that the regulation of the cable television industry remains a matter of interest to Congress, the FCC and other regulatory authorities. There can be no assurance as to what, if any, future actions such legislative and regulatory authorities may take or the effect thereof on us.

Federal Legislation

          The principal federal statute governing the cable television industry is the Communications Act. As it affects the cable television industry, the Communications Act has been significantly amended on three occasions, by the 1984 Cable Act, the 1992 Cable Act and the 1996 Telecom Act. The 1996 Telecom Act altered the regulatory structure governing the nation's telecommunications providers. It removed barriers to competition in both the cable television market and the local telephone market. Among other things, it also reduced the scope of cable rate regulation. In addition, the 1996 Telecom Act required the FCC to undertake a number of rulemakings to implement the legislation, some of which have yet to be completed, and such proceedings may materially affect the cable television industry.

Federal Regulation

          The FCC, the principal federal regulatory agency with jurisdiction over cable television, has adopted regulations covering such areas as cross-ownership between cable television systems and other communications businesses, carriage of television broadcast programming, cable rates, consumer protection and customer service, leased access, indecent programming, programmer access to cable television systems, programming agreements, technical standards, consumer electronics equipment compatibility, ownership of home wiring, program exclusivity, equal employment opportunity, consumer education and lockbox enforcement, origination cablecasting and sponsorship identification, children's programming, signal leakage and frequency use, maintenance of various records, and antenna structure notification, marking and lighting. The FCC has the authority to enforce these regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities often used in connection with cable operations. A brief summary of certain of these federal regulations as adopted to date follows.

          Rate Regulation

          The 1984 Cable Act codified existing FCC preemption of rate regulation for premium channels and optional non-basic program tiers. The 1984 Cable Act also deregulated basic cable rates for cable television systems determined by the FCC to be subject to effective competition. The 1992 Cable Act substantially changed the previous statutory and FCC rate regulation standards. The 1992 Cable Act replaced the FCC's old standard for determining effective competition, under which most cable television systems were not subject to rate regulation, with a statutory provision that resulted in nearly all cable television systems becoming subject to rate regulation of basic service. The 1996 Telecom Act expanded the definition of effective competition to cover situations where a local telephone company or its affiliate, or any multichannel video provider using telephone company facilities, offers comparable video service by any means except direct broadcast satellite television systems. Satisfaction of this test deregulates all rates.

          For cable systems not subject to effective competition, the 1992 Cable Act required the FCC to adopt a formula for franchising authorities to assure that basic cable rates are reasonable; allowed the FCC to review rates for cable programming service tiers, other than per-channel or per-program services, in response to complaints filed by franchising authorities and/or cable customers; prohibited cable television systems from requiring basic customers to purchase service tiers above basic service in order to purchase premium services if the system is technically capable of compliance; required the FCC to adopt regulations to establish, on the basis of actual costs, the price for installation of cable service, remote controls, converter boxes and additional outlets; and allowed the

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FCC to impose restrictions on the retiering and rearrangement of cable services under certain limited circumstances. The 1996 Telecom Act limited the class of complainants regarding cable programming service tier rates to franchising authorities only, and ended FCC regulation of cable programming service tier rates on March 31, 1999. The 1996 Telecom Act also relaxes existing uniform rate requirements by specifying that such requirements do not apply where the operator faces effective competition, and by exempting bulk discounts to multiple dwelling units, although complaints about predatory pricing may be lodged with the FCC.

          The FCC's implementing regulations contain standards for the regulation of basic service rates. Local franchising authorities and the FCC, respectively, are empowered to order a reduction of existing rates which exceed the maximum permitted level for basic services and associated equipment, and refunds can be required. The FCC adopted a benchmark price cap system for measuring the reasonableness of existing basic service rates. Alternatively, cable operators have the opportunity to make cost-of-service showings which, in some cases, may justify rates above the applicable benchmarks. The rules also require that charges for cable-related equipment, converter boxes and remote control devices, for example, and installation services be unbundled from the provision of cable service and based upon actual costs plus a reasonable profit. The regulations also provide that future rate increases may not exceed an inflation-indexed amount, plus increases in certain costs beyond the cable operator's control, such as taxes, franchise fees and increased programming costs. Cost-based adjustments to these capped rates can also be made in the event a cable television operator adds or deletes channels. There is also a streamlined cost-of-service methodology available to justify a rate increase on the basic tier for "significant" system upgrades.

          As a further alternative, in 1995 the FCC adopted a simplified cost-of-service methodology which can be used by "small cable systems" owned by "small cable companies." A "small system" is defined as a cable television system which has, on a headend basis, 15,000 or fewer basic customers. A "small cable company" is defined as an entity serving a total of 400,000 or fewer basic customers that is not affiliated with a larger cable television company, that is to say that a larger cable television company does not own more than a 20 percent equity share or exercise de jure control. This small system rate-setting methodology almost always results in rates that exceed those produced by the cost-of-service rules applicable to larger cable television operators. Once the initial rates are set they can be adjusted periodically for inflation and external cost changes as described above. When an eligible "small system" grows larger than 15,000 basic customers, it can maintain its then current rates but it cannot increase its rates in the normal course until an increase would be warranted under the rules applicable to systems that have more than 15,000 customers. When a "small cable company" grows larger than 400,000 basic customers, the qualified systems it then owns will not lose their small system eligibility. If a small cable company sells a qualified system, or if the company itself is sold, the qualified systems retain that status even if the acquiring company is not a small cable company. We were a "small cable company" prior to the October 30, 1998 completion of the AT&T Broadband transaction but we no longer enjoy this status and as a result, we are no longer entitled to this benefit. However, as noted above, the systems with less than 15,000 customers owned by us prior to the completion of the AT&T Broadband transaction remain eligible for "small system" rate regulation.

          Finally, there are regulations which require cable television systems to permit customers to purchase video programming on a per channel or a per program basis without the necessity of subscribing to any tier of service, other than the basic service tier, unless the cable television system is technically incapable of doing so. Generally, this exemption from compliance with the statute for cable television systems that do not have such technical capability is available until a cable television system obtains the capability, but not later than December 2002.

          Carriage of Broadcast Television Signals

          The 1992 Cable Act contains signal carriage requirements which allow commercial television broadcast stations that are "local" to a cable television system, that is to say that the system is located in the station's area of dominant influence, to elect every three years whether to require the cable television system to carry the station, subject to certain exceptions, or whether the cable television system will have to negotiate for "retransmission consent" to carry the station. The next election between must-carry and retransmission consent will be October 1, 2002. A cable television system is generally required to devote up to one-third of its activated channel capacity for the carriage of local commercial television stations whether pursuant to mandatory carriage requirements or the retransmission consent requirements of the 1992 Cable Act. Local non-commercial television stations are also given mandatory carriage rights, subject to certain exceptions, within the larger of:
(i) a 50 mile radius from the station's city of license; or (ii) the station's Grade B contour, a measure of signal strength. Unlike commercial stations, noncommercial stations are not given the option to negotiate retransmission consent for the carriage of their signal.

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

In addition, cable television systems have to obtain retransmission consent for the carriage of all "distant" commercial broadcast stations, except for certain "superstations," which are commercial satellite-delivered independent stations such as WGN. To date, compliance with the "retransmission consent" and "must carry" provisions of the 1992 Cable Act has not had a material effect on us, although this result may change in the future depending on such factors as market conditions, channel capacity and similar matters when such arrangements are renegotiated. The FCC recently completed a rulemaking proceeding on the carriage of television signals in high definition and digital formats. The outcome of this proceeding could have a material effect on the number of services that a cable operator will be required to carry. Local television broadcast stations transmitting solely in a digital format are entitled to carriage. Stations transmitting in both digital and analog formats, which is permitted during the current transition period, have no carriage rights for the digital format during the transition.

          Deletion of Certain Programming

          Cable television systems that have 1,000 or more customers must, upon the appropriate request of a local television station, delete the simultaneous or nonsimultaneous network programming of a distant station when such programming has also been contracted for by the local station on an exclusive basis. FCC regulations also enable television stations that have obtained exclusive distribution rights for syndicated programming in their market to require a cable television system to delete or "black out" such programming from other television stations which are carried by the cable television system.

          Franchise Fees

          Although franchising authorities may impose franchise fees under the 1984 Cable Act, such payments cannot exceed 5% of a cable television system's annual gross revenues. Under the 1996 Telecom Act, franchising authorities may not exact franchise fees from revenues derived from telecommunications services, although they may be able to exact some additional compensation for the use of public rights-of-way. Franchising authorities are also empowered, in awarding new franchises or renewing existing franchises, to require cable television operators to provide cable-related facilities and equipment and to enforce compliance with voluntary commitments. In the case of franchises in effect prior to the effective date of the 1984 Cable Act, franchising authorities may enforce requirements contained in the franchise relating to facilities, equipment and services, whether or not cable-related. The 1984 Cable Act, under certain limited circumstances, permits a cable operator to obtain modifications of franchise obligations.

          Renewal of Franchises

          The 1984 Cable Act and the 1992 Cable Act establish renewal procedures and criteria designed to protect incumbent franchisees against arbitrary denials of renewal and to provide specific grounds for franchising authorities to consider in making renewal decisions, including a franchisee's performance under the franchise and community needs. Even after the formal renewal procedures are invoked, franchising authorities and cable television operators remain free to negotiate a renewal outside the formal process. Nevertheless, renewal is by no means assured, as the franchisee must meet certain statutory standards. Even if a franchise is renewed, a franchising authority may impose new and more onerous requirements such as upgrading facilities and equipment, although the municipality must take into account the cost of meeting such requirements. Similarly, if a franchising authority's consent is required for the purchase or sale of a cable television system or franchises, such authority may attempt to impose burdensome or onerous franchise requirements in connection with a request for such consent. Historically, franchises have been renewed for cable television operators that have provided satisfactory services and have complied with the terms of their franchises. At this time, we are not aware of any current or past material failure on our part to comply with our franchise agreements. We believe that we have generally complied with the terms of our franchises and have provided quality levels of service.

          The 1992 Cable Act makes several changes to the process under which a cable television operator seeks to enforce its renewal rights which could make it easier in some cases for a franchising authority to deny renewal. Franchising authorities may consider the "level" of programming service provided by a cable television operator in deciding whether to renew. For alleged franchise violations occurring after December 29, 1984, franchising authorities are no longer precluded from denying renewal based on failure to substantially comply with the material terms of the franchise where the franchising authority has "effectively acquiesced" to such past violations. Rather, the franchising authority is estopped if, after giving the cable television operator notice and opportunity to cure, it

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fails to respond to a written notice from the cable television operator of its failure or inability to cure. Courts may not reverse a denial of renewal based on procedural violations found to be "harmless error."

          Channel Set-Asides

          The 1984 Cable Act permits local franchising authorities to require cable television operators to set aside certain television channels for public, educational and governmental access programming. The 1984 Cable Act further requires cable television systems with thirty-six or more activated channels to designate a portion of their channel capacity for commercial leased access by unaffiliated third parties to provide programming that may compete with services offered by the cable television operator. The 1992 Cable Act requires leased access rates to be set according to a formula determined by the FCC.

          Ownership

          The 1996 Telecom Act repealed the statutory ban against local exchange carriers providing video programming directly to customers within their local exchange telephone service areas. Consequently, the 1996 Telecom Act permits telephone companies to compete directly with operations of cable television systems. Under the 1996 Telecom Act and FCC rules adopted to implement the 1996 Telecom Act, local exchange carriers may provide video service as broadcasters, common carriers, or cable operators. In addition, local exchange carriers and others may also provide video service through "open video systems," a regulatory regime that may give them more flexibility than traditional cable television systems. Open video system operators (including local exchange carriers) can, however, be required to obtain a local cable franchise, and they can be required to make payments to local governmental bodies in lieu of cable franchise fees. In general, open video system operators must make their systems available to programming providers on rates, terms and conditions that are reasonable and nondiscriminatory. Where carriage demand by programming providers exceeds the channel capacity of an open video system, two-thirds of the channels must be made available to programmers unaffiliated with the open video system operator.

          The 1996 Telecom Act generally prohibits local exchange carriers from purchasing a greater than 10% ownership interest in a cable television system located within the local exchange carrier's telephone service area, prohibits cable operators from purchasing local exchange carriers whose service areas are located within the cable operator's franchise area, and prohibits joint ventures between operators of cable television systems and local exchange carriers operating in overlapping markets. There are some statutory exceptions, including a rural exemption that permits buyouts in which the purchased cable television system or local exchange carrier serves a non-urban area with fewer than 35,000 inhabitants, and exemptions for the purchase of small cable television systems located in non-urban areas. Also, the FCC may grant waivers of the buyout provisions in certain circumstances.

          The 1996 Telecom Act made several other changes to relax ownership restrictions and regulations of cable television systems. The 1996 Telecom Act repealed the 1992 Cable Act's three-year holding requirement pertaining to sales of cable television systems. The statutory broadcast/cable cross-ownership restrictions imposed under the 1984 Cable Act have been eliminated, although the FCC's regulations prohibiting broadcast/cable common-ownership currently remain in effect. The FCC's rules also generally prohibit cable operators from offering satellite master antenna service separate from their franchised systems in the same franchise area, unless the cable operator is subject to "effective competition" there.

          The 1996 Telecom Act amended the definition of a "cable system" under the Communications Act so that competitive providers of video services will be regulated and franchised as "cable systems" only if they use public rights-of-way. Thus, a broader class of entities providing video programming may be exempt from regulation as cable television systems under the Communications Act.

          Pursuant to the 1992 Cable Act, the FCC has imposed limits on the number of subscribers which a single cable television operator can serve. In general, no cable television operator can have an attributable interest in cable television systems which serve more than 30% of all multichannel video programming subscribers nationwide. Attributable interests for these purposes include voting interests of 5% or more, unless there is another single holder of more than 50% of the voting stock, officerships, directorships and general partnership interests. The FCC has also adopted rules which limit the number of channels on a cable television system which can be occupied by national

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video programming services in which the entity which owns the cable television system has an attributable interest. The limit is 40% of the first 75 activated channels. The U.S. Court of Appeals for District of Columbia Circuit has recently upheld the constitutionality of these rules. A petition for certiorari has been denied by the Supreme Court. The U.S. Court of Appeals for District of Columbia Circuit has recently decided an appeal on the rules themselves. In that decision, the Court reversed and remanded the horizontal and vertical ownership for further proceedings.

          The 1996 Telecom Act provides that registered utility holding companies and subsidiaries may provide telecommunications services, including cable television, notwithstanding the Public Utilities Holding Company Act of 1935, as amended. Electric utilities must establish separate subsidiaries known as "exempt telecommunications companies" and must apply to the FCC for operating authority. Due to their resources, electric utilities could be formidable competitors to traditional cable television systems.

          Access to Programming

          The 1992 Cable Act imposed restrictions on the dealings between cable operators and cable programmers. Of special significance from a competitive business posture, the 1992 Cable Act precludes video programmers affiliated with cable companies from favoring their affiliated cable operators over competitors and requires such programmers to sell their programming to other multichannel video distributors. This provision limits the ability of vertically integrated cable programmers to offer exclusive programming arrangements to cable companies. The prohibition on certain types of exclusive programming arrangements is set to expire on October 5, 2002, unless the FCC determines that extension of the prohibition is necessary to preserve and protect competition in video programming distribution. We expect the FCC to make a determination on this issue in 2001.

          Privacy

          The 1984 Cable Act imposes a number of restrictions on the manner in which cable television operators can collect and disclose data about individual system customers. The statute also requires that the system operator periodically provide all customers with written information about its policies regarding the collection and handling of data about customers, their privacy rights under federal law and their enforcement rights. In the event that a cable television operator was found to have violated the customer privacy provisions of the 1984 Cable Act, it could be required to pay damages, attorneys' fees and other costs. Under the 1992 Cable Act, the privacy requirements were strengthened to require that cable television operators take such actions as are necessary to prevent unauthorized access to personally identifiable information.

          Franchise Transfers

          The 1992 Cable Act requires franchising authorities to act on any franchise transfer request submitted after December 4, 1992 within 120 days after receipt of all information required by FCC regulations and by the franchising authority. Approval is deemed to be granted if the franchising authority fails to act within such period.

          Technical Requirements

          The FCC has imposed technical standards applicable to all classes of channels which carry downstream National Television System Committee video programming. The FCC also has adopted additional standards applicable to cable television systems using frequencies in the 108 to 137 MHz and 225 to 400 MHz bands in order to prevent harmful interference with aeronautical navigation and safety radio services and has also established limits on cable television system signal leakage. Periodic testing by cable television operators for compliance with the technical standards and signal leakage limits is required and an annual filing of the results of these measurements is required. The 1992 Cable Act requires the FCC to periodically update its technical standards to take into account changes in technology. Under the 1996 Telecom Act, local franchising authorities may not prohibit, condition or restrict a cable television system's use of any type of customer equipment or transmission technology.

          The FCC has adopted regulations to implement the requirements of the 1992 Cable Act designed to improve the compatibility of cable television systems and consumer electronics equipment. These regulations, among other things, generally prohibit cable television operators from scrambling their basic service tier. The 1996 Telecom Act directs the FCC to set only minimal standards to assure compatibility between television sets, VCRs and cable television systems, and otherwise to rely on the marketplace. Pursuant to the 1992 Cable Act, the FCC has

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adopted rules to assure the competitive availability to consumers of customer premises equipment, such as converters, used to access the services offered by cable television systems and other multichannel video programming distributors. Pursuant to those rules, consumers are given the right to attach compatible equipment to the facilities of their multichannel video programming distributors so long as the equipment does not harm the network, does not interfere with the services purchased by other customers and is not used to receive unauthorized services. As of July 1, 2000, multichannel video programming distributors, other than operators of direct broadcast satellite television systems, are required to separate security from non-security functions in the customer premises equipment which they sell or lease to their customers and offer their customers the option of using component security modules obtained from the multichannel video programming distributors with set-top units purchased or leased from retail outlets. As of January 1, 2005, multichannel video programming distributors will be prohibited from distributing new set-top equipment integrating both security and non-security functions to their customers.

         Pursuant to the 1992 Cable Act, the FCC has adopted rules implementing an emergency alert system. The rules require all cable television systems to provide an audio and video emergency alert system message on at least one programmed channel and a video interruption and an audio alert message on all programmed channels. The audio alert message is required to state which channel is carrying the full audio and video emergency alert system message. The FCC rules permit cable television systems either to provide a separate means of alerting persons with hearing disabilities of emergency alert system messages, such as a terminal that displays emergency alert system messages and activates other alerting mechanisms or lights, or to provide audio and video emergency alert system messages on all channels. Cable television systems with 10,000 or more basic customers per headend were required to install EAS equipment capable of providing audio and video emergency alert system messages on all programmed channels by December 31, 1998. Cable television systems with 5,000 or more but fewer than 10,000 basic customers per headend will have until October 1, 2002 to comply with that requirement. Cable television systems with fewer than 5,000 basic customers per headend will have a choice of providing either a national level emergency alert system message on all programmed channels or installing emergency alert system equipment capable of providing audio alert messages on all programmed channels, a video interrupt on all channels, and an audio and video emergency alert system message on one programmed channel. This must be accomplished by October 1, 2002.

         Inside Wiring; Customer Access

         In a 1997 order, the FCC established rules that require an incumbent cable operator upon expiration of a multiple dwelling unit service contract to sell, abandon, or remove "home run" wiring that was installed by the cable operator in a multiple dwelling unit building. These inside wiring rules are expected to assist building owners in their attempts to replace existing cable operators with new programming providers who are willing to pay the building owner a higher fee, where such a fee is permissible. Additionally, the FCC has proposed to restrict exclusive contracts between building owners and cable operators or other multichannel video programming distributors. The FCC has also issued an order preempting state, local and private restrictions on over-the-air reception antennas placed on rental properties in areas where a tenant has exclusive use of the property, such as balconies or patios. However, tenants may not install such antennas on the common areas of multiple dwelling units, such as on roofs. This order limits the extent to which multiple dwelling unit owners may enforce certain aspects of multiple dwelling unit agreements which otherwise would prohibit, for example, placement of direct broadcast satellite television systems television receiving antennae in multiple dwelling unit areas, such as apartment balconies or patios, under the exclusive occupancy of a renter.

         Pole Attachments

         The FCC currently regulates the rates and conditions imposed by certain public utilities for use of their poles unless state public service commissions are able to demonstrate that they adequately regulate the rates, terms and conditions of cable television pole attachments. A number of states and the District of Columbia have certified to the FCC that they adequately regulate the rates, terms and conditions for pole attachments. Illinois, Ohio and Kentucky, states in which we operate, have made such a certification. In the absence of state regulation, the FCC administers such pole attachment and conduit use rates through use of a formula which it has devised. Pursuant to the 1996 Telecom Act, the FCC has adopted a new rate formula for any attaching party, including cable television systems, which offers telecommunications services. This new formula will result in higher attachment rates than at present, but they will apply only to cable television systems which elect to offer telecommunications services. Any increases pursuant to this new formula begin in 2001, and will be phased in by equal increments over the five

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ensuing years. The FCC ruled that the provision of Internet services will not, in and of itself, trigger use of the new formula. However, the U.S. Court of Appeals for the Eleventh Circuit held that, since Internet provision is neither a "cable service" or a "telecommunications service," neither rate formula applies and, therefore, public utilities are free to charge what they please. The Supreme Court has agreed to review this decision. The FCC has also initiated a proceeding to determine whether it should adjust certain elements of the current rate formula. If adopted, these adjustments could increase rates for pole attachments and conduit space.

         Other FCC Matters

         FCC regulation pursuant to the Communications Act also includes matters regarding a cable television system's carriage of local sports programming; restrictions on origination and cablecasting by cable television operators; rules governing political broadcasts; equal employment opportunity; deletion of syndicated programming; registration procedure and reporting requirements; customer service; closed captioning; obscenity and indecency; program access and exclusivity arrangements; and limitations on advertising contained in nonbroadcast children's programming.

         The FCC has recently issued a Notice of Inquiry covering a wide range of issues relating to Interactive Television ("ITV"). Examples of ITV services are interactive electronic program guides and access to a graphic interface that provides supplementary information related to the video display. In the near term, cable systems are likely to be the platform of choice for the distribution of ITV services. The FCC has posed a series of questions including the definition of ITV, the potential for discrimination by cable systems in favor of affiliated ITV providers, enforcement mechanisms, and the proper regulatory classification of ITV service.

         Copyright

         Cable television systems are subject to federal copyright licensing covering carriage of broadcast signals. In exchange for making semi-annual payments to a federal copyright royalty pool and meeting certain other obligations, cable television operators obtain a statutory license to retransmit broadcast signals. The amount of this royalty payment varies, depending on the amount of system revenues from certain sources, the number of distant signals carried, and the location of the cable television system with respect to over-the-air television stations. Any future adjustment to the copyright royalty rates will be done through an arbitration process to be supervised by the U.S. Copyright Office. Cable television operators are liable for interest on underpaid and unpaid royalty fees, but are not entitled to collect interest on refunds received for overpayment of copyright fees.

         Various bills have been introduced into Congress over the past several years that would eliminate or modify the cable television compulsory license. Without the compulsory license, cable television operators would have to negotiate rights from the copyright owners for all of the programming on the broadcast stations carried by cable television systems. Such negotiated agreements would likely increase the cost to cable television operators of carrying broadcast signals. The 1992 Cable Act's retransmission consent provisions expressly provide that retransmission consent agreements between television broadcast stations and cable television operators do not obviate the need for cable operators to obtain a copyright license for the programming carried on each broadcaster's signal.

         Copyrighted music performed in programming supplied to cable television systems by pay cable networks, such as HBO, and basic cable networks, such as USA Network, is licensed by the networks through private agreements with the American Society of Composers and Publishers, generally known as ASCAP, and BMI, Inc., the two major performing rights organizations in the United States. Both the American Society of Composers and Publishers and BMI offer "through to the viewer" licenses to the cable networks which cover the retransmission of the cable networks' programming by cable television systems to their customers.

         Licenses to perform copyrighted music by cable television systems themselves, including on local origination channels, in advertisements inserted locally on cable television networks, and in cross-promotional announcements, must be obtained by the cable television operator from the American Society of Composers and Publishers, BMI and/or SESAC, Inc.

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State and Local Regulation

         Cable television systems generally are operated pursuant to nonexclusive franchises, permits or licenses granted by a municipality or other state or local government entity. The terms and conditions of franchises vary materially from jurisdiction to jurisdiction, and even from city to city within the same state, historically ranging from reasonable to highly restrictive or burdensome. Franchises generally contain provisions governing fees to be paid to the franchising authority, length of the franchise term, renewal, sale or transfer of the franchise, territory of the franchise, design and technical performance of the system, use and occupancy of public streets and number and types of cable television services provided. The terms and conditions of each franchise and the laws and regulations under which it was granted directly affect the profitability of the cable television system. The 1984 Cable Act places certain limitations on a franchising authority's ability to control the operation of a cable television system. The 1992 Cable Act prohibits exclusive franchises, and allows franchising authorities to exercise greater control over the operation of franchised cable television systems, especially in the area of customer service and rate regulation. The 1992 Cable Act also allows franchising authorities to operate their own multichannel video distribution system without having to obtain a franchise and permits states or local franchising authorities to adopt certain restrictions on the ownership of cable television systems. Moreover, franchising authorities are immunized from monetary damage awards arising from regulation of cable television systems or decisions made on franchise grants, renewals, transfers and amendments. The 1996 Telecom Act prohibits a franchising authority from either requiring or limiting a cable television operator's provision of telecommunications services.

         Various proposals have been introduced at the state and local levels with regard to the regulation of cable television systems, and a number of states have adopted legislation subjecting cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. To date, none of the states in which we currently operate has enacted state level regulation.

         The foregoing describes all material present and proposed federal, state and local regulations and legislation relating to the cable television industry. Other existing federal regulations, copyright licensing and, in many jurisdictions, state and local franchise requirements, currently are the subject of a variety of judicial proceedings, legislative hearings and administrative and legislative proposals which could change, in varying degrees, the manner in which cable television systems operate. Neither the outcome of these proceedings nor their impact upon the cable television industry or us can be predicted at this time.

Internet Access Service

         We offer a service which enables consumers to access the Internet at high speeds via high capacity broadband transmission facilities and cable modems. We compete with many other providers of Internet access services which are known as Internet service providers. Internet service providers include such companies as America Online and Mindspring Enterprises as well as major telecommunications providers, including AT&T and local exchange telephone companies. Recently, several Internet service providers asked the FCC as well as local authorities to require cable companies offering Internet access services over their broadband facilities to allow access to those facilities on an unbundled basis to other Internet service providers. In a recent report on the deployment of advanced telecommunications capability under Section 706 of the 1996 Telecom Act, the FCC declined to convene a proceeding to consider whether to impose such an access requirement on cable companies. However, the FCC indicated that it would continue to monitor the issue of broadband deployment and, to that end, the FCC has recently issued a notice of inquiry in which it asks, among other things, questions regarding what regulatory approach it should pursue. Also, the FCC denied requests by certain Internet service providers that it condition its approval of the merger of AT&T Broadband and TCI, now known as AT&T Broadband, on a requirement that those companies allow access by Internet service providers to their broadband facilities. Several local jurisdictions also are reviewing this issue. Last year, the Ninth Circuit overturned a requirement, imposed by a local franchising authority in the context of a franchise transfer, that the cable operator, if it chooses to provide Internet service, must provide open access to its system for other Internet service providers on the ground that Internet access is not a cable service and thus is not subject to local franchising authority regulation. U.S. District Courts in Virginia and Florida have also held that a local franchising authority cannot impose an open access requirement. An appeal from the Virginia ruling is pending before the Fourth Circuit.

         There are currently few laws or regulations which specifically regulate communications or commerce over the Internet. Section 230 of the Communications Act, added to that act by the 1996 Telecom Act, declares it to be the policy of the United States to promote the continued development of the Internet and other interactive computer services and interactive media, and to preserve the vibrant and competitive free market that presently exists for the Internet and other interactive computer services, unfettered by federal or state regulation. One area in which Congress did attempt to regulate content over the Internet involved the dissemination of obscene or indecent materials. The provisions of the 1996 Telecom Act, generally referred to as the Communications Decency Act, were found to be unconstitutional, in part, by the United States Supreme Court in 1997. In response, Congress passed the Child Online Protection Act. The constitutionality of this act is currently being challenged in the courts.

Local Telecommunications Services

         The 1996 Telecom Act provides that no state or local laws or regulations may prohibit or have the effect of prohibiting any entity from providing any interstate or intrastate telecommunications service. States are authorized, however, to impose "competitively neutral" requirements regarding universal service, public safety and welfare, service quality and consumer protection. State and local governments also retain their authority to manage the public rights-of-way and may require fair and reasonable, competitively neutral and non-discriminatory compensation for management of the public rights-of-way when cable operators provide telecommunications service. State and local governments must publicly disclose such required payments.

         We have entered into a ten-year agreement with AT&T Broadband that will allow AT&T Broadband to provide to customers telephony services using our network infrastructure and AT&T Broadband's switching and long distance transport facilities. Local telecommunications service is subject to regulation by state utility commissions. Use of local telecommunications facilities to originate and terminate long distance services, a service commonly referred to as "exchange access," is subject to regulation both by the FCC and by state utility commissions. As a provider of local exchange service, AT&T Broadband would be subject to the requirements imposed upon local exchange carriers by the 1996 Telecom Act. These include requirements governing resale, telephone number portability, dialing parity, access to rights-of-way and reciprocal compensation. AT&T Broadband's ability to successfully offer local telecommunications service will be dependent, in part, on the opening of local telephone networks by incumbent local telephone companies as required of them by the 1996 Telecom Act.

         In January 1999, the United States Supreme Court reversed and vacated in part an earlier decision of a federal court of appeals striking down portions of the FCC's 1996 rules governing local telecommunications competition. The Supreme Court held that the FCC has authority under the Communications Act to establish rules to govern the pricing of facilities and services provided by incumbent local exchange carriers ("ILECs") to open their local networks to competition. However, on July 18, 2000, the United States Court of Appeals for the Eighth Circuit vacated several FCC rules concerning interconnection and pricing of ILEC network elements, including a rule that mandates that ILECs set prices for unbundled network elements at the lowest cost network configuration, and another rule that would have required the ILECs to bundle combinations of network elements at the competing carrier's request. The U.S. Supreme Court decided to review this decision (consolidated with four other lower court challenges to the FCC's interconnection rules) in its next session, which commences in October 2001. In April 2000, the FCC ruled that incumbent local exchange carriers must use their "best efforts" to acquire intellectual property rights from third party vendors for the benefit of a competing carrier seeking unbundled access to network elements associated with such intellectual property rights.

                                  MANAGEMENT

         Insight LP is our sole general partner. Insight Communications is the sole general partner of Insight LP. The following table sets forth certain information with respect to the executive officers of Insight Capital and Insight Communications. Insight Communications, through Insight LP, serves as manager of Insight Midwest. See "Prospectus Summary--Ownership Structure." The table also includes the members of the Advisory Committee of Insight Midwest.

         The executive officers and key employees of Insight Capital and our manager and members of the Advisory Committee of Insight Midwest are:

Name                                 Age     Position
Sidney R. Knafel................      70     Chairman of the Board of Insight Capital and Insight
                                             Communications and Chairman of the Advisory Committee
Michael S. Willner..............      49     President and Chief Executive Officer of Insight Capital and
                                             Insight Communications and Member of the Advisory Committee
Kim D. Kelly....................      44     Executive Vice President and Chief Operating and Financial
                                             Officer of Insight Capital and Insight Communications and Member
                                             of the Advisory Committee
Daniel E. Somers................      52     Member of the Advisory Committee
David Jefferson.................      49     Member of the Advisory Committee
Elliot Brecher..................      35     Senior Vice President, General Counsel and Secretary of Insight
                                             Communications
E. Scott Cooley.................      40     Senior Vice President, Employee Relations and Development of
                                             Insight Communications
Charles E. Dietz................      53     Senior Vice President, Engineering of Insight Communications
David R. Finch..................      40     Senior Vice President, Operations, Illinois Region of Insight
                                             Communications
Gregory B. Graff................      38     Senior Vice President, Operations, Western Kentucky Region of
                                             Insight Communications
Pamela Euler Halling............      53     Senior Vice President, Marketing and Programming of Insight
                                             Communications
Daniel Mannino..................      41     Senior Vice President and Controller of Insight Communications
Judy Poole......................      54     Senior Vice President, Human Resources of Insight Communications
Colleen Quinn...................      47     Senior Vice President, Corporate Relations of Insight
                                             Communications
Mary Rhodes.....................      51     Senior Vice President, Customer Service of Insight Communications
David Servies...................      40     Senior Vice President, Operations, Indiana Region of Insight
                                             Communications
Matthew Siegel..................      38     Senior Vice President, Finance and Treasurer of Insight
                                             Communications
James A. Stewart................      49     Senior Vice President, Operations, Eastern Kentucky and National
                                             Regions of Insight Communications

         Sidney R. Knafel, a director of Insight Communications, has been Chairman of the Board of Insight Communications since 1985. He was the founder, Chairman and an equity holder of Vision Cable Communications, Inc. from 1971 until its sale in 1981. Mr. Knafel is presently the managing partner of SRK Management Company, a private investment company, and also serves as Chairman of BioReliance Corporation, a biological testing company. He is a director of NTL Incorporated, General American Investors Company, Inc., IGENE Biotechnology, Inc. and Source Media, Inc., as well as several private companies. Mr. Knafel is a graduate of Harvard College and Harvard Business School.

         Michael S. Willner, a director of Insight Communications, co-founded and has served as President and Chief Executive Officer since 1985. Previously, Mr. Willner served as Executive Vice President and Chief

Operating Officer of Vision Cable from 1979 through 1985, Vice President of Marketing for Vision Cable from 1977 to 1979 and General Manager of Vision Cable's Bergen County, New Jersey cable television system from 1975 to 1977. Currently, Mr. Willner is a director of NTL Incorporated. He is also a director of Source Media, Inc. and Commerce.TV. He is a member of the National Cable Television Association's Board of Directors and Executive Committee, serving as its Vice Chairman. He also serves on the boards of C-SPAN, CableLabs and the Walter Kaitz Foundation. Mr. Willner is a graduate of Boston University's College of Communication and serves on the school's Executive Committee.

         Kim D. Kelly, a director of Insight Communications, has been Executive Vice President and Chief Financial Officer of Insight Communications since 1990. Ms. Kelly has also been Chief Operating Officer of Insight Communications since January 1998. Prior thereto, she served from 1982 to 1990 with Marine Midland Bank, becoming its Senior Vice President in 1988, with primary responsibility for media lending activities. Ms. Kelly serves as a member of the National Cable Television Association Subcommittee for Telecommunications Policy, as well as the National Cable Television Association Subcommittee for Accounting. She also serves as a director of Bank of New York Hamilton Funds and Source Media, Inc. and serves on the boards of Cable in the Classroom and Cable Advertising Bureau. Ms. Kelly is a graduate of George Washington University.

         Daniel E. Somers has served as President and Chief Executive Officer of AT&T Broadband since October 1999 and Senior Executive Vice President and Chief Financial Officer of AT&T Corp. from May 1997 to September 1999. Prior to joining AT&T in May 1997, Mr. Somers was Chairman and Chief Executive Officer for Bell Cablemedia, plc, of London for two years and, from 1992 to 1995, Mr. Somers was Executive Vice President and Chief Financial Officer for Bell Canada International. Mr. Somers also serves as a director of Lubrizol Corporation, Excite@Home, Cablevision Systems Corp. and CableLabs.

         David Jefferson has served as Executive Vice President of AT&T Broadband Cable Affiliates and Commercial Sales since March 2000. Mr. Jefferson joined AT&T Corp. in 1972 and held a number of executive positions including Vice President Local Services--Atlantic States Region, Customer Care Vice President, Market and Business Development Vice President and Sales Operations Vice President.

         Elliot Brecher has served as Senior Vice President and General Counsel of Insight Communications since January 2000. Previously, he was associated with the law firm Cooperman Levitt Winikoff Lester & Newman, P.C., which served as Insight Communications' legal counsel until July 2000. He joined that firm in February 1994 and served as a partner from January 1996 until joining Insight Communications. Prior to that, he was an associate of the law firm Rosenman & Colin from October 1988. Mr. Brecher received his law degree from Fordham University.

         E. Scott Cooley joined Insight Communications in 1998 as Senior Vice President, Operations with responsibility for Insight Communications' Indiana cluster. In October 2000, he became Senior Vice President, Employee Relations and Development of Insight Communications. Formerly, Mr. Cooley was an employee of TCI Communications for 18 years, having worked in the areas of technical operations and purchasing and as general manager of the Bloomington system. In 1994, he was appointed area manager of TCI Communications' southern Indiana, Illinois and Missouri systems serving 260,000 customers. In 1997, he received TCI Communications' Manager of the Year award. Mr. Cooley is currently the president of the Indiana Cable Telecommunications Association and serves as a member of the subcommittee for public relations.

         Charles E. Dietz joined Insight Communications as Senior Vice President, Engineering in 1996. From 1973 to 1995, Mr. Dietz was employed by Vision Cable Communications serving as Vice President of Technical Operations from 1988 through 1991, becoming Vice President of Operations in 1991.

         David R. Finch joined Insight Communications as Senior Vice President, Operations, Illinois Region in November 2000. Previously, Mr. Finch served as Director of Operations with Triax Telecommunications in their Great Lakes Region. Mr. Finch has 17 years of experience in the cable industry.

         Gregory B. Graff served as Senior Vice President and General Manager of Insight Ohio since its acquisition by Insight Communications in August 1998. In June 2000, he became the Senior Vice President, Operations, Western Kentucky Region of Insight Communications. Previously, Mr. Graff served as Senior Vice President, Marketing, Programming and Advertising for Coaxial Communications of Central Ohio, Inc. from 1997 to 1999, Vice President, Marketing and Sales for Coaxial Communications from 1995 to 1997, and Director of

Marketing for KBLCOM's Paragon Cable operation in San Antonio, Texas. He began his cable television career in 1984 with Continental Cablevision.

         Pamela E. Halling joined Insight Communications as Vice President, Marketing in 1988 and has since become Senior Vice President of Marketing and Programming. Prior to joining Insight Communications, she had served since 1985 as Director of Consumer Marketing for the Disney Channel. Previously, she was Vice President of Affiliate Marketing for Rainbow Programming Holdings, Inc. and a marketing consultant for TCI. She began her cable television career in 1973 with Continental Cablevision.

         Daniel Mannino joined Insight Communications as Controller in 1989 and became Vice President and Controller in 1991 and Senior Vice President in 1999. Previously, Mr. Mannino was employed by Vision Cable from 1983 to 1989, becoming its Controller in 1986. Mr. Mannino is a certified public accountant.

         Judy Poole joined Insight Communications in 1998 as Vice President, Human Resources and became Senior Vice President, Human Resources in 1999. Prior to joining Insight Communications, Ms. Poole spent 13 years at Cablevision Systems, most recently as Corporate Director of Employee Relations.

         Colleen Quinn joined Insight Communications as Senior Vice President, Corporate Relations in 1999. Prior to joining Insight Communications, Ms. Quinn was the Senior Vice President, Government Affairs, of the New York City Partnership and Chamber of Commerce from 1997 to April 1999. She has also held positions at MacAndrews & Forbes Holdings, Inc. and the Revlon Foundation as Vice President from 1996 to 1997 and at Pacific Telesis Group as Executive Director and Director of Government Relations from 1993 to 1996.

         Mary Rhodes joined Insight Communications in 1986 and became Vice President, Customer Service Administration in 1996 and Senior Vice President, Customer Service Administration in 2000. Ms. Rhodes previously served as general manager of our Jeffersonville, Indiana and Sandy, Utah cable systems.

         David Servies joined Insight Communications in 1990 and became Senior Vice President, Operations, Indiana Region in October 2000. From 1998 to 2000, Mr. Servies served as District Vice President for Insight Communications' Northeast Indiana District. Mr. Servies has worked in the cable industry for the past 21 years. Mr. Servies is a member of the Indiana Cable Telecommunications Association and the National Cable Television Association.

         Matthew Siegel joined Insight Communications in May 2000 as Senior Vice President, Finance and Treasurer. From June 1991 until May 2000, Mr. Siegel was employed by The Seagram Company Ltd., most recently as Assistant Treasurer. Mr. Siegel is a graduate of The Graduate School of Business of The University of Chicago and has a B.S. degree from the Wharton School at the University of Pennsylvania.

         James A. Stewart joined Insight Communications in 1987 as a Vice President, and now serves as Senior Vice President, Operations, Eastern Kentucky and national regions. Formerly, Mr. Stewart was Operations Manager for National Guardian Security Services. He was also employed by Viacom International, Inc.'s cable television division for eight years, where he ultimately became Vice President and General Manager of Viacom Cablevision's Nashville, Tennessee system.

         Except as described in this prospectus, there are no arrangements or understandings between any Member of the Advisory Committee or executive officer and any other person pursuant to which that person was elected or appointed to his or her position.

Advisory Committee

         The Partnership Agreement of Insight Midwest provides for a five member Advisory Committee. Insight Communications, through Insight LP, is entitled to designate three of the members of the Advisory Committee. The remaining members are designated by AT&T Broadband, through TCI of Indiana Holdings, LLC. Insight Communications' designees are Sidney R. Knafel, Michael S. Willner and Kim D. Kelly. AT&T Broadband's designees are Daniel E. Somers and David Jefferson. The Advisory Committee serves in an advisory capacity only. Insight LP is our general partner and has the exclusive authority to manage our business, operations and affairs, subject to certain approval rights of AT&T Broadband.

Executive and Advisory Committee Compensation

         None of the executive officers of Insight Capital are compensated for their services as such officers. Rather, executive management of Insight Capital receive compensation from Insight Communications. None of the members of the Advisory Committee of Insight Midwest are compensated for their services as such members, but are entitled to reimbursement for travel expenses.

                              CERTAIN TRANSACTIONS

     On November 17, 1999, our manager formed a joint venture with Source Media, Inc., known as SourceSuite, LLC, to conduct all lines of business of Source Media relating to its VirtualModem and Interactive Channel products and businesses. Our manager capitalized the joint venture with $13.0 million in exchange for its 50% equity interest. As part of the transaction, our manager's subsidiary acquired 842,105 shares of Source Media's common stock for $12.0 million and warrants to purchase up to an additional 4,596,786 shares at an exercise price of $20 per share.

     Our manager is entitled to designate three members of the board of directors of Source Media. Our manager's designees are Sidney R. Knafel, Chairman of the Board and a director of our manager, Michael S. Willner, the President, Chief Executive Officer and a director of our manager, and Kim D. Kelly, Executive Vice President, Chief Operating and Financial Officer and a director of our manager.

     Our manager is currently providing the joint venture's interactive services to customers of its systems under a letter of intent entered into on July 29, 1998. Pursuant to the letter of intent, we pay Interactive Channel a monthly license fee for the right to distribute LocalSource in an amount that is based on the number of digital customers as adjusted for penetration. We share 50% of all revenues, other than advertising revenues, generated by LocalSource.

     On March 3, 2000, our manager and Source Media sold all of the joint venture's Virtual Modem business to Liberate Technologies in exchange for the issuance to each of our manager's subsidiary and Source Media of 886,000 shares of Liberate common stock. The joint venture continues to own and operate its programming assets, LocalSource and SourceGuide, and has entered into preferred content and programming services agreements with Liberate.

     Our manager, Insight LP, receives a management fee for each twelve-month period equal to 3% of substantially all revenue arising out of or in connection with the operations of our systems. For the years ended December 31, 1998, 1999 and 2000, Insight LP received management fees of $685,000, $5.9 million, and $11.0 million. Our manager owns 50% of the partnership interests of Insight Midwest and Insight Midwest owns 100% of the common stock of Insight Capital. In addition, Sidney Knafel, Michael Willner and Kim Kelly, who are each executive officers of our manager, are members of and collectively constitute a majority of Insight Midwest's advisory committee.

     On August 8, 2000, Insight Ohio purchased its non-voting common equity interest held by Coaxial Communications of Central Ohio, Inc. for 800,000 shares of the Class A common stock of Insight Communications plus $2.6 million in cash. In connection with the purchase, Insight Ohio's operating agreement was amended to, among other things, (i) remove certain special rights of the principals of Coaxial Communications' shareholders (the "Coaxial Entities"), (ii) vest in the common equity interests of Insight Ohio 70% of its total voting power and in the preferred equity interests of Insight Ohio 30% of its total voting power and
(iii) make Insight LP the manager. Coaxial Communications retained its preferred interests in Insight Ohio and Insight Holdings became the sole owner of the common equity interests of Insight Ohio.

     Insight Communications also agreed that if the 10% senior notes issued by Coaxial Communications or the 12 7/8% senior discount notes issued by Coaxial LLC are repaid or modified, or at any time after August 15, 2008, the principals of the Coaxial Entities may require Insight Communications to purchase their interests in the Coaxial Entities for $32.6 million, with credit given toward that amount for the value at such time of the 800,000 shares described above. The amount due to the principals of the Coaxial Entities will be payable, at the option of Insight Communications, in cash or in additional shares of Class A common stock of Insight Communications.

                             PRINCIPAL STOCKHOLDERS

     Insight Capital is a wholly-owned subsidiary of Insight Midwest.

     The following table sets forth information with respect to the beneficial ownership of Insight Midwest's partnership interests:

                                                                                                     Percent of
Name and Address of Beneficial Owner                                   Type of Interest        Partnership Interests
------------------------------------                                   ----------------        ---------------------
Insight Communications Company, L.P. (1).......................        General Partner                 50%
  810 Seventh Avenue
  New York, New York  10019
TCI of Indiana Holdings, LLC (2)...............................        Limited Partner                 50%
  Terrace Tower II, 5619 DTC Parkway
  Englewood, Colorado  80111

(1) Insight LP is a wholly-owned subsidiary of Insight Communications. The Class A common stock of Insight Communications is quoted on The Nasdaq National Market. Sidney R. Knafel and trusts for the benefit of his children, Michael S. Willner and Kim D. Kelly, through their ownership of Insight Communications' Class B common stock have approximately 63% of Insight Communications' voting power.

(2) TCI of Indiana Holdings is an indirect wholly-owned subsidiary of AT&T Corp., a publicly held company.

                       DESCRIPTION OF GOVERNING DOCUMENTS

Partnership Agreement

     Organization and Duration

     We were formed as a Delaware limited partnership in September 1999 in order to consolidate the Indiana systems and the Kentucky systems under one holding company. Unless sooner terminated in accordance with the terms of our partnership agreement, we will continue until October 2011.

     General Partner and Limited Partner

     Insight LP is our general partner and TCI of Indiana Holdings, a subsidiary of AT&T Broadband, is our limited partner. Other than with respect to certain partnership matters that require the approval of AT&T Broadband, Insight Communications, through Insight LP, has the exclusive authority to manage our business, operations and affairs, and the exclusive right to exercise all rights incident to the ownership of all partnership or corporate interests held by us, including the Indiana, Kentucky, Illinois, Ohio and Georgia systems subject to certain approval rights of AT&T Broadband. Insight Communications, through Insight LP, manages the Indiana and Kentucky systems pursuant to separate management agreements between Insight LP and each of Insight Communications Midwest and Insight Kentucky. Insight Communications, through Insight LP manages the Illinois and Georgia systems pursuant to the management agreement between Insight LP and Insight Communications Midwest and manages the Ohio system pursuant to the Insight Ohio operating agreement.

     Advisory Committee

     Our partnership agreement provides for an advisory committee consisting of five representatives of the partners, three of whom are appointed by Insight Communications, through Insight LP, and two of whom are appointed by AT&T Broadband, through TCI of Indiana Holdings. Insight Communications has appointed Sidney Knafel, Michael Willner and Kim Kelly as its representatives; and AT&T Broadband has appointed Daniel E. Somers and David Jefferson as its representatives. The advisory committee serves in an advisory capacity only.

     Approval Rights of AT&T Broadband

     Our partnership agreement prohibits Insight LP and Insight Communications from causing us or our subsidiaries from taking certain actions without the approval of AT&T Broadband. The following is a summary of certain material actions or events that require AT&T Broadband's approval:

     . selling or disposing of assets that would result in the allocation of income or gain to AT&T Broadband pursuant to Internal Revenue Code (the "Code") Section 704(c) with certain permitted exceptions;

     . incurring any indebtedness or consummating any asset acquisition, such that immediately after the incurrence of such indebtedness or consummation of such asset acquisition, our operating cash flow ratio would exceed 7.0 to 1.0;

     . entering into any agreement evidencing indebtedness or any amendment to an agreement governing indebtedness that includes any borrower other than us or our subsidiaries or that provides that we may be deemed in default thereunder as a result of a default by Insight LP or its affiliates;

     . entering into any amendment to, or refinancing of, any indebtedness that would affect any keepwell or guarantee issued by AT&T Broadband;

     . consummating one or more asset dispositions in any consecutive twelve-month period having an aggregate value in excess of $25.0 million with certain permitted exceptions;

     . engaging in any merger, consolidation, recapitalization or other reorganization, with certain permitted exceptions;

     . entering into any transaction with Insight LP or AT&T Broadband or their affiliates, with certain permitted exceptions;

     .    selecting a new general partner for us;

     . liquidating or dissolving except in accordance with the provisions of our partnership agreement;

     . issuing or redeeming any partnership interest or convertible interest, with certain permitted exceptions;

     .    admitting any additional partners;

     . converting us to corporate form or changing our partnership tax classification;

     .    commencing any bankruptcy or insolvency proceedings;

     . commencing, instituting or settling any lawsuit on behalf of us for any amount in excess of $3,000,000, subject to certain permitted exceptions;

     . engaging in new lines of business not described in our partnership agreement or acquiring cable television systems other than in Kentucky and specific parts of Indiana and Illinois;

     .    calling for additional capital contributions;

     . making any distribution to the partners other than distributions permitted pursuant to our partnership agreement;

     . amending our management incentive plan or any of the management agreements with Insight Communications;

     . entering into, conducting or participating in the business of providing or engaging in any Internet backbone service;

     .    changing our public accountants; or

     . transferring, issuing or redeeming any subsidiary equity interest, with certain permitted exceptions.

     Capital Contributions and Distributions

     Other than the contribution of the Indiana and Kentucky systems formerly owned by affiliates of Insight Communications and AT&T Broadband, which contribution occurred in October 1999, and other than the contribution of systems in connection with the Transactions, neither partner will be required to make any capital contributions to us.

     All distributions by us will be made in proportion to the partners' percentage interests. Distributions prior to our liquidation must be approved by AT&T Broadband and Insight LP, except that we will be required to make quarterly distributions of cash, subject to contractual restrictions on distributions by us, to Insight LP to the extent of the estimated tax liabilities of Insight LP as a result of the allocation to Insight LP of our income and gain and pro rata distributions to AT&T Broadband.

     Partnership Split-Up

     At any time after December 31, 2005 (other than at certain times specified in our partnership agreement), either AT&T Broadband or Insight LP (the "Initiating Partner") will have the right to commence the split-up process described below by delivering a notice to the other partner (the "Non-Initiating Partner"). The Non-Initiating Partner will have the right to postpone the split-up process one time only for a period of six months, subject to certain restrictions in our partnership agreement.

     The Initiating Partner will be required to divide our assets and liabilities into two groups of as nearly equal gross fair market values as possible such that certain specified systems cannot be divided between the two groups and the net fair market values (i.e., taking into account liabilities) of the two groups are equal. The Non-Initiating Partner will have the right to select which of the two asset groups it desires to acquire from us in redemption of its ownership interest, provided that if the Non-Initiating Partner does not agree that the Initiating Partner's division of our assets and liabilities complies with the requirements of our partnership agreement, it will have the right to propose its own division of our assets and liabilities. If the Non-Initiating Partner proposes its own division of asset groups and the partners cannot agree on two asset groups within ninety days, the partners will engage a mutually satisfactory investment banking firm or appraisal firm to select which partner's division of our assets and liabilities most closely complies with the requirements of our partnership agreement. The partner whose asset group division is not selected by the firm will have the right to select which of the two asset groups designated by the other partner it desires to acquire from us in redemption of its ownership interest.

     If the partners become obligated to consummate the split-up process in accordance with our partnership agreement and either partner defaults in its obligation, then the non-defaulting partner will have the right to cause us to be liquidated and dissolved in accordance with the liquidation provisions of our partnership agreement or to terminate the split-up process and continue our partnership.

     Limitations on Our Activities

     Our partnership agreement prohibits us and our subsidiaries from engaging in any business involving the provision of multipoint distribution systems, multichannel multipoint distribution systems, direct-to-home satellite systems or Internet backbone services without the consent of both partners.

     Admission of Additional Partners and Amendments

     We may issue additional equity interests in our partnership, and admit new persons as additional partners of our partnership, only with the approval of Insight LP and AT&T Broadband. Our partnership agreement may be amended only with the approval of Insight LP and AT&T Broadband.

     Removal of Insight LP as General Partner

     Under certain limited circumstances specified in our partnership agreement where Insight LP's conduct has resulted in material harm to us or AT&T Broadband, AT&T Broadband will have the right to replace Insight LP as general partner or purchase all of Insight LP's partnership interest in us at fair market value and, upon consummation of such purchase, remove Insight LP as a partner.

     Withdrawal of Partners and Assignment of Partnership Interests

     Without AT&T Broadband's consent, our partnership agreement prohibits Insight LP from withdrawing as our general partner. Subject to certain permitted exceptions, our partnership agreement also prohibits Insight LP from assigning its partnership interest without the approval of AT&T Broadband and will prohibit AT&T Broadband from assigning its partnership interest without the approval of Insight LP.

     Dissolution and Liquidation

     The principal events upon which we will dissolve are:

     . the withdrawal of Insight LP as general partner unless AT&T Broadband continues the partnership;

     .    the expiration of our term;

     . an election to liquidate and dissolve us made by the non-defaulting partner pursuant to the terms of the split-up provisions of our partnership agreement, see "--Partnership Split-Up;"

     .    the sale or disposition of all or substantially all our assets; or

     .    the agreement of Insight LP and AT&T Broadband.

Management of the Systems

     Insight LP currently manages the Indiana and Kentucky systems pursuant to respective management agreements with Insight Communications Midwest and Insight Kentucky. Insight LP manages the Illinois and Georgia systems pursuant to the management agreement with Insight Communications Midwest and manages the Ohio system pursuant to the Insight Ohio operating agreement. Insight LP has full and exclusive authority to manage the day to day operations and conduct the business of our systems. Our systems remain responsible for all expenses and liabilities relating to the construction, development, operation, maintenance, repair and ownership of the systems.

     Management Fee

     As compensation for the performance of its services, Insight Communications Midwest, Insight Kentucky and Insight Ohio each pay Insight LP a management fee for each twelve-month period equal to 3% of all revenue arising out of or in connection with the operation of the business of the systems, excluding proceeds from the sale of assets or from extraordinary or non-recurring items and all interest, dividend and royalties and other types of investment income that do not arise from the operation of the business of the systems in the ordinary course. Insight LP is also entitled to the reimbursement of all expenses necessarily incurred in its capacity as manager.

     Termination

     The management agreements will terminate automatically upon the termination of the applicable entity, and will also be terminable as follows:

     . with respect to the Insight Communications Midwest management agreement, by either Insight Communications Midwest or Insight LP upon a sale or distribution of all the assets of Insight Communications Midwest;

     . with respect to the Insight Kentucky management agreement, by either Insight Kentucky or Insight LP upon a sale or distribution of all the assets of Insight Kentucky;

     . with respect to either of the management agreements, upon the removal of Insight LP as our general partner pursuant to the terms of our partnership agreement, other than in connection with the transfer by Insight LP of its partnership interest to an affiliate;

     . with respect to the Insight Communications Midwest management agreement, by either Insight Communications Midwest or Insight LP should the other party breach any agreement or covenant contained in the management agreement and that breach continues for a period of ninety days; and

     . with respect to the Insight Kentucky management agreement, by either Insight Kentucky or Insight LP should the other party breach any agreement or covenant contained in the management agreement and that breach continues for a period of ninety days.

     The Insight Ohio operating agreement allows Insight LP to resign as manager and allows Insight Holdings, as owner of all of the common interests in Insight Ohio, to remove Insight LP as manager.

                       DESCRIPTION OF CERTAIN INDEBTEDNESS

Insight Midwest Holdings Credit Facility

     On January 5, 2001, Insight Midwest Holdings, LLC, our wholly-owned subsidiary which owns all of our systems other than the Columbus, Ohio system, entered into a senior credit facility with a group of banks and other financial institutions led by The Bank of New York. The Midwest Holdings credit facility provides for term loans of $1,325 million and for revolving credit loans of up to $425 million, including a letter of credit subfacility of up to $50 million. Loans under the Midwest Holdings facility were used to refinance the previous credit facilities of our Indiana and Kentucky systems (i.e., the Indiana and Kentucky credit facilities) and to finance the Transactions, and may be used for working capital and general corporate purposes. The term loans will mature in June and December 2009, and the revolving credit loans will mature in June 2009, with quarterly reductions in the amount of outstanding term loans, revolving credit loans and commitments commencing March 2004. Obligations under the Midwest Holdings credit facility are secured by a pledge of the outstanding equity interests of Midwest Holdings and its subsidiaries and any amounts payable by Midwest Holdings and its subsidiaries to Insight LP have been subordinated to the loans under the credit facility. Loans under the Midwest Holdings credit facility bear interest, at Midwest Holdings' option, at an alternate base rate or Eurodollar rate, plus an additional margin, tied to Midwest Holdings' ratio of total debt to adjusted annualized operating cash flow, of between 0.50% and 2.75%.

     The Midwest Holdings credit agreement contains a number of covenants that, among other things, restrict the ability of Midwest Holdings and its subsidiaries to make capital expenditures, acquire or dispose of assets, enter into mergers, incur additional indebtedness, pay dividends or other distributions, create liens on assets, make investments, and engage in transactions with related parties. The Midwest Holdings credit facility permits the distribution to us of amounts equal to the interest then due and owing on our 10 1/2% senior notes due 2010 and the interest and principal then due and owing on our 9 3/4% senior notes due 2009, assuming that the maturity of the 10 1/2% senior notes and the 9 3/4% senior notes has not been accelerated and, before and after giving effect to such payment, no default exists under the facility. In addition, the Midwest Holdings credit facility requires compliance with certain financial ratios and also contains customary events of default. As of January 5, 2001, there was $1.35 billion outstanding under the Midwest Holdings credit facility.

Insight Midwest 10 1/2% Senior Notes Due 2010

     See "Description of Notes."

Insight Midwest 9 3/4% Senior Notes Due 2009

     We have outstanding $200.0 million in aggregate principal amount of 9 3/4% senior notes due 2009. Interest on the 9 3/4% senior notes is payable semiannually on April 1 and October 1 of each year.

     The 9 3/4% senior notes constitute senior debt. The 9 3/4% senior notes rank pari passu with our 10 1/2% senior notes and effectively rank behind all existing and future indebtedness and other liabilities of our subsidiaries. The 9 3/4% senior notes will rank equally with all of our future unsubordinated, unsecured debt that does not expressly provide that it is subordinated to the notes and will rank ahead of all our future debts that expressly provide that they are subordinated to the notes.

     On or after October 1, 2004, we may redeem some or all of the 9 3/4% senior notes, plus accrued and unpaid interest. Prior to October 1, 2002, we may redeem up to 35% of the 9 3/4% senior notes with the proceeds of certain offerings of our equity at the price listed in the indenture governing the 9 3/4% senior notes.

     If we or our subsidiaries sell certain assets or experience specific kinds of changes of control, we must offer to repurchase the 9 3/4% senior notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest.

     The indenture governing the 9 3/4% senior notes contains certain covenants that limit, among other things, our ability and the ability of our subsidiaries to:

     .    incur additional debt;

     .    pay dividends on capital stock or repurchase capital stock;

     .    make investments;

     .    use assets as security in other transactions; and

     .    sell certain assets or merge with or into other companies.

Ohio Credit Facility

     Insight Ohio entered into the Ohio credit facility on October 7, 1998 with a group of banks and other financial institutions led by Canadian Imperial Bank of Commerce. The Ohio credit facility provides for revolving credit loans of $25 million to finance capital expenditures and for working capital and general corporate purposes, including the upgrade of the Ohio system's network and for the introduction of new video services. The Ohio credit facility has a six-year maturity, with reductions to the amount of the commitment commencing after March 31, 2002. The amount available for borrowing is reduced by any outstanding letter of credit obligations.

     Insight Ohio's obligations under the Ohio credit facility are secured by substantially all the tangible and intangible assets of Insight Ohio. Loans under the Ohio credit facility bear interest, at Insight Ohio's option, at Canadian Imperial Bank of Commerce's prime rate or at a Eurodollar rate. In addition to the index rates, Insight Ohio pays an additional margin percentage tied to its ratio of total debt to adjusted annualized operating cash flow, in the case of prime rate loans, 0.75% or, if under a 5:1 ratio, 0.25%; and in the case of Eurodollar loans, 2.0% or, if under a 5:1 ratio, 1.5%.

     The Ohio credit facility contains a number of covenants that, among other things, restricts the ability of Insight Ohio and its subsidiaries to make capital expenditures, dispose of assets, incur additional indebtedness, incur guarantee obligations, pay dividends or make capital distributions, including distributions on the preferred interests that are required to pay the Coaxial 10% senior notes and the Coaxial 12 7/8% senior discount notes in the event of a payment default under the Ohio credit facility, create liens on assets, make investments, make acquisitions, engage in mergers or consolidations, engage in certain transactions with subsidiaries and affiliates and otherwise restrict certain activities. In addition, the Ohio credit facility requires compliance with certain financial ratios, including with respect to total leverage, interest coverage and pro forma debt service coverage.

     The Ohio credit facility contains customary events of default, including the failure to pay principal when due or any interest or other amount that becomes due within a period of time after the due date thereof, any representation or warranty being made by Insight Ohio that is incorrect in any material respect on or as of the date made, a default in the performance of any negative covenants or a default in the performance of certain other covenants or agreements for a specified period, default in certain other indebtedness, certain insolvency events, certain change of control events and a default under the indentures governing the Coaxial 10% senior notes and the Coaxial 12 7/8% senior discount notes.

     As of December 31, 2000, there was $25.0 million outstanding under the Ohio credit facility.

     Insight Ohio will become an unrestricted subsidiary under the indenture governing the notes, and will be prohibited by the terms of its indebtedness from making distributions to us.

Coaxial 10% Senior Notes Due 2006

     Coaxial Communications of Central Ohio, Inc. and Phoenix Associates, an affiliated general partnership, have outstanding $140.0 million aggregate principal amount of 10% senior notes due 2006. Interest on the Coaxial 10% senior notes is payable semiannually on each February 15 and August 15 of each year. The Coaxial 10% senior notes are joint and several non-recourse obligations of Coaxial Communications and Phoenix.

     As part of the financing plan that resulted in Insight Ohio acquiring the Ohio system, Insight Ohio issued Series A preferred interests and Series B preferred interests to Coaxial Communications. The 10% senior notes are secured by a first priority pledge of all of the issued and outstanding Series A preferred interests of Insight Ohio.

     The Series A preferred interests have a liquidation preference of $140.0 million and will pay distributions in an amount equal to the interest payments on the Coaxial 10% senior notes. All Series A preferred interests were issued to Coaxial Communications and pledged to the trustee of the Coaxial 10% senior notes for the benefit of the holders of the Coaxial 10% senior notes. Coaxial Communications utilizes cash distributions on the Series A preferred interests to make payments on the Coaxial 10% senior notes.

     The Coaxial 10% senior notes are conditionally guaranteed on a senior unsecured basis, by Insight Ohio and any future restricted subsidiaries of Coaxial Communications and Phoenix. The Coaxial 10% senior notes guarantees are only effective to the extent and at the time the holders of the Coaxial 10% senior notes are unable to realize proceeds from the enforcement of the mandatory redemption provisions of the Series A preferred interests. Insight Ohio is the only guarantor of the Coaxial 10% senior notes currently in existence.

     The indenture governing the Coaxial 10% senior notes contains covenants that, among other things, generally restrict the ability of Coaxial Communications, Phoenix, Insight Ohio and any of their restricted subsidiaries to:

     .    incur additional debt;

     .    pay dividends and make distributions;

     .    issue stock of subsidiaries to third parties;

     .    make certain investments;

     .    repurchase stock;

     .    create liens;

     .    enter into transactions with affiliates;

     .    enter into sale and leaseback transactions;

     . create dividend or other payment restrictions affecting restricted subsidiaries;

     . merge or consolidate in a transaction involving all or substantially all of the assets of Coaxial Communications and Phoenix and their restricted subsidiaries, taken as a whole;

     .    transfer or sell assets; and

     . use distributions on the Series A preferred interests or Series B preferred interests for any purpose other than required payments of interest and principal on the Coaxial 10% senior notes or the Coaxial 12 7/8% senior discount notes.

Coaxial 12 7/8% Senior Discount Notes Due 2008

     Coaxial LLC (a 67.5% shareholder of Coaxial Communications) and Coaxial Financing Corp. (an affiliate of Coaxial LLC) have outstanding $55,869,000 aggregate principal amount at maturity of 12 7/8% senior discount notes due 2008, which were issued for $30.0 million gross proceeds. Cash interest on the Coaxial 12 7/8% senior discount notes does not accrue and is not payable prior to August 15, 2003. Thereafter, cash interest will be payable semiannually on each February 15 and August 15, commencing February 15, 2004.

     As part of the financing plan that resulted in Insight Ohio acquiring the Ohio system, Insight Ohio issued Series A preferred interests and Series B preferred interests to Coaxial Communications. The Series B preferred have an initial liquidation preference of $30.0 million. Insight Ohio will pay distributions to Coaxial Communications in an amount equal to the interest payments on the Coaxial 12 7/8% senior discount notes. Coaxial Communications uses the distributions received by it in respect of the Series B preferred interests to pay dividends on its common stock. Pursuant to certain promissory notes, Coaxial DJM LLC and Coaxial DSM LLC (each a shareholder of Coaxial Communications) pay dividends received by them to Coaxial LLC. Coaxial LLC utilizes cash dividends from the Coaxial Communications common stock and cash interest payments from the promissory notes to make payments on the Coaxial 12 7/8% senior discount notes. Though the Series B preferred interests make distributions in amounts equal to the interest payments on the Coaxial 12 7/8% senior discount notes, the Series B preferred interests do not serve as collateral for the Coaxial 12 7/8% senior discount notes and the holders of the Coaxial 12 7/8% senior discount notes will not have any direct claim with respect to the Series B preferred interests. The Insight Ohio Series A preferred interests have a priority over the Series B preferred interests with respect to both distributions and redemption.

     The Coaxial 12 7/8% senior discount notes are conditionally guaranteed on a senior unsecured basis, by Insight Ohio and any future restricted subsidiaries of Coaxial LLC, other than Coaxial Communications, and Coaxial Financing. The Coaxial 12 7/8% senior discount notes guarantees are only effective to the extent and at the time the holders of the Coaxial 12 7/8% senior discount notes are unable to realize proceeds from the enforcement of the mandatory redemption provisions of the Insight Ohio Series B preferred interests. Insight Ohio is the only guarantor of the Coaxial 12 7/8% senior discount notes currently in existence. The Coaxial 12 7/8% senior discount notes guarantees are subordinated to the prior payment in full of all obligations of the guarantors.

     The indenture governing the Coaxial 12 7/8% senior discount notes contains covenants that, among other things, generally restrict the ability of Coaxial LLC, Coaxial Financing, Insight Ohio and any of their restricted subsidiaries to:

     .    incur additional debt;

     .    pay dividends and make distributions;

     .    issue stock of subsidiaries to third parties;

     .    make certain investments;

     .    repurchase stock;

     .    create liens;

     .    enter into transactions with affiliates;

     .    enter into sale and leaseback transactions;

     . create dividend or other payment restrictions affecting restricted subsidiaries;

     . merge or consolidate in a transaction involving all or substantially all of the assets of Coaxial LLC, Coaxial Financing and their restricted subsidiaries, taken as a whole;

     .    transfer or sell assets; and

     . use dividends received on the Coaxial Communications common stock and payments received in respect of the promissory notes for any purpose other than required payments of interest and principal on the Coaxial 12 7/8% senior discount notes.

                             DESCRIPTION OF NOTES

         You can find the definitions of certain terms used in this description under the subheading "--Certain Definitions." In this description, the "Issuers" refers only to Insight Midwest, L.P. and Insight Capital, Inc. and not to any of their subsidiaries.

         The initial notes were issued and the exchange notes will be issued under an indenture among us and The Bank of New York, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

         The form and terms of the exchange notes are the same in all material respects as the form and terms of the initial notes, except that the exchange notes will have been registered under the Securities Act and therefore will not bear legends restricting their transfer. The initial notes have not been registered under the Securities Act and are subject to transfer restrictions.

         The following description is a summary of the material provisions of the indenture. We urge you to read the indenture because it, and not this description, define your rights as holders of the notes. Copies of the indenture are available as set forth below under "--Additional Information." Certain defined terms used in this description but not defined below under "--Certain Definitions" have the meanings assigned to them in the indenture.

         The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes

         The notes:

         .    are our general unsecured obligations;

         . are senior in right of payment to any of our existing and future subordinated Indebtedness;

         . are equal in right of payment to all of our existing and future unsubordinated, unsecured Indebtedness; and

         . are effectively subordinated in right of payment to all of our future secured Indebtedness to the extent of the value of the assets securing such Indebtedness.

         Substantially all of our operations are conducted through our subsidiaries and therefore, we are dependent upon the cash flow of our subsidiaries to meet our obligations, including our obligations under the notes. Our right to receive assets of any of our subsidiaries will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors). On a pro forma basis, as of December 31, 2000, after giving effect to the Transactions (excluding Insight Ohio), the aggregate amount of Indebtedness and other obligations of our subsidiaries (including Capital Lease Obligations and trade payables) that would effectively rank senior in right of payment to our obligations under the notes would have been approximately $1.33 billion. See "Risk Factors--We have substantial debt and significant interest payment requirements" and "Risk Factors--The exchange notes are obligations of a holding company which has no operations and depends on its subsidiaries for cash."

         As of the date of the indenture, all of our subsidiaries, other than Insight Ohio, will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain other of our subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture.

Principal, Maturity and Interest

         The indenture provides for the issuance by us of notes with a maximum aggregate principal amount of $1.0 billion, of which $500.0 million will be issued in this offering. We may issue additional notes (the "Additional Notes") from time to time after this offering. Any offering of Additional Notes is subject to the covenant described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any Additional Notes subsequently issued under the indenture would be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. We will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on November 1, 2010.

         Interest on the notes will accrue at the rate of 10 1/2% per annum and will be payable semi-annually in arrears on May 1 and November 1, commencing on May 1, 2001. The Issuers will make each interest payment to the holders of record on the immediately preceding April 15 and October 15.

         Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

         If a holder has given wire transfer instructions to the Issuers, we will pay all principal, interest and premium and Liquidated Damages, if any, on that holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar for the notes within the City and State of New York unless we elect to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

Paying Agent and Registrar for the Notes

         The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders, and we or any of our Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

         A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before the mailing of a notice of redemption.

Optional Redemption

         At any time prior to November 1, 2003, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 110.5% of the principal amount of the notes redeemed, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

         . at least 65% of the notes issued under the indenture remains outstanding immediately after the occurrence of any such redemption, excluding notes held by us and our Subsidiaries; and

         . the redemption occurs within 90 days of the date of the closing of any such Equity Offering.

         Except pursuant to the preceding paragraph, the notes will not be redeemable at the Issuers' option prior to November 1, 2005.

         On or after November 1, 2005, we may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 1, of the years indicated below:


            Year                                         Percentage
            ----                                         ----------
            2005......................................    105.250%

            2006......................................    103.500%

            2007......................................    101.750%

            2008 and thereafter.......................    100.000%


Mandatory Redemption

         We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of holders

     Change of Control

         If a Change of Control occurs, each holder of notes will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, we will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased, to the date of purchase. Within 30 days following any Change of Control, we will mail a notice to the trustee and each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

         On the Change of Control Payment Date, we will, to the extent lawful:

         . accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

         . deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

         . deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuers.

         The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and we will execute and issue and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

         The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

         We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes or portions of notes properly tendered and not withdrawn under such Change of Control Offer.

         The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Issuers and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuers to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuers and its Subsidiaries taken as a whole to another Person or group may be uncertain.

         The Kentucky Credit Facility and the Indiana Credit Facility currently limit our subsidiaries ability to pay dividends or make other distributions to us, and prohibit such payments in the case of a default or event of default thereunder. A Change of Control may constitute a default under the Kentucky Credit Facility and the Indiana Credit Facility. In the event a Change of Control occurs, we could seek the consent of our subsidiaries' lenders to provide sufficient funds to us for the purchase of the notes or could attempt to refinance the borrowings that contain such restrictions. If we do not obtain such consent or repay such borrowings, we will likely not have the financial resources to purchase the notes and such subsidiaries would be prohibited from paying dividends to us for the purpose of such purchase. In any event, there can be no assurance that our subsidiaries will have the resources available to make any such dividend or distribution. In addition, any future credit agreements or other agreements relating to Indebtedness to which we become a party may prohibit or otherwise limit us from purchasing any notes prior to their maturity, and may also provide that certain change of control events with respect to us would constitute a default thereunder. In the event a Change of Control occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing notes. In such case, our failure to purchase tendered notes would constitute an Event of Default under the indenture. A Change of Control under the indenture will also constitute a change of control under the indenture governing our 9 3/4% Notes pursuant to which we would be required to offer to repurchase our outstanding 9 3/4% Notes. See "Risk Factors--We may not be able to finance a change of control offer required by the indenture."

     Asset Sales

         We will not, and will not permit any of our Restricted Subsidiaries to, consummate an Asset Sale unless:

         (1) We, or our Restricted Subsidiary, as the case may be, receive consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

         (2) such fair market value is determined by our Boards of Directors and evidenced by a resolution of the Boards of Directors set forth in an Officers' Certificate delivered to the trustee; and

         (3) at least 75% of the consideration received in such Asset Sale by us or any such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

              . any Indebtedness or other liabilities, as shown on our or such Restricted Subsidiary's most recent balance sheet, of us or any Restricted Subsidiary, other than contingent liabilities and Indebtedness that is by its terms subordinated to the notes, that are assumed by the transferee of any such assets pursuant to an agreement that releases us or such Restricted Subsidiary from further liability; and

              . any securities, notes or other obligations received by us or any such Restricted Subsidiary from such transferee that are converted within 45 days of the applicable Asset Sale by us or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

         Notwithstanding the foregoing, we and our Restricted Subsidiaries may engage in Asset Swaps; provided that, (1) immediately after giving effect to such Asset Swap, we would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and (2) our or the Restricted Subsidiary's Board of Directors, as the case may be, determines that such Asset Swap is fair to us or such Restricted Subsidiary, as the case may be, from a financial point of view and such determination is evidenced by a resolution of such Board of Directors set forth in an Officers' Certificate delivered to the Trustee.

         Within 365 days after the receipt of any Net Proceeds from an Asset Sale, we may apply those Net Proceeds at our option:

         (1) to a permanent repayment or reduction of Indebtedness, other than subordinated Indebtedness of us or a Restricted Subsidiary and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

         (2) to acquire all or substantially all of the assets of a Permitted Business;

         (3) to acquire Voting Stock of a Permitted Business from a Person that is not our Subsidiary; provided, that (a) after giving effect thereto, we and our Restricted Subsidiaries collectively own a majority of such Voting Stock and (b) such acquisition is otherwise made in accordance with the indenture, including, without limitation, the "Restricted Payments" covenant;

         (4)  to make capital expenditures; or

         (5) to acquire other long-term tangible assets that are used or useful in a Permitted Business.

         Pending the final application of any Net Proceeds, we may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

         Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $20.0 million, we will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes including, without limitation, the holders of our 9 3/4% Notes containing provisions similar to those set forth in the indenture relating to the notes with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, we may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

         We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

Selection and Notice

         If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

         (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

         (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

         No notes of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

         If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

     Restricted Payments

         We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly:

         (1) declare or pay any dividend or make any other payment or distribution on account of our or any of our Restricted Subsidiaries' Equity Interests, including, without limitation, any payment in connection with any merger or consolidation involving us or any of our Restricted Subsidiaries or to the direct or indirect holders of our or any of our Restricted Subsidiaries' Equity Interests in their capacity as such other than dividends or distributions payable in our Equity Interests (other than Disqualified Stock) or to us or one of our Restricted Subsidiaries;

         (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuers) any of our Equity Interests or any direct or indirect parent of us;

         (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, except a payment of interest or principal at the Stated Maturity thereof; or

         (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

         (1) no Default or Event of Default has occurred and be continuing or would occur as a consequence thereof; and

         (2) we would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable fiscal quarter, have been permitted to incur at least $1.00 of additional Indebtedness, other than Permitted Debt pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

         (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made after the date of the indenture excluding Restricted Payments made pursuant to the second, third and fourth clauses of the next succeeding paragraph, shall not exceed, at the date of determination, the sum, without duplication, of:

              (a) an amount equal to our Consolidated Cash Flow from the date of the indenture to the end of the Issuers' most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, less the product of 1.2 times our Consolidated Interest Expense from the date of the indenture to the end of the Issuers' most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period; plus

              (b) an amount equal to 100% of Capital Stock Sale Proceeds less any such Capital Stock Sale Proceeds used in connection with:

                         . an Investment made pursuant to clause (6) of the definition of "Permitted Investments;" or

                         .    an incurrence of Indebtedness pursuant to clause
                              (8) of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" plus

              (c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of: (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

              (d) to the extent that the Board of Directors designates any Unrestricted Subsidiary that was designated as such after the date of the Indenture as a Restricted Subsidiary, the lesser of (i) the aggregate fair market value of all Investments owned by us and our Restricted Subsidiaries in such Subsidiary at the time such Subsidiary was designated as an Unrestricted Subsidiary and (ii) the then aggregate fair market value of all Investments owned by us and our Restricted Subsidiaries in such Unrestricted Subsidiary.

         So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

         (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture;

         (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Issuers or of any of our Equity Interests in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to one of our Subsidiaries or an employee stock ownership plan or to a trust established by us or any of our Subsidiaries for the benefit of its employees) of, our Equity Interests (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

         (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of us or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

         (4) regardless of whether any Default then exists, the payment of any dividend by one of our Restricted Subsidiaries of an Issuer to the holders of its Equity Interests on a pro rata basis;

         (5) the payment of any dividend or distribution to Insight Communications for the repurchase, redemption or other acquisition or retirement for value by Insight Communications of any Equity Interests of Insight Communications held by any member of Insight Communications' (or any of its Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the indenture; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period;

         (6) regardless of whether any Default then exists, the payment of any dividend or distribution to the extent necessary to permit direct or indirect beneficial owners of Capital Stock of Insight Midwest to pay federal, state or local income tax liabilities that would arise solely from income of Insight Midwest or any of its Restricted Subsidiaries, as the case may be, for the relevant taxable period and attributable to them solely as a result of Insight Midwest (and any intermediate entity through which the holder owns such Capital Stock) or any of its Restricted Subsidiaries being a limited liability company, partnership or similar entity for federal income tax purposes;

         (7) the retirement, redemption or repurchase of our Equity Interests pursuant to clauses (ii) or (iii) of Section 10.1(b) of the Partnership Agreement as a result of the occurrence of a Formal Determination (as defined in the Partnership Agreement) and which relates to Federal Communications Commission or other regulatory violations described in the Partnership Agreement; and

         (8) other Restricted Payments in an aggregate amount not to exceed $25.0 million.

         The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by us or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $20.0 million. Not later than the date of making any Restricted Payment, we will deliver to the trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

     Incurrence of Indebtedness and Issuance of Preferred Stock

         We will not, and will not permit any of our Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Issuers will not issue any Disqualified Stock and will not permit any of their Subsidiaries to issue any shares of preferred stock; provided, however, that the Issuers may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and Restricted Subsidiaries of the Issuers may incur Indebtedness or issue preferred stock, if the Issuers' Debt to Cash Flow Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock or preferred stock, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom as if the same had occurred at the beginning of the most recently ended fiscal quarter of the Issuers for which internal financial statements are available, would have been no greater than 8.0 to 1.

         The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

         (1) the incurrence by us and our Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuers and their Restricted Subsidiaries thereunder) not to exceed $1.75 billion;

         (2) the incurrence by us and our Restricted Subsidiaries of the Existing Indebtedness;

         (3) the incurrence by us of Indebtedness represented by the notes to be issued on the date of the indenture and the Exchange Notes to be issued pursuant to the registration rights agreement;

         (4) the incurrence by us or any of our Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Issuers or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $25.0 million at any time outstanding;

         (5) the incurrence by us or any of our Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3) or (4) of this paragraph;

         (6) the incurrence by us or any of our Restricted Subsidiaries of intercompany Indebtedness between or among us and any of our Restricted Subsidiaries; provided, however, that:

              (a) if any of us is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, and

              (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than us or one of our Restricted Subsidiaries thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either us or one of our Restricted Subsidiaries of the Issuers will be deemed, in each case, to constitute an incurrence of such Indebtedness by us or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

         (7) the incurrence by us or any of our Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indenture to be outstanding;

         (8) the incurrence by us or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount at any time outstanding not to exceed 200% of the net cash proceeds received by Insight Midwest from the sale of its Equity Interests, (other than Disqualified Stock), after the date of the indenture to the extent such net cash proceeds have not been applied to make Restricted Payments or to effect other transactions pursuant to the covenant described above under the caption "--Restricted Payments" or to make Permitted Investments pursuant to clause (6) of the definition thereof;

         (9) the guarantee by us of Indebtedness of us or one of our Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant;

         (10) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant;

         (11) the incurrence by us or any of our Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (11), not to exceed $50.0 million;

         (12) the incurrence by us or any Restricted Subsidiary of Indebtedness represented by notes issued to Affiliates in respect of, and amounts equal to, advances made by such Affiliates to enable us or any Restricted Subsidiary to make payments in connection with the notes, the 9 3/4% Notes or the Credit Facilities; and

         (13) the incurrence by our Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, that event will be deemed to constitute an incurrence of Indebtedness by one of our Restricted Subsidiaries that was not permitted by this clause (13).

         We will not, and will not permit any of our Restricted Subsidiaries to, incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of us or such Restricted Subsidiary, as applicable, unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness of us or a Restricted Subsidiary shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of us or such Restricted Subsidiary solely by virtue of being unsecured.

         For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, we will be permitted to classify such item of Indebtedness on the date of its incurrence or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

     Sale and Leaseback Transactions

         We will not, and will not permit any of our Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that we or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

         (1) we or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Debt to Cash Flow Ratio test in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) created a Lien on such property securing Attributable Debt pursuant to the covenant described below under the caption "--Liens;"

         (2) the net cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

         (3) the transfer of assets in that sale and leaseback transaction is permitted by, and the Issuers or that Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Repurchase at the Option of holders--Asset Sales."

     Liens

         We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

     Dividend and Other Payment Restrictions Affecting Subsidiaries

         We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

         (1) pay dividends or make any other distributions on its Equity Interests to us or any of our Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to us or any of our Restricted Subsidiaries;

         (2) make loans or advances or guarantee any such loans or advances to us or any of our Restricted Subsidiaries; or

         (3) transfer any of its properties or assets to us or any of our Restricted Subsidiaries.

         However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

         (1) Existing Indebtedness as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the date of the indenture;

         (2) the indenture, the notes, the 9 3/4% Notes and the indenture governing the 9 3/4% Notes;

         (3)   applicable law;

         (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by us or any of our Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

         (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

         (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

         (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

         (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

         (9) Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

         (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

         (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

         (12) restrictions contained in the terms of Indebtedness permitted to be incurred under the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" provided that such restrictions are no more restrictive than the terms contained in the Kentucky Credit Facility and the Indiana Credit Facility; and

         (13) restrictions that are not materially more restrictive than customary provisions in comparable financings and our management determines that such restrictions will not materially impair our ability to make payments as required under the notes and the indenture governing the notes.

     Merger, Consolidation or Sale of Assets

         Neither of us may directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Issuer is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of us and our Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

         (1) either: (a) we are the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger, if other than us, or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia;

         (2) the Person formed by or surviving any such consolidation or merger, if other than us, or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all of our obligations under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

         (3) immediately after such transaction no Default or Event of Default exists; and

         (4) we or the Person formed by or surviving any such consolidation or merger, if other than us, or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable fiscal quarter, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

         In addition, we may not, directly or indirectly, lease all or substantially all of their properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuers and any of the Restricted Subsidiaries.

     Transactions with Affiliates

         We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer, exchange or otherwise dispose of any of their properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of our Affiliates, officers or directors (each, an "Affiliate Transaction"), unless:

         (1) such Affiliate Transaction is on terms that are no less favorable to us or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by us or such Restricted Subsidiary with an unrelated Person (as determined by the Board of Directors and evidenced by a resolution of the Board of Directors); and

         (2)  we deliver to the trustee:

              (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

              (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided, however, that this clause (b) shall not apply to any transaction between or among Insight Midwest, Insight Communications, AT&T Broadband, LLC and their respective Subsidiaries.

         The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

         (1) any employment agreement entered into by us or any of our Restricted Subsidiaries in the ordinary course of business and consistent with our past practice or that of such Restricted Subsidiary;

         (2)   transactions between or among us and/or our Restricted
               Subsidiaries;

         (3) transactions with a Person that is our Affiliate solely because we own an Equity Interest in such Person;

         (4) payment of reasonable directors fees to Persons who are not otherwise our Affiliates;

         (5) sales of Equity Interests (other than Disqualified Stock) to our Affiliates;

         (6) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "--Restricted Payments;"

         (7) payment of management fees to Insight LP pursuant to the Management Agreements;

         (8) any transactions or arrangements entered into, or payments made, pursuant to the terms of the Kentucky Credit Facility or the Indiana Credit Facility;

         (9)   Permitted Investments;

         (10) any transactions or arrangements in existence on the date of the Indenture, including, without limitation, the Asset Contribution Agreement, dated August 15, 2000 among us, certain AT&T Cable Subsidiaries and TCI of Indiana Holdings, LLC and all such other agreements, amendments and documents as may be necessary or desirable to perform and carry out the transactions contemplated by the Asset Contribution Agreement; and

         (11) any arrangement with affiliates of Source Media, Inc. for the distribution of cable television services or programming.

     Designation of Restricted and Unrestricted Subsidiaries

         The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by us and our Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will either reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "--Restricted Payments" or reduce the amount available for future Investments under one or more clauses of the definition of Permitted Investments, as the Issuers shall determine. That designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

     Reports

         Whether or not required by the Commission, so long as any notes are outstanding, we will furnish to the holders of notes, within the time periods specified in the Commission's rules and regulations:

         (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by our certified independent accountants; and

         (2) all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports.

         In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the Commission, we will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

         If we have designated any of our Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of our operations and those of our Restricted Subsidiaries separate from the financial condition and results of operations of our Unrestricted Subsidiaries.

     Restrictions on Activities of Insight Capital

         Insight Capital will not hold any material assets, become liable for any material obligations, other than the notes and the 9 3/4% Notes, or engage in any significant business activities; provided that Insight Capital may be a co-obligor with respect to Indebtedness if Insight Midwest is a primary obligor of such Indebtedness and the net proceeds of such Indebtedness are received by Insight Midwest or one or more of Insight Midwest's Restricted Subsidiaries other than Insight Capital.

     Payments for Consent

         We will not, and will not permit any of our Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Events of Default and Remedies

         Each of the following is an Event of Default:

         (1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes;

         (2) default in payment when due of the principal of, or premium, if any, on the notes;

         (3) failure by us or any of our Restricted Subsidiaries to comply with the provisions described under the captions "--Repurchase at the Option of holders" or "--Certain Covenants--Merger, Consolidation or Sale of Assets;"

         (4) failure by us or any of our Restricted Subsidiaries for 30 days after written notice thereof has been given to us by the trustee or to us and the trustee by the holders of at least 25% of the aggregate principal amount of the notes outstanding to comply with any of their other covenants or agreements in the indenture;

         (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries or the payment of which is guaranteed by us or any of our Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

              (a) Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

              (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

         (6) failure by us or any of our Restricted Subsidiaries to pay final judgments which are non-appealable aggregating in excess of $25.0 million, (net of applicable insurance which has not been denied in writing by the insurer), which judgments are not paid, discharged or stayed for a period of 60 days; and

         (7) certain events of bankruptcy or insolvency described in the indenture with respect to us or any of our Restricted Subsidiaries.

         In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to us, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

         Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

         The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except (1) a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the notes (2) in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each note affected by such modification or amendment.

         In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of us with the intention of avoiding payment of the premium that we would have had to pay if we then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to November 1, 2005, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of us with the intention of avoiding the prohibition on redemption of the notes prior to November 1, 2005, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

         We are required to deliver to the trustee within 90 days after the end of each fiscal year a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, we are required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Partners and
Stockholders

         No director, officer, employee, partner, incorporator or stockholder of us, as such, shall have any liability for any obligations of the Issuers under the notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

         We may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

         (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

         (2) our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

         (3) the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

         (4)  the Legal Defeasance provisions of the indenture.

         In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

         In order to exercise either Legal Defeasance or Covenant Defeasance:

         (1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to maturity or to a particular redemption date;

         (2) in the case of Legal Defeasance, we shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

         (3) in the case of Covenant Defeasance, we shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

         (4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

         (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries are bound;

         (6) we must have delivered to the trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of us between the date of deposit and the 91st day following the deposit and assuming that no holder is an "insider" of us under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

         (7) we must deliver to the trustee an Officers' Certificate stating that the deposit was not made by us with the intent of preferring the holders of notes over our other creditors with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

         (8) we must deliver to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

         Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

         Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

         (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

         (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of holders");

         (3) reduce the rate of or change the time for payment of interest on any note;

         (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

         (5) make any note payable in money other than that stated in the notes;

         (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

         (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of holders"); or

         (8)  make any change in the preceding amendment and waiver provisions.

         Notwithstanding the preceding, without the consent of any holder of notes, we and the trustee may amend or supplement the indenture or the notes:

         (1)  to cure any ambiguity, defect or inconsistency;

         (2) to provide for uncertificated notes in addition to or in place of certificated notes;

         (3) to provide for the assumption of our obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of our assets;

         (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder; or

         (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Satisfaction and Discharge

         The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

         (1)  either:

              (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

              (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

         (2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which either of us is a party or by which either of us is bound;

         (3) we have paid or caused to be paid all sums payable by them under the indenture; and

         (4) we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

         In addition, we must deliver an Officers' Certificate and an Opinion of Counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

         If the trustee becomes our creditor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

         The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

         Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Insight Midwest, L.P., c/o Insight Communications Company, Inc., 810 Seventh Avenue, New York, New York 10019, Attention: Ms. Colleen Quinn.

Certain Definitions

         Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "Acquired Debt" means, with respect to any specified Person:

         (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

         (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of more than 10% of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

         "Asset Acquisition" means (a) an Investment by the Issuers or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated or merged with or into the Issuers or any Restricted Subsidiary, or (b) any acquisition by the Issuers or any Restricted Subsidiary of the assets of any Person that constitute substantially all of an operating unit, a division or line of business of such Person or that is otherwise outside of the ordinary course of business.

         "Asset Sale" means:

         (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Issuers and their Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "--Repurchase at the Option of holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

         (2) the issuance of Equity Interests in any of the Issuers' Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

         Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

         (1) any single transaction or series of related transactions that involves assets having a fair market value (as determined by the Board of Directors and evidenced by a resolution of the Board of Directors) of less than $5.0 million;

         (2) a transfer of assets between or among the Issuers and their Wholly Owned Restricted Subsidiaries;

         (3) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Issuers or to another Wholly Owned Restricted Subsidiary;

         (4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

         (5)  the sale or other disposition of cash or Cash Equivalents;

         (6) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments;" and

         (7) the incurrence of Permitted Liens and the disposition of assets related to such Permitted Liens by the secured party pursuant to a foreclosure.

         "Asset Swap" means an exchange of assets by the Issuers or a Restricted Subsidiary of the Issuers for:

         (1)  one or more Permitted Businesses;

         (2) a controlling equity interest in any Person whose assets consist primarily of one or more Permitted Businesses; and/or

         (3) long-term assets that are used in a Permitted Business in a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code or any similar or successor provision of the Internal Revenue Code.

         "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

         "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

         "Board of Directors" means:

         (1) with respect to a corporation, the board of directors of the corporation;

         (2) with respect to a partnership, the board of directors of the general partner of the partnership;

         (3) with respect to Insight Midwest at the option of the Issuers, the board of directors of Insight Communications or the Advisory Committee of Insight Midwest; and

         (4) with respect to any other Person, the board or committee of such Person serving a similar function.

         "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

         "Capital Stock" means:

         (1)  in the case of a corporation, corporate stock;

         (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

         (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

         (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Capital Stock Sale Proceeds" means the aggregate net cash proceeds, (including the fair market value of the non-cash proceeds, as determined by an independent appraisal firm), received by Insight Midwest after the date of the indenture:

         (x) as a contribution to the common equity capital or from the issue or sale of Equity Interests of Insight Midwest (other than Disqualified Stock); or

         (y) from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Insight Midwest that have been converted into or exchanged for such Equity Interests, other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Insight Midwest.

         "Cash Equivalents" means:

         (1)  United States dollars;

         (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

         (3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

         (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and
              (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

         (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within one year after the date of acquisition; and

         (6) money market funds having assets in excess of $100.0 million, at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

         "Change of Control" means the occurrence of any of the following:

         (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuers and their Restricted Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Permitted Holder and its Related Parties;

         (2) the adoption of a plan relating to the liquidation or dissolution of Insight Midwest;

         (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and/or one or more of the Permitted Holders and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Insight Midwest, measured by voting power rather than number of shares;

         (4) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) other than a Permitted Holder and its Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Insight Communications, measured by voting power rather than number of shares;

         (5) during any consecutive two-year period, the first day on which individuals who constituted the Board of Directors of Insight Communications as of the beginning of such two-year period (together with any new directors who were nominated for election or elected to such Board of Directors with the approval of a majority of the individuals who were members of such Board of Directors, or whose nomination or election was previously so approved at the beginning of such two-year period) cease to constitute a majority of the Board of Directors of Insight Communications; or

         (6) Insight Communications consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Insight Communications, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Insight Communications or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Insight Communications outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

         "Common Stock" of any Person means all Capital Stock of such Person that is generally: entitled to (1) vote in the election of directors of such Person or (2) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

         "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

         (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

         (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

         (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

         (4) depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

         (5) non-cash items increasing such Consolidated Net Income (including the partial or entire reversal of reserves taken in prior periods) for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

         Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of the Issuers shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Issuers only to the extent that a corresponding amount would be permitted at the date of determination to be dividend to the Issuers by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

         "Consolidated Indebtedness" means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus (ii) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus (iii) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

         "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings), all calculated after taking into account the effect of all Hedging Obligations, and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments on any series of preferred stock of such Person or any of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

         "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

         (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary thereof;

         (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

         (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

         (4) the cumulative effect of a change in accounting principles shall be excluded; and

         (5) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries, except for purposes of the covenants described under the caption "--Certain Covenants--Restricted Payments" and "--Incurrence of Indebtedness and Issuance of Preferred Stock" in which case the Net Income of any Unrestricted Subsidiary will be included to the extent it would otherwise be included under clause (1) of this definition above.

         "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Issuers who:

         (1) was a member of such Board of Directors on the date of the indenture; or

         (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

         "Credit Facilities" means, one or more debt facilities (including, without limitation, the Kentucky Credit Facility and the Indiana Credit Facility) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

         "Debt to Cash Flow Ratio" means, as of any date of determination (the "Determination Date"), the ratio of (a) the Consolidated Indebtedness of the Issuers as of such Determination Date to (b) four times the Consolidated Cash Flow of the Issuers for the most recent full fiscal quarter ending immediately prior to such Determination Date for which internal financial statements are available (the "Measurement Period"), determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by the Issuers and their Subsidiaries from the beginning of such quarter through and including such Determination Date (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such quarter. For purposes of calculating Consolidated Cash Flow for the Measurement Period immediately prior to the relevant Determination

Date, (i) any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during the Measurement Period; (ii) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period; and (iii) if the Issuers or any Restricted Subsidiary shall have in any manner (x) acquired (including through an Asset Acquisition or the commencement of activities constituting such operating business) or (y) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with generally accepted accounting principles consistently applied, as if, in the case of an Asset Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Measurement Period, and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period.

         "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

         "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuers to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuers may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         "Equity Offering" means an offering by a Person of its shares of Equity Interests (other than Disqualified Stock) however designated and whether voting or non-voting, and any and all rights, warrants or options to acquire such Equity Interests (other than Disqualified Stock).

         "Existing Indebtedness" means up to $200.0 million in aggregate principal amount of Indebtedness of the Issuers and their Subsidiaries in existence on the date of the indenture, until such amounts are repaid.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

         "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

         "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

         (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

         (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

         "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

         (1)  borrowed money;

         (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

         (3)  banker's acceptances;

         (4) representing Capital Lease Obligations of such Person and all Attributable Debt in respect of sale and leaseback transactions entered into by such Person;

         (5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

         (6)  representing any Hedging Obligations,

         if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

         The amount of any Indebtedness outstanding as of any date shall be:

         (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

         (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

         "Indiana Credit Facility" means that certain credit agreement, dated as of October 31, 1998, by and among Insight Communications of Indiana, LLC, The Bank of New York, as administrative agent, and the other lenders party thereto, as amended by Amendment No. 1 dated as of September 24, 1999, as further amended by Amendment No. 2 dated as of April 26, 2000, as further amended by Amendment No. 3 dated as of October 12, 2000, and as the same may hereafter be further amended, modified, supplemented or renewed in accordance with its terms and all other loan documents, including the security agreement, delivered pursuant thereto.

         "Insight Communications" means Insight Communications Company, Inc.

         "Insight Midwest" means Insight Midwest, L.P.

         "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP and include the designation of a Restricted Subsidiary as an Unrestricted Subsidiary. If the Issuers or any Restricted Subsidiary of the Issuers sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuers such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuers, the Issuers shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments." The acquisition by the Issuers or any Restricted Subsidiary of the Issuers of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Issuers or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

         "Kentucky Credit Facility" means the Amended and Restated Revolving Credit and Term Loan Agreement dated as of October 1, 1999 among Insight Kentucky Partners I, L.P. (f/k/a InterMedia Partners VI, L.P.), Toronto Dominion (Texas), Inc., as administrative agent, and the other lenders party thereto as amended by Amendment No. 1 dated as of October 19, 2000, and as the same may hereafter be further amended, modified, supplemented or renewed in accordance with its terms.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, hypothecation, assignment for security or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

         "Management Agreements" means the management agreements between Insight LP and each of Insight Indiana and Insight Kentucky as each is in effect on the date of the indenture.

         "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

         (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with:
              (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

         (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

         "Net Proceeds" means the aggregate cash proceeds received by the Issuers or any of their Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

         (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Sale;

         (2) all payments made on any indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security arrangement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

         (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale; and

         (4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale and retained by the Issuers or any Restricted Subsidiary after such Asset Sale.

         "9 3/4% Notes" means our 9 3/4% senior notes due 2009 issued under an indenture dated as of October 1, 1999, by and between us and The Bank of New York (as successor to Harris Trust Company of New York), as trustee.

         "Non-Recourse Debt" means Indebtedness:

         (1) as to which neither the Issuers nor any of their Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

         (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Issuers or any of their Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

         (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuers or any of their Restricted Subsidiaries.

         "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "Partnership Agreement" means the limited partnership agreement of Insight Midwest, L.P., dated October 1, 1999, as amended by Amendment No. 1 dated as of September 15, 2000, and as the same may be further amended, supplemented or revised in accordance with its terms.

         "Permitted Business" means a cable television, media and communications, entertainment, telecommunications or data transmission business, businesses ancillary, complementary or reasonably related thereto and reasonable extensions thereof.

         "Permitted Holders" means Sidney R. Knafel, Michael S. Willner and Kim
D. Kelly.

         "Permitted Investments" means:

         (1) any Investment in the Issuers or in a Restricted Subsidiary of an Issuer;

         (2)  any Investment in Cash Equivalents;

         (3) any Investment by the Issuers or any Subsidiary of an Issuer in a Person, if as a result of such Investment:

              (a)   such Person becomes a Restricted Subsidiary of an Issuer; or

              (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, an Issuer or a Restricted Subsidiary of an Issuer; provided that such Person's primary business is a Permitted Business;

         (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of holders--Asset Sales;"

         (5) any Investment in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits;

         (6) Investments made out of the net cash proceeds of the issue and sale (other than to a Subsidiary of Insight Midwest) of Equity Interests (other than Disqualified Stock) of Insight Midwest, to the extent that:

               (a) such net cash proceeds have not been applied to make a Restricted Payment or to effect other transactions pursuant to the covenant described above under the caption "--Restricted Payments," or

               (b) such net cash proceeds have not been used to incur Indebtedness pursuant to clause (8) of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;"

         (7) the extension of credit to vendors, suppliers and customers in the ordinary course of business;

         (8) any Investment existing as of the date of the indenture, and any amendment, modification, extension or renewal thereof to the extent such amendment, modification, extension or renewal does not require the Issuers or any Restricted Subsidiary to make any additional cash or non-cash payments or provide additional services in connection therewith;

         (9) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of an Issuer;

         (10) Hedging Obligations;

         (11) loans and advances to officers, directors and employees of the Issuers and the Restricted Subsidiaries for business-related travel expenses, moving expenses and other similar expenses in each case incurred in the ordinary course of business not to exceed $1.0 million outstanding at any time; and

         (12) other Investments in any Person, other than Insight Communications or an Affiliate of Insight Communications that is not also a Subsidiary of an Issuer, having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) since the date of the indenture not to exceed $50.0 million.

         "Permitted Liens" means:

         (1) Liens securing Indebtedness and other Obligations under Credit Facilities that was permitted by the terms of the indenture to be incurred;

         (2)  Liens in favor of the Issuers or a Restricted Subsidiary;

         (3) Liens on property or assets, or any shares of Capital Stock or secured indebtedness of a Person existing at the time such Person is merged with or into or consolidated with an Issuer or any Restricted Subsidiary of an Issuer; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Issuer or the Restricted Subsidiary;

         (4) Liens on property existing at the time of acquisition thereof by the Issuers or any Restricted Subsidiary of an Issuer, provided that such Liens were in existence prior to the contemplation of such acquisition;

         (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

         (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

         (7)  Liens existing on the date of the indenture;

         (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

         (9) Liens securing Permitted Refinancing Indebtedness; provided that any such Lien does not extend to or cover any property, Capital Stock or Indebtedness other than the property, shares or debt securing the Indebtedness so refunded, refinanced or extended;

         (10) Statutory liens or landlords', carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which do not secure any Indebtedness and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

         (11) Easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Issuers or any of their Restricted Subsidiaries;

         (12) Attachment or judgment Liens not giving rise to a Default or an Event of Default;

         (13) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

         (14) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptance, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business, exclusive of obligations for the payment of borrowed money;

         (15) Liens of franchisors or other regulatory bodies arising in the ordinary course of business;

         (16) Liens arising from filing Uniform Commercial Code financing statements regarding leases or other Uniform Commercial Code financing statements for precautionary purposes relating to arrangements not constituting Indebtedness;

         (17) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

         (18) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Hedging Obligations and forward contracts, options, future contracts, future options or similar agreements or arrangements designed solely to protect the Issuers or any of their Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

         (19) Liens consisting of any interest or title of a licensor in the property subject to a license;

         (20) Liens on the Capital Stock of Unrestricted Subsidiaries;

         (21) Liens arising from sales or other transfers of accounts receivable which are past due or otherwise doubtful of collection in the ordinary course of business;

         (22) Any extensions, substitutions, replacements or renewals of the foregoing; and

         (23) Liens incurred in the ordinary course of business of the Issuers or any Restricted Subsidiary of the Issuers with respect to obligations that do not exceed $20.0 million at any one time outstanding.

         "Permitted Refinancing Indebtedness" means any Indebtedness of the Issuers or any of their Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Issuers or any of its Subsidiaries (other than intercompany Indebtedness); provided that:

         (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all expenses and premiums incurred in connection therewith);

         (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

         (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

         (4) such Indebtedness is incurred either by the Issuers or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

         "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

         "Principals" means AT&T Broadband, LLC and Insight Communications.

         "Related Party" means, with respect to any Person:

         (1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of such Person; or

         (2) partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more such Persons and/or such other Persons referred to in the immediately preceding clause (1).

         "Restricted Investment" means an Investment other than a Permitted Investment.

         "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

         "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

         "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

         "Subsidiary" means, with respect to any specified Person:

         (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

         (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

         "Unrestricted Subsidiary" means any Subsidiary of an Issuer (or any successor to any of them) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

         (1)  has no Indebtedness other than Non-Recourse Debt;

         (2) is not party to any agreement, contract, arrangement or understanding with an Issuer or any Restricted Subsidiary of an Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to such Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuers; and

         (3) is a Person with respect to which neither the Issuers nor any of its Restricted Subsidiaries has any direct or indirect obligation
              (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results.

         Any designation of a Subsidiary of an Issuer as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of an Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," the Issuers shall be in default of such covenant. The Boards of Directors of the Issuers may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of an Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

         "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

         (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

         (2)  the then outstanding principal amount of such Indebtedness.

         "Wholly Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                        U.S. FEDERAL TAX CONSIDERATIONS

         In the opinion of Sonnenschein Nath & Rosenthal, the following general discussion summarizes the material U.S. federal tax aspects of the exchange offer. This discussion is a summary for general information only and does not consider all aspects of U.S. federal tax that may be relevant to the purchase, ownership and disposition of exchange notes by a prospective investor in light of such investor's personal circumstances. This discussion also does not address the U.S. federal tax consequences of ownership of notes not held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), or the U.S. federal tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities of foreign currency, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the notes as part of a "straddle," a "hedge" against currency risk or a "conversion transaction," persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities. In addition, except as otherwise provided, this discussion addresses only certain U.S. federal income tax consequences and does not describe U.S. federal estate or gift tax consequences or the tax consequences arising out of the tax laws of any state, local, or foreign jurisdiction.

         A U.S. Holder is a beneficial owner of a note that is (1) a citizen or resident of the U.S.; (2) a corporation or partnership created or organized in or under the laws of the U.S. or any political subdivision thereof; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust which is either subject to the supervision of a court within the U.S. and the control of one or more U.S. persons, or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. A Foreign Holder is a beneficial owner of a note that is not a U.S. Holder.

         This discussion is based upon the Code, existing and proposed Treasury regulations thereunder, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). We have not and will not seek any opinions of counsel or rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership, or disposition of the notes which are different from those discussed herein.

         Investors in notes should consult their own tax advisors concerning the application of U.S. federal income tax laws, as well as the laws of any state, local, or foreign taxing jurisdiction, in light of their particular situations.

Exchange of Notes

         The exchange of notes pursuant to the exchange offer will not be treated as a taxable sale, exchange or other disposition of the corresponding initial notes because the terms of the exchange notes are not materially different from the terms of the initial notes. Accordingly,

         (1) a holder will not recognize gain or loss upon receipt of an exchange note;

         (2) the holding period of an exchange note will include the holding period of the initial note exchanged therefor; and

         (3) the adjusted tax basis of an exchange note will be the same as the adjusted tax basis of the initial note exchanged.

The filing of a shelf registration statement will not result in a taxable exchange to us or to any holder of a note.

U.S. Federal Income Taxation of U.S. Holders

         Payments of Interest

         A U.S. Holder of an exchange note generally will be required to report as ordinary income for U.S. federal income tax purposes interest received or accrued on the exchange note in accordance with the U.S. Holder's method of accounting.

         Bond Premium and Market Discount

         A U.S. Holder who purchases an exchange note for an amount in excess of its stated principal amount will be considered to have purchased the exchange note at a premium equal to the amount of such excess. A U.S. Holder generally may elect to amortize the premium on the constant yield method. The amount amortized in any year under such method will be treated as a reduction of the holder's interest income from the exchange note during such year and will reduce the holder's adjusted tax basis in the exchange note by such amount. A holder of an exchange note that does not make the election to amortize the premium will not reduce its tax basis in the exchange note, and thus effectively will realize a smaller gain, or a larger loss, on a taxable disposition of the exchange note than it would have realized had the election been made. The election to amortize the premium on a constant yield method, once made, applies to all debt obligations held or acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

         If a U.S. Holder purchases an exchange note for an amount that is less than its stated principal amount, the amount of the difference will be treated as "market discount" for federal income tax purposes unless such difference is less than a specified de minimis amount. Under the de minimis exception, an exchange note is considered to have no market discount if the excess of the stated redemption price at maturity of the exchange note over the holder's tax basis in such note immediately after its acquisition is less than 0.25% of the stated redemption price at maturity of the exchange note multiplied by the number of complete years to the maturity date of the exchange note after the acquisition date.

         Under the market discount rules, a U.S. Holder is required to treat any principal payment on, or any gain from the sale, exchange, retirement or other disposition of an exchange note as ordinary income to the extent of the accrued market discount not previously included in income at the time of such payment or disposition. In addition, such a holder may be required to defer until maturity of the exchange note or its earlier disposition in a taxable transaction the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such exchange note.

         Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the exchange note, unless the U.S. Holder elects to accrue the market discount on a constant interest method. A U.S. Holder of an exchange note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligation acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

         Sale, Exchange, or Redemption of the Exchange Notes

         Upon the sale, exchange, retirement, or other disposition of an exchange note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the disposition and the U.S. Holder's adjusted tax basis in the exchange note. A U.S. Holder's adjusted tax basis in an exchange note generally will equal the cost of the exchange note (or the cost of the initial note exchanged for the exchange note) to the U.S. Holder, increased by any market discount previously included in income by such U.S. Holder and decreased by any amortized premium applied to reduce interest and by any principal payments on the exchange note. Such gain or loss will generally constitute capital gain or loss, except to the extent of any accrued market discount not previously included in income, which will be taxed as ordinary income. Amounts received attributable to accrued but unpaid interest will be treated as ordinary interest income.

U.S. Federal Income Taxation of Foreign Holders

         If the income or gain on the exchange notes is "effectively connected with the conduct of a trade or business within the U.S." of the Foreign Holder, such income or gain will be subject to tax essentially in the same manner as if the exchange notes were held by a U.S. Holder, as discussed above. In addition, a Foreign Holder that is a foreign corporation may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by it of a trade or business in the U.S. For this purpose, interest or gain on the sale or other disposition of the notes will be included in earnings and profits.

         If the income on the exchange note is not effectively connected with the conduct of a trade or business of a Foreign Holder in the U.S., the Foreign Holder will not be subject to U.S. tax, or to U.S. withholding tax on interest on an exchange note provided that the Foreign Holder (1) does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the U.S. Treasury Regulations; (2) is not a controlled foreign corporation that is related to us through stock ownership as provided in the Code and U.S. Treasury Regulations;
(3) is not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and (4) (a) provides its name and address on an IRS Form W-8BEN, and certifies, under penalty of perjury, that it is not a U.S. person or (b) a financial institution holding the notes on behalf of the Foreign Holder certifies to us, under penalty of perjury, that it has received an IRS Form W-8BEN from the beneficial owner and provides us with a copy.

         If the Foreign Holder cannot satisfy the requirements described above, a Foreign Holder will be subject to a 30% U.S. federal withholding tax on interest payments on the notes unless the Foreign Holder provides a properly executed (1) IRS Form W-8BEN claiming an exemption from, or reduction in, withholding under the benefit of a tax treaty or (2) IRS Form W-8ECI stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business of a Foreign Holder in the U.S.

         Any gain realized on the disposition of an exchange note generally will not be subject to U.S. federal income tax unless (1) that gain is effectively connected with the conduct of a trade or business in the U.S. by the Foreign Holder, or (2) the Foreign Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition, and certain other conditions are met.

U.S. Federal Estate Taxation of Foreign Holders

         An exchange note that is held by an individual who at the time of death is not a citizen or resident of the U.S. will not be subject to U.S. federal estate tax as a result of such individual's death, provided that, at the time of the individual's death, payments of interest with respect to such exchange note would have qualified for the portfolio interest exception.

Information Reporting and Backup Withholding

         U.S. Holders may be subject, under certain circumstances, to information reporting and "backup withholding" at a 31% rate with respect to cash payments in respect of principal, interest, and the gross proceeds from dispositions of the exchange notes. Backup withholding may apply if the U.S. Holder (1) fails to furnish its social security or other taxpayer identification number ("TIN") on an IRS Form W-9 within a reasonable time after a request therefor; (2) furnishes an incorrect TIN; (3) fails to report properly any interest or dividends; or (4) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit (and may entitle such holder to a refund) against such U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. Holders of the exchange notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

         Foreign Holders will generally not be subject to 31% backup withholding on payments made to a Foreign Holder provided that the Foreign Holder provides the requisite certification on IRS Form W-8BEN or otherwise establishes an exemption from backup withholding, although such payments may be subject to certain reporting requirements. Payments of the proceeds of a disposition of exchange notes by or through a U.S. office of a broker generally will be subject to 31% backup withholding and information reporting unless the Foreign Holder provides the requisite certification on IRS Form W-8BEN or otherwise establishes an exemption.

         The amount of any backup withholding imposed on a payment to a U.S. or Foreign Holder of an exchange note will be allowed as a credit against such holder's U.S. federal income tax liability, and such holder may be entitled to a refund, provided that the required information is furnished to the IRS. Holders should consult with tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

                                EXCHANGE OFFER

Registration Rights Agreement

         The initial notes were originally issued on November 6, 2000 to Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co., Merrill Lynch Pierce, Fenner & Smith Incorporated, BNY Capital Markets, Inc., Bank of America Securities LLC, Chase Securities Inc., Fleet Securities, Inc., TD Securities (USA) Inc. and UBS Warburg LLC, pursuant to a purchase agreement dated November 1, 2000. The initial purchasers subsequently resold the notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States in accordance with Regulation S under the Securities Act. We are parties to a registration rights agreement with the initial purchasers entered into as a condition to the closing under the purchase agreement. Pursuant to the registration rights agreement, we agreed, for the benefit of the holders of the initial notes, at our cost to:

         . file an exchange offer registration statement on or before May 5, 2001 with the Securities and Exchange Commission with respect to the exchange offer for the notes; and

         . use our reasonable best efforts to have the registration statement declared effective under the Securities Act by November 6, 2001.

         Upon the registration statement being declared effective, we will offer the exchange notes in exchange for surrender of the initial notes. We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the initial notes. For each initial note surrendered to us pursuant to the exchange offer, the holder of such initial note will receive an exchange note having a principal amount equal to that of the surrendered initial note.

         Under existing interpretations of the staff of the Securities and Exchange Commission contained in several no-action letters to third parties, we believe that the exchange notes will in general be freely tradeable after the exchange offer without further registration under the Securities Act. However, any purchaser of initial notes who is an "affiliate" of ours or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

         . will not be able to rely on these interpretations of the staff of the Securities and Exchange Commission;

         . will not be able to tender its initial notes in the exchange offer; and

         . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the initial notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

         As contemplated by these no-action letters and the registration rights agreement, each holder accepting the exchange offer is required to represent to us in the letter of transmittal that:

         . neither the holder nor any such other person is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

         . the holder or any such other person is not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the exchange notes; and

         . it is acquiring the exchange notes in the ordinary course of business;

         Each holder participating in the exchange offer for the purpose of distributing the exchange notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes and cannot rely on those no-action letters.

        For a description of the procedures for resales by broker-dealers, see "Plan of Distribution."

Shelf Registration Statement

         If:

         . we are not permitted to consummate this exchange offer because the exchange offer is not permitted by applicable law or Commission policy (after we have unsuccessfully sought a no-action letter from the Commission allowing us to consummate the exchange offer); or

         . any holder of transfer restricted securities notifies us prior to the 30th business day following the effective date of the registration statement that:

               . it is prohibited by law or Commission policy from participating in the exchange offer; or

               . it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the registration statement is not appropriate or available for such resales; or

               . that it is a broker-dealer and owns notes acquired directly from us or one of our affiliates;

then we will file with the Commission a shelf registration statement relating to all transfer restricted securities. We will use our reasonable best efforts to file the shelf registration statement within 30 days of the earlier of the date we determine that we cannot consummate this exchange offer or the date we receive notice from a holder as described in the previous sentence. We will use our reasonable best efforts to cause the shelf registration statement to be declared effective by the Commission within 90 days after we are required to file the shelf registration statement. However, the deadlines for filing and effectiveness of the shelf registration statement shall not be earlier than such deadlines for the registration statement.

         For purposes of the preceding, "transfer restricted securities" means

         .    each initial note until

               . the date on which such initial note has been exchanged in the exchange offer for an exchange note which may be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act;

               . the date on which such initial note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

               . the date on which such initial note is distributed to the public pursuant to Rule 144 under the Securities Act and

         . each exchange note held by a broker-dealer until the date on which such exchange note is disposed of by a broker-dealer pursuant to the "Plan of Distribution" contained herein (including the delivery of this prospectus).

         The registration rights agreement provides that if:

         . we fail to file the registration statement or shelf registration statement required by the registration rights agreement on or before the date specified for such filing;

         . the registration statement or the shelf registration statement is not declared effective by the Securities and Exchange Commission on or prior to the date specified in the registration rights agreement for such effectiveness;

         . we fail to complete the exchange offer within 30 business days of the September 29, 2000 deadline for effectiveness of the registration statement; or

         . the shelf registration statement or the registration statement is filed and declared effective but thereafter ceases to be effective or usable in connection with resales of transfer restricted securities during the period specified in the registration rights agreement (each such event referred to in this clause and the three preceding clauses are referred to as a "registration default");

then we will pay liquidated damages to each holder of notes, with respect to the first 90-day period immediately following the occurrence of the first registration default in an amount equal to $.05 per week per $1,000 principal amount of notes held by such holder.

         The amount of the liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of liquidated damages for all registration defaults of $.50 per week per $1,000 principal amount of notes.

         All accrued liquidated damages will be payable to holders of the initial notes in cash on the semi-annual interest payment dates on the notes, commencing with the first such date occurring after any such registration default, until such registration default is cured.

         Following the cure of all registration defaults, the accrual of liquidated damages will cease.

         Holders of notes will be required to make certain representations to us (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages set forth above. By acquiring transfer restricted securities, a holder will be deemed to have agreed to indemnify us against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from us.

Expiration Date; Extensions; Amendments; Termination

         The exchange offer will expire at 5:00 p.m., New York City time, on _____, 2001, unless we extend it in our reasonable discretion. The expiration date of the exchange offer will be at least 30 days after we mail notice of the exchange offer to holders as provided in Rule 14e-1(a) under the Securities Exchange Act of 1934 and the registration rights agreement.

         To extend the expiration date, we will need to notify the exchange agent of any extension by oral, promptly confirmed in writing, or written notice. We will also need to notify the holders of the initial notes by mailing an announcement or by means of a press release or other public announcement communicated, unless otherwise required by applicable law or regulation, before 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date.

         We expressly reserve the right:

         . to delay acceptance of any initial notes, to extend the exchange offer or to terminate the exchange offer and not permit acceptance of initial notes not previously accepted if any of the conditions described below under "--Conditions to the Exchange Offer" have occurred and have not been waived by us, if permitted to be waived, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

         .    to amend the terms of the exchange offer in any manner.

         If we amend the exchange offer in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the initial notes of the amendment including providing public announcement, or giving oral or written notice to the holders of the initial notes. A material change in the terms of the exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of the exchange offer. If any material change is made to the terms of the exchange offer, we will disclose the change by means of a post-effective amendment to the registration statement of which this prospectus is a part and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will also extend the exchange offer for an additional five to ten business days as required by the Securities Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral, promptly confirmed in writing, or written notice to the exchange agent.

Procedures for Tendering Initial Notes

         To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

Regular Delivery Procedure:        Complete, sign and date the letter of
                                   transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal, guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile, together with the certificates representing your initial notes being tendered and any other required documents, to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

Book-entry Delivery Procedure:     Send a timely confirmation of a book-entry
                                   transfer of your initial notes, if this
                                   procedure is available, into the exchange agent's account at The Depository Trust
                                   Company ("DTC") as contemplated by the
                                   procedures for book-entry transfer described under "--Book-Entry Delivery Procedure" below, on or before 5:00 p.m., New York City time, on the expiration date.

Guaranteed Delivery Procedure:     If time will not permit you to complete your
                                   tender by using the procedures described above before the expiration date, comply with the guaranteed delivery procedures described under "--Guaranteed Delivery Procedure" below.

         The method of delivery of initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your respective brokers, dealers, commercial banks, trust companies or nominees to tender your initial notes on your behalf.

         Only a holder of initial notes may tender initial notes in this exchange offer. For purposes of this exchange offer, a holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

         If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact this registered holder promptly and instruct this registered holder to tender these notes on your behalf. If you wish to tender these initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

         You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by an eligible institution. An eligible institution is:

         . a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

         . a commercial bank or trust company having an office or correspondent in the United States; or

         . an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act.

         However, signatures on a letter of transmittal do not have to be guaranteed if initial notes are tendered:

         . by a registered holder, or by a participant in DTC in the case of book-entry transfers, whose name appears on a security position listing as the owner, who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder, or deposited into this participant's account at DTC in the case of book-entry transfers; or

         .    for the account of an eligible institution.

         If the letter of transmittal or any bond powers are signed by:

         . the recordholder(s) of the initial notes tendered: The signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever;

         . a participant in DTC: The signature must correspond with the name as it appears on the security position listing as the holder of the initial notes;

         . a person other than the registered holder of any initial notes. These initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes;

         . trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity. These persons should so indicate such capacities when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

Book-Entry Delivery Procedure

         Any financial institution that is a participant in DTC's system may make book-entry deliveries of initial notes by causing DTC to transfer these initial notes into the exchange agent's account at DTC according to DTC's procedures for transfer. To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the initial notes that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against the participant. The exchange agent will make a request to establish an account for the initial notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus.

         A delivery of initial notes through a book-entry transfer into the exchange agent's account at DTC will only be effective if an agent's message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under "--Exchange Agent" on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

Guaranteed Delivery Procedure

         If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date, or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent's message delivered, you may still tender in this exchange offer if:

         . you tender through an eligible institution, on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by this letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent's message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

         . the certificates for all your tendered initial notes in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

         Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the letter of transmittal.

         We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent's account at DTC with an agent's message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

         All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal tenders will be determined by us in our sole discretion. Our determination will be final and binding.

         We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel's opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within the time that we shall determine. Neither the exchange agent, any other person or we will be under any duty to give notification of defects or irregularities with respect to tenders of initial notes. Neither the exchange agent nor we will incur any liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until the irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived as promptly as practicable following the expiration date.

         If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled "--Conditions to the Exchange Offer" below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if, we give oral or written notice of acceptance to the exchange agent.

        We will issue the exchange notes in exchange for the initial notes tendered by a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent's account at DTC with an agent's message, in each case, in form satisfactory to us and the exchange agent.

         If any tendered initial notes are not accepted for any reason or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

         In addition, we reserve the right in our sole discretion, but in compliance with the provisions of the indenture, to:

         . purchase or make offers for any initial notes that remain outstanding after the expiration date, or, as described under "Expiration Date; Extensions; Amendments; Termination," to terminate the exchange offer as provided by the terms of our registration rights agreement, and

         . purchase initial notes in the open market, in privately negotiated transactions or otherwise, to the extent permitted by applicable law.

         The terms of any of the purchases or offers described above could differ from the terms of the exchange offer.

Withdrawal of Tenders

         Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

         For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under "Exchange Agent" and before acceptance of your tendered initial notes for exchange by us.

         Any notice of withdrawal must:

         . specify the name of the person having tendered the initial notes to be withdrawn;

         . identify the initial notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes;

         . be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these initial notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender; and

         .    state that you are withdrawing your tender of initial notes.

         We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

         You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under "--Procedures for Tendering Initial Notes" above at any time before the expiration date.

Conditions to the Exchange Offer

         With exceptions, we will not be required to accept initial notes for exchange, or issue exchange notes in exchange for any initial notes, and we may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the initial notes, if:

         . the exchange offer violates applicable law or any interpretation of the staff of the Securities and Exchange Commission;

         .    any required governmental approval has not been obtained; or

         . a court or any governmental authority has issued an injunction, order or decree that would prevent or impair our ability to proceed with the exchange offer.

         These conditions are for our sole benefit. We may assert any of these conditions regardless of the circumstances giving rise to any of them. We may also waive these conditions, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion, but within the limits of applicable law, that any of the foregoing events or conditions has occurred or exists or has not been satisfied. Our failure at any time to exercise any of rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which we may assert at any time and from time to time.

         If we determine that we may terminate the exchange offer, as provided above, we may:

         . refuse to accept any initial notes and return any initial notes that have been tendered to their holders;

         . extend the exchange offer and retain all initial notes tendered before the expiration date, allowing, however, the holders of tendered initial notes to exercise their rights to withdraw their tendered initial notes; or

         . waive any termination event with respect to the exchange offer and accept all properly tendered initial notes that have not been withdrawn or otherwise amend the terms of the exchange offer in any respect as provided under "--Expiration Date; Extensions; Amendments; Termination."

         If we determine that we may terminate the exchange offer, we may be required to file a shelf registration statement with the Securities and Exchange Commission as described under "--Shelf Registration Statement." The exchange offer is not dependent upon any minimum principal amount of initial notes being tendered for exchange.

Accounting Treatment

         We will record the exchange notes at the same carrying value as the initial notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

Exchange Agent

         We have appointed The Bank of New York as exchange agent for the exchange offer. You should direct all questions and requests for assistance or additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

                  The Bank of New York
                  101 Barclay Street, 7 East
                  New York, New York 10286
                  Attention:  Reorganization Section
                  Fax number:  (212) 815-6339

Fees and Expenses

         We will bear the expenses of soliciting tenders under the exchange offer. The principal solicitation for tenders under the exchange offer is being made by mail; however, our officers and other employees may make additional solicitations by telegraph, telephone, telecopy or in person.

         We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes, and in handling or forwarding tenders for exchange.

         We will pay the expenses incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

         We will generally pay all transfer taxes, if any, applicable to the exchange of initial notes under the exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other person, if:

         . certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the initial notes tendered; or

         . tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal; or

         . a transfer tax is imposed for any reason other than the exchange of initial notes under the exchange offer.

         If satisfactory evidence of payment of these taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences

         If you do not properly tender your initial notes in the exchange offer, your initial notes will remain outstanding and continue to accrue interest. However, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not governed by, the Securities Act. In addition, you will no longer be able to obligate us to register the initial notes under the Securities Act, except in the limited circumstances provided under our registration rights agreement. To the extent the initial notes are tendered and accepted in the exchange offer, the trading market, if any, for the initial notes would be adversely affected. You should refer to "Risk Factors--Your failure to participate in the exchange offer will have adverse consequences."

                          BOOK-ENTRY; DELIVERY AND FORM

         Principal and interest payments on global securities registered in the name of DTC's nominee will be made in immediate available funds to DTC's nominee as the registered owner of the global securities. We and the trustee will treat DTC's nominee as the owner of the global securities for all other purposes as well. Accordingly, we, the trustee, any paying agent and the initial purchaser will have no direct responsibility or liability for any aspect of the records relating to payments made on account of beneficial interests in the global securities or for maintaining, supervising or reviewing any records relating to these beneficial interests. It is DTC's current practice, upon receipt of any payment of principal or interest, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities. These payments will be the responsibility of the direct and indirect participants and not of DTC, the trustee or us.

         So long as DTC or its nominee is the registered owner or holder of the global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for the purposes of:

         .    receiving payment on the notes;

         .    receiving notices; and

         .    for all other purposes under the Indenture and the notes.

         Beneficial interests in the notes will be evidenced only by, and transfers of the notes will be effected only through, records maintained by DTC and its participants.

         Except as described below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of certificated notes in definitive form and will not be considered the holders of the global security for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC. And, if that person is not a participant, the person must rely on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the Indenture. Under existing industry practices, if we request any action of holders or an owner of a beneficial interest in a global security desires to take any action under the Indenture, DTC would authorize the participants holding the relevant beneficial interest to take that action. The participants then would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them.

         DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with DTC interests in the global security are credited. Further, DTC will take action only as to the portion of the aggregate principal amount at maturity of the notes as to which the participant or participants has or have given the direction.

         Although DTC, the Euroclear System ("Euroclear") and Clearstream Banking, S.A. of Luxembourg ("Clearstream") have agreed to the procedures described above in order to facilitate transfers of interests in global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform these procedures, and the procedures may be discontinued at any time. None of us, the trustee, any agent of the initial purchaser or ours will have any responsibility for the performance by DTC, Euroclear and Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

         DTC has provided the following information to us. DTC is a:

         .    limited-purpose trust company organized under the New York Banking
              Law;

         .    a banking organization within the meaning of the New York Banking
              Law;

         .    a member of the U.S. Federal Reserve System;

         . a clearing corporation within the meaning of the New York Uniform Commercial Code; and

         . a clearing agency registered under the provisions of Section 17A of the Securities Exchange Act.

Certificated Notes

         Notes represented by a global security are exchangeable for certificated notes only if:

         . DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a registered clearing agency, and a successor depository is not appointed by us within 90 days;

         . determine not to require all of the notes to be represented by a global security and notifies the trustee of their decision; or

         . an event of default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default relating to the notes represented by the global security has occurred and is continuing.

         Any global security that is exchangeable for certificated notes in accordance with the preceding sentence will be transferred to, and registered and exchanged for, certificated notes in authorized denominations and registered in the names as DTC or its nominee may direct. However, a global security is only exchangeable for a global security of like denomination to be registered in the name of DTC or its nominee. If a global security becomes exchangeable for certificated notes:

         . certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples of $1,000;

         . payment of principal, premium, if any, and interest on the certificated notes will be payable, and the transfer of the certificated notes will be registrable, at the office or agency we maintain for these purposes; and

         . no service charge will be made for any issuance of the certificated notes, although the issuers may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection with the issuance.

         Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

         Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparts in such system in accordance with the rules and procedures and within the established deadlines, Brussels time, of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

         Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream, immediately following the settlement date of DTC. Cash received in Euroclear or

Clearstream as a result of sales of interest in a global security by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

                              PLAN OF DISTRIBUTION

         A broker-dealer that is the holder of initial notes that were acquired for the account of such broker-dealer as a result of market-making or other trading activities, other than initial notes acquired directly from us or any of our affiliates, may exchange such initial notes for exchange notes pursuant to the exchange offer; provided, that each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after consummation of the exchange offer or such time as any broker-dealer no longer owns any registrable securities, we will make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. All dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

         We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other holder of exchange notes. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of 180 days after consummation of the exchange offer or such time as any broker-dealer no longer owns any registrable securities, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the exchange offer and to our performance of, or compliance with, the registration rights agreement, other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the exchange notes offered hereby will be passed upon for us by Sonnenschein Nath & Rosenthal, New York, New York.

                                     EXPERTS

         The consolidated financial statements of Insight Midwest, L.P. as of December 31, 2000 and 1999 and for the years then ended, and the consolidated financial statements of Insight Communications of Indiana, LLC at December 31, 1998 and for the two month period ended December 31, 1998; and the combined financial statements of Noblesville, Indiana, Jeffersonville, Indiana and Lafayette, Indiana Cable Television Systems at October 31, 1998 and December 31, 1997 and the period from January 1, 1998 to October 31, 1998 and for the year ended December 31, 1997; and the combined financial statements of Rockford, Illinois, Griffin, Georgia, Scotsburg, Indiana and Portland, Indiana Cable Television Systems as of December 31, 2000 and 1999 and for the years then ended; and the financial statements of Insight Communications of Central Ohio LLC as of December 31, 2000 and 1999 and for the three years ended December 31, 2000, appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

         The combined financial statements of the AT&T Insight Midwest Systems as of December 31, 2000 and December 31, 1999, for the year ended December 31, 2000 and for the period from March 1, 1999 to December 31, 1999 ("New Insight") and for the period January 1, 1999 to February 28, 1999 ("Old Insight"), have been included in this prospectus in reliance upon the reports of KPMG LLP, independent public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         The KPMG report dated October 11, 2000 contains an explanatory paragraph that states that effective March 9, 1999, AT&T Corp., the owner of the assets comprising New Insight, acquired Tele-Communications, Inc., the owner of the assets comprising Old Insight, in a business combination accounted for as a purchase. As a result of the acquisition, the combined financial information for the periods after the acquisition is presented on a different basis than that for the period before the acquisition and, therefore, is not comparable.

         The financial statements of InterMedia Capital Partners VI, L.P. as of September 30, 1999 and December 31, 1998 and for the nine months ended September 30, 1999 and the period from April 30, 1998 (commencement of operations) to December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-4, including all amendments, exhibits, schedules and supplements, to register the exchange notes. Although this prospectus, which forms a part of the registration statement, contain all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules of the Commission. For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the Commission at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. You can also review such material by accessing the Commission's Internet web site at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

         We are currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act. So long as we are subject to these periodic reporting requirements, we will continue to furnish the information required thereby to the Commission. We are required to file periodic reports with the Commission pursuant to the Securities Exchange Act during our current fiscal year and thereafter so long as the exchange notes are held by at least 300 registered holders. We do not anticipate that, for periods following December 31, 2001, the exchange notes will be held of record by more than 300 registered holders. Therefore, we do not expect to be required to comply with the periodic reporting requirements imposed under the Securities Exchange Act after that date. However, we have agreed that, whether or not we are required to do so by the rules and regulations of the Commission, for so long as any of the notes remain outstanding, we will furnish to the holders of the notes and file with the Commission, unless the Commission will not accept such a filing:

         . all quarterly and annual financial information that would be required to be contained in such a filing with the Commission on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, regarding a discussion of the annual information only, a report thereon by our certified independent public accountants; and

         . all reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports.

         In addition, for so long as any of the notes remain outstanding, we have agreed to make available to any prospective purchaser of the notes or beneficial owner of the notes in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

                                    GLOSSARY

The following is a description of certain terms used in this prospectus:

Amplifier cascades.............................   The operation of two or more amplifiers in series so that the output of one device feeds the input of the next device.

Bandwidth......................................   Bandwidth measures the information-carrying capacity of a communication channel and indicates the range of usable frequencies that can be carried by a cable television system.

Basic customer.................................   A customer to a cable television system who receives the Basic Service Tier and who is usually charged a flat monthly rate for a number of channels.

Basic penetration..............................   Basic customers as a percentage of total number of homes passed.

Basic service tier.............................   A package of over-the-air broadcast stations, local access channels and certain satellite-delivered cable television services (other than premium services).

Broadband......................................   The ability to deliver multiple channels and/or services to customers.

Cable modem....................................   A device similar to a telephone modem that sends and receives signals over a cable television network at speeds up to 100 times the capacity of a typical telephone modem.

Channel capacity...............................   The number of traditional video programming channels that can be carried over a communications system.

Clustering.....................................   A general term used to describe the strategy of operating cable television systems in a specific geographic region, thus allowing for the achievement of economies of scale and operating efficiencies in such areas as system management, marketing and technical functions.

Converter......................................   An electronic device that permits tuning of a cable television signal to permit reception by customer television sets and VCRs and provides a means of access control for cable television programming.

Density........................................   A general term used to describe the number of homes passed per mile of network.

Digital video..................................   A distribution technology where video content is delivered in digital format.

Direct broadcast satellite television system...   A service by which packages of television programming are transmitted via high-
                                                  powered satellites to individual homes, each served by a small satellite dish.

Fiber optic cable..............................   A cable made of glass fibers through which signals are transmitted as pulses of light to the distribution portion of the cable television system which in turn goes to the customer's home. Capacity for a very large number of channels can be more easily provided.

Fiber optic trunk system.......................   The use of fiber optic cable from the headend to the distribution portion of the cable television system.

Headend........................................   A collection of hardware, typically including earth stations, satellite receivers, towers, off-air antennae, modulators, amplifiers, and video cassette playback machines within which signals are processed and then combined for distribution within the cable television network. Equipment to process signals from the customer's home also are contained at the headend.

Homes passed...................................   The number of single residence homes, apartments and condominium units passed by the cable distribution network in a cable system's service area.

Multiplexing...................................   Additional screens of premium channels, such as HBO and ShowTime, which cable operators provide for no additional fees, provided the customer subscribes to the primary premium channel.

Multipoint multichannel distribution...........   A one-way radio transmission of television channels over microwave system frequencies from a fixed station transmitting to multiple receiving facilities located at fixed points.

Must carry.....................................   The provisions of the 1992 Cable Act that require cable television operators to carry local commercial and noncommercial television broadcast stations on their systems.

Near video-on-demand...........................   A pay-per-view service that allows customers to select and order a movie of their choice from a selection of movies being broadcast on several dedicated channels. Each movie is broadcast on multiple channels to offer the customer several start times for the same movie and the customer joins the movie in progress when it is purchased.

Network........................................   The distribution network element of a cable television system consisting of coaxial and fiber optic cable leaving the headend on power or telephone company poles or buried underground.

Node...........................................   The interface between the fiber optic and coaxial distribution network.

Outage.........................................   The loss of service due to a failure in the distribution network.

Overbuild......................................   The construction of a second cable television system in a
                                                  franchise area in which such a system had previously been
                                                  constructed.

Pay-per-view...................................   Programming offered by a cable television operator on a
                                                  per-program basis which a customer selects and for which a customer pays a separate fee.

Premium penetration............................   Premium service units as a percentage of the total number of basic service subscribers. A customer may purchase more than one premium service, each of which is counted as a separate premium service unit. This ratio may be greater than 100% if the average customer subscribes to more than one premium service unit.

Premium service................................   Individual cable programming service available only for monthly subscriptions on a per-channel basis.

Premium units..................................   The number of subscriptions to premium services, which are paid for on an individual basis.

Satellite master antenna television system.....   A video programming delivery system to multiple dwelling units.

Telephone modem................................   A device either inserted in a computer or attached externally that encodes (modulates) or decodes (demodulates) an analog telephone signal to a data format that the computer can process.

Tiers..........................................   Varying levels of cable services consisting of differing
                                                  combinations of several over-the-air broadcast and satellite delivered cable television programming services.

Upgrade........................................   The replacement or upgrade of an existing cable system, usually undertaken to improve its technological performance and/or to expand the system's channel capacity in order to provide more services.

Video-on-demand................................   A pay-per-view service that allows customers to select and order a movie of their choice from a large film library. The movie will play in its entirety as soon as it is ordered.

                         Index to Financial Statements

                                                                                              Page
                                                                                              ----
Insight Midwest, L.P.
 Report of Independent Auditors--Ernst & Young LLP..........................................   F-3
 Consolidated Balance Sheets at December 31, 2000 and 1999..................................   F-4
 Consolidated Statements of Operations and Partners' Capital
   for the years ended December 31, 2000 and 1999...........................................   F-5
 Consolidated Statements of Cash Flows for the years ended December 31, 2000 and 1999.......   F-6
 Notes to Consolidated Financial Statements.................................................   F-7

Insight Communications of Indiana, LLC
 Report of Independent Auditors--Ernst & Young LLP..........................................  F-19
 Balance Sheet at December 31, 1998.........................................................  F-20
 Statement of Operations and Members' Equity for the period
  November 1, 1998 to December 31, 1998.....................................................  F-21
 Statement of Cash Flows for the period November 1, 1998 to December 31, 1998...............  F-22
 Notes to Financial Statements..............................................................  F-23

Noblesville, Indiana, Jeffersonville, Indiana, and Lafayette, Indiana Cable
Television Systems
 Report of Independent Auditors--Ernst & Young LLP..........................................  F-28
 Combined Balance Sheets at October 31, 1998................................................  F-29
 Combined Statements of Operations for the year ended
   December 31, 1997 and for the period January 1, 1998 to October 31, 1998.................  F-30
 Combined Statements of Changes in Net Assets for the
   year ended December 31, 1997 and for the period January 1, 1998 to October 31, 1998......  F-31
 Combined Statements of Cash Flows for the year ended
   December 31, 1997 and for the period January 1, 1998 to October 31, 1998.................  F-32
 Notes to Combined Financial Statements.....................................................  F-33

AT&T Insight Midwest Systems
 Independent Auditors' Report--KPMG LLP.....................................................  F-37
 Combined Balance Sheet as of December 31, 2000.............................................  F-38
 Combined Statement of Operations and Parent's Investment
   for the year ended December 31, 2000.....................................................  F-39
 Combined Statement of Cash Flows for the year ended December 31, 2000......................  F-40
 Combined Financial Statements..............................................................  F-41

 Independent Auditors' Report--KPMG LLP.....................................................  F-48
 Combined Balance Sheet as of December 31, 1999.............................................  F-49
 Combined Statement of Operations and Parent's Investment for
   the period from March 1, 1999 to December 31, 1999 and for the period from January 1, 1999 to February 28, 1999.....................................  F-50
 Combined Statement of Cash Flows for the period from
   March 1, 1999 to December 31, 1999 and for the period
   from January 1, 1999 to February 28, 1999................................................  F-51
 Notes to Combined Financial Statements.....................................................  F-52

Griffin, Georgia, Rockford, Illinois, Portland, Indiana and Scottsburg, Indiana
Cable Television Systems
 Report of Independent Auditors--Ernst & Young LLP..........................................  F-60
 Combined Balance Sheets as of December 31, 2000 and 1999...................................  F-61
 Combined Statements of Operations and Changes in Net Assets
   for the years ended December 31, 2000 and 1999...........................................  F-62


 Combined Statements of Cash Flows for the years ended December 31, 2000 and 1999..........   F-63
 Notes to Combined Financial Statements....................................................   F-64

InterMedia Capital Partners VI, L.P.
 Report of Independent Accountants--PricewaterhouseCoopers LLP.............................   F-70
 Consolidated Balance Sheets at September 30, 1999 and December 31, 1998...................   F-71
 Consolidated Statements of Operations for the nine months ended September 30, 1999
   and for the period April 30, 1998 (commencement of operations) to December 31, 1998.....   F-72
 Consolidated Statements of Changes in Partners' Capital for the nine months ended September 30, 1999 and for the period April 30, 1998 (commencement
   of operations) to December 31, 1998.....................................................   F-73
 Consolidated Statements of Cash Flows for the nine months ended September 30, 1999
   and for the period April 30, 1998 (commencement of operations) to December 31, 1998.....   F-74
 Notes to Consolidated Financial Statements................................................   F-75

Insight Communications of Central Ohio, LLC
 Report of Independent Auditors--Ernst & Young LLP.........................................   F-90
 Balance Sheets at December 31, 2000 and 1999..............................................   F-91
 Statements of Operations and Changes in Members' Deficit for the years
   ended December 31, 2000, 1999 and 1998..................................................   F-92
 Statements of Cash Flows for the years ended December 31, 2000, 1999 and 1998.............   F-93
 Notes to Financial Statements.............................................................   F-94

Insight Capital, Inc.
 Report of Independent Auditors--Ernst & Young LLP.........................................  F-102
 Balance Sheets at December 31, 2000 and December 31, 1999.................................  F-103
 Notes to Balance Sheets...................................................................  F-104

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Insight Midwest, LP

We have audited the accompanying consolidated balance sheets of Insight Midwest, LP as of December 31, 2000 and 1999, and the related consolidated statements of operations and partners' capital, and cash flows for each of the two years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Insight Midwest, LP, at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the two years ended December 31, 2000 and 1999, in conformity with accounting principles generally accepted in the United States.

                                                   /s/ ERNST & YOUNG LLP

New York, New York
March 12, 2001

                               INSIGHT MIDWEST, LP
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                                                December 31,
                                                                                           2000             1999
                                                                                     -----------------------------------
Assets
Cash and cash equivalents                                                             $        5,735   $       35,996
Trade accounts receivable, net of allowance for doubtful accounts of $979 and $735
   as of December 31, 2000 and 1999                                                           13,686           10,778
Launch funds receivable                                                                       13,077                -
Prepaid expenses and other assets                                                              8,922           10,980
                                                                                     -----------------------------------
   Total current assets                                                                       41,420           57,754

Fixed assets, net                                                                            681,490          596,246
Intangible assets, net                                                                       950,299        1,033,399
Deferred financing costs, net of accumulated amortization of $2,962 and $857
   as of December 31, 2000 and 1999                                                           26,338           18,339
Launch funds receivable                                                                            -              861
                                                                                     -----------------------------------
   Total assets                                                                       $    1,699,547   $    1,706,599
                                                                                     ===================================

Liabilities and partners' capital

Accounts payable                                                                      $       38,575   $       42,071
Accrued expenses and other liabilities                                                        38,227           37,552
Deferred revenue                                                                               3,284            1,562
Interest payable                                                                              19,919           19,397
Due to affiliates                                                                              4,047            1,220
                                                                                     -----------------------------------
   Total current liabilities                                                                 104,052          101,802

 Deferred revenue                                                                             11,535            4,250
 Debt                                                                                      1,347,523        1,232,000
                                                                                     -----------------------------------
   Total liabilities                                                                       1,463,110        1,338,052

Partners' capital                                                                            236,437          368,547
                                                                                     -----------------------------------
   Total liabilities and partners' capital                                            $    1,699,547   $    1,706,599
                                                                                     ===================================



                             See accompanying notes

                               INSIGHT MIDWEST, LP
           CONSOLIDATED STATEMENTS OF OPERATIONS AND PARTNERS' CAPITAL
                                 (in thousands)


                                                                              Year ended December 31,
                                                                             2000                 1999
                                                                     ------------------------------------------
Revenue                                                                $     379,720        $     201,286

Operating costs and expenses:
   Programming and other operating costs                                     130,306               59,587
   Selling, general and administrative                                        62,414               38,267
   Management fees                                                            10,964                5,932
   Depreciation and amortization                                             195,669              109,110
                                                                     ------------------------------------------
Total operating costs and expenses                                           399,353              212,896

Operating loss                                                               (19,633)             (11,610)

Other income (expense):
   Interest expense                                                         (113,054)             (51,235)
   Interest income                                                               919                  335
   Other                                                                        (342)                (167)
                                                                     ------------------------------------------
Net loss                                                                    (132,110)             (62,677)

Partners' capital, beginning of period                                       368,547               44,195
Partners' contributions                                                            -              387,029
                                                                     ------------------------------------------

Partners' capital, end of period                                       $     236,437        $     368,547
                                                                     ==========================================

                             See accompanying notes

                               INSIGHT MIDWEST, LP
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                              Year ended December 31,
                                                                              2000             1999
                                                                        -----------------------------------
Operating activities:
Net loss                                                                   $  (132,110)     $   (62,677)
Adjustments to reconcile net loss to net cash provided by operating activities:
     Depreciation and amortization                                             195,669          109,110
     Provision for losses on trade accounts receivable                           6,717            1,239
     Amortization of bond discount                                                 123                -
     Changes in operating assets and liabilities:
       Trade accounts receivable                                                (9,625)          (6,272)
       Launch funds receivable                                                 (12,216)            (861)
       Prepaid expenses and other assets                                         2,058            3,746
       Accounts payable and accrued expenses                                    (2,821)          35,772
       Deferred revenue                                                          9,007            5,812
       Interest payable                                                            522           13,573
       Due to affiliates                                                         2,827            3,475
                                                                        -----------------------------------

Net cash provided by operating activities                                       60,151          102,917
                                                                        -----------------------------------

Investing activities:
Purchase of fixed assets                                                      (196,103)        (107,901)
Purchase of intangible assets                                                   (3,709)          (2,540)
                                                                        -----------------------------------

Net cash used in investing activities                                         (199,812)        (110,441)
                                                                        -----------------------------------

Financing activities:
Proceeds from borrowings under credit facilities                               110,400           21,000
Repayments of credit facilities                                               (487,500)        (191,661)
Net proceeds from issuance of senior notes                                     492,500          200,000
Debt issuance costs                                                             (6,000)          (7,712)
                                                                        -----------------------------------

Net cash provided by financing activities                                      109,400           21,627
                                                                        -----------------------------------

Net increase (decrease) in cash and cash equivalents                           (30,261)          14,104
Cash and cash equivalents, beginning of year                                    35,996           21,892
                                                                        -----------------------------------
Cash and cash equivalents, end of year                                     $     5,735      $    35,996
                                                                        ===================================

Supplemental disclosure of cash flow information:
Cash paid for interest                                                     $   116,726      $    37,904
Cash paid for income taxes                                                          61               57

Supplemental disclosure of significant non-cash financing activities:
Contribution of cable system assets by partner                             $         -      $   387,029


                             See accompanying notes

                               INSIGHT MIDWEST, LP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. Organization and Basis of Presentation

We were formed in September 1999 to serve as the holding company and a financing vehicle for our cable television system joint venture with AT&T Broadband, LLC (formerly Tele-Communications, Inc.) ("AT&T Broadband"). We are owned 50% by Insight Communications Company L.P. ("Insight LP"), which is wholly-owned by Insight Communications Company, Inc., and 50% by AT&T Broadband, through its indirect subsidiary TCI of Indiana Holdings, LLC ("TCI"). On October 1, 1999, certain Indiana and Kentucky systems and operations were contributed to us, as described below. Through two of our operating subsidiaries, Insight Indiana and Insight Kentucky, we own and operate cable television systems in Indiana and Kentucky, which passed approximately 1.2 million and 1.2 million homes and served approximately 737,000 and 749,000 customers as of December 31, 2000 and 1999.

On January 5, 2001, we completed a series of transactions with Insight LP and certain subsidiaries of AT&T Corp. (the "AT&T Subsidiaries") for the acquisition of additional cable television systems valued at approximately $2.2 billion (the "AT&T Transactions"). As a result of the AT&T Transactions, we acquired all of Insight LP's wholly-owned systems serving approximately 280,000 customers, including systems which Insight LP purchased from the AT&T Subsidiaries. At the same time, we acquired from the AT&T Subsidiaries systems serving approximately 250,000 customers. The purchase price will be allocated to the cable television assets acquired in relation to their fair values as increases in property and equipment and franchise costs. The AT&T Transactions were financed through a credit facility established on January 5, 2001, the Midwest Holdings Credit Facility (Note G).

Both Insight LP and the AT&T Subsidiaries contributed their respective systems to us subject to an amount of indebtedness so that Insight Midwest remains equally owned by Insight LP and AT&T Broadband. Insight LP continues to serve as our general partner and manages and operates our systems. As a result of the AT&T Transactions, we currently own and operate cable television systems in Indiana, Kentucky, Illinois, Ohio and Georgia which pass approximately 2.1 million homes and serve approximately 1.3 million customers.

As a result of the AT&T Transactions, the financial results of Insight Ohio will be consolidated into our financial statements, effective January 1, 2001. For financing purposes, Insight Ohio is an unrestricted subsidiary under our indentures and is prohibited by the terms of its indebtedness from making distributions to us.

Indiana Systems

On October 31, 1998, Insight LP and TCI contributed certain of their cable television systems located in Indiana and Northern Kentucky (the "Indiana Systems" or "Insight Indiana") to form Insight Indiana in exchange for a 50% equity interest. The cable television systems contributed to Insight Indiana by Insight LP included the Jasper and Evansville systems that were acquired by Insight LP from TCI on October 31, 1998

                               INSIGHT MIDWEST, LP
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

A. Organization and Basis of Presentation (continued)

and the Noblesville, Jeffersonville and Lafayette systems already owned by Insight LP (the "Insight Contributed Systems").

On October 1, 1999, as part of a joint venture restructuring, Insight Indiana became our wholly-owned subsidiary. In addition to managing the day-to-day operations of the Indiana Systems, Insight LP is the general partner and therefore effectively controls us and is responsible for all of the operating and financial decisions pertaining to the Indiana Systems. Pursuant to the terms of their respective operating agreements, we and Insight Indiana will continue for a twelve-year term through October 1, 2011, unless extended by Insight LP and TCI.

The historical carrying values of the Indiana Systems contributed by TCI were increased by an amount equivalent to 50% of the difference between the fair value of such systems and their respective carrying values ($89.1 million) as of October 31, 1998. In addition, the historical values of the Insight Contributed Systems were increased by $44.3 million, an amount equivalent to 50% of the difference between the fair value of such systems and their respective carrying values as of October 31, 1998. The aggregate step-up to fair value (including the step-up recorded in connection with the acquisition of the Jasper and Evansville systems) was allocated to the cable television assets contributed by TCI in relation to their fair values as increases in property and equipment of $58.0 million and franchise costs of $181.6 million. Neither Insight LP nor TCI is contractually required to contribute additional capital to us and, because we are a limited partnership, neither Insight LP nor TCI is liable for the obligations of Insight Indiana or the Indiana Systems.

Kentucky Systems

On October 1, 1999, Insight LP acquired a combined 50% interest in InterMedia Capital Partners VI, LP (the "IPVI Partnership") from related parties of Blackstone Cable Acquisition Company, LLC, InterMedia Capital Management VI, LLC and a subsidiary and related party of AT&T Broadband, for $341.5 million, (inclusive of expenses). We assumed debt of $742.1 million (the total debt of the IPVI Partnership) in connection with this transaction. The IPVI Partnership, through several intermediary partnerships, owned and operated cable television systems in four major markets in Kentucky: Louisville, Lexington, Bowling Green and Covington (the "Kentucky Systems" or "Insight Kentucky"). On October 1, 1999, concurrently with this acquisition, the Kentucky Systems were contributed to us. As a result of the IPVI Partnership's historical ownership structure, the Kentucky Systems are owned and operated by Insight Kentucky Partners II, L.P., a subsidiary partnership of ours.

Similar to Insight Indiana, in addition to managing the day-to-day operations of the Kentucky Systems, Insight LP controls all of the operating and financial decisions pertaining to the Kentucky Systems. The Kentucky Systems and each of the other Kentucky partnerships also have twelve-year terms through October 1, 2011, unless extended by Insight and TCI.

                               INSIGHT MIDWEST, LP
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

A. Organization and Basis of Presentation (continued)

The assets of the Kentucky Systems have been valued based on the purchase price and have been allocated between fixed and intangible assets based on our evaluation of each individual operating system including such factors as the age of the cable plant, the progress of rebuilds and franchise relations. This resulted in a step-up in the carrying values of fixed assets of $160.3 million and intangible assets of $272.1 million. Franchise costs arising from this transaction are being amortized over 15 years.

B. Significant Accounting Policies

Revenue Recognition

Revenue includes service, connection and launch fees. Service fees are recorded in the month the cable television and pay television services are provided to subscribers. Connection fees are charged for the hook-up of new customers and are recognized as current revenues. Launch fees are deferred and amortized over the period of the underlying contract.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents

We consider all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Fixed Assets

Fixed assets include costs capitalized for labor and overhead incurred in connection with the installation of cable television systems and are stated at cost (Note D). Depreciation for cable plant, furniture, fixtures, office equipment and buildings is calculated using the straight-line method over estimated useful lives ranging from 3 to 30 years. Leasehold improvements are being amortized using the straight-line method over the remaining terms of the leases or the estimated lives of the improvements, whichever period is shorter. The carrying value of fixed assets is reviewed if facts and circumstances suggest that they may be impaired. If this review indicates that the carrying value of the fixed assets will not be recovered from our undiscounted future cash flows, an impairment loss would be recognized for the amount that the asset's carrying value

                               INSIGHT MIDWEST, LP
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

B. Significant Accounting Policies (continued)

exceeds its fair value. We believe that no material impairment of fixed assets existed at December 31, 2000 or 1999.

Effective January 1, 2000, we changed the estimated useful lives of fixed assets which related to our recent rebuild program. The changes in estimated useful lives were made to reflect our evaluation of the economic lives of the newly rebuilt plant in conjunction with industry practice. The weighted average useful lives of such fixed assets changed from approximately 5 years to approximately 11 years. This change was made on a prospective basis and resulted in a reduction of our net loss for the year ended December 31, 2000 of $19.4 million.

Depreciation expense for the years ended December 31, 2000 and 1999 was $110.9 million and $61.2 million.

Intangible Assets

Intangible assets consist of franchise costs and goodwill (Note E). Costs incurred in negotiating and renewing franchise agreements are capitalized and amortized over the life of the franchise. Franchise rights and goodwill acquired through the purchase of cable television systems are amortized using the straight-line method over a period of up to 15 years.

The carrying value of intangible assets is reviewed if facts and circumstances suggest that they may be impaired. If this review indicates that the carrying value of the intangible assets will not be recovered from our undiscounted future cash flows, an impairment loss would be recognized for the amount that the asset's carrying value exceeds its fair value. We believe that no material impairment of intangible assets existed at December 31, 2000 or 1999.

Deferred Financing Costs

Deferred financing costs relate to costs, primarily legal and bank facility fees, incurred to negotiate and secure bank loans and other sources of financing. These costs are amortized over the life of the applicable debt.

Income Taxes

No provision has been made in the accompanying financial statements for federal, state or local income taxes since our income or loss is reportable by the individual partners in their respective tax returns.

                               INSIGHT MIDWEST, LP
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

B. Significant Accounting Policies (continued)

Marketing and Promotional Costs

Marketing and promotional costs are expensed as incurred. For the years ended December 31, 2000 and 1999, marketing and promotional expense was $9.9 million and $3.0 million.

Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133, as amended by SFAS No. 137, is effective for us beginning January 1, 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 will require us to recognize all derivatives on the balance sheet at fair value. We do not anticipate that adoption of this standard will have a material impact on our results of operations or statement of position.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year's presentation.


C. Pro Forma Results of Operations

The pro forma unaudited results of operations for the year ended December 31, 1999, assuming the acquisition of the Kentucky Systems had been consummated on January 1, 1999, is as follows:

                Revenue                              $      360,483
                Net loss                                    142,436

                               INSIGHT MIDWEST, LP
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

D. Fixed Assets

Fixed assets consist of:

                                                                       December 31,
                                                                   2000             1999
                                                             -----------------------------------
                                                                       (in thousands)
Land, buildings and improvements                                $    15,809      $    12,887
Cable television equipment                                          857,674          662,175
Furniture, fixtures and office equipment                              6,844            9,162
                                                             -----------------------------------
                                                                    880,327          684,224
Less accumulated depreciation and amortization                     (198,837)         (87,978)
                                                             -----------------------------------
   Total fixed assets                                           $   681,490      $   596,246
                                                             ===================================

E. Intangible Assets

Intangible assets consist of:

                                                                        December 31,
                                                                   2000             1999
                                                             -----------------------------------
                                                                       (in thousands)
Franchise rights                                                 $1,086,647       $1,087,042
Goodwill                                                              1,190            1,190
                                                             -----------------------------------
                                                                  1,087,837        1,088,232
Less accumulated amortization                                      (137,538)         (54,833)
                                                             -----------------------------------
   Total intangible assets                                         $950,299       $1,033,399
                                                             ===================================

F. Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consist of:

                                                                        December 31,
                                                                   2000             1999
                                                             -----------------------------------
                                                                       (in thousands)
Accrued programming costs                                       $    17,649      $    17,335
Accrued property taxes                                               11,564           12,629
Other                                                                 9,014            7,588
                                                             -----------------------------------
   Total accrued expenses and other liabilities                 $    38,227      $    37,552
                                                             ===================================

                               INSIGHT MIDWEST, LP
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

G. Debt

Debt consists of:

                                                                   December 31,
                                                             2000                 1999
                                                     ------------------------------------------
                                                                  (in thousands)
Insight Indiana Credit Facility                          $     298,600      $     470,000
Insight Kentucky Credit Facility                               356,300            562,000
Insight Midwest 9 3/4% Senior Notes                            200,000            200,000
Insight Midwest 10 1/2% Senior Notes                           500,000                  -
                                                     ------------------------------------------
                                                             1,354,900          1,232,000
Unamortized discount on Senior Notes                            (7,377)                 -
                                                     ------------------------------------------
      Total debt                                         $   1,347,523      $   1,232,000
                                                     ==========================================

Insight Indiana Credit Facility

Insight Indiana's credit facility (the "Insight Indiana Credit Facility") provides for term loans of up to $300.0 million and for revolving credit loans of up to $250.0 million. Obligations under this credit facility are secured by all of the membership interests of Insight Indiana and any amounts payable to its members. The Insight Indiana Credit Facility requires Insight Indiana to meet certain financial and other debt covenants. Loans under the Insight Indiana Credit Facility bear interest at an ABR or LIBOR plus an additional margin tied to certain debt ratios of Insight Indiana. The interest rates in effect as of December 31, 2000 and 1999 were 8.8% and 8.1%.

On January 5, 2001, the Insight Indiana Credit Facility was repaid in full and replaced by the Midwest Holdings Credit Facility. This will result in a first quarter 2001 extraordinary loss of approximately $4.8 million related to the write-off of unamortized deferred financing costs.

Insight Kentucky Credit Facility

The Kentucky credit facility (the "Insight Kentucky Credit Facility") provides for two term loans of up to $100.0 million and $250.0 million and for revolving credit loans of up to $325.0 million. Obligations under the Insight Kentucky Credit Facility are guaranteed by Insight Kentucky and its subsidiaries and any intercompany notes made in favor of Insight Kentucky and its subsidiaries. The Insight Kentucky Credit Facility requires Insight Kentucky to meet certain financial and other debt covenants. In addition, the Insight Kentucky Credit Facility requires compliance with certain financial ratios, requiring Insight Kentucky to enter into interest rate protection agreements covering at least 50%, subject to increase to 60% under certain circumstances, of its total indebtedness and also contains customary events of default. Loans under the Insight Kentucky Credit Facility bear interest at Insight Midwest's option at an ABR or Eurodollar rate, plus an additional margin tied to Insight Kentucky's ratio of total debt to

                               INSIGHT MIDWEST, LP
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

G. Debt (continued)

annualized cash flow. The term loans under the Insight Kentucky Credit Facility also bear interest, at our option, at an ABR or Eurodollar rate, plus an additional margin. The interest rates in effect as of December 31, 2000 and 1999 were 8.7% and 8.3%.

On January 5, 2001, the Insight Kentucky Credit Facility was repaid in full and replaced by the Midwest Holdings Credit Facility. This will result in a first quarter 2001 extraordinary loss of approximately $4.1 million related to the write-off of unamortized deferred financing costs.

Insight Midwest Senior Notes

On October 1, 1999 simultaneously with the closing of the purchase of Insight Kentucky, we completed a $200.0 million offering of 9 3/4% senior notes due in October 2009. The proceeds of the offering were used to repay certain debt of the IPVI Partnership. Interest payments on these Senior Notes, which commenced on April 1, 2000, are payable semi-annually on April 1 and October 1.

In April 2000, we completed an exchange offer pursuant to which the 9 3/4% Senior Notes were exchanged for identical notes registered under the Securities Act of 1933. Insight Capital, Inc., a wholly-owned subsidiary of us, was a co-issuer of the Senior Notes. Insight Capital, Inc. has only nominal assets and does not conduct any operations.

On November 6, 2000, we completed a $500.0 million offering of 10 1/2% senior notes due in November 2010. We received proceeds of $487.5 million, net of an underwriting fee of $5.0 million and a bond discount of $7.5 million which is being amortized through November 2010. The proceeds of the offering were used to repay a portion of the outstanding debt under the Insight Indiana Credit Facility and Insight Kentucky Credit Facility. Interest payments on these Senior Notes, which commence on May 1, 2001, are payable semi-annually on May 1 and November 1.

The 9 3/4% Senior Notes and 10 1/2% Senior Notes are redeemable on or after October 1, 2004 and November 1, 2005, respectively. In addition, we can redeem up to 35% of the 9 3/4% Senior Notes and 10 1/2% Senior Notes prior to October 1, 2002 and November 1, 2005, respectively, with the net proceeds from certain sales of our equity. Each holder of these Senior Notes may require us to redeem all or part of that holder's notes upon certain changes of control. These Senior Notes are general unsecured obligations and are subordinate to all our liabilities, the amounts of which were $770.5 million and $1.1 billion as of December 31, 2000 and 1999. The Senior Notes contain certain financial and other debt covenants.

Midwest Holdings Credit Facility

On January 5, 2001, through an affiliate, we entered into a credit facility (the "Midwest Holdings Credit Facility") in connection with the AT&T Transactions and to repay the outstanding indebtedness under the Insight Indiana Credit Facility and Insight Kentucky Credit Facility. The Midwest Holdings Credit Facility expires in 2009 and provides for maximum borrowings of $1.75 billion. Obligations under this credit facility are secured by a pledge of the outstanding equity interests of Midwest Holdings and its subsidiaries. The Midwest Holdings Credit Facility requires us to meet certain financial and other debt covenants. Borrowings under this credit facility bear interest at either an alternative base

                               INSIGHT MIDWEST, LP
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

G. Debt (continued)

rate or Eurodollar rate, plus an additional margin yield to Midwest Holdings' leverage ratio, of between 0.5% and 2.8%.

Debt Facility Principal Payments

As of December 31, 2000, annual principal payments required on our debt are as follows (in thousands):

                  2001                                     $       19,695
                  2002                                             50,816
                  2003                                             92,554
                  2004                                            112,468
                  2005                                            124,820
                  Thereafter                                      947,170
                                                       -------------------
                                                           $    1,347,523
                                                       ===================

As a result of the AT&T Transactions, as of January 5, 2001, principal payments required on our debt have changed to (in thousands):

                  2001                                     $            -
                  2002                                              2,500
                  2003                                              3,750
                  2004                                             78,750
                  2005                                             81,250
                  Thereafter                                    1,901,250
                                                       -------------------
                                                           $    2,067,500
                                                       ===================

Interest Rate Swap and Collar Agreements

We enter into interest-rate swap agreements to modify the interest characteristics of our outstanding debt from a floating rate to a fixed rate basis. These agreements involve the payment of fixed rate amounts in exchange for floating rate interest receipts over the life of the agreement without an exchange of the underlying principal amount. The differential to be paid or received is accrued as interest rates change and is recognized as an adjustment to interest expense related to the debt. The related amount payable or receivable is included in other liabilities or assets.

As of December 31, 2000 and 1999 we had entered into various interest rate swap and collar agreements effectively fixing interest rates between 4.5% and 7.0%, plus the applicable margin, on $701.0 million and $766.0 million notional value of debt. These agreements expire between December 2001 and July 2003.

                               INSIGHT MIDWEST, LP
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

H. @Home Warrants

Under distribution agreements with At Home Corporation, a high-speed internet access service provider ("@Home"), we provide high-speed Internet access to subscribers over our network in certain of our cable television systems. In connection with the acquisition of the Kentucky systems, Insight Kentucky obtained agreements whereby @Home issued warrants, effective January 1, 1999, to Insight Kentucky to purchase shares of @Home Series A Common Stock ("@Home Stock") at an exercise price of $5.25 per share as adjusted for a two-for-one stock split which occurred on June 17, 1999. The warrants become vested and exercisable, subject to certain forfeiture and other conditions, based on obtaining specified numbers of @Home subscribers through December 31, 2001. If Insight Kentucky were to meet the target number of @Home subscribers through December 31, 2001, as set forth in the agreement, 180,267 warrants would become vested and exercisable. We have not recognized any income related to the warrants for the years ended December 31, 2000 or 1999.

I. Financial Instruments

Concentrations of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. We maintain cash and cash equivalents with various financial institutions. These financial institutions are located throughout the country and our policy is designed to limit exposure to any one institution. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising our customer base.

Fair Value

We used the following methods and assumptions in estimating our fair value disclosures for financial instruments:

Cash equivalents and accounts receivable: The carrying amount reported in the balance sheet for cash equivalents and accounts receivable approximates fair value.

Debt: The carrying amounts of our borrowings under our credit arrangements approximate fair value as they bear interest at floating rates. The fair value of Insight Midwest's 9 3/4% Senior Notes as of December 31, 2000 was $198.5 million. The fair value of Insight Midwest's 10 1/2% Senior Notes as of December 31, 2000 was $515.0 million.

Interest rate swap agreements: The fair value of swap agreements are not recognized in the financial statements. The fair value (cost) to us if we would have disposed of such swap agreements would have been $(1.9) million and $7.2 million as of December 31, 2000 and 1999.

                               INSIGHT MIDWEST, LP
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

J. Related Party Transactions

Through November 1999, we had an agreement with Media One that enabled us to obtain certain services (principally pay and basic cable programming services) and equipment at rates lower than those that would be available from independent parties. In each of the years ended December 31, 1999 and 1998, programming and other operating costs include $200,000 of expenses for programming services paid directly to Media One.

In addition, we purchase substantially all of our pay television and other programming for the Indiana and Kentucky Systems from affiliates of AT&T Broadband. Charges for such programming were $56.7 million and $29.6 million for the years ended December 31, 2000 and 1999. As of December 31, 2000 and 1999, $9.8 million and $10.4 million of accrued programming costs were due to affiliates of AT&T Broadband. We believe that the programming rates charged by affiliates of AT&T Broadband are lower than those available for independent parties.

Telephony Agreements

On July 17, 2000, we entered into definitive agreements with AT&T Broadband, LLC for the provision by AT&T Broadband of all-distance telephone service utilizing our cable infrastructures under the AT&T brand name. Telephony revenues are to be attributed to AT&T Broadband who, in turn, will pay us a monthly per line access fee. AT&T Broadband will also pay us for marketing, installation and billing support. AT&T Broadband would be required to install and maintain the necessary switching equipment and would be the local exchange carrier of record. It is expected that we will market the telephone services both independently and as part of a bundle of services.

K. 401(k) Plan

Through our subsidiaries, Insight Indiana and Insight Kentucky, we sponsor a savings and investment 401(k) Plan (the "Plan") for the benefit of our employees. All employees who have completed six months of employment and have attained age 18 are eligible to participate in the Plan. We make matching contributions equal to a portion of the employee's contribution up to 5% of the employee's wages. During 2000 and 1999, we matched contributions of $661,000 and $302,000.

                               INSIGHT MIDWEST, LP
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

L. Commitments and Contingencies

Operating Lease Agreements

We lease and sublease equipment and office space under various operating lease arrangements expiring through December 31, 2015. Future minimum rental payments required under operating leases as of December 31, 2000 are as follows (in thousands):

         2001                                       $   1,730
         2002                                           1,315
         2003                                           1,156
         2004                                             772
         2005                                             501
         Thereafter                                       264
                                            -----------------
         Total                                      $   5,738
                                            =================

Rental expense for the years ended December 31, 2000 and 1999 was $2.1 million and $1.2 million.

Litigation

Insight Kentucky and certain prior owners of the Kentucky systems have been named in class actions regarding the pass through of state and local property tax charges to customers by the prior owners of the Kentucky systems. The plaintiffs seek monetary damages and the enjoinment of the collection of such taxes. The classes have not been certified. We believe that the Kentucky systems have substantial and meritorious defenses to these claims.

We are subject to other various legal proceedings that arise in the ordinary course of business. While it is impossible to determine with certainty the ultimate outcome of these matters, it is our opinion that the resolution of these matters will not have a material adverse affect on our consolidated financial condition.

M. Subsequent Events

Cable System Acquisitions

On January 11, 2001, we acquired Cable One, Inc.'s, Greenwood, Indiana cable system serving approximately 14,800 customers for $62.0 million. The purchase price will be allocated to the cable television assets acquired in relation to their fair values as increases in property and equipment and franchise costs.

Debt Offering

On February 6, 2001, Insight Communications Company, Inc. ("Insight Inc.") completed a $400.0 million offering of 12 1/4% Senior Discount Notes due in February 2011. These notes were issued at a discount to their principal amount at maturity resulting in gross proceeds to Insight Inc. of $220.1 million. Insight Inc. utilized $20.2 million of the proceeds to repay an outstanding inter-company loan from us, which Insight Inc. incurred in connection with the AT&T Transactions.

                         REPORT OF INDEPENDENT AUDITORS

The Members
Insight Communications of Indiana, LLC

     We have audited the accompanying balance sheet of Insight Communications of Indiana, LLC as of December 31, 1998 and the related statements of operations and members' equity, and cash flows for the period from November 1, 1998 (date of inception) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Insight Communications of Indiana, LLC, at December 31, 1998 and the results of its operations and its cash flows for the period from November 1, 1998 (date of inception) through December 31, 1998, in conformity with accounting principles generally accepted in the United States.

                                                /s/ Ernst & Young LLP

New York, New York
March 31, 1999

                     INSIGHT COMMUNICATIONS OF INDIANA, LLC
                                 BALANCE SHEET
                               December 31, 1998
                                 (in thousands)

                               Assets

Cash and cash equivalents............................................ $ 19,493
Trade accounts receivable, net of allowance for doubtful accounts of
   $339..............................................................    6,701
Prepaid expenses and other...........................................      651
Fixed assets, net....................................................  129,776
Intangible assets, net...............................................  367,029
Deferred financing costs, net of amortization........................    3,682
                                                                      --------
                                                                      $527,332
                                                                      ========

                   Liabilities and Members' Equity

Accounts payable..................................................... $ 12,467
Accrued expenses and other liabilities...............................    4,324
Interest payable.....................................................    5,824
Due to Tele-Communications, Inc......................................      522
Debt.................................................................  460,000
                                                                      --------
  Total liabilities..................................................  483,137
Members' equity......................................................   44,195
                                                                      --------
                                                                      $527,332
                                                                      ========

                            See accompanying notes.

                     INSIGHT COMMUNICATIONS OF INDIANA, LLC
                  STATEMENT OF OPERATIONS AND MEMBERS' EQUITY
                      For the period from November 1, 1998
                 (date of inception) through December 31, 1998
                                 (in thousands)

Revenue................................................................ $23,925
Costs and expenses:
  Programming and other operating costs................................   6,206
  Selling, general and administrative..................................   4,653
  Depreciation and amortization........................................  13,998
                                                                        -------
                                                                         24,857
Loss from operations...................................................    (932)
Other income (expense):
  Interest expense.....................................................  (5,824)
  Other................................................................     (64)
                                                                        -------
Net loss...............................................................  (6,820)
Members' equity at November 1, 1998 (date of inception)................  51,015
                                                                        -------
Members' equity at December 31, 1998................................... $44,195
                                                                        =======

                            See accompanying notes.

                     INSIGHT COMMUNICATIONS OF INDIANA, LLC
                            STATEMENT OF CASH FLOWS
            For the period from November 1, 1998 (date of inception)
                           through December 31, 1998
                                 (in thousands)

Operating activities
Net loss...........................................................  $  (6,820)
Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation and amortization....................................     13,998
  Provision for losses on trade accounts receivable................        226
  Changes in operating assets and liabilities:
   Trade accounts receivable.......................................       (552)
   Prepaid expenses and other......................................       (651)
   Accounts payable and accrued expenses...........................      7,223
   Due to Tele-Communications, Inc.................................        522
   Interest payable................................................      5,824
                                                                     ---------
Net cash provided by operating activities..........................     19,770
                                                                     ---------
Investing activities:
  Purchases of fixed assets........................................     (4,022)
  Increase in intangible assets....................................       (573)
                                                                     ---------
Net cash used in investing activities..............................     (4,595)
                                                                     ---------
Financing activities:
  Proceeds from bank credit facility...............................    460,000
  Repayment of amounts due to Tele-Communications, Inc.............   (214,552)
  Repayment of amounts due to Insight Communications Company, LP...   (237,448)
  Debt issuance costs..............................................     (3,682)
                                                                     ---------
  Net cash provided by financing activities........................      4,318
                                                                     ---------
  Cash and cash equivalents, December 31, 1998.....................  $  19,493
                                                                     ---------
Supplemental disclosures of cash flow information:
  Cash paid during the period for interest.........................  $     --
                                                                     =========
Supplemental disclosures of significant non cash financing
   activities:
  Contribution of cable system assets by partner...................  $  44,195
                                                                     =========

                            See accompanying notes.

                     INSIGHT COMMUNICATIONS OF INDIANA, LLC
                         NOTES TO FINANCIAL STATEMENTS


A. Organization and Basis of Presentation

     Pursuant to the terms of a Contribution Agreement dated October 31, 1998, Insight Communications Company, L.P. ("Insight") and Tele-Communications, Inc. ("TCI") contributed certain of their cable television systems located in Indiana and Northern Kentucky to Insight Communications of Indiana, LLC ("Insight Indiana"), a newly formed limited liability corporation, in exchange for 50% equity interests therein. The cable television systems contributed to Insight Indiana by Insight included the Jasper and Evansville systems that were acquired by Insight from TCI on October 31, 1998 and the Noblesville, Jeffersonville and Lafayette systems. Pursuant to the terms of the Insight Indiana operating agreement (the "Operating Agreement"), Insight Indiana has a twelve year life, unless extended by TCI and Insight. In addition, the Operating Agreement states that Insight is the manager of Insight Indiana and effectively controls its board, including all of the operating and financial decisions pertaining to Insight Indiana. Accordingly, the historical carrying values of the TCI contributed systems have been increased by an amount equivalent to 50% of the difference between the fair value of the systems and their respective carrying values ($89.1 million). In addition, the historical values of the Noblesville, Jeffersonville and Lafayette systems have been increased by $44.3 million, an amount equivalent to 50% of the difference between the fair value of such systems and their respective carrying values. Furthermore, in connection with Insight's acquisition of the Jasper and Evansville systems, the historical values of such systems were increased by $112 million, an amount equivalent to the difference between the fair value of such systems and their carrying values. The aggregate step-up to fair value was allocated to the cable television assets contributed by TCI in relation to their fair values as increases in property and equipment of $58 million and franchise costs of $181.6 million. The accompanying financial statements include the results of operations of Insight Indiana from November 1, 1998 (date of inception) through December 31, 1998.

     Because Insight Indiana is a limited liability company, the liability of its members is limited to their respective investments.

B. Significant Accounting Policies

 Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Revenue Recognition

     Revenues include service fees, connection fees, and launch fees. Service fees are recorded in the month the cable television and pay television services are provided to subscribers. Connection fees are charged for the hook-up of new customers and are recognized as current revenues to the extent of direct selling costs incurred. Launch fees are deferred and amortized over the period of the underlying contract.

                     INSIGHT COMMUNICATIONS OF INDIANA, LLC
                   NOTES TO FINANCIAL STATEMENTS--(Continued)


 Cash Equivalents

     Insight Indiana considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

 Fixed Assets

     Fixed assets are stated at cost, which includes amounts capitalized for labor and overhead expended in connection with the installation of cable television systems. Depreciation for furniture, fixtures, office equipment, buildings and equipment is computed using the straight-line method over estimated useful lives ranging from 3 to 10 years. Leasehold improvements are being amortized using the straight-line method over the remaining terms of the leases or the estimated lives of the improvements, whichever period is shorter. Management does not believe that any events or changes in circumstances indicate that the carrying amount of these long-lived assets may not be recovered.

 Intangible Assets

     Intangible assets consist of franchise costs and goodwill. Costs incurred in negotiating and renewing franchise agreements are capitalized and amortized over the life of the franchise. Franchise rights acquired through the purchase of cable television systems represent the excess of the cost of the properties acquired over the amounts assigned to the tangible assets at the date of acquisition and are amortized using the straight line method over a period of up to fifteen years. Goodwill is amortized using the straight-line method over a period of 40 years. The carrying value of intangible assets will be reviewed if facts and circumstances suggest that they may be impaired. If this review indicates that the intangible assets will not be recovered from the undiscounted future cash flows of the individual system comprising Insight Indiana, the carrying value of such intangible assets would be considered impaired and will be reduced by a charge to operations in the amount of the impairment. Based on its most recent analysis, management believes that no material impairment of intangible assets exists as of December 31, 1998.

 Deferred Financing Costs

     Deferred financing costs relate to costs, primarily legal fees and bank facility fees, incurred to negotiate and secure bank loans. These costs are being amortized on a straight line basis over the life of the applicable loan.

 Marketing and Promotional Costs

     Marketing and promotional costs are expensed as incurred. For the period from November 1, 1998 (date of inception) through December 31, 1998, marketing and promotional expense approximated $205,000.

 Income Taxes

     No provision has been made in the accompanying financial statements for federal, state, or local income taxes since the income or loss of Insight Indiana is reportable by the individual partners in their respective tax returns.

                     INSIGHT COMMUNICATIONS OF INDIANA, LLC
                   NOTES TO FINANCIAL STATEMENTS--(Continued)


 Impact of Recently Issued Accounting Standards

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). Insight Indiana expects to adopt the Statement effective January 1, 2000. The Statement will require Insight Indiana to recognize all derivatives on the balance sheet at fair value. Although management has not completed its assessment of the impact of SFAS No. 133 on its results of operations, and financial position, management does not anticipate that the adoption of this Statement will be material.

C. Fixed Assets

     Fixed assets consist of:

                                                                   December 31,
                                                                       1998
                                                                  --------------
                                                                  (in thousands)
      Land, buildings and improvements...........................    $  4,010
      Cable television equipment.................................     149,194
      Furniture, fixtures and office equipment...................       6,681
                                                                     --------
                                                                      159,885
      Less accumulated depreciation and amortization.............     (30,109)
                                                                     --------
                                                                     $129,776
                                                                     ========

D. Intangible Assets

     Intangible assets consist of:

                                                                   December 31,
                                                                       1998
                                                                  --------------
                                                                  (in thousands)
      Franchise rights...........................................    $378,631
      Goodwill...................................................         930
                                                                     --------
                                                                      379,561
      Less accumulated amortization..............................     (12,532)
                                                                     --------
                                                                     $367,029
                                                                     ========

E. Debt

     Debt consists of:

                                                                   December 31,
                                                                       1998
                                                                  --------------
                                                                  (in thousands)
      Revolving credit facility..................................    $160,000
      Term loan..................................................     300,000
                                                                     --------
                                                                     $460,000
                                                                     ========

                     INSIGHT COMMUNICATIONS OF INDIANA, LLC
                   NOTES TO FINANCIAL STATEMENTS--(Continued)

     At December 31, 1998, Insight Indiana had a credit facility (the "Credit Facility") that provides for term loans of $300 million and for revolving credit loans of up to $250 million. The Credit Facility matures in December 2006, and contains quarterly reductions in the amount of outstanding loans and commitments commencing in March 2001. Obligations under this Credit Facility are secured by substantially all of Insight Indiana's assets. Loans under the Credit Facility bear interest at an alternate base or Eurodollar rate plus an additional margin tied to certain debt ratios of Insight Indiana. The Credit Facility requires Insight Indiana to meet certain debt financial covenants. For the two months ended December 31, 1998, average interest rates approximated 7.60%.

     At December 31, 1998 required annual principal payments under the aforementioned Credit Facility are as follows (in thousands):

      2001............................................................. $ 55,000
      2002.............................................................   74,250
      2003.............................................................   90,750
      Thereafter.......................................................  240,000
                                                                        --------
                                                                        $460,000
                                                                        ========

F. Financial Instruments

 Concentrations of Credit Risk

     Financial instruments that potentially subject Insight Indiana to significant concentrations of credit risk consist principally of cash investments and accounts receivable. Insight Indiana maintains cash and cash equivalents, with various financial institutions. Insight Indiana's policy is designed to limit exposure to any one institution. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising Insight Indiana's customer base.

     The following methods and assumptions were used by Insight Indiana in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

     Debt: The carrying amounts of Insight Indiana's borrowings under its credit facility approximate its fair value as it bears interest at floating rates.

     The carrying amounts and fair values of Insight Indiana's financial instruments at December 31 approximate fair value.

     Insight Indiana enters into interest-rate swap agreements to modify the interest characteristics of its outstanding debt from a floating rate to a fixed rate basis. These agreements involve the payment of fixed rate amounts in exchange for floating rate interest receipts over the life of the agreement without an exchange of the underlying principal amount. The differential to be paid or received is accrued as interest rates change and recognized as an adjustment to interest expense

                    INSIGHT COMMUNICATIONS OF INDIANA, LLC
                  NOTES TO FINANCIAL STATEMENTS--(Continued)

related to the debt. The related amount payable to or receivable from counterparties is included in other liabilities or assets. At December 31, 1998 Insight Indiana has entered into various interest rate swap and collar agreements effectively fixing interest rates at 4.4% to 5.1% on $75 million notional value of debt. The fair values of the swap agreements are not recognized in the financial statements and approximated $.1 million at December 31, 1998.

G. 401(k) Plan

     Insight Indiana sponsors a savings and investment 401(k) Plan (the "Plan") for the benefit of its employees. All employees who have completed six months of employment and have attained age 21 are eligible to participate in the Plan. Insight Indiana makes matching contributions equal to a percentage of the employee's contribution. For the two months ended December 31, 1998, the matching contribution approximated $71,000.

H. Commitments and Contingencies

     Insight Indiana leases and subleases equipment and office space under operating lease arrangements expiring through December 31, 2015. Future minimum rental payments required under operating leases are as follows (in thousands):

      1999............................................................... $  477
      2000...............................................................    191
      2001...............................................................    143
      2002...............................................................    130
      2003...............................................................    119
      Thereafter.........................................................    378
                                                                          ------
                                                                          $1,438
                                                                          ======

     Rental expense for the two month period ended December 31, 1998 approximated $.1 million.

I. Related Party Transactions

     In addition, in connection with the Contribution Agreement (see note D), Insight Indiana purchases substantially all of its pay television and other programming from affiliates of TCI. Charges for such programming were $1.4 million for the period from November 1, 1998 through December 31, 1998. Management believes that the programming rates charged by TCI affiliates are lower than those which would be available for independent parties.

     In connection with the formation of Insight Indiana, $214.6 million and $237.5 million of intercompany debt due to TCI and Insight was assumed. During November 1998, such amounts were repaid. Insight Indiana pays Insight a management fee equivalent to 3% of its revenue. For the two month period ended December 31, 1998, such management fee approximated $.7 million.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Insight Communications Company, Inc.

     We have audited the accompanying combined balance sheets of the Noblesville IN, Jeffersonville IN and Lafayette IN cable television systems (collectively the "Combined Systems") included in Insight Communications Company, L.P., as of October 31, 1998, and the related combined statements of operations, changes in net assets, and cash flows for the year ended December 31, 1997 and the period from January 1, 1998 to October 31, 1998. These combined financial statements are the responsibility of the Combined Systems' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Combined Systems, included in Insight Communications Company, L.P., October 31, 1998, and the combined results of their operations and their cash flows for the year ended December 31, 1997 and the period from January 1, 1998 to October 31, 1998, in conformity with accounting principles generally accepted in the United States.

                                                /s/ Ernst & Young LLP

New York, New York
September 13, 1999

              NOBLESVILLE IN, JEFFERSONVILLE IN, AND LAFAYETTE IN
                            CABLE TELEVISION SYSTEMS
                            COMBINED BALANCE SHEETS
                                 (in thousands)

                                                                   October 31,
                                                                      1998
                                                                   -----------
                              Assets

Cash and cash equivalents.........................................  $    291
Trade accounts receivable, net of allowance for doubtful accounts
   of $40.........................................................     1,456
Prepaid expenses..................................................       141
Fixed assets, net.................................................    59,304
Intangible assets, net............................................    55,194
                                                                    --------
Total assets......................................................  $116,386
                                                                    ========

                    Liabilities and Net Assets

Accounts payable..................................................  $  3,085
Accrued expenses and other liabilities............................     2,729
                                                                    --------
Total liabilities.................................................     5,814
Net assets........................................................   110,572
                                                                    --------
Total Liabilities and Net Assets..................................  $116,386
                                                                    ========

                            See accompanying notes.

              NOBLESVILLE IN, JEFFERSONVILLE IN, AND LAFAYETTE IN
                            CABLE TELEVISION SYSTEMS
                       COMBINED STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                                      Ten months
                                                          Year ended    ended
                                                         December 31, October 31
                                                             1997        1998
                                                         ------------ ----------
Revenue.................................................   $22,055     $33,486
Costs and expenses:
  Programming and other operating costs.................     5,852       9,028
  Selling, general and administrative...................     3,296       5,203
  Depreciation and amortization.........................     5,498      10,790
                                                           -------     -------
                                                            14,646      25,021
  Operating income......................................     7,409       8,465
  Other expense.........................................       (26)        (27)
                                                           -------     -------
  Net income............................................   $ 7,383     $ 8,438
                                                           =======     =======

                            See accompanying notes.

              NOBLESVILLE IN, JEFFERSONVILLE IN, AND LAFAYETTE IN
                            CABLE TELEVISION SYSTEMS
                  COMBINED STATEMENTS OF CHANGES IN NET ASSETS
                                 (in thousands)

Balance at January 1, 1997............................................ $ 14,751
Effect of cable system exchange (see Note A)..........................   80,000
Net income............................................................    7,383
                                                                       --------
Balance at December 31, 1997..........................................  102,134
Net income............................................................    8,438
                                                                       --------
Balance at October 31, 1998........................................... $110,572
                                                                       ========

                            See accompanying notes.

              NOBLESVILLE IN, JEFFERSONVILLE IN, AND LAFAYETTE IN
                            CABLE TELEVISION SYSTEMS
                       COMBINED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                   Ten months
                                                       Year ended     ended
                                                      December 31, October 31,
                                                          1997        1998
                                                      ------------ -----------
Operating activities
Net income...........................................   $  7,383    $  8,438
Adjustments to reconcile net income to net cash
   provided by operating activities:
  Depreciation and amortization......................      5,497      10,790
  Provision for losses on trade accounts receivable..        192         281
  Changes in operating assets and liabilities:
   Trade accounts receivable.........................       (686)       (939)
   Prepaid expenses and other assets.................       (349)        376
   Accounts payable..................................        846        1665
   Accrued expenses and other liabilities............        456         994
                                                        --------    --------
Net cash provided by operating activities............     13,339      21,605
                                                        --------    --------
Investing activities
Purchases of fixed assets............................    (17,246)    (21,432)
Increase in intangible assets........................     (8,645)        (25)
                                                        --------    --------
Net cash used in investing activities................    (25,891)    (21,457)
                                                        --------    --------
Financing activities
Net proceeds from system exchange....................     12,588         --
                                                        --------    --------
Net cash provided by financing activities............     12,588         --
                                                        --------    --------
Net increase in cash and cash equivalents............         36         148
Cash and cash equivalents, beginning of period.......        107         143
                                                        --------    --------
Cash and cash equivalents, end of period.............   $    143    $    291
                                                        ========    ========

                            See accompanying notes.

              NOBLESVILLE IN, JEFFERSONVILLE IN, AND LAFAYETTE IN
                            CABLE TELEVISION SYSTEMS
                     NOTES TO COMBINED FINANCIAL STATEMENTS

A. Description of Business and Basis of Presentation

 Description of Business

     The cable television systems operating in the metropolitan areas of Noblesville, IN; Jeffersonville, IN; and Lafayette, IN (the "Combined Systems") are principally engaged in the cable television business under non-exclusive franchise agreements, which expire at various times beginning in 1999. Through October 31, 1998 the Combined Systems were owned by Insight Communications Company, L.P. (the "Partnership").

 Basis of Presentation

     The accompanying combined financial statements of the Combined Systems reflect the "carved out" historical financial position, results of operations, changes in net assets and cash flows of the operations of the Combined Systems as if they had been operating as a separate company. Significant intercompany accounts and transactions between the Combined Systems have been eliminated. Significant accounts and transactions with the Partnership and its affiliates are disclosed as related party transactions (See Note C). Effective December 16, 1997 the Partnership exchanged its Phoenix, Arizona system ("Phoenix") servicing 36,250 subscribers for Cox Communications, Inc.'s Lafayette, Indiana system ("Lafayette") servicing approximately 38,100 subscribers. In addition to the Lafayette system received, the Partnership received $12.6 million in cash. The Lafayette purchase price ($80 million) was allocated to the cable television assets acquired in relation to their fair values as increases in property and equipment of $22.4 million and franchise costs of $56.6 million. Purchase price adjustments for differences in working capital between the Phoenix and Lafayette systems were not significant.

     Accordingly, the results of operations of the Layafette system are included in the accompanying financial statements from the date of acquisition.

     The pro forma unaudited results of operations of the Combined Systems for the year ended December 31, 1997 assuming the acquisition of the Lafayette system occurred on January 1, 1997 is as follows (in thousands):

      Revenues......................................................... $40,203
      Income before extraordinary item.................................  10,932
      Net income.......................................................  10,932

     Effective as of October 31, 1998, the Combined Systems' financial statements reflect the new basis of accounting arising from their contribution into Insight Communications of Indiana LLC ("Insight Indiana") (See Note E).

     The combined financial statements have been adjusted to include the allocation of certain expenses incurred by the Partnership on the Combined Systems' behalf, based upon the ratio of

              NOBLESVILLE IN, JEFFERSONVILLE IN, AND LAFAYETTE IN
                            CABLE TELEVISION SYSTEMS
              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

Combined System subscribers to total Partnership subscribers. These allocations reflect all costs of doing business that the Combined Systems would have incurred on a stand alone basis as disclosed in Note C. Management believes that these allocations are reasonable.

B. Summary of Significant Accounting Policies

 Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Concentration of Credit Risk

     A significant portion of the customer base is concentrated within the local geographical area of each of the individual cable television systems. The Combined Systems generally extend credit to customers and the ultimate collection of accounts receivable could be affected by the local economy. Management performs continuous credit evaluations of its customers and may require cash in advance or other special arrangements from certain customers. Management does not believe that there is a significant credit risk which could have a significant effect on the financial condition of the Combined Systems.

 Revenue Recognition

     Revenues include service fees, connection fees and launch fees. Service fees are recorded in the month the cable television and pay television services are provided to subscribers. Connection fees are charged for the hook-up of new customers and are recognized as current revenues to the extent of direct selling costs incurred. Launch fees are deferred and amortized over the period of the underlying contract.

 Statement of Cash Flows

     The Combined Systems participate in a cash management system with affiliates whereby cash receipts are transferred to a centralized bank account from which centralized payments to various suppliers and creditors are made on behalf of the Combined Systems. The excess of such cash receipts over payments is included in net assets. Amounts shown as cash represent the Combined Systems' net cash receipts not transferred to the centralized account as of December 31, 1997 and October 31, 1998. For purposes of this statement, cash and cash equivalents includes all highly liquid investments purchased with original maturities of three months or less.

              NOBLESVILLE IN, JEFFERSONVILLE IN, AND LAFAYETTE IN
                            CABLE TELEVISION SYSTEMS
              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


 Fixed Assets

     Fixed assets are stated at cost, which includes amounts capitalized for labor and overhead expanded in connection with the installation of cable television systems. Depreciation is computed using the straight-line method over estimated useful lives ranging from 5 to 10 years. Management does not believe that any events or changes in circumstances indicate that the carrying value of these long-lived assets may not be recovered. Fixed assets consist of the following:

                               December 31, October 31,
                                   1997        1998
                               ------------ -----------
                                    (in thousands)
      Land, buildings and
         improvements.........   $  2,243    $  2,024
      Cable television
         equipment............     53,431      75,446
      Furniture, fixtures and
         office equipment.....      1,420         894
      Less accumulated
         depreciation and
         amortization.........    (11,311)    (19,060)
                                 --------    --------
                                  $45,783    $ 59,304
                                 ========    ========

 Intangible Assets

     Intangible assets consist of franchise costs and goodwill. Costs incurred negotiating and renewing franchise agreements are capitalized and amortized over the life of the franchise. Franchise rights acquired through the purchase of cable television systems represent the excess cost of the properties acquired over the amounts assigned to the tangible assets at the date of acquisition. During 1997 and 1998, the Combined Systems amortized cable television franchises over periods up to 15 years using the straight-line method. The carrying value of intangible assets, will be reviewed if facts and circumstances suggest that that they may be impaired. Upon a determination that the carrying value of intangible assets will not be recovered from the undiscounted future cash flows of the acquired business, the carrying value of such intangible assets would be considered impaired and would be reduced by a charge to operations in the amount of the impairment. Based on its recent analysis, management believes that no material impairment of long-lived assets exists at October 31, 1998.

 Income Taxes

     As a U.S. partnership, the Partnership is not subject to federal and most state income taxes and, therefore, no income taxes are recorded in the accompanying financial statements.

C. Related Parties

     In the normal course of business, the Combined Systems had various transactions with the Partnership and its affiliates, generally on terms resulting from a negotiation between the affected units that in management's view resulted in reasonable allocations.

              NOBLESVILLE IN, JEFFERSONVILLE IN, AND LAFAYETTE IN
                            CABLE TELEVISION SYSTEMS
              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


     The assets of the Combined Systems serve as security under the Partnership's lending agreements. No amount of interest charged under these agreements has been allocated to the Combined Systems' operations. Interest expense on a consolidated basis for the Partnership was approximately $16.0 million and $28.1 million for the years ended December 31, 1997 and 1998, respectively.

     Included in the Combined Systems' operating expenses are charges for programming and promotional services provided by the Partnership. These charges are based on customary rates and are in the ordinary course of business. For the year ended December 31, 1997 and the ten months ended October 31, 1998 these charges totaled $4.3 million and $7.2 million, respectively.

D. Commitment and Contingencies

     The Combined Systems had rental expense of approximately $83,000 and $112,000 for the year ended December 31, 1997 and the ten months ended October 31, 1998, respectively, under various lease agreements for offices, utility poles, warehouses and computer equipment. Future minimum rental payments required under operating leases over the next five years are as follows:

                                                                  (in thousands)
                                                                  --------------
      1999.......................................................    $40,831
      2000.......................................................      1,150
      2001.......................................................        500
      2002.......................................................        500
      2003.......................................................        500
      Thereafter.................................................      1,208
                                                                     -------
                                                                     $44,689
                                                                     =======

E. Subsequent Event (Unaudited)

     Effective October 31, 1998, the Partnership and Tele-Communications, Inc. ("TCI") entered into a contribution agreement ("Contribution Agreement"). Pursuant to the terms of the Contribution Agreement, the Partnership and TCI contributed certain of their cable television systems located in Indiana and Northern Kentucky to Insight Communications of Indiana, LLC ("Insight Indiana") in exchange for 50% equity interests therein. All three of the Combined Systems were contributed into Insight Indiana effective October 31, 1998. The Partnership recognized a gain of $44.3 million on the contribution of the Combined Systems to Insight Indiana, equivalent to 50% of the difference between the carrying value of such systems and their fair value.

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


The Board of Directors
AT&T Broadband, LLC:

We have audited the accompanying combined balance sheet of The AT&T Insight Midwest Systems (a combination of certain assets as defined in note 1 to the combined financial statements) as of December 31, 2000 and the related combined statements of operations and parent's investment, and cash flows for the year ended December 31, 2000. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the AT&T Insight Midwest Systems as of December 31, 2000, and the results of their operations and their cash flows for the year ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.


                                                         /s/ KPMG LLP

Denver, Colorado
March 9, 2001

                          AT&T Insight Midwest Systems
            (A combination of certain assets, as defined in note 1)

                             Combined Balance Sheet
                             (amounts in thousands)


Assets                                                  December 31, 2000
------                                                  -----------------

Cash                                                           $      991
Trade and other receivables, net                                    6,325
Property and equipment, at cost:
 Land                                                                 668
 Distribution systems                                             206,232
 Support equipment and buildings                                   13,707
                                                               ----------
                                                                  220,607
 Less accumulated depreciation                                     27,605
                                                               ----------
                                                                  193,002
                                                               ----------

Intangible assets                                               1,115,115
 Less accumulated amortization                                     51,266
                                                               ----------
                                                                1,063,849
                                                               ----------

                                                               $1,264,167
                                                               ==========

Liabilities and Parent's Investment
-----------------------------------

Accounts payable                                               $    1,055
Accrued expenses                                                    5,119
                                                               ----------

      Total liabilities                                             6,174
                                                               ----------

Parent's investment (note 3)                                    1,257,993
                                                               ----------

Commitments and contingencies (note 4)
                                                               $1,264,167
                                                               ==========

     See accompanying notes to combined financial statements.

                          AT&T Insight Midwest Systems
            (A combination of certain assets, as defined in note 1)

            Combined Statement of Operations and Parent's Investment
                                  (see note 2)
                             (amounts in thousands)

                                                               Year ended
                                                            December 31, 2000
                                                            -----------------

Revenue                                                        $  176,910

Operating costs and expenses:
  Operating (note 3)                                               75,828
  Selling, general, and administrative                             18,056
  Management fees (note 3)                                          9,175
  Depreciation                                                     21,067
  Amortization                                                     28,759
                                                               ----------
                                                                  152,885
                                                               ----------

      Net earnings                                                 24,025

Parent's investment:
   Beginning of period                                          1,060,283
   Change in due to parent  (note 3)                              (25,200)
   Acquisition of cable systems by subsidiaries of
    parent (note 2)
                                                                  198,885
                                                               ----------

   End of period                                               $1,257,993
                                                               ==========

    See accompanying notes to combined financial statements.

                          AT&T Insight Midwest Systems
            (A combination of certain assets, as defined in note 1)

                        Combined Statement of Cash Flows
                                  (see note 2)
                             (amounts in thousands)

                                                                 Year ended
                                                             December 31, 2000
                                                             -----------------

Cash flows from operating activities:
 Net earnings                                                     $ 24,025
 Adjustments to reconcile net earnings to net cash
  provided by operating activities:
     Depreciation and amortization                                  49,826
     Changes in operating assets and liabilities:
       Change in receivables and other assets                       (1,402)
       Change in accruals, payables and other liabilities           (7,663)
                                                                  --------

         Net cash provided by operating activities                  64,786
                                                                  --------

Cash flows from investing activities:
 Capital expended for property and equipment                       (39,867)
 Other investing activities, net                                      (497)
                                                                  --------
         Net cash used in investing activities                     (40,364)
                                                                  --------

Cash flows from financing activities -
 change in amounts due to parent, net                              (25,200)
                                                                  --------
            Net change in cash                                        (778)

            Cash at beginning of period                              1,769
                                                                  --------
            Cash at end of period                                 $    991
                                                                  ========


See accompanying notes to combined financial statements.

                          AT&T Insight Midwest Systems
            (A combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

                               December 31, 2000

(1)  Basis of Presentation and Summary of Significant Accounting Policies
     --------------------------------------------------------------------

     On August 15, 2000, subsidiaries of AT&T Corp. ("AT&T") entered into certain agreements with Insight Communications Company, L.P. ("Insight")
     and Insight Midwest, L.P. ("Insight Midwest").   In accordance with the
     terms of the agreements, such subsidiaries agreed to contribute certain cable television systems serving approximately 252,000 customers located in Illinois (the "Contributed Systems") to Insight Midwest, a partnership in which AT&T currently holds a 50% partnership interest. In addition, such subsidiaries agreed to sell certain cable television systems serving approximately 94,000 customers located in Illinois (the "Sold Systems") to Insight and to exchange a cable television system serving approximately 10,000 customers in and around Freeport, Illinois (the "Exchanged System") for a cable television system in and around Claremont, California. Insight will contribute the Sold Systems and the Exchanged System to Insight Midwest. Following the above described transactions, both AT&T and Insight will continue to have a 50% partnership interest in Insight Midwest.

     The above agreements were consummated on January 5, 2001.

     The accompanying combined financial statements include the specific accounts directly related to the activities of the Contributed Systems, the Sold Systems and the Exchanged Systems (collectively, the "AT&T Insight Midwest Systems"). The AT&T Insight Midwest Systems are wholly-owned by various cable subsidiaries of AT&T. All significant inter-entity accounts and transactions have been eliminated in combination. The combined net assets of AT&T Insight Midwest Systems are referred to as "Parent's Investment."

       As further described in note 2, certain of the cable systems included in the combined financial statements of the AT&T Insight Midwest Systems were acquired by AT&T and its subsidiaries in 2000. The AT&T Insight Midwest Systems' combined financial statements include the assets, liabilities and results of operations for such cable systems since their acquisition date.

                          AT&T Insight Midwest Systems
            (A combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

     Certain costs of AT&T are charged to the Company based on AT&T Insight Midwest Systems' number of customers (see note 3). Although such allocations are not necessarily indicative of the costs that would have been incurred by the AT&T Insight Midwest Systems on a stand alone basis, management believes that the resulting allocated amounts are reasonable.

     The AT&T Insight Midwest System's net assets are held by various wholly-owned subsidiaries and partnerships of AT&T. Accordingly, the balance sheets of the AT&T Insight Midwest Systems do not reflect all of the assets and liabilities that would be indicative in a stand alone business. In particular, the AT&T Insight Midwest Systems do not constitute a taxable entity, therefore, no provision has been made for income tax expense or benefit in the accompanying combined financial statements.

     Receivables
     -----------

     Receivables are reflected net of an allowance for doubtful accounts. Such allowance at December 31, 2000 was not significant.

     Property and Equipment
     ----------------------

     Property and equipment is stated at cost, including acquisition costs allocated to tangible assets acquired. Construction costs, labor and applicable overhead related to installations and interest during construction are capitalized. Interest capitalized was not significant for the twelve months ended December 31, 2000.

     Depreciation is computed on a straight-line basis using estimated useful lives of 3 to 15 years for distribution systems and 3 to 40 years for support equipment and buildings.

     Repairs and maintenance are charged to operations, and renewals and additions are capitalized. At the time of ordinary retirements, sales or other dispositions of property, the original cost and cost of removal of such property are charged to accumulated depreciation, and salvage, if any, is credited thereto. Gains or losses are only recognized in connection with the sale of properties in their entirety.

     Intangible Assets
     -----------------

     Intangible assets consist primarily of franchise costs. Franchise costs represent the difference between the purchase price attributable to the AT&T Insight Midwest Systems' service areas and amounts allocated to the tangible and identifiable intangible assets of the AT&T Insight Midwest Systems. Such amounts are generally amortized on a straight-line basis over 40 years. Costs incurred by the AT&T Insight Midwest Systems in negotiating and renewing franchise agreements are amortized on a straight-line basis over the average lives of the franchise, generally 15 years.

                                                                     (continued)

                          AT&T Insight Midwest Systems
            (A combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

     Impairment of Long-lived Assets
     -------------------------------

     The Company periodically reviews the carrying amounts of property and equipment and its identifiable intangible assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. If an impairment adjustment is deemed necessary, based on an analysis of undiscounted cash flows, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets, accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

     Revenue Recognition
     -------------------

     Cable revenue for customer fees, equipment rental, advertising and pay-per-view programming is recognized in the period that services are delivered. Installation revenue is recognized in the period the installation services are provided to the extent of direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that customers are expected to remain connected to the cable distribution system.

     New Accounting Pronouncements
     -----------------------------

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB No. 101), "Revenue Recognition in Financial Statements." The SEC delayed the date by which registrants must apply the accounting and disclosures described in SAB No. 101 until the fourth quarter of 2000. The implementation of SAB No. 101 did not have a significant impact on the financial condition or results of operations of AT&T Insight Midwest Systems.

     Statement of Cash Flows
     -----------------------

     With the exception of certain system acquisitions and asset transfers
     (see note 2), transactions effected through the intercompany account due to
     (from) parent have been considered constructive cash receipts and payments for purposes of the combined statement of cash flows.

     Estimates
     ---------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                                                                     (continued)

                          AT&T Insight Midwest Systems
            (A combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

(2)  Business Combinations
     ---------------------

     Acquisitions
     ------------

     Merger with MediaOne Group, Inc. ("MediaOne")

     On June 15, 2000, AT&T completed the acquisition of MediaOne in a cash and stock transaction valued at approximately $56 billion (the "MediaOne Merger"). The MediaOne Merger was accounted for under the purchase method of accounting. Certain cable television systems received by AT&T in the MediaOne Merger are included in the accompanying financial statements since their date of acquisition by AT&T. Accordingly, the preliminary allocation of the Company's portion of AT&T's purchase price to acquire MediaOne has been reflected in the accompanying combined financial statements of the AT&T Insight Midwest Systems as of June 15, 2000.

     The following table reflects the June 15, 2000 balance sheet of the cable systems which were acquired in the MediaOne Merger and included in the AT&T Insight Midwest Systems, as adjusted to give effect to the preliminary purchase accounting adjustments:

                                                     (amounts in thousands)
       Assets

         Cash                                                $    304
         Receivables                                              620
         Property and equipment                                47,588
         Intangible assets                                    159,419
                                                             --------
                                                             $207,931
                                                             ========

       Liabilities and Parent's Investment

        Accounts payable and accrued expenses                $  9,046

         Parent's Investment                                  198,885
                                                             --------
                                                             $207,931
                                                             ========

     The preliminary purchase accounting adjustments in the table above reflect the preliminary estimates of fair value at June 15, 2000. A final allocation of AT&T's purchase price will be made upon receipt of final third party appraisals. The most significant preliminary purchase accounting adjustments related to intangible assets. The preliminary intangible assets include approximately $148.2 million of franchise costs which are amortized over 40 years.

                                                                     (continued)

                          AT&T Insight Midwest Systems
            (A combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

     Pro Forma Operating Results (unaudited)
     ---------------------------------------

     The following unaudited combined results of operations for the year ended December 31, 2000 were prepared assuming the MediaOne Merger occurred on January 1, 2000. These pro forma amounts are not necessarily indicative of operating results that would have occurred if the MediaOne Merger had occurred on January 1, 2000, nor does it intend to be a projection of future results:

                                                      Year ended
                                                     December 31,
                                                         2000
                                                     ------------

          Revenue                                      $187,849
          Net earnings                                 $ 25,459


(3)  Parent's Investment
     -------------------

     Parent's investment in the AT&T Insight Midwest Systems at December 31, 2000 is summarized as follows (amounts in thousands):


                                                    December 31,
                                                        2000
                                                    -----------


        Due to parent                                $1,214,860
        Retained earnings                                43,133
                                                     ----------
                                                     $1,257,993
                                                     ==========

     The non-interest bearing amount due to parent includes AT&T's equity in acquired systems, advances for operations, acquisitions and construction costs, as well as the amounts owed as a result of the allocation of certain costs from AT&T.

     As a result of AT&T's 100% ownership of the AT&T Insight Midwest Systems, the non-interest bearing amounts due to parent have been classified as a component of Parent's investment in the accompanying combined balance sheets. Such amounts are due on demand.

     The AT&T Insight Midwest Systems purchase, at AT&T's cost, certain pay television and other programming through a certain indirect subsidiary of AT&T. Charges for such programming are included in operating expenses in the accompanying combined financial statements.

     Certain subsidiaries of AT&T provide administrative services to the AT&T Insight Midwest Systems and have assumed managerial responsibility of the AT&T Insight Midwest Systems' cable television system operations and construction. As compensation for these services, the AT&T Insight Midwest Systems pay a monthly fee calculated on a per-subscriber basis.

                                                                     (continued)

                          AT&T Insight Midwest Systems
            (A combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

     The intercompany advances and expense allocation activity in amounts due to parent consist of the following (amounts in thousands):

                                                     Year ended
                                                     December 31,
                                                        2000
                                                     ------------

               Beginning of period                     $1,041,175
                 Programming charges                       47,040
                 Management fees                            9,175
                 Cable system acquisitions                198,885
                 Cash transfers                           (81,415)
                                                       ----------
               End of period                           $1,214,860
                                                       ==========


(4)  Commitments and Contingencies
     -----------------------------

     The Cable Television Consumer Protection and Competition Act of 1992
     (the "1992 Cable Act") imposed certain rate regulations on the cable television industry. Under the 1992 Cable Act, all cable systems are subject to rate regulation, unless they face "effective competition," as defined by the 1992 Cable Act and expanded in the Telecommunications Act of 1996 (the "1996 Act"), in their local franchise area.

     The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act and the 1996 Act, including its rate setting provisions. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received.

     Certain plaintiffs have filed or threatened separate class action complaints against cable systems across the United States alleging that the systems' practice of assessing an administrative fee to subscribers whose payments are delinquent constitutes an invalid liquidated damage provision, a breach of contract, and violates local consumer protection statutes. Plaintiffs seek recovery of all late fees paid to the subject systems as a class purporting to consist of all subscribers who were assessed such fees during the applicable limitation period, plus attorney fees and costs. In March 2000, a settlement agreement was executed with respect to certain late fee class action complaints, which involves certain of the AT&T Insight Midwest Systems. On October 11, 2000 the court approved the settlement agreement with the exception of certain customers, including customers in Illinois, which did not receive notice regarding the settlement. The settlement agreement for the remaining affected subscribers in the AT&T Insight Midwest Systems was approved in December, 2000. The settlement is not expected to have a material impact on the AT&T Insight Midwest Systems' financial condition or results of operations.

                                                                     (continued)

                          AT&T Insight Midwest Systems
            (A combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

     The AT&T Insight Midwest Systems have contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible the AT&T Insight Midwest Systems may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying combined financial statements.

     The AT&T Insight Midwest Systems lease business offices, have entered into pole rental agreements and use certain equipment under lease arrangements. Rental expense for such arrangements amounted to $1,328,158 for the year ended December 31, 2000.

     Future minimum lease payments under noncancelable operating leases for each of the next five years are summarized as follows (amounts in thousands):

              Years ending December 31:

                2001              $355
                2002               329
                2003               308
                2004               316
                2005               180
                Thereafter         165

     It is expected that, in the normal course of business, expiring leases will be renewed or replaced.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
AT&T Broadband, LLC:

    We have audited the accompanying combined balance sheet of The AT&T Insight Midwest Systems (a combination of certain assets as defined in note 1 to the combined financial statements) as of December 31, 1999, and the related combined statements of operations and parent's investment, and cash flows for the period from March 1, 1999 to December 31, 1999 ("New Insight" or "Successor") and of The AT&T Insight Midwest Systems for the period from January 1, 1999 to February 28, 1999 ("Old Insight" or "Predecessor"). These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the aforementioned Successor combined financial statements present fairly, in all material respects, the financial position of New Insight as of December 31, 1999, and the results of their operations and their cash flows for the Successor period, in conformity with generally accepted accounting principles. Further, in our opinion, the aforementioned Predecessor combined financial statements present fairly, in all material respects, the results of Old Insight operations and their cash flows for the Predecessor period, in conformity with generally accepted accounting principles.

    As discussed in note 1, effective March 9, 1999, AT&T Corp., parent company of New Insight, acquired Tele-Communications, Inc., parent company of Old Insight, in a business combination accounted for as a purchase. As a result of the acquisition, the combined financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and therefore, is not comparable.

                                                /s/ KPMG LLP

Denver, Colorado
October 11, 2000

                          AT&T INSIGHT MIDWEST SYSTEMS
            (A combination of certain assets, as defined in note 1)
                            COMBINED BALANCE SHEETS
                             (amounts in thousands)

                                                                    December 31,
                                                                        1999
                                                                    ------------

                       Assets
Cash.................................................                    1,769
Trade and other receivables, net.....................                    4,303
Property and equipment, at cost:
  Land...............................................                      639
  Distribution systems...............................                  121,647
  Support equipment and buildings....................                   11,048
                                                                     ---------
                                                                       133,334
  Less accumulated depreciation......................                    6,665
                                                                     ---------
                                                                       126,669
                                                                     ---------
Intangible assets....................................                  954,840
  Less accumulated amortization......................                   22,507
                                                                     ---------
                                                                       932,333
                                                                     ---------
                                                                     1,065,074
                                                                     =========
         Liabilities and Parent's Investment
Accounts payable.....................................                      740
Accrued expenses.....................................                    4,051
                                                                     ---------
    Total liabilities................................                    4,791
                                                                     ---------
Parent's investment (note 3).........................                1,060,283
                                                                     ---------
Commitments and contingencies (note 4)...............                1,065,074
                                                                     =========



            See accompanying notes to combined financial statements.

                          AT&T INSIGHT MIDWEST SYSTEMS
            (A combination of certain assets, as defined in note 1)
           COMBINED STATEMENTS OF OPERATIONS AND PARENT'S INVESTMENT
                                  (see Note 2)
                             (amounts in thousands)

                                                                                              New Insight       Old Insight
                                                                                          ------------------|-----------------
                                                                                              Ten months    |
                                                                                                 ended      |Two months ended
                                                                                           December 31, 1999|February 28, 1999
                                                                                           -----------------|-----------------
                                                                                                            |
                                                                                                            |
Revenue................................................................                          118,509    |      20,742
Operating costs and expenses:                                                                               |
  Operating (note 3)...................................................                           49,115    |       8,131
  Selling, general, and administrative.................................                           13,590    |       2,553
  Management fees (note 3).............................................                            5,497    |         900
  Depreciation.........................................................                           11,058    |       2,158
  Amortization.........................................................                           20,141    |       1,713
                                                                                               ---------    |     -------
                                                                                                  99,401    |      15,455
                                                                                               ---------    |     -------
    Net earnings.......................................................                           19,108    |       5,287
Parent's investment:                                                                                        |
  Beginning of period..................................................                          892,683    |     414,696
  Change in due to parent (note 3).....................................                          (13,727)   |      (4,707)
  Acquisition of cable systems by subsidiaries of AT&T Corp. (note 2)..                          162,219    |         --
                                                                                               ---------    |     -------
    End of period......................................................                        1,060,283    |     415,276
                                                                                               =========    |     =======



            See accompanying notes to combined financial statements.

                          AT&T INSIGHT MIDWEST SYSTEMS
            (A combination of certain assets, as defined in note 1)
                       COMBINED STATEMENTS OF CASH FLOWS
                                  (see note 2)
                             (amounts in thousands)

                                                                                                     New Insight |Old Insight
                                                                                                    -------------|------------
                                                                                                      Ten months | Two months
                                                                                                        ended    |   ended
                                                                                                     December 31,|February 28,
                                                                                                         1999    |    1999
                                                                                                     ------------|------------
                                                                                                                 |
                                                                                                                 |
Cash flows from operating activities:                                                                            |
 Net earnings.........................................................................                  19,108   |    5,287
 Adjustments to reconcile net earnings to net cash provided by operating activities:                             |
   Depreciation and amortization......................................................                  31,199   |    3,871
   Changes in operating assets and liabilities:                                                                  |
    Change in receivables and other assets............................................                     143   |   (1,606)
    Change in accruals, payables and other liabilities................................                   1,820   |     (339)
                                                                                                       -------   |   ------
     Net cash provided by operating activities........................................                  52,270   |    7,213
                                                                                                       -------   |   ------
Cash flows from investing activities:                                                                            |
 Capital expended for property and equipment..........................................                 (40,155)  |   (4,165)
 Other investing activities, net......................................................                   1,929   |      972
                                                                                                       -------   |   ------
     Net cash used in investing activities............................................                 (38,226)  |   (3,193)
                                                                                                       -------   |   ------
Cash flows from financing activities--                                                                           |
 Change in amounts due to parent, net.................................................                 (13,727)  |   (4,707)
                                                                                                       -------   |   ------
 Net change in cash...................................................................                     317   |     (687)
 Cash at beginning of period..........................................................                   1,452   |    2,139
                                                                                                       -------   |   ------
 Cash at end of period................................................................                   1,769   |    1,452
                                                                                                       =======   |   ======


            See accompanying notes to combined financial statements.

                          AT&T INSIGHT MIDWEST SYSTEMS
            (A combination of certain assets, as defined in note 1)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
   (Amounts as of and for the period ended September 30, 2000 are unaudited)

(1) Basis of Presentation and Summary of Significant Accounting Policies

    On August 15, 2000, subsidiaries of AT&T Corp. ("AT&T") entered into certain agreements with Insight Communications Company, L.P. ("Insight") and Insight Midwest, L.P. ("Insight Midwest"). In accordance with the terms of the agreements, such subsidiaries agreed to contribute certain cable television systems serving approximately 252,000 customers located in Illinois (the "Contributed Systems") to Insight Midwest, a partnership in which AT&T currently holds a 50% partnership interest. In addition, such subsidiaries agreed to sell certain cable television systems serving approximately 94,000 customers located in Illinois (the "Sold Systems") to Insight and to exchange a cable television system serving approximately 10,000 customers in and around Freeport, Illinois (the "Exchanged System") for a cable television system in and around Claremont, California. Insight will contribute the Sold Systems and the Exchanged System to Insight Midwest. Following the above described transactions, both AT&T and Insight will continue to have a 50% partnership interest in Insight Midwest.

    The above agreements were consummated effective on January 1, 2001.

    The accompanying combined financial statements include the specific accounts directly related to the activities of the Contributed Systems, the Sold Systems and the Exchanged Systems (collectively, the "AT&T Insight Midwest Systems"). The AT&T Insight Midwest Systems are wholly-owned by various cable subsidiaries of AT&T. All significant inter-entity accounts and transactions have been eliminated in combination. The combined net assets of AT&T Insight Midwest Systems are referred to as "Parent's Investment."

    On March 9, 1999, AT&T acquired AT&T Broadband, LLC ("AT&T Broadband", formerly known as Tele-Communications, Inc.) in a merger (the "AT&T Merger"). In the AT&T Merger, AT&T Broadband became a subsidiary of AT&T. For financial reporting purposes, the AT&T Merger was deemed to have occurred on March 1, 1999. The combined financial statements for periods prior to March 1, 1999 include those AT&T Insight Midwest Systems that were then owned by Tele-Communications, Inc. and are referred to herein as "Old Insight." The combined financial statements for periods subsequent to February 28, 1999 are referred to herein as "New Insight." Due to the application of purchase accounting in connection with the AT&T Merger, the predecessor combined financial statements of Old Insight are not comparable to the successor combined financial statements of New Insight. In the following text, "AT&T Insight Midwest Systems" and "the Company" refer to both Old Insight and New Insight. See note 2.

    As further described in note 2, certain of the cable systems included in the combined financial statements of New Insight were acquired by AT&T and its subsidiaries in 2000 and 1999. The AT&T Insight Midwest Systems' combined financial statements include the assets, liabilities and results of operations for such cable systems since their respective acquisition dates.

    Certain costs of AT&T are charged to the Company based on AT&T Insight Midwest Systems' number of customers (see note 3). Although such allocations are not necessarily indicative of the costs that would have been incurred by the AT&T Insight Midwest Systems on a stand alone basis, management believes that the resulting allocated amounts are reasonable.

    The AT&T Insight Midwest System's net assets are held by various wholly-owned subsidiaries and partnerships of AT&T. Accordingly, the balance sheets of the AT&T Insight Midwest Systems do not reflect all of the assets and

                          AT&T INSIGHT MIDWEST SYSTEMS
            (A combination of certain assets, as defined in note 1)
              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

liabilities that would be indicative in a stand alone business. In particular, the AT&T Insight Midwest Systems do not constitute a taxable entity, therefore, no provision has been made for income tax expense or benefit in the accompanying combined financial statements.

Receivables

    Receivables are reflected net of an allowance for doubtful accounts. Such allowance at December 31, 1999 was not significant.

Property and Equipment

    Property and equipment is stated at cost, including acquisition costs allocated to tangible assets acquired. Construction costs, labor and applicable overhead related to installations and interest during construction are capitalized. Interest capitalized was not significant for the ten months ended December 31, 1999 and the two months ended February 28, 1999.

    Depreciation is computed on a straight-line basis using estimated useful lives of 3 to 15 years for distribution systems and 3 to 40 years for support equipment and buildings.

    Repairs and maintenance are charged to operations, and renewals and additions are capitalized. At the time of ordinary retirements, sales or other dispositions of property, the original cost and cost of removal of such property are charged to accumulated depreciation, and salvage, if any, is credited thereto. Gains or losses are only recognized in connection with the sale of properties in their entirety.

Intangible Assets

    Intangible assets consist primarily of franchise costs. Franchise costs represent the difference between the value attributable to the AT&T Insight Midwest Systems' service areas and amounts allocated to the tangible assets of the AT&T Insight Midwest Systems. Such amounts are generally amortized on a straight-line basis over 40 years. Costs incurred by the AT&T Insight Midwest Systems in negotiating and renewing franchise agreements are amortized on a straight-line basis over the average lives of the franchise, 15 years.

Impairment of Long-lived Assets

    The Company periodically reviews the carrying amounts of property and equipment and its identifiable intangible assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. If an impairment adjustment is deemed necessary, based on an analysis of undiscounted

                          AT&T INSIGHT MIDWEST SYSTEMS
            (A combination of certain assets, as defined in note 1)
              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

cash flows, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets, accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

Revenue Recognition

    Cable revenue for customer fees, equipment rental, advertising and pay-per-view programming is recognized in the period that services are delivered. Installation revenue is recognized in the period the installation services are provided to the extent of direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that customers are expected to remain connected to the cable distribution system.

Statement of Cash Flows

    With the exception of certain system acquisitions and asset transfers (see note 2), transactions effected through the intercompany account due to (from) parent have been considered constructive cash receipts and payments for purposes of the combined statement of cash flows.

Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB No. 101), "Revenue Recognition in Financial Statements." The SEC delayed the date by which registrants must apply the accounting and disclosures described in SAB No. 101 until the fourth quarter of 2000. The implementation of SAB No. 101 did not have a significant impact on the financial condition or results of operations of the AT&T Insight Midwest Systems.

(2) Business Combinations

AT&T Merger

    The AT&T Merger has been accounted for using the purchase method of accounting and has been deemed to be effective as of March 1, 1999 for financial reporting purposes. Accordingly, the Company's portion of the allocation of AT&T's purchase price to acquire AT&T Broadband has been reflected in the combined financial statements of the AT&T Insight Midwest Systems as of March 1, 1999.

                          AT&T INSIGHT MIDWEST SYSTEMS
            (A combination of certain assets, as defined in note 1)
              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


    The following table reflects the March 1, 1999 balance sheet of New Insight, as adjusted to give effect to the purchase accounting adjustments resulting from the allocation to the net assets of the Company of AT&T's purchase price to acquire AT&T Broadband:

                                                                     (amounts in
                                                                     thousands)
                                                                     -----------
   Assets
     Cash...........................................................  $  1,452
     Receivables....................................................     3,690
     Property and equipment.........................................    71,832
     Intangible assets..............................................   818,088
                                                                      --------
                                                                      $895,062
                                                                      ========

   Liabilities and Parent's Investment
     Accounts payable and accrued expenses..........................  $  2,379
     Parent's Investment............................................   892,683
                                                                      --------
                                                                      $895,062
                                                                      ========

    As a result of the application of purchase accounting, New Insight recorded its assets and liabilities at their fair values on March 9, 1999. The most significant purchase accounting adjustments related to intangible assets. The intangible assets include $792.0 million assigned to New Insight's franchise costs which are amortized over 40 years.

Acquisitions

Exchange

    During the second quarter of 1999, AT&T Broadband paid cash and traded cable television systems serving customers located in Florida, Hawaii, Maine, New York, Ohio, Texas and Wisconsin in exchange for cable television systems serving customers located in Illinois, New Jersey, Oregon and Pennsylvania (the "1999 Exchange"). The 1999 Exchange was consummated pursuant to an agreement that was executed in November 1998. The 1999 Exchange was deemed to be effective as of June 1, 1999 for financial reporting purposes and the acquired systems were recorded using the purchase method of accounting.

    Certain of the Illinois cable television systems acquired by AT&T Broadband in the 1999 Exchange are included in the accompanying financial results of the AT&T Insight Midwest Systems and are reflected as a contribution from AT&T Broadband. Accordingly, the assets, liabilities and results of operations of such systems have been reflected in the combined financial statements of the AT&T Insight Midwest Systems since June 1, 1999.

                          AT&T INSIGHT MIDWEST SYSTEMS
            (A combination of certain assets, as defined in note 1)
              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


    The following table reflects the June 1, 1999 balance sheet of the 1999 Exchange systems contributed from AT&T Broadband to the AT&T Insight Midwest
Systems:

                                                                     (amounts in
                                                                     thousands)
                                                                     -----------
   Assets
     Receivables....................................................  $    483
     Property and equipment.........................................    25,670
     Intangible assets..............................................   136,658
                                                                      --------
                                                                      $162,811
                                                                      ========

   Liabilities and Parent's Investment
     Accounts payable and accrued expenses..........................  $    592
     Parent's Investment............................................   162,219
                                                                      --------
                                                                      $162,811
                                                                      ========

    The above operating assets and liabilities have been included in the accompanying combined financial statements at their fair values at June 1, 1999. The most significant purchase accounting adjustments related to intangible assets. The intangible assets include approximately $131.8 million of franchise costs which are amortized over 40 years.

Merger with MediaOne Group, Inc. ("MediaOne") (unaudited)

    On June 15, 2000, AT&T completed the acquisition of MediaOne in a cash and stock transaction valued at approximately $56 billion (the "MediaOne Merger"). The MediaOne Merger was accounted for under the purchase method of accounting. Certain cable television systems received by AT&T in the MediaOne Merger are included in the accompanying financial statements since their date of acquisition by AT&T. Accordingly, the preliminary allocation of the Company's portion of AT&T's purchase price to acquire MediaOne has been reflected in the accompanying combined financial statements of the AT&T Insight Midwest Systems as of June 15, 2000.

    The following table reflects the June 15, 2000 balance sheet of the cable systems which were acquired in the MediaOne Merger and included in the AT&T Insight Midwest Systems, as adjusted to give effect to the preliminary purchase accounting adjustments:

                                                                     (amounts in
                                                                     thousands)
                                                                     -----------
   Assets
     Cash...........................................................  $    304
     Receivables....................................................       620
     Property and equipment.........................................    47,588
     Intangible assets..............................................   159,419
                                                                      --------
                                                                      $207,931
                                                                      ========
   Liabilities and Parent's Investment
     Accounts payable and accrued expenses..........................  $  9,046
     Parent's Investment............................................   198,885
                                                                      --------
                                                                      $207,931
                                                                      ========

                          AT&T INSIGHT MIDWEST SYSTEMS
            (A combination of certain assets, as defined in note 1)
              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


    The preliminary purchase accounting adjustments in the table above reflect the preliminary estimates of fair value at June 15, 2000. A final allocation of AT&T's purchase price will be made upon receipt of final third party appraisals. The most significant preliminary purchase accounting adjustments related to intangible assets. The preliminary intangible assets include approximately $148.2 million of franchise costs which are amortized over 40 years.

Pro Forma Operating Results (unaudited)

    The following unaudited combined results of operations for the year ended December 31, 1999 was prepared assuming the AT&T Merger, the 1999 Exchange, and the MediaOne Merger occurred on January 1, 1999. These pro forma amounts are not necessarily indicative of operating results that would have occurred if the AT&T Merger, the 1999 Exchange, and the MediaOne Merger had occurred on January 1, 1999, nor does it intend to be a projection of future results (amounts in thousands):

                                                          Year ended
                                                         December 31,
                                                             1999
                                                         ------------

   Revenue...........................................      174,939
   Net earnings......................................       26,679

(3) Parent's Investment

    Parent's investment in the AT&T Insight Midwest Systems at December 31, 1999 is summarized as follows (amounts in thousands):

                                                         December 31,
                                                             1999
                                                         ------------

   Due to parent.....................................     1,041,175
   Retained earnings since March 1, 1999.............        19,108
                                                          ---------
                                                          1,060,283
                                                          =========

    The non-interest bearing amount due to parent includes AT&T's equity in acquired systems, advances for operations, acquisitions and construction costs, as well as the amounts owed as a results of the allocation of certain costs from AT&T.

    As a result of AT&T's 100% ownership of the AT&T Insight Midwest Systems, the non-interest bearing amounts due to parent have been classified as a component of Parent's investment in the accompanying combined balance sheets. Such amounts are due on demand.

    The AT&T Insight Midwest Systems purchase, at AT&T's cost, certain pay television and other programming through a certain indirect subsidiary of AT&T. Charges for such programming are included in operating expenses in the accompanying combined financial statements.

    Certain subsidiaries of AT&T provide administrative services to the AT&T Insight Midwest Systems and have assumed managerial responsibility of the AT&T Insight Midwest Systems' cable television system operations and construction. As compensation for these services, the AT&T Insight Midwest Systems pay a monthly fee calculated on a per-subscriber basis.

                          AT&T INSIGHT MIDWEST SYSTEMS
            (A combination of certain assets, as defined in note 1)
              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


    The intercompany advances and expense allocation activity in amounts due to parent consist of the following (amounts in thousands):

                                                                                          New Insight  Old Insight
                                                                                          ------------ ------------
                                                                                           Ten months   Two months
                                                                                             ended        ended
                                                                                          December 31, February 28,
                                                                                              1999         1999
                                                                                          ------------ ------------

   Beginning of period................................................................       892,683     282,834
     Programming charges..............................................................        30,083       5,282
     Management fees..................................................................         5,497         900
     Cable system acquisitions........................................................       162,219         --
     Cash transfers...................................................................       (49,307)    (10,889)
                                                                                           ---------     -------
   End of period......................................................................     1,041,175     278,127
                                                                                           =========     =======

(4) Commitments and Contingencies

    The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") imposed certain rate regulations on the cable television industry. Under the 1992 Cable Act, all cable systems are subject to rate regulation, unless they face "effective competition," as defined by the 1992 Cable Act and expanded in the Telecommunications Act of 1996 (the "1996 Act"), in their local franchise area.

    The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act and the 1996 Act, including its rate setting provisions. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of CPST rates would be retroactive to the date of complaint.

    Certain plaintiffs have filed or threatened separate class action complaints against cable systems across the United States alleging that the systems' practice of assessing an administrative fee to subscribers whose payments are delinquent constitutes an invalid liquidated damage provision, a breach of contract, and violates local consumer protection statutes. Plaintiffs seek recovery of all late fees paid to the subject systems as a class purporting to consist of all subscribers who were assessed such fees during the applicable limitation period, plus attorney fees and costs. In March 2000, a settlement agreement was executed with respect to certain late fee class action complaints, which involves certain of the AT&T Insight Midwest Systems. On October 11, 2000 the court approved the settlement agreement with the exception of certain customers, including customers in Illinois, which did not receive notice regarding the settlement. The settlement agreement for the remaining affected subscribers in the AT&T Insight Midwest Systems was approved in December, 2000. The settlement is not expected to have a material impact on the AT&T Insight Midwest Systems' financial condition or results of operations.

                          AT&T INSIGHT MIDWEST SYSTEMS
            (A combination of certain assets, as defined in note 1)
              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


    The AT&T Insight Midwest Systems have contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible the AT&T Insight Midwest Systems may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying combined financial statements.

    The AT&T Insight Midwest Systems lease business offices, have entered into pole rental agreements and use certain equipment under lease arrangements. Rental expense for such arrangements amounted to $1,037,000 and $157,000 for the ten months ended December 31, 1999 and the two months ended February 28, 1999, respectively.

    Future minimum lease payments under noncancelable operating leases for each of the next five years are summarized as follows (amounts in thousands):

      Years ending December 31:
      2000................................................................ $525
      2001................................................................  382
      2002................................................................  345
      2003................................................................  324
      2004................................................................  325
      Thereafter..........................................................  209

    It is expected that, in the normal course of business, expiring leases will be renewed or replaced.

                        Report of Independent Auditors

The Board of Directors
Insight Communications Company, Inc.

We have audited the accompanying combined balance sheets of the Griffin, GA, Rockford, IL, Portland, IN and Scottsburg, IN cable television systems (collectively, the "Combined Systems"), as of December 31, 2000 and 1999, and the related combined statements of operations and changes in net assets, and cash flows for the years then ended. These combined financial statements are the responsibility of the Combined Systems' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Combined Systems, as of December 31, 2000 and 1999, and the combined results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.


                                                        /s/ Ernst & Young LLP

New York, New York
March 12, 2001

           GRIFFIN GA, ROCKFORD, IL, PORTLAND, IN AND SCOTTSBURG, IN
                           CABLE TELEVISION SYSTEMS
                            COMBINED BALANCE SHEETS
                                (in thousands)

                                                                             December 31,
                                                                          2000           1999
                                                                   ------------------------------
Assets
Cash and cash equivalents                                                 $      2       $    412
Trade accounts receivable, net of allowance for doubtful accounts
 of $22 as of December 31, 2000 and 1999                                     1,002          1,110

Launch funds receivable                                                      1,077          1,763
Prepaid expenses and other assets                                            1,007            208
                                                                       --------------------------
 Total current assets                                                        3,088          3,493

Fixed assets, net                                                           46,960         42,637
Intangible assets, net of accumulated amortization of $26,901 and
 $19,490 as of December 31, 2000 and 1999, respectively                     90,004         97,416
                                                                       --------------------------
 Total assets                                                             $140,052       $143,546
                                                                       ==========================

Liabilities and net assets
Accounts payable                                                          $    632       $  2,665
Accrued expenses and other liabilities                                       1,359            881
Accrued programming costs                                                    2,544          1,551
Due to affiliates                                                           10,391         12,716
                                                                       --------------------------
 Total current liabilities                                                  14,926         17,813

Deferred revenue                                                             1,066          1,203
                                                                       --------------------------
 Total liabilities                                                          15,992         19,016

Net assets                                                                 124,060        124,530
                                                                       --------------------------
 Total liabilities and net assets                                         $140,052       $143,546
                                                                       ==========================


 See accompanying Notes

           GRIFFIN GA, ROCKFORD, IL, PORTLAND, IN AND SCOTTSBURG, IN
                           CABLE TELEVISION SYSTEMS
       COMBINED STATEMENTS OF OPERATIONS AND CHANGES IN THE NET ASSETS
                                (in thousands)

                                                                Year ended December 31,
                                                                      2000              1999
                                                         -----------------------------------
Revenue                                                           $ 41,464          $ 34,899

Operating costs and expenses:
     Programming and other operating costs                          14,558            11,195
     Selling, general and administrative                             9,348             7,135
     Depreciation and amortization                                  17,790            15,719
                                                         -----------------------------------
Total operating costs and expenses                                  41,696            34,049

Operating income (loss)                                               (232)              850

Other income                                                          (238)              173
                                                         -----------------------------------
Net income (loss)                                                     (470)            1,023

Net assets, beginning of period                                    124,530           102,307
Contribution of cable system assets (Note A)                            --            21,200
                                                         ------------------------------------
Net assets, end of period                                         $124,060          $124,530
                                                         ===================================

 See accompanying Notes

           GRIFFIN GA, ROCKFORD, IL, PORTLAND, IN AND SCOTTSBURG, IN
                           CABLE TELEVISION SYSTEMS
                       COMBINED STATEMENTS OF CASH FLOWS
                                (in thousands)

                                                                       Year ended December 31,
                                                                       2000             1999
                                                                ---------------------------------
Operating activities:
 Net income (loss)                                                      $   (470)        $  1,023
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization                                             17,790           15,719
Provision for losses on trade accounts receivable                            908              434
Changes in operating assets and liabilities:
   Trade accounts receivable                                                (801)            (465)
   Launch funds receivable                                                   687            1,763
   Prepaid expenses and other assets                                        (799)          (2,340)
   Accounts payable                                                       (2,033)           1,312
   Accrued expenses and other liabilities                                  1,335              269
   Due to affiliates                                                      (2,325)           6,549
                                                                ---------------------------------
 Net cash provided by operating activities                                14,292           24,264
                                                                ---------------------------------

Investing activities:
 Purchase of fixed assets                                                (14,702)         (24,518)
                                                                ---------------------------------
 Net cash used in investing activities                                   (14,702)         (24,518)
                                                                ---------------------------------
Net decrease in cash and cash equivalents                                   (410)            (254)
Cash and cash equivalents, beginning of year                                 412              666
                                                                ---------------------------------
Cash and cash equivalents, end of year                                  $      2         $    412
                                                                =================================

           GRIFFIN GA, ROCKFORD, IL, PORTLAND, IN AND SCOTTSBURG, IN
                           CABLE TELEVISION SYSTEMS
                    NOTES TO COMBINED FINANCIAL STATEMENTS

A. Description of Business and Basis of Presentation

Description of Business

The cable television systems operating in the areas of Griffin, GA; Rockford, IL; Portland, IN; and Scottsburg, IN (the "Combined Systems") are principally engaged in the cable television business under non-exclusive franchise agreements. The Combined Systems are owned by Insight Communications Company, L.P. (the "Partnership"). The Partnership is owned by Insight Communications Company, Inc. ("Insight Inc.").

Basis of Presentation

The accompanying combined financial statements of the Combined Systems reflects the "carved out" historical financial position, results of operations and changes in net assets and cash flows of the operations of the Combined Systems as if they had been operating as a separate company. Significant intercompany accounts and transactions between the Combined Systems have been eliminated. Significant accounts and transactions with the Partnership and its affiliates are disclosed as related party transactions (Note C).

On March 22, 1999 the Partnership exchanged its Franklin, Virginia cable system ("Franklin") servicing approximately 9,200 subscribers for Falcon Cable's Scottsburg Indiana system ("Scottsburg") servicing approximately 4,100 subscribers. In addition, the Partnership received $8.0 million in cash. This transaction has been accounted for by the Partnership as a sale of the Franklin system and a purchase of the Scottsburg system. In addition, on March 31, 1999 the Partnership acquired Americable International of Florida Inc.'s Portland, Indiana and Fort Recovery, Ohio cable systems ("Portland") servicing approximately 6,100 subscribers for $10.9 million. This acquisition has been accounted for as a purchase. Accordingly, the Scottsburg and Portland systems have been included in the accompanying combined balance sheets at their fair values ($21.2 million). The Scottsburg and Portland systems' purchase price was allocated to the cable television assets acquired in relation to their fair values as increases in property and equipment of $4.3 million and franchise costs of $16.9 million. Franchise costs arising from the acquisition of the Scottsburg and Portland systems are being amortized on a straight-line basis over a period of 15 years.

           GRIFFIN GA, ROCKFORD, IL, PORTLAND, IN AND SCOTTSBURG, IN
                           CABLE TELEVISION SYSTEMS
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

A. Description of Business and Basis of Presentation (continued)

The pro forma unaudited results of operations of the Combined Systems for the year ended December 31, 1999 assuming the acquisition of the Scottsburg and Portland systems occurred on January 1, 1999 is as follows (in thousands):

     Revenues..............................................  $35,986
     Net income............................................    1,243

The combined financial statements have been adjusted to include the allocation of certain expenses incurred by the Partnership on the Combined Systems' behalf, based upon the ratio of Combined System subscribers to total Partnership subscribers. These allocations reflect the costs of doing business that the Combined Systems would have incurred on a stand alone basis as disclosed in Note
C. Management believes that these allocations are reasonable.

B. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Concentration of Credit Risk

A significant portion of the customer base is concentrated within the local geographical area of each of the individual cable television systems. The Combined Systems generally extend credit to customers and the ultimate collection of accounts receivable could be affected by the local economy. Management performs continuous credit evaluations of the Combined Systems' customers and may require cash in advance or other special arrangements from certain customers. Management does not believe that there is a significant credit risk that could have a significant effect on the financial condition of the Combined Systems.

Revenue Recognition

Revenues include service, connection and launch fees. Service fees are recorded in the month the cable television and pay television services are provided to subscribers. Connection fees are charged for the hook-up of new customers and are recognized as current revenues to the extent of direct selling costs incurred. Launch fees are deferred

           GRIFFIN GA, ROCKFORD, IL, PORTLAND, IN AND SCOTTSBURG, IN
                           CABLE TELEVISION SYSTEMS
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

B. Summary of Significant Accounting Policies (continued)

and amortized over the period of the underlying contract.

Statement of Cash Flows

The Combined Systems participate in a cash management system with affiliates whereby cash receipts are transferred to a centralized Partnership bank account from which centralized payments to various suppliers and creditors are made on behalf of the Combined Systems. Amounts shown as cash represent the Combined Systems' net cash receipts not transferred to the centralized account as of December 31, 2000 and 1999. The average net intercompany balances were $11.6 million and $9.4 million for the years ended December 31, 2000 and 1999, respectively.

For purposes of this statement, cash equivalents includes all highly liquid investments purchased with original maturities of three months or less.

Fixed Assets

Fixed assets are stated at cost, which includes costs capitalized for labor and overhead incurred in connection with the installation of cable television systems. Depreciation is calculated using the straight-line method over estimated useful lives ranging from 5 to 12 years.

Fixed assets consist of:

                                                              December 31,
                                                           2000          1999
                                                       -------------------------
                                                             (in thousands)

Land, buildings and improvements                       $    468       $    352
Cable television equipment                               70,057         56,075
Furniture, fixtures and office equipment                    886            282
                                                       -----------------------
                                                         71,411         56,709
Less accumulated depreciation and amortization          (24,451)       (14,072)
                                                       -----------------------
     Total fixed assets                                $ 46,960       $ 42,637
                                                       =======================

           GRIFFIN GA, ROCKFORD, IL, PORTLAND, IN AND SCOTTSBURG, IN
                           CABLE TELEVISION SYSTEMS
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

B. Summary of Significant Accounting Policies (continued)

Intangible Assets

Intangible assets consist primarily of franchise costs. Costs incurred negotiating and renewing franchise agreements are capitalized and amortized over the life of the franchise. Franchise rights acquired through the purchase of cable television systems represent the excess cost of the properties acquired over the fair value of the tangible assets at the date of acquisition. The Combined Systems amortize cable television franchise costs over periods up to 15 years using the straight-line method.

Long-Lived Assets

The carrying value of long-lived assets is reviewed if facts and circumstances suggest that they may be impaired. Upon a determination that the carrying value of long-lived assets will not be recovered from the undiscounted future cash flows generated from such assets, the carrying value of such long-lived assets would be considered impaired and would be reduced by a charge to operations in the amount of the impairment based on fair value. Based on a recent analysis, management believes that no impairment of long-lived assets existed at December 31, 2000 or 1999.

Income Taxes

As a U.S. partnership, the Partnership is not subject to federal and most state income taxes and, therefore, no income taxes are recorded in the accompanying combined financial statements.

C. Related Parties

In the normal course of business, the Combined Systems had various transactions with the Partnership and its affiliates, generally on terms that, in management's view, resulted in reasonable allocations.

The assets of the Combined Systems serve as security under the Partnership's lending agreements. No amount of interest charged under these agreements has been allocated to the Combined Systems' operations.

Included in the Combined Systems' operating expenses are charges for general, administrative and promotional services provided by the Partnership. These charges are based on customary rates and are in the ordinary course of business. For each of the years ended December 31, 2000 and 1999, these charges totaled $1.4 million.

           GRIFFIN GA, ROCKFORD, IL, PORTLAND, IN AND SCOTTSBURG, IN
                           CABLE TELEVISION SYSTEMS
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

D. Commitment and Contingencies

Operating Lease Agreements

The Combined Systems had rental expense under various operating lease agreements of $492,000 and $519,000 for the years ended December 31, 2000 and 1999, respectively. Future minimum rental payments required under operating leases as of December 31, 2000 are as follows:

                2001......................................    $   93,600
                2002......................................        16,100
                2003......................................           550
                2004......................................            --
                2005......................................            --
                   Thereafter.............................            --
                                                              ----------
                Total                                         $  110,250
                                                              ==========

Litigation

The Combined Systems are subject to various legal proceedings that arise in the ordinary course of business. While it is impossible to determine with certainty the ultimate outcome of these matters, it is our opinion that the resolution of these matters will not have a material adverse affect on the financial condition of the Combined Systems.

E. Recent Accounting Pronouncements

In June 1998, The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133, as amended by SFAS No. 137, is effective for the Combined Systems beginning January 1, 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 will require the Combined Systems to recognize all derivatives on the balance sheet at fair value. The Combined Systems do not anticipate the adoption of this Statement will have a material impact on its combined financial statements.

           GRIFFIN GA, ROCKFORD, IL, PORTLAND, IN AND SCOTTSBURG, IN
                           CABLE TELEVISION SYSTEMS
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

F. Subsequent Event

Contribution of Combined Systems

On January 5, 2001, the Partnership completed a series of transactions with certain subsidiaries of AT&T Corp. (the "AT&T Subsidiaries") whereby the Partnership contributed to Insight Midwest, L.P. ("Insight Midwest") (a 50-50 partnership between the Partnership and an indirect subsidiary of AT&T Broadband, of which the Partnership is the general partner) additional cable television systems, including the Combined Systems. Through a series of transactions, the Partnership contributed to Insight Midwest its interests in systems serving approximately 180,000 customers, including the approximately 88,000 customers served by the Combined Systems. In addition, the Partnership purchased from the AT&T Subsidiaries and immediately contributed to Insight Midwest, systems serving approximately 100,000 customers and the AT&T Subsidiaries contributed systems serving approximately 250,000 customers. Insight Midwest remains equally owned by the Partnership and AT&T Broadband, and the Partnership continues to serve as the general partner and manages and operates the Insight Midwest systems.

                        Report of Independent Accountants

To the Partners of InterMedia Capital Partners VI, L.P.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of InterMedia Capital Partners VI, L.P. (the Partnership) and its subsidiaries at September 30, 1999 and December 31, 1998, and the results of their operations and their cash flows for the nine months ended September 30, 1999 and the period from April 30, 1998 (commencement of operations) to December 31, 1998 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.




/s/ PricewaterhouseCoopers LLP


San Francisco, California
January 5, 2000

InterMedia Capital Partners VI, L.P.
Consolidated Balance Sheets
(dollars in thousands)
--------------------------------------------------------------------------------

                                                               September 30,     December 31,
                                                                    1999             1998

Assets
Cash and cash equivalents                                        $    443          $  2,602
Accounts receivable, net of allowance for
   doubtful accounts of $1,070 and $2,692, respectively            17,984            15,160
Receivable from affiliates                                          6,613             7,532
Prepaids and other current assets                                   1,105             1,049
                                                                 --------          --------

     Total current assets                                          26,145            26,343

Intangible assets, net                                            579,929           632,002
Property and equipment, net                                       259,892           243,100
Other non-current assets                                            1,383             3,045
                                                                 --------          --------

     Total assets                                                $867,349          $904,490
                                                                 ========          ========

Liabilities and Partners' Capital
Current poriton long term debt                                   $ 55,141          $     --
Accounts payable and accrued liabilities                           23,168            23,541
Payable to affiliates                                                  --             2,913
Deferred revenue                                                   12,892            11,429
Accrued interest                                                      520             5,529
                                                                 --------          --------

     Total current liabilities                                     91,721            43,412

Deferred channel launch revenue                                     6,576             7,767
Long-term debt                                                    687,000           726,000
Other long-term liabilities                                         8,453               411
                                                                 --------          --------

     Total liabilities                                            793,750           777,590
                                                                 --------          --------

Commitments and contingencies

Partners' Capital
   Total partners' capital                                         73,599           126,900
                                                                 --------          --------

     Total liabilities and partners' capital                     $867,349          $904,490
                                                                 ========          ========

See accompanying notes to the consolidated financial statements

InterMedia Capital Partners VI, L.P.
Consolidated Statements of Operations
(dollars in thousands)
--------------------------------------------------------------------------------

                                                                          For the period
                                                                          April 30, 1998
                                                        For the nine      (commencement
                                                        months ended     of operations) to
                                                        September 30,      December 31,
                                                            1999              1998

Revenues
   Basic and cable services                              $ 113,564           $  91,970
   Pay service                                              22,883              18,500
   Other service                                            22,750              20,995
                                                         ---------           ---------

                                                           159,197             131,465
                                                         ---------           ---------

Costs and expenses
   Program fees                                             37,481              30,106
   Other direct expenses                                    14,443              11,794
   Selling, general and administrative expenses             39,647              27,884
   Management and consulting fees                            1,515               1,350
   Depreciation and amortization expenses                   91,707              88,135
                                                         ---------           ---------

                                                           184,793             159,269
                                                         ---------           ---------

     Loss from operations                                  (25,596)            (27,804)
                                                         ---------           ---------

Other income (expense)
   Interest and other income                                   264                 323
   Interest expense                                        (41,979)            (38,561)
   Gain on exchange of cable systems                        15,822                  --
   Other expense                                            (1,812)               (640)
                                                         ---------           ---------

                                                           (27,705)            (38,878)
                                                         ---------           ---------

     Net loss                                            $ (53,301)          $ (66,682)
                                                         =========           =========

See accompanying notes to the consolidated financial statements

InterMedia Capital Partners VI, L.P.
Consolidated Statements of Changes in Partners' Capital
(dollars in thousands)
--------------------------------------------------------------------------------

                                          General       Limited
                                          Partner       Partners        Total

Cash contributions                       $       2     $ 102,032      $ 102,034
In-kind contributions                           --       100,000        100,000
Syndication costs                               --        (8,452)        (8,452)
Net loss                                        --       (66,682)       (66,682)
                                         ---------     ---------      ---------

Balance at December 31, 1998                     2       126,898        126,900

Net loss                                        --       (53,301)       (53,301)
                                         ---------     ---------      ---------

Balance at September 30, 1999            $       2     $  73,597      $  73,599
                                         =========     =========      =========

See accompanying notes to the consolidated financial statements

InterMedia Capital Partners VI, L.P.
Consolidated Statements of Cash Flows
(dollars in thousands)
--------------------------------------------------------------------------------

                                                                                  For the period
                                                                                  April 30, 1998
                                                                 For the nine      (commencement
                                                                 months ended     of operations) to
                                                                 September 30,       December 31,
                                                                     1999                1998
Cash flows from operating activities
   Net loss                                                       $ (53,301)          $ (66,682)
   Loss on disposal of fixed assets                                   2,442                  --
   Depreciation and amortization                                     92,132              88,528
   Gain on exchange of cable systems                                (15,822)                 --
   Changes in assets and liabilities:
     Accounts receivable                                             (2,636)             (3,455)
     Receivable from affiliates                                         919              (7,532)
     Prepaids and other current assets                                  288                (739)
     Other non-current assets                                         1,663              (3,035)
     Accounts payable and accrued liabilities                         2,519              10,557
     Payable to affiliates                                           (2,913)              2,913
     Deferred revenue                                                 1,120               2,962
     Deferred channel launch revenue                                   (971)              5,314
     Other long-term liabilities                                       (883)                226
     Accrued interest                                                (5,016)              5,529
                                                                  ---------           ---------

       Cash flows from operating activities                          19,541              34,586
                                                                  ---------           ---------

Cash flows from investing activities
   Costs incurred in connection with contributed systems                 --              (3,629)
   Proceeds from exchange of cable systems                           16,737                  --
   Property and equipment                                           (62,488)            (36,745)
   Intangible assets                                                 (1,022)                (66)
                                                                  ---------           ---------

       Cash flows from investing activities                         (46,773)            (40,440)
                                                                  ---------           ---------

Cash flows from financing activities
   Debt issue costs                                                      --              (7,395)
   Proceeds from long-term debt                                      16,141             726,000
   Proceeds from interest rate swap termination option
     agreements                                                       8,932                  --
   Repayment of debt assumed, net of cash acquired                       --            (803,731)
   Contributed capital                                                   --             102,034
   Partner draw                                                          --              (8,452)
                                                                  ---------           ---------

       Cash flows from financing activities                          25,073               8,456
                                                                  ---------           ---------

Net change in cash and cash equivalents                              (2,159)              2,602

Cash and cash equivalents, beginning of period                        2,602                  --
                                                                  ---------           ---------

Cash and cash equivalents, end of period                          $     443           $   2,602
                                                                  =========           =========

See accompanying notes to the consolidated financial statements

InterMedia Capital Partners VI, L.P.
Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

1. The Partnership and Basis of Presentation

      InterMedia Capital Partners VI, L.P. ("ICP-VI"), a Delaware limited partnership, was formed in October 1997 for the purpose of acquiring and operating cable television systems located in the state of Kentucky. ICP-VI and its directly and indirectly majority-owned subsidiaries, InterMedia Partners Group VI, L.P. ("IPG-VI"), InterMedia Partners VI, L.P. ("IP-VI"), and InterMedia Partners of Kentucky, L.P. ("IP-KY") are collectively referred to as the "Partnership." The Partnership commenced business on April 30, 1998 upon contribution of cable television systems serving subscribers throughout western and central Kentucky (the "Systems") with significant concentrations in the state's four largest cities: Lexington, Louisville, Covington and Bowling Green. Prior to April 30, 1998, the Partnership had no operations.

      On April 30, 1998, the Partnership obtained capital contributions from its limited and general partners of $202,034, including an in-kind contribution of the Systems. InterMedia Capital Management VI, LLC ("ICM-VI LLC"), a Delaware limited liability company, is the 0.001% general partner of ICP-VI. The Systems were contributed by affiliates of AT&T Broadband Internet Services ("AT&TBIS"), formerly Tele-Communications, Inc., a 49.5% limited partner of ICP-VI. AT&TBIS's 49.5% interest consists of a 49.005% direct ownership interest issued in exchange for its in-kind contribution (see Note 3 - Contribution of Cable Properties) and an indirect ownership of 0.495% through its 49.55% limited partner interest in InterMedia Capital Management VI, L.P. ("ICM-VI LP"), a California limited partnership, which owns a 0.999% limited partner interest in ICP-VI. Blackstone Cable Acquisition Company, LLC ("Blackstone"), a 49.5% limited partner of ICP-VI, contributed $100,000 in cash.

      On April 18, 1999, the Partnership's general and limited partners, other than AT&TBIS entered into an agreement with Insight Communications Company, L.P. ("Insight") to sell their partner interest in ICP-VI. The sale closed on October 1, 1999, and Insight began managing the Partnership.

      As of September 30, 1999, the Partnership served approximately 427,700 subscribers (unaudited) and encompassed approximately 673,900 homes passed (unaudited).

      The Partnership's contributed cable television systems were structured as leveraged transactions and a significant portion of the assets contributed are intangible assets which are being amortized over one to fourteen years. Therefore, as was planned, the Partnership has incurred substantial book losses. Of the total net losses of $119,983, non-cash charges have aggregated $167,280. These charges consist of $73,972 of depreciation of property and equipment, $106,688 of amortization of intangible assets predominately related to franchise rights and $2,442 of loss on disposal of fixed assets, offset by a $15,822 gain on exchange of cable systems.

2. Summary of Significant Accounting Policies

      Principles of consolidation

      The consolidated financial statements include the accounts of ICP-VI and its directly and indirectly majority-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

InterMedia Capital Partners VI, L.P.
Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

      Cash equivalents

      The Partnership considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

      Revenue recognition

      Cable television service revenue is recognized in the period in which the services are provided to customers. Deferred revenue represents revenue billed in advance and deferred until cable service is provided. Installation fees are recognized immediately into revenue to the extent of direct selling costs incurred. Any fees in excess of such costs are deferred and amortized into income over the period that customers are expected to remain connected to the cable television system.

      Property and equipment

      Additions to property and equipment, including new customer installations, are recorded at cost. Self-constructed fixed assets include materials, labor and overhead. Costs of disconnecting and reconnecting cable service are expensed. Expenditures for maintenance and repairs are charged to expense as incurred. Expenditures for major renewals and improvements are capitalized. Capitalized plant is written down to recoverable values whenever recoverability through operations or sale of the systems becomes doubtful.

      Depreciation is computed using the double-declining balance method over the following estimated useful lives:

                                                                 Years
           Cable television plant                                5-10
           Buildings and improvements                             10
           Furniture and fixtures                                 3-7
           Equipment and other                                   3-10

      Intangible assets

      The Partnership has franchise rights to operate cable television systems in various towns and political subdivisions. Franchise rights are being amortized over the lesser of the remaining lives of the franchises or the base fourteen year term of ICP-VI which expires on April 30, 2012. Remaining franchise lives range from one to eighteen years.

      The Partnership acquired a long term programming agreement (the "Programming Agreement"), as described in Note 3 - "Contribution of Cable Properties". The Programming Agreement is valued at $150,000 and is being amortized on a straight line basis over the fourteen year term of ICP-VI.

      Debt issue costs are included in intangible assets and are being amortized over the terms of the related debt.

InterMedia Capital Partners VI, L.P.
Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

      Costs associated with potential acquisitions are initially deferred. For acquisitions which are completed, related costs are capitalized as part of the purchase price of assets acquired. For those acquisitions not completed, related costs are expensed in the period the acquisition is abandoned.

      Capitalized intangibles are written down to recoverable values whenever recoverability through operations or sale of the systems becomes doubtful. Each year, the Partnership evaluates the recoverability of the carrying value of its intangible assets by assessing whether the projected cash flows, including projected cash flows from sale of the systems, is sufficient to recover the unamortized costs of these assets.

      Interest rate swaps

      Under an interest rate swap, the Partnership agrees with another party to exchange interest payments at specified intervals over a defined term. Interest payments are calculated by reference to the notional amount based on the difference between the fixed and variable rates pursuant to the swap agreement. The net interest received or paid as part of the interest rate swap is accounted for as an adjustment to interest expense.

      Income taxes

      No provision or benefit for income taxes is reported by the Partnership because, as partnerships, the tax effects of ICP-VI and its majority-owned subsidiaries' results of operations accrue to the partners.

      Partners' capital

      Syndication costs incurred to raise capital have been charged to partners' capital.

      Allocation of profits and losses

      Profits and losses are allocated in accordance with the provisions of ICP-VI's partnership agreement, dated October 30, 1997, generally as follows:

      Losses are allocated first to the partners to the extent of and in accordance with relative capital contributions; second, to the partners which loaned money to the Partnership to the extent of and in accordance with relative loan amounts; and third, to the partners in accordance with relative capital contributions.

      Profits are allocated first to the partners which loaned money to the Partnership and to the extent of and proportionate to previously allocated losses relating to such loans; second, among the partners in accordance with relative capital contributions, in an amount sufficient to yield a pre-tax return of 10% per annum on their capital contributions; and third, 5.3% to the general partner and 14.7% to ICM-VI LP, and 80% to the limited and general partners in accordance with relative capital contributions.

InterMedia Capital Partners VI, L.P.
Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

      Use of estimates in the preparation of financial statements

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

      Disclosures about fair value of financial instruments

      The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate the fair value:

      Current assets and current liabilities: The carrying value of receivables, payables, deferred revenue, and accrued liabilities approximates fair value due to their short maturity.

      Long-term debt: The fair value of the Partnership's borrowings under the bank term loans and revolving credit facility are estimated based on the borrowing rates currently available to the Partnership for obligations with similar terms.

      Interest rate swaps and related derivatives: The estimated fair value of the interest rate swaps and related derivatives is based on the current value in the market for agreements with similar terms and adjusted for the holding period.

      New accounting pronouncements

      In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"). FAS 133 was amended in June 1999 by FAS 137. FAS 133 is currently effective for all fiscal quarters of all fiscal years beginning after June 15, 2000 (January 1, 2001 for the Partnership). FAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Management of the Partnership anticipates that, due to its limited use of derivative instruments, the adoption of FAS 133 will not have a significant effect on the Partnership's results of operations, financial position or cash flows.

3. Contribution of Cable Properties

      On April 30, 1998, the Partnership borrowed $730,000 under new bank term loans and a revolving credit facility and received equity contributions from its partners of $202,034, consisting of $102,034 in cash and $100,000 of in-kind contributions from AT&TBIS and another limited partner of ICP-VI. ICP-VI assumed debt from AT&TBIS of $803,743 and issued a combined 49.5% limited partner interest to AT&TBIS and another limited partner, in exchange for the contributed systems with a fair market value of $753,743 and a long-term programming fee discount agreement valued at $150,000. The AT&TBIS debt assumed was repaid with proceeds from the borrowings under the bank loans and the cash contributions received from ICP-VI's partners.

InterMedia Capital Partners VI, L.P.
Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

      The total cost of the Systems contributed was as follows:

 Value of AT&TBIS Debt assumed                                         $ 803,743
 Costs incurred in connection with the contributed systems                 3,629
 Value of IP-VI equity issued                                            100,000
                                                                       ---------

                                                                       $ 907,372
                                                                       =========

      The Partnership's allocation of costs related to the contributed systems is as follows:

                                                                    December 31,
                                                                        1998

 Tangible assets                                                     $ 234,143
 Intangible assets                                                     528,033
 Programming agreement                                                 150,000
 Current assets                                                         12,037
 Current liabilities                                                   (12,389)
 Non-current liabilities                                                (4,452)
                                                                     ---------

   Net assets contributed                                            $ 907,372
                                                                     =========

4. Exchange of Cable Properties

      On February 1, 1999, the Partnership exchanged with Insight Communications of Indiana, LLC its cable television assets located in and around Henderson, Kentucky ("Exchanged Assets"), serving approximately 10,700 (unaudited) basic subscribers, for cable television assets located in and around Oldham County, Kentucky, serving approximately 8,300 (unaudited) basic subscribers, plus net cash of $3,758. The cable system assets received have been recorded at fair market value, allocated as follows:

 Property and equipment                                                 $ 4,475
 Franchise rights                                                        12,665
                                                                        -------

    Total                                                              $ 17,140
                                                                        =======

      The exchange resulted in a gain of $1,255, calculated as the difference between the fair value of the assets received and the net book value of the Exchanged Assets, plus net proceeds received of $3,758.

      On February 17, 1999 and March 11, 1999, the partnership entered into agreements with FrontierVision Operating Partnership, L.P.
      ("FrontierVision") to exchange its cable television assets

InterMedia Capital Partners VI, L.P.
Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

      located in central Kentucky, serving approximately 16,800 (unaudited) basic subscribers, for cable television assets located in northern Kentucky, serving approximately 11,000 (unaudited) basic subscribers. On June 1, 1999 the Partnership completed the exchange with respect to certain of the systems and entered into related management agreements. Pursuant to the terms of the management agreements, the Partnership managed and operated the remaining systems of FrontierVision in northern Kentucky and FrontierVision managed and operated the Partnership's remaining systems in central Kentucky. The management agreements, which provided the Partnership with effective control over the remaining systems, terminated upon completion of the exchanges of the remaining systems on September 30, 1999.

      The cable system assets received have been recorded at fair market value, allocated as follows:

     Property and equipment                                           $ 6,328
     Franchise rights                                                  11,011
                                                                      -------

        Total                                                         $17,339
                                                                      =======

      The Partnership received cash of $12,979 from FrontierVision in connection with the exchanged systems. The exchanges resulted in a gain of $14,567 for the nine months ended September 30, 1999, respectively.

5. Intangible Assets

      Intangible assets consist of the following:

                                               September 30,   December 31,
                                                   1999            1998

 Franchise rights                               $  522,945      $  528,073
 Programming agreement                             147,631         150,000
 Debt issue costs                                    7,395           7,395
 Other                                                 105              26
                                                ----------      ----------

                                                   678,076         685,494

 Accumulated amortization                          (98,147)        (53,492)
                                                ----------      ----------

                                                $  579,929      $  632,002
                                                ==========      ==========

InterMedia Capital Partners VI, L.P.
Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

6. Property and Equipment

      Property and equipment consist of the following:

                                                    September 30,   December 31,
                                                        1999            1998

      Land                                           $    5,990      $    6,028
      Cable television plant                            242,943         213,826
      Buildings and improvements                          2,727           2,470
      Furniture and fixtures                              4,060           2,958
      Equipment and other                                26,932          20,279
      Construction in progress                           45,509          30,246
                                                     ----------      ----------

                                                        328,161         275,807

      Accumulated depreciation                        (68,269)        (32,707)
                                                     ----------      ----------

                                                     $  259,892      $  243,100
                                                     ==========      ==========

7. Accounts Payable and Accrued Liabilities

      Accounts payable and accrued liabilities consist of the following:

                                                   September 30,    December 31,
                                                      1999             1998

     Accounts payable                              $  10,567         $   1,387
     Accrued program costs                             1,112             2,974
     Accrued franchise fees                              723             2,050
     Accrued copyright fees                              172               346
     Accrued capital expenditures                        192             7,248
     Accrued property and other taxes                  8,604             4,523
     Other accrued liabilities                         1,798             5,013
                                                   ---------         ---------

                                                   $  23,168         $  23,541
                                                   =========         =========

8. Channel Launch Revenue

      During the periods ended September 30, 1999 and December 31, 1998 the Partnership received payments and recorded receivables from certain programmers to launch and promote their new channels. As of September 30, 1999 and December 31, 1998 the Partnership had receivables from programmers of $5,476 and $5,855, respectively. In connection with the contribution of the Systems, the Partnership assumed deferred launch support revenue and obligations of $4,452. The

InterMedia Capital Partners VI, L.P.
Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

      Partnership recognized advertising revenue for advertisements provided by the Partnership to promote the new channels of $441 and $911, during the nine months ended September 30, 1999 and the period from April 30, 1998 (commencement of operations) through December 31, 1998, respectively. The remaining deferred channel launch revenue is being amortized over the respective terms of the program agreements which range between eight and ten years. The Partnership amortized and recorded as other service revenue $1,880 and $1,406 of the remaining deferred channel launch revenue during the nine months ended September 30, 1999 and the period from April 30, 1998 (commencement of operations) through December 31, 1998, respectively.

9. @Home Warrants

      Under a distribution agreement with At Home Corporation ("@Home"), the Partnership provides high-speed Internet access to subscribers over the Partnership's distribution network in certain of its cable television systems. In January 1999, the Partnership and certain of its affiliates entered into related agreements whereby @Home would issue to the Partnership and its affiliates warrants to purchase shares of @Home's Series A Common Stock ("@Home Stock") at an exercise price of five dollars and twenty-five cents per share, as adjusted for a two-for-one stock split which occurred on June 17, 1999. Under the provisions of the agreements, management estimates that the Partnership may purchase up to 459,200 shares of @Home Stock. The warrants become vested and exercisable, subject to certain forfeiture and other conditions, based on operational targets which include offering the @Home service by the Partnership in its service areas and obtaining specified numbers of @Home subscribers over the six-year term of the @Home distribution agreement. The Partnership has not recognized any income related to the warrants for the nine months ended September 30, 1999.

InterMedia Capital Partners VI, L.P.
Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

10. Long-term Debt

      Long-term debt consists of the following:

                                                                          September 30,      December 31,
                                                                              1999               1998

Senior Debt
   Bank revolving credit facility, $325,000 commitment as of
      September 30, 1999, interest currently at LIBOR plus 1.375%
      (6.81%) or ABR plus .625% (8.625%) payable
      quarterly, matures October 31, 2006                                  $ 212,000           $ 199,000

   Bank Term Loan A; interest at LIBOR plus 1.750% (7.19%)
      payable quarterly, matures September 30, 2007                          100,000             100,000

   Bank Term Loan B; interest at LIBOR plus 2.000% (7.44%)
      payable quarterly, matures December 31, 2007                           250,000             250,000
                                                                           ---------           ---------

         Total senior debt                                                   562,000             549,000
                                                                           ---------           ---------

Subordinated Debt
   Bank Term Loan A; interest at LIBOR plus 2.750% (8.13%)
      payable quarterly, matures April 30, 2008                              125,000             125,000

   Bank Term Loan B; $60,000 commitment as of September 30, 1999, interest at LIBOR plus 0.500% (5.84%) or ABR (8.25%)
      payable quarterly, matures January 1, 2000                              55,141              52,000
                                                                           ---------           ---------

         Total subordinated debt                                             180,141             177,000
                                                                           ---------           ---------

         Total debt                                                          742,141             726,000

         Less current portion of long-term debt                              (55,141)
                                                                           ---------           ---------

         Total long-term debt                                              $ 687,000           $ 726,000
                                                                           =========           =========

      The Partnership's bank debt is outstanding under a revolving credit facility and term loan agreements executed by the Partnership on April 30, 1998 (the "Bank Facility"). The revolving credit facility currently provides for $325,000 of available credit. Starting June 30, 2001, revolving credit facility commitments will be permanently reduced quarterly by increments ranging from $7,500 to $40,000 through maturity on October 31, 2006. The senior Term Loan A requires quarterly principal payments of $250 starting June 30, 2001 with final payments in two equal installments of $47,125 on March 31 and September 30, 2007. The senior Term Loan B requires quarterly principal payments of $625 starting June 30, 2001 with final payments in two equal installments of $117,188 on September 30, and December 31, 2007. The subordinated Term Loan A

InterMedia Capital Partners VI, L.P.
Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

      requires quarterly principal payments of $313 starting June 30, 2001 with final payments in two equal installments of $58,281 on January 31, and April 30, 2008. The borrowings outstanding under the subordinated Term Loan B were initially due and payable on May 31, 1999. On May 14, 1999 the Partnership amended the terms and conditions of the subordinated Term Loan
      B. The amendment extended the maturity date of subordinated Term Loan B to January 1, 2000 and increased the applicable margin from 0.300% to 0.500% for the period June 1, 1999 through September 30, 1999 and 0.625% thereafter. On October 1, 1999 under the management of Insight, the Partnership refinanced the borrowings outstanding under the subordinated Term Loan B.

      Advances under the Bank Facility are available under interest rate options related to the base rate of the administrative agent for the Bank Facility ("ABR") or LIBOR. Interest rates vary on borrowings under the revolving credit facility from LIBOR plus 0.500% to LIBOR plus 1.875% or ABR to ABR plus 0.875% based on the Partnership's ratio of senior debt to annualized semi-annual cash flow, as defined ("Senior Leverage Ratio"). Interest rates vary on borrowings under the senior Term Loan A from LIBOR plus 1.500% to LIBOR plus 2.125% or ABR plus 0.500% to ABR plus 1.125%, and under the senior Term Loan B from LIBOR plus 1.750% to LIBOR plus 2.250% or ABR plus 0.750% to ABR plus 1.250% based on the Partnership's Senior Leverage Ratio. Interest rates on borrowings under the subordinated Term Loan A are at LIBOR plus 2.75% or ABR plus 2.75%. The Bank Facility requires quarterly interest payments, or more frequent interest payments if a shorter period is selected under the LIBOR option, and quarterly payment of fees on the unused portion of the revolving credit facility and the subordinated Term Loan B at 0.375% per annum when the Senior Leverage Ratio is greater than 5.0:1.0 and at 0.250% when the Senior Leverage Ratio is less than or equal to 5.0:1.0.

      The Partnership has entered into interest rate swap agreements in the aggregate notional principal amount of $500,000 to establish long-term fixed interest rates on its variable rate debt. Under the swap agreements, the Partnership pays quarterly interest at fixed rates ranging from 5.850% to 5.865% and receives quarterly interest payments equal to LIBOR. The agreements expire July 2003. At September 30, 1999 and December 31, 1998, the fair market value of the interest rate swaps was approximately $8,437 and $(14,493), respectively.

      On July 12, 1999, the Partnership entered into early termination option agreements ("Option Agreements") with banks which are parties to the Partnership's interest rate swap agreements. Under the terms of the Option Agreements, the banks may terminate the interest rate swap agreements between May 2001 and July 2003, the expiration date of the agreements. In exchange for the early termination option, the Partnership received a cash payment of $8,932 which has been deferred and is being amortized over the remaining terms of the interest rate swap agreements. $570 was amortized and recorded against interest expense during the three and nine months ended September 30, 1999. At September 30, 1999, the fair market value of the Option Agreements was approximately $(10,334).

      Borrowings under the Bank Facility, excluding the subordinated Term Loan B, ("Permanent Debt") are secured by the partnership interests of IPG-VI and IP-VI's subsidiaries and negative pledges of the stock and assets of certain AT&TBIS subsidiaries that are parties to an agreement ("Keepwell Agreement") to support the Permanent Debt. Under the Keepwell Agreement, the AT&TBIS

InterMedia Capital Partners VI, L.P.
Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

      subsidiaries are required to make loans to IPG-VI and IP-VI in an amount not to exceed $489,500 if (i) IPG-VI or IP-VI fails to make payment of principal in accordance with the respective debt agreements, or (ii) amounts due under the respective debt agreements have been accelerated for non-payment or bankruptcy.

      The debt agreements contain certain covenants which restrict the Partnership's ability to encumber assets, make investments or distributions, retire partnership interests, pay management fees currently, incur or guarantee additional indebtedness and purchase or sell assets. The debt agreements also include financial covenants which require minimum interest and debt coverage ratios and specify maximum debt to cash flows ratios.

      Annual maturities of long-term debt at September 30, 1999 are as follows:

        2000                                                       $  55,141
        2001                                                           3,562
        2002                                                           4,750
        2003                                                           4,750
        Thereafter                                                   673,938
                                                                   ---------

                                                                   $ 742,141
                                                                   =========

      Borrowings under the Bank Facility are at rates that would be otherwise currently available to the Partnership. Accordingly, the carrying amounts of bank borrowings outstanding as of September 30, 1999 approximate their fair value.

11. Related Party Transactions

      ICM-VI LP provides certain management and administrative services to the Partnership for a per annum fee of 1% of ICP-VI's total non-preferred partner contributions ("ICM Management Fee") offset by certain expenses of the Partnership, as defined, up to an amount equal to $500. Prior to September 30, 1999, 50% of the net ICM Management Fee was deferred until the Partnership's Senior Leverage Ratio was less than five times in order to support the Partnership's debt. Any deferred ICM Management Fee bore interest at 10%, compounded annually, payable upon payment of the deferred management fee. Effective September 30, 1999 such deferral was not required pursuant to an amendment to the Partnership's debt agreements.

      Based on current capital contributions, the management fee per annum is $2,020 less partnership expenses of $500.

      Pursuant to ICP-VI's partnership agreement, on April 30, 1998 the Partnership prepaid $1,000 of the ICM Management Fee. ICM Management Fee expenses for the nine months ended September 30, 1999 and the period from April 30, 1998 (commencement of operations) through December 31, 1998 amounted to $1,140 and $1,013, respectively. On September 30, 1999 the Partnership paid the total

InterMedia Capital Partners VI, L.P.
Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

      outstanding deferred ICM Management Fee and related interest due to ICM-VI LP. At December 31, 1998, the Partnership had a non-current payable to ICM-VI LP of $13.

      The Partnership pays monitoring fees of $250 per annum to each of AT&TBIS and Blackstone. Prior to September 30, 1999, 50% of the monitoring fees were deferred until the Partnership's Senior Leverage Ratio was less than five times in order to support the Partnership's debt. Any deferred monitoring fees bore interest at 10%, compounded annually, payable upon payment of the deferred monitoring fees. Effective September 30, 1999 such deferral was not required pursuant to an amendment to the Partnership's debt agreements. Management and consulting fees of $1,515 and $1,350 for the nine months ended September 30, 1999 and the period from April 30, 1998 (commencement of operations) through December 31, 1998, respectively, include both the ICM Management Fee and monitoring fees.

      Pursuant to ICP-VI's partnership agreement, on April 30, 1998, the Partnership prepaid its monitoring fees for the period from April 30, 1999 through April 29, 2000. The Partnership had a non-current payable of $83 each to AT&TBIS and Blackstone at December 31, 1998. In contemplation of the sale of certain of the partners' interest in ICP-VI (as described in Note 16 - Subsequent Events) and the amendments to the partnership and debt agreements, the Partnership received from Blackstone its prepaid monitoring fees net of deferred monitoring fees and related interest outstanding at September 30, 1999. At September 30, 1999 the Partnership has a receivable of $28 from AT&TBIS representing prepaid monitoring fees, net of deferred monitoring fees and related interest.

      In connection with raising its capital, the Partnership paid aggregate transaction fees of $4,942 to AT&TBIS and Blackstone on April 30, 1998. The amount has been recorded as syndication costs.

      InterMedia Management, Inc. ("IMI") is the sole member of ICM-VI LLC. IMI has entered into an agreement with the Partnership to provide accounting and administrative services at cost. IMI also provides such services to other cable systems which are affiliates of the Partnership. Administrative fees charged by IMI for the nine months ended September 30, 1999 and the period from April 30, 1998 (commencement of operations) through December 31, 1998 were $3,131 and $2,495, respectively. Receivable from affiliates includes $2,850 and $628 at September 30, 1999 and December 31, 1998, respectively, of advances to IMI, net of administrative fees charged by IMI and operating expenses paid by IMI on behalf of the Partnership.

      As an affiliate of AT&TBIS, the Partnership is able to purchase programming services from a subsidiary of AT&TBIS. Management believes that the overall programming rates made available through this relationship are lower than those which the Partnership could obtain separately. Such volume rates may not continue to be available in the future should AT&TBIS's ownership in the Partnership significantly decrease. Programming fees charged by the AT&TBIS subsidiary for the nine months ended September 30, 1999 and the period April 30, 1998 (commencement of operations) through December 31, 1998 amounted to $28,523 and $22,183, respectively. Payable to affiliates at December 31, 1998 represents programming fees payable to the AT&TBIS subsidiary.

      The Partnership entered into an agreement with an affiliate of AT&TBIS to manage the Partnership's advertising business and related services for an annual fixed fee per advertising sales

InterMedia Capital Partners VI, L.P.
Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

      subscriber, as defined by the agreement. In addition to the annual fixed fee, AT&TBIS is entitled to varying percentage shares of the incremental growth in annual cash flow from advertising sales above specified targets. Management fees charged by the AT&TBIS subsidiary for the nine months ended September 30, 1999 and the period April 30, 1998 (commencement of operations) through December 31, 1998 amounted to $231 and $563, respectively. Receivables from affiliates at September 30, 1999 and December 31, 1998 includes $3,632 and $6,904, respectively, of receivables from AT&TBIS for advertising sales.

      As part of its normal course of business the Systems are involved in transactions with affiliates of ICP-VI which own and operate cable television systems. Such transactions include purchases and sales, at cost, of inventories used in construction of cable plant. Receivables from affiliates at September 30, 1999 includes $131 of receivables from affiliated systems.

12. Cable Television Regulation

      Cable television legislation and regulatory proposals under consideration from time to time by Congress and various federal agencies have in the past, and may in the future, materially affect the Partnership and the cable television industry.

      The cable industry is currently regulated at the federal and local levels under the Cable Act of 1984, the Cable Act of 1992 (the "1992 Act"), the Telecommunications Act of 1996 (the "1996 Act") and regulations issued by the Federal Communications Commission ("FCC") in response to the 1992 Act. FCC regulations govern the determination of rates charged for basic, expanded basic and certain ancillary services, and cover a number of other areas including customer service and technical performance standards, the required transmission of certain local broadcast stations and the requirement to negotiate retransmission consent from major network and certain local television stations. Among other provisions, the 1996 Act eliminated rate regulation on the expanded basic tier effective March 31, 1999.

      Current regulations issued in connection with the 1992 Act empower the FCC and/or local franchise authorities to order reductions of existing rates which exceed the maximum permitted levels and require refunds measured from the date a complaint is filed in some circumstances or retroactively for up to one year in other circumstances. Management believes it has made a fair interpretation of the 1992 Act and related FCC regulations in determining regulated cable television rates and other fees based on the information currently available.

      Many aspects of regulations at the federal and local levels are currently the subject of judicial review and administrative proceedings. In addition, the FCC continues to conduct rulemaking proceedings to implement various provisions of the 1996 Act. It is not possible at this time to predict the ultimate outcome of these reviews or proceedings or their effect on the Partnership.

13. Commitments and Contingencies

      The Partnership is committed to provide cable television services under franchise agreements with

InterMedia Capital Partners VI, L.P.
Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

      remaining terms of up to eighteen years. Franchise fees of up to 5% of gross revenues are payable under these agreements.

      Current FCC regulations require that cable television operators obtain permission to retransmit major network and certain local television station signals. The Partnership has entered into long-term retransmission agreements with all applicable stations in exchange for in-kind and/or other consideration.

      On April 30, 1999 the Partnership was named as an additional defendant in a purported class action which was originally filed in January 1998 against AT&TBIS and certain of its affiliates in the State of Kentucky concerning late fee charges and practices. Certain cable systems owned by the Partnership charge late fees to customers who do not pay their cable bills on time. These late fee cases challenge the amount of the late fees and practices under which they are imposed. The Plaintiffs raise claims under state consumer protection statutes, other state statutes, and common law. Plaintiffs generally allege that the late fees charged by the Partnership's cable systems in the State of Kentucky are not reasonably related to the costs incurred by the cable systems as a result of late payment. Plaintiffs seek to require cable systems to reduce their late fees on a prospective basis and to provide compensation for alleged excessive late fee charges for past periods. Based on the facts available, management believes that, although no assurances can be given as to the outcome of these actions, the ultimate disposition of these matters should not have a material adverse effect upon the financial position, results of operations or cash flows of the Partnership.

      In September 1999 the Partnership received a tentative property tax assessment from the Kentucky Revenue Cabinet with a total valuation of $1,197,571. This valuation could result in an additional property tax liability of approximately $4,149 for the nine months ended September 30, 1999. However, based on the information currently available to the Partnership and taking into account the advice of the Partnership's counsel, management believes that the accrued property tax liability included in the Partnership's financial statements is adequate.

      The Partnership is subject to litigation and other claims in the ordinary course of business. In the opinion of management, the ultimate outcome of any existing litigation or other claims will not have a material adverse effect on the Partnership's financial position, results of operations or cash flows.

      The Partnership has entered into pole rental agreements and leases certain of its facilities and equipment under non-cancelable operating leases. Minimum rental commitments at September 30, 1999 for the next five years and thereafter under these leases are as follows:

        1999                                                           $  154
        2000                                                              552
        2001                                                              264
        2002                                                              129
        2003                                                              100
        Thereafter                                                        162
                                                                      -------

                                                                      $ 1,361
                                                                      =======

InterMedia Capital Partners VI, L.P.
Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

      Rent expense, including pole rental agreements was $1,099 and $1,003 for the nine months ended September 30, 1999 and the period from April 30, 1998 (commencement of operations) through December 31,1998, respectively.

14. Supplemental Disclosures to Consolidated Statement of Cash Flows

      During the nine months ended September 30, 1999 and the period from April 30, 1998 through December 31, 1998, the Partnership paid interest of $46,942 and $32,465, respectively.

      As described in Note 3 (Contribution of Cable Properties), on April 30, 1998 the Partnership received, from AT&TBIS and another limited partner, in-kind contributions of cable television systems located in Kentucky. In connection with the contribution, the Partnership repaid debt assumed of $803,743 and incurred fees of $3,629.

15. Employee Benefit Plan

      The Partnership participates in the InterMedia Partners Tax Deferred Savings Plan, which covers all full-time employees who have completed at least six months of employment. Such Plan provides for a base employee contribution of 1% and a maximum of 15% of compensation. The Partnership's matching contributions under such Plan are at the rate of 50% of the employee's contributions, up to a maximum of 5% of compensation.

16. Subsequent Events

      On October 1, 1999, the Partnership's general and limited partners, other than AT&TBIS, sold their partner interests in ICP-VI to Insight. Upon consummation of the sale, Insight began managing the Partnership. Also on October 1, 1999, under Insight's management, the Partnership refinanced its borrowings outstanding under the subordinated Term Loan B.

                         Report of Independent Auditors

The Members
Insight Communications of Central Ohio, LLC

We have audited the accompanying balance sheets of Insight Communications of Central Ohio, LLC (the "Company") as of December 31, 2000 and 1999, and the related statements of operations and changes in members' deficit and cash flows for the three years ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the three years ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                                           /s/ Ernst & Young LLP

New York, New York
March 12, 2001

                  INSIGHT COMMUNICATIONS OF CENTRAL OHIO, LLC
                                BALANCE SHEETS
                                (in thousands)

                                                                                                   December 31,
                                                                                           2000                1999
                                                                                        -----------------------------
Assets
Cash and cash equivalents                                                               $   1,169           $     882
Trade accounts receivable, net of allowance for doubtful accounts of $390 and
 $558 as of December 31, 2000 and 1999, respectively                                        2,782               2,376
Launch funds receivable                                                                     1,936               1,474
Prepaid expenses and other assets                                                             437                 231
                                                                                        -----------------------------
 Total current assets                                                                       6,324               4,963

Fixed assets, net                                                                          76,587              51,455
Intangible assets, net                                                                        448                 388
Due from related parties                                                                        -                 158
                                                                                        -----------------------------
 Total assets                                                                           $  83,359           $  56,964
                                                                                        =============================

Liabilities and members' deficit
Accounts payable and accrued expenses                                                   $  10,862           $  12,198
Deferred revenue                                                                              545                 585
Series A preferred dividend payable                                                         5,250               5,250
                                                                                        -----------------------------
 Total current liabilities                                                                 16,657              18,033

Capital lease obligations                                                                       -                  43
Deferred revenue                                                                            2,005               1,823
Due to related parties                                                                      1,502                   -
Series A preferred interest                                                               140,000             140,000
Series B preferred interest                                                                40,281              35,556
Senior credit facility                                                                     25,000              11,000
                                                                                        -----------------------------
 Total liabilities and preferred interests                                                225,445             206,455

Members' deficit                                                                         (142,086)           (149,491)
                                                                                        -----------------------------
 Total liabilities and members' deficit                                                 $  83,359           $  56,964
                                                                                        =============================

                            See accompanying notes

                  INSIGHT COMMUNICATIONS OF CENTRAL OHIO, LLC
           STATEMENTS OF OPERATIONS AND CHANGES IN MEMBERS' DEFICIT
                                (in thousands)

                                                                                           Year ended December 31,
                                                                              2000                1999                   1998
                                                                           ----------------------------------------------------
Revenue                                                                    $  49,749           $  46,747              $  47,956

Operating costs and expenses:
 Programming and other operating costs                                        19,027              16,446                 17,682
 Selling, general and administrative                                          12,044              11,173                 12,013
 Severance and transaction structure costs                                         -                   -                  4,822
 Depreciation and amortization                                                10,882               7,148                  5,311
                                                                           ----------------------------------------------------
Total operating costs and expenses                                            41,953              34,767                 39,828

Operating income                                                               7,796              11,980                  8,128

Other income (expense):
 Interest expense                                                             (1,883)               (505)                     -
 Interest income                                                                  91                 208                     59
 Other                                                                          (274)                 92                   (422)
                                                                           ----------------------------------------------------
Total other expense, net                                                      (2,066)               (205)                  (363)

Net income                                                                     5,730              11,775                  7,765
Accrual of preferred interests                                               (18,725)            (17,928)                (6,649)
                                                                           ----------------------------------------------------
Income (loss) attributable to common interests                               (12,995)             (6,153)                 1,116

Members' deficit, beginning of period                                       (149,491)           (144,718)                     -
Net assets contributed                                                             -                   -                 25,571
Capital contributions                                                         20,400               2,000                 10,000
Preferred membership interest                                                      -                   -               (170,000)
Capital distributions                                                              -                (620)               (11,405)
                                                                           ----------------------------------------------------
Members' deficit, end of period                                            $(142,086)          $(149,491)             $(144,718)
                                                                           ====================================================

                            See accompanying notes

                  INSIGHT COMMUNICATIONS OF CENTRAL OHIO, LLC
                           STATEMENTS OF CASH FLOWS
                                (in thousands)

                                                                            Year ended December 31,
                                                                     2000             1999             1998
                                                                   ------------------------------------------
Operating activities:
 Net income                                                        $  5,730         $ 11,775         $  7,765
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization                                      10,882            7,148            5,311
  Provision for losses on trade accounts receivable                   1,058              918              917
  Changes in operating assets and liabilities:
   Trade accounts receivable                                         (1,464)           1,028           (1,441)
   Launch funds receivable                                             (462)          (1,474)              --
   Prepaid expenses and other assets                                   (190)          (1,681)            (423)
   Accounts payable and accrued expenses                             (1,202)           5,749            2,270
   Due to affiliates                                                  1,643           (1,038)              --
                                                                   ------------------------------------------
 Net cash provided by operating activities                           15,995           22,425           14,399
                                                                   ------------------------------------------

Investing activities:
 Purchase of property and equipment                                 (35,982)         (26,656)          (7,369)
 Purchase of intangible assets                                          (91)             (98)            (300)
 Proceeds from disposal of property and equipment                        --               --               11
 Increase in amounts due to/from related parties                         --               --              979
                                                                   ------------------------------------------
 Net cash used in investing activities                              (36,073)         (26,754)          (6,679)
                                                                   ------------------------------------------

Financing activities:
 Principal payments on capital lease obligations                        (35)            (112)            (180)
 Capital contributions                                               20,400            2,000           10,000
 Capital distributions                                                   --             (620)         (11,405)
 Preferred interest distribution                                    (14,000)         (13,766)              --
 Borrowings under senior credit facility                             14,000           11,000               --
                                                                   ------------------------------------------
 Net cash used in financing activities                               20,365           (1,498)          (1,585)
                                                                   ------------------------------------------
Net increase (decrease) in cash and cash equivalents                    287           (5,827)           6,135
Cash and cash equivalents, beginning of year                            882            6,709              574
                                                                   ------------------------------------------
Cash and cash equivalents, end of year                             $  1,169         $    882         $  6,709
                                                                   ==========================================

Supplemental disclosures of cash flow information:
Cash paid for interest                                             $  1,276         $    293         $      -

                            See accompanying notes

                  INSIGHT COMMUNICATIONS OF CENTRAL OHIO, LLC
                         NOTES TO FINANCIAL STATEMENTS


1. Business Organization and Purpose

Insight Communications of Central Ohio, LLC (the "Company") provides basic and expanded cable television services to homes in the eastern parts of Columbus, Ohio and surrounding areas. The Company was formed on July 23, 1998 in order to acquire substantially all of the assets and liabilities comprising the cable television system of Coaxial Communications of Central Ohio, Inc. ("Coaxial"). On August 21, 1998, Coaxial contributed to the Company all of the assets and liabilities comprising Coaxial's cable television system (the "System") for which Coaxial received a 25% non-voting common membership interest as well as 100% of the voting preferred membership interests in the Company (the "Preferred Interests"). In conjunction therewith, Insight Holdings of Ohio, LLC ("Insight Holdings"), a wholly-owned subsidiary of Insight Communications Company, L.P. ("Insight LP") contributed $10.0 million in cash to the Company for which it received a 75% non-voting common membership interest in Insight Ohio.

On August 21, 1998, Coaxial and Phoenix Associates, a related entity, issued $140.0 million of 10% Senior Notes ("Senior Notes") due in August 2006. The Senior Notes are non-recourse and are secured by the issued and outstanding Series A Preferred Interest and are conditionally guaranteed by the Company. On August 21, 1998, Coaxial Financing Corp. and Coaxial LLC, related entities, issued 12 7/8% Senior Discount Notes due in August 2008 ("Senior Discount Notes"). The Senior Discount Notes have a face amount of $55.9 million and $30.0 million of gross proceeds was received upon issuance. The Senior Discount Notes are non-recourse and are secured by the issued and outstanding Series B Preferred Interest, 100% of the common stock of Coaxial and the notes issued by Coaxial DJM LLC and Coaxial DSM LLC to Coaxial LLC. The Senior Discount Notes are also conditionally guaranteed by the Company.

The Preferred Interests have distribution priorities that provide for distributions to Coaxial and indirectly to Phoenix Associates and Coaxial LLC in amounts equal to the payments required on the Senior Notes and the Senior Discount Notes. The accreted value of the Senior Discount Notes was $40.3 million as of December 31, 2000. Additionally, the Preferred Interests have liquidation preferences equal to their carrying value. Distributions by the Company are subject to certain financial covenants and other conditions set forth in its Senior Credit Facility.

On August 8, 2000, the Company purchased Coaxial's 25% non-voting common equity interest in the Company. The purchase price was 800,000 shares of common stock of Insight LP's general partner, Insight Communications Company, Inc. ("Insight Inc.") and cash in the amount of $2.6 million. In connection with the purchase, the Company's operating agreement was amended to, among other things, remove certain participating rights of the principals of Coaxial and certain of its affiliates (the "Coaxial Entities"). Additionally, the agreement was amended to incorporate 70% of Insight Ohio's total voting power into the common equity interests of the Company and 30% of Insight Ohio's total voting power into the Preferred Interests of the Company.

                  INSIGHT COMMUNICATIONS OF CENTRAL OHIO, LLC
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


1. Business Organization and Purpose (continued)

The Company is prohibited by the terms of its indebtedness from making distributions to Insight Inc. The Company's conditional guarantee of the Senior Notes and the Senior Discount Notes remains in place. If at any time the Senior Notes or Senior Discount Notes are repaid or significantly modified, the principals of the Coaxial Entities may require Insight Inc. to purchase their preferred interests in the Coaxial Entities for a purchase price equal to the difference, if any, of $32.6 million less the then market value of 800,000 shares of Insight Inc.'s common stock issued on August 8, 2000. The fair value of such contingent consideration was $7.1 million.


2. Summary of Significant Accounting Policies

Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying amounts of current assets and liabilities approximate their fair market value because of the immediate or short-term maturity of these financial instruments.

Revenue Recognition

Revenue includes service, connection and launch fees. Service fees are recorded in the month cable television and pay television services are provided to subscribers. Connection fees are charged for the hook-up of new customers and are recognized as current revenues. Launch fees are deferred and amortized over the period of the underlying contract.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit

                  INSIGHT COMMUNICATIONS OF CENTRAL OHIO, LLC
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


2. Summary of Significant Accounting Policies (continued)

risk consist primarily of trade accounts receivable. The Company's customer base consists of a number of homes concentrated in the central Ohio area. The Company continually monitors the exposure for credit losses and maintains allowances for anticipated losses. The Company had no significant concentrations of credit risk as of December 31, 2000 or 1999.

Property and Equipment

Property and equipment are stated at cost. Maintenance and repairs are expensed as incurred. Upon retirement or disposal of assets, the cost and related accumulated depreciation and amortization are removed from the balance sheet, and any gain or loss is reflected in the statement of operations. Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of the related assets as follows:

          Cable television ("CATV") systems       10 to 15 years
          Furniture & Equipment                       5 years
          Leasehold improvements                  Life of lease

Depreciation expense for the years ended December 31, 2000, 1999 and 1998 was $10.9 million, $7.1 million and $5.3 million, respectively. The carrying value of assets held under capital leases as of December 31, 2000 and 1999 was $8,000 and $117,000, respectively.

The Company internally constructs certain CATV systems. Construction costs capitalized include payroll, fringe benefits and other overhead costs associated with construction activity.

Intangible Assets

Franchise costs are amortized over the lives of the related franchises which range from 7 to 15 years. Other intangible assets are amortized over the estimated useful lives of the related assets up to 15 years.

Long-Lived Assets

The carrying value of long-lived assets is reviewed if facts and circumstances suggest that that they may be impaired. Upon a determination that the carrying value of long-lived assets will not be recovered from the undiscounted future cash flows generated from such assets, the carrying value of such long-lived assets would be considered impaired and would be reduced by a charge to operations in the amount of the impairment based on fair value. Based on a recent analysis, management believes that no impairment of long-lived assets existed at December 31, 2000 or 1999.

                  INSIGHT COMMUNICATIONS OF CENTRAL OHIO, LLC
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


2. Summary of Significant Accounting Policies (continued)

Marketing and Promotional Costs

Marketing and promotional costs are expensed as incurred. Marketing and promotional expense, primarily for campaign and telemarketing-related efforts, was $1.3 million, $1.3 million and $2.2 million for the years ended December 31, 2000, 1999 and 1998, respectively.

Recent Accounting Pronouncements

In June 1998, The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133, as amended by SFAS No. 137, is effective for the Company beginning January 1, 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 will require the Company to recognize all derivatives on the balance sheet at fair value. The Company does not anticipate the adoption of this Statement to have a material impact on its financial statements.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year's presentation.


3. Income Taxes

The Company is a limited liability corporation. Therefore, each member reports his distributive share of income or loss on his respective income tax returns. Prior to August 21, 1998, the Operating Unit was an operating unit within Coaxial, which in turn was a subchapter S Corporation. Therefore, each shareholder reported his distributive share of income or loss on his respective tax return. As a result, the Company does not provide for federal or state income taxes in its accounts. In the event that the limited liability corporation election is terminated, deferred taxes related to book and tax temporary differences would be required to be reflected in the financial statements. As a limited liability company, the liability of the Company's members are limited to their respective investments.

                 INSIGHT COMMUNICATIONS OF CENTRAL OHIO, LLC
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


4. 401(k) Plan

The Company sponsors various 401(k) Plans (the "Plans") for the benefit of its' employees. All employees who have completed six months of employment and have attained the age of 18 are eligible to participate in the Plans. The Company makes matching contributions equal to a portion of the employees' contribution up to 5% of the employees' wages. Company contributions to the Plans were $129,000, $120,000 and $145,000 for the years ended December 31, 2000, 1999 and
1998, respectively.

5. Credit Facility

The Company has a Senior Credit Facility ("Senior Credit Facility") which provides for revolving credit loans of up to $25.0 million to finance capital expenditures and for working capital and general purposes, including the upgrade of the System's cable plant and for the introduction of new video services. The Senior Credit Facility has a six-year maturity from the date of borrowings, with reductions to the amount of the commitment commencing after three years. The amount available for borrowing is reduced by any outstanding letter of credit obligations. The Company's obligations under the Senior Credit Facility are secured by substantially all the assets of the Company.

The Senior Credit Facility requires the Company to meet certain financial and other debt covenants. Loans under the Senior Credit Facility bear interest, at the Company's option, at the prime rate or at a Eurodollar rate. In addition to the index rates, the Company pays an additional margin percentage tied to its ratio of total debt to adjusted annualized operating cash flow.

Interest expense including fees paid to the lender was $1.9 million and $500,000 for the years ended December 31, 2000 and 1999, respectively. The weighted average interest rate in effect as of December 31, 2000 and 1999 was 8.84% and 7.9%, respectively.

As of December 31, 2000, required annual principal payments under the Senior Credit Facility are as follows (in thousands):

                      2001                       $     -
                      2002                         2,500
                      2003                         3,750
                      2004                        18,750
                      2005                             -
                      Thereafter                       -
                                             -----------
                         Total                   $25,000
                                             ===========

                 INSIGHT COMMUNICATIONS OF CENTRAL OHIO, LLC
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


6. Related Party Transactions

Through August 8, 2000, Insight Holdings managed the operations of the Company under an operating agreement dated August 21, 1998 which provided for a management fee equal to 3% of the Company's gross operating revenues. In connection with the purchase of Coaxial's 25% common equity interest in the Company, the Company's operating agreement was amended to provide for Insight LP to serve as manager of the Company. Fees under this operating agreement were $1.5 million, $1.4 million and $493,000 for the years ended December 31, 2000, 1999 and 1998, respectively. Prior to August 21, 1998, programming and other operating costs included management fees for services provided by an affiliate of the Company. Such expenses were $1.4 million for the period from January 1, 1998 to August 21, 1998.


7. Long-Lived Assets

Fixed Assets

Fixed assets consist of:

                                                              December 31,
                                                          2000             1999
                                                        -------------------------
                                                             (in thousands)
     Land, buildings and improvements                   $  1,394         $  1,204
     Cable television equipment                          139,583          103,826
     Furniture, fixtures and office equipment                460              424
                                                        -------------------------
                                                         141,437          105,454
     Less accumulated depreciation and amortization      (64,850)         (53,999)
                                                        -------------------------
          Total fixed assets                            $ 76,587         $ 51,455
                                                        =========================

Intangible Assets

Intangible assets consist of:

                                                              December 31,
                                                          2000             1999
                                                        -------------------------
                                                             (in thousands)
      Franchise costs                                   $  7,606         $  7,422
      Other intangible assets                                268              361
                                                        -------------------------
                                                           7,874            7,783
      Less accumulated amortization                       (7,426)          (7,395)
                                                        -------------------------
           Total intangible assets                      $    448         $    388
                                                        =========================

                 INSIGHT COMMUNICATIONS OF CENTRAL OHIO, LLC
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


8. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consists of:

                                                              December 31,
                                                          2000             1999
                                                        -------------------------
                                                             (in thousands)
    Accounts payable                                    $  5,679         $  9,127
    Accrued programming costs                              2,134            1,890
    Other                                                  3,049            1,181
                                                        -------------------------
      Total accounts payable and accrued expenses       $ 10,862         $ 12,198
                                                        =========================


9. Commitments and Contingencies

Operating Lease Agreements

The Company leases land for tower locations, office equipment, office space and vehicles under various operating lease agreements. Rental expense related to operating lease agreements was $144,000, $126,000 and $106,000 for the years ended December 31, 2000, 1999 and 1998, respectively. These amounts exclude year-to-year utility pole leases of $196,000 for the year ended December 31, 2000 and $191,000 for the years ended December 31, 1999 and 1998, which provide for payments based on the number of poles used.

Future minimum rental commitments required under non-cancelable operating leases as of December 31, 2000 was $25,000 due in 2001.

Litigation

The Company is party in or may be affected by various matters under litigation. Management believes that the ultimate outcome of these matters will not have a significant adverse effect on either the Company's future results of operations or financial position.

                 INSIGHT COMMUNICATIONS OF CENTRAL OHIO, LLC
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


10. Subsequent Event

Contribution of Insight Ohio

On January 5, 2001, Insight Midwest, L.P. ("Insight Midwest"), a 50-50 partnership between Insight LP and an indirect subsidiary of AT&T Broadband, LLC, completed a series of transactions with Insight LP and certain subsidiaries of AT&T Corp. (the "AT&T Subsidiaries") for the acquisition of additional cable television systems valued at approximately $2.2 billion, including the common equity of the Company (the "AT&T Transactions"). As a result of the AT&T Transactions, Insight Midwest acquired all of Insight LP's wholly-owned systems serving approximately 280,000 customers, including the approximately 85,000 customers served by the Company and including systems which Insight LP purchased from the AT&T Subsidiaries. At the same time, Insight Midwest acquired from the AT&T Subsidiaries systems serving approximately 250,000 customers.

The Company is prohibited by the terms of its indebtedness from making distributions to Insight Midwest. Insight Midwest remains equally owned by Insight LP and AT&T Broadband, and Insight LP continues to serve as the general partner of Insight Midwest and manages and operates the Insight Midwest systems.

Although the financial results of the Company will be consolidated into Insight Midwest as a result of the AT&T Transactions, for financing purposes, the Company is an unrestricted subsidiary under the indentures of Insight Midwest and Insight Inc. The Company's conditional guarantee of the Senior Notes and the Senior Discount Notes remains in place.

                        Report of Independent Auditors

The Shareholders
Insight Capital, Inc.

We have audited the accompanying balance sheets of Insight Capital, Inc. (the "Company") as of December 31, 2000 and 1999. The balance sheets are the responsibility of the Company's management. Our responsibility is to express an opinion on these balance sheets based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2000 and 1999 in conformity with accounting principles generally accepted in the United States.

As indicated in Note 1, the Company has no operations. Its ability to satisfy debt and other obligations is dependent upon funding from related entities, which are under the common control of the owners of the Company.

                                               /s/ Ernst & Young LLP
New York, New York
March 12, 2001

                             INSIGHT CAPITAL, INC.
                                BALANCE SHEETS

                                                                                December 31,
                                                                            2000           1999
                                                                        -----------------------
Assets
Cash                                                                      $1,000         $1,000
                                                                        -----------------------
 Total assets                                                             $1,000         $1,000
                                                                        =======================

Liabilities and shareholders' equity
Senior notes (to be paid by Insight Midwest L.P. - See Note 2)            $    -         $    -

Shareholders' equity:
Common stock; $.01 par value; 1,000 shares authorized, issued
 and outstanding                                                              10             10

Additional paid in capital                                                   990            990
                                                                        -----------------------
 Total liabilities and shareholders' equity                               $1,000         $1,000
                                                                        =======================

                            See accompanying notes

                            INSIGHT CAPITAL, INC.
                      NOTES TO BALANCE SHEETS (CONTINUED)


1. Nature of Business

Insight Capital, Inc. (the "Company"), a Delaware corporation, was formed on September 23, 1999, for the sole purpose of being a co-issuer of the senior notes described in Note 2, which allows certain investors the ability to be holders of the debt. The Company has no operations. The outstanding shares of the Company are owned by Insight Midwest L.P. ("Insight Midwest").


2. Notes Payable

On October 1, 1999, the Company and Insight Midwest completed a $200.0 million offering of 9 3/4% senior notes due in October 2009. The proceeds of the offering were used to repay certain debt of Insight Midwest. Interest payments on these Senior Notes, which commenced on April 1, 2000, are payable semi-annually on April 1 and October 1.

In April 2000, Insight Midwest completed an exchange offer pursuant to which the 9 3/4% Senior Notes were exchanged for identical notes registered under the Securities Act of 1933.

On November 6, 2000, the Company and Insight Midwest completed a $500.0 million offering of 10 1/2% senior notes due in November 2010. Insight Midwest received proceeds of $487.5 million, net of an underwriting fee of $5.0 million and a bond discount of $7.5 million. The proceeds of the offering were used to repay certain debt of Insight Midwest. Interest payments on these Senior Notes, which commence on May 1, 2001, are payable semi-annually on May 1 and November 1.

The 9 3/4% Senior Notes and 10 1/2% Senior Notes are redeemable on or after October 1, 2004 and November 1, 2005, respectively. In addition, Insight Midwest can redeem up to 35% of the 9 3/4% Senior Notes and 10 1/2% Senior Notes prior to October 1, 2002 and November 1, 2005, respectively, with the net proceeds from certain sales of Insight Midwest's equity. Each holder of the Senior Notes may require redemption of all or part of that holder's notes upon certain changes of control. All future funding on the Senior Notes, including principal and interest payments, are dependent upon the operating results of Insight Midwest LP The Senior Notes are general unsecured obligations and are subordinate to all Insight Midwest's liabilities, the amounts of which were $770.5 million and $1.1 billion as of December 31, 2000 and 1999. The Senior Notes contain certain financial and other debt covenants.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

Insight Midwest, L.P.

          Section 17-108 of the Delaware Revised Uniform Limited Partnership Act(the "Partnership Act") provides that a limited partnership may indemnify and hold harmless any partners or other persons from and against any and all claims and demands whatsoever, subject to such standards and restrictions set forth in the partnership agreement. Accordingly, Section 12.1 of the Amended and Restated Limited Partnership Agreement of Insight Midwest, L.P., dated as of January 5, 2001, provides that each partner of the Partnership and their respective members, partners, officers, directors, shareholders, employees and agents, the employees, officers and agents of the Partnership, and the members of the Advisory Committee (collectively, the "Indemnified Persons") will be indemnified, defended and held harmless by the Partnership from any liability, loss or damage incurred by the Indemnified Person by reason of any act performed or omitted to be performed by the Indemnified Person in connection with the business of the Partnership and its subsidiaries, including costs and attorney's fees and any amounts expended in the settlement of any claims of liability, loss or damage; provided that if the liability, loss, damage or claim arises out of any action or inaction of an Indemnified Person, indemnification under Section
12.1 shall not be available if the action or inaction is finally adjudicated to have constituted fraud, gross negligence, breach of fiduciary duty (which shall not be construed to encompass mistakes in judgement or any breach of any Indemnified Person's duty of care that did not constitute gross negligence), or willful misconduct by the Indemnified Person; and provided further that indemnification under Section 12.1 shall be recoverable only from the assets of the Partnership and not from any assets of the partners of the Partnership.
Article 12 further provides that the Partnership may pay for insurance covering liability of the Indemnified Person for negligence in operations of the Partnership's affairs.

Insight Capital, Inc.

          Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrants. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Insight Capital's by-laws provide for indemnification by Insight Capital of any director or officer (as such term is defined in the by-laws) of Insight Capital who is or was a director of any of its subsidiaries, or, at the request of Insight Capital, is or was serving as a director or officer of, or in any other capacity for, any other enterprise, to the fullest extent permitted by law. The by-laws also provide that Insight Capital shall advance expenses to a director or officer and, if reimbursement of such expenses is demanded in advance of the final disposition of the matter with respect to which such demand is being made, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by Insight Capital. To the extent authorized from time to time by the board of directors of Insight Capital, Insight Capital may provide to any one or more employees of Insight Capital, one or more officers, employees and other agents of any subsidiary or one or more directors, officers, employees and other agents of any other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys' fees, that are similar to the rights conferred in the by-laws of Insight Capital on directors and officers of Insight Capital or any subsidiary or other enterprise. The by-laws do not limit the power of Insight Capital or its board of directors to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons otherwise than pursuant to the by-laws.

          Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Insight Capital's certificate of incorporation provides for such limitation of liability.

Item 21.  Exhibits and Financial Statement Schedules.

          (a) Exhibits

     Exhibit
     Number        Exhibit Description
     ------        -------------------
       2.1         Purchase Agreement, dated as of April 18, 1999, among
                        InterMedia Capital Management VI, LLC, InterMedia Management Inc., Robert J. Lewis, TCI ICM VI, Inc., InterMedia Capital Management VI, L.P., Blackstone KC Capital Partners, L.P., Blackstone KC Offshore Capital Partners, L.P., Blackstone Family Investment Partnership III L.P., Leo J. Hindery, Jr., TCI IP-VI, LLC and Insight Communications Company, L.P. (1)

       2.2         Contribution and Formation Agreement, dated April 18, 1999, between TCI of Indiana Holdings, LLC and Insight Communications Company, L.P. (1)

       2.3         Purchase and Option Agreement, dated as of August 8, 2000, among Coaxial Communications of Central Ohio, Inc., Insight Communications of Central Ohio, LLC, Insight Holdings of Ohio, LLC, Insight Communications Company, L.P., Insight Communications Company, Inc., Coaxial LLC, Coaxial DJM LLC, Coaxial DSM LLC, Barry Silverstein, Dennis J. McGillicuddy, and D. Stevens McVoy (2)

       2.4         Asset Contribution Agreement, dated August 15, 2000, by and among, Command Cable of Eastern Illinois Limited Partnership, MediaOne of Illinois, Inc., Northwest Illinois TV Cable Company, S/D Cable Partners, Ltd., TCI American Cable Holdings, L.P., TCI of Bloomington/Normal, Inc., TCI Cablevision of Texas, Inc., UACC Midwest, Inc., United Cable Television of Illinois Valley, Inc., United Cable Television of Southern Illinois, Inc., TCI of Indiana Holdings, LLC, Insight Communications Company, L.P. and Insight Midwest, L.P. ("Asset Contribution Agreement") (3)

       2.5         Amendment to the Asset Contribution Agreement, dated January
                        5, 2001 (4)

       2.6         Asset Exchange Agreement, dated August 15, 2000, by and
                        between MediaOne of Illinois, Inc. and Insight Communications Company, L.P. ("Asset Exchange Agreement") (3)

       2.7         Amendment to the Asset Exchange Agreement, dated January 5,
                        2001 (4)

       2.8         Asset Purchase and Sale Agreement, dated August 15, 2000, by and between TCI of Illinois, Inc., TCI of Racine, Inc., UACC Midwest, Inc. and Insight Communications Company, L.P. ("Asset Purchase and Sale Agreement") (3)

       2.9         Amendment to the Asset Purchase and Sale Agreement, dated
                        January 5, 2001 (4)

       3.1         Certificate of Limited Partnership of Insight Midwest (5)

       3.2         Amended and Restated Limited Partnership Agreement of Insight
                        Midwest, L.P., dated January 5, 2001 (4)

       3.3         Restated Certificate of Incorporation of Insight Capital,
                        Inc. (5)

       3.4         By-laws of Insight Capital, Inc. (5)

       4.1         Indenture relating to 10 1/2% senior notes of Registrants, dated as of November 6, 2000 (6)

       4.2         Registration Rights Agreement, dated as of November 6, 2000, among Registrants, Donaldson, Lufkin & Jenrette, Goldman, Sachs & Co., Merrill Lynch & Co., BNY Capital Markets, Inc., Banc of America Securities LLC, Chase Securities Inc., Fleet Securities Inc., TD Securities and UBS Warburg LLC

       5.1         Opinion of Sonnenschein Nath & Rosenthal *

       8.1         Opinion of Sonnenschein Nath & Rosenthal regarding federal income tax matters *

      10.1         Credit Agreement, dated as of January 5, 2001, among Insight
                        Midwest Holdings, LLC, several banks and financial institutions or entities, and The Bank of New York, as administrative agent (4)

      10.2         Second Amended and Restated Operating Agreement of Insight
                        Communications Midwest, LLC, dated as of January 5, 2001
                        (6)

      10.3         Amended and Restated Management Agreement by and between
                        Insight Communications of Indiana, LLC (now known as Insight Communications Midwest, LLC) and Insight Communications Company, L.P., dated as of October 1, 1999 (5)

      10.4         First Amendment to Amended and Restated Management Agreement
                        dated as of January 5, 2001,
                        by and between Insight Communications Midwest, LLC and Insight Communications Company, L.P. (6)

      10.5         Amended and Restated Limited Partnership Agreement of Insight
                        Kentucky Partners II, L.P., dated as of October 1, 1999
                        (6)

      10.6         First Amendment to Amended and Restated Limited Partnership
                        Agreement of Insight Kentucky Partners II, L.P., dated as of January 5, 2001 (6)

      10.7         Management Agreement by and between Insight Kentucky Partners
                        II, L.P. and Insight Communications Company, L.P., dated as of October 1, 1999 (5)

      10.8         Amended and Restated Operating Agreement of Insight Ohio,
                        dated as of August 8, 2000 (2)

      10.9         Indenture relating to 9 3/4% senior notes of Registrants,
                        dated as of October 6, 1999 (7)

      10.10        Indenture relating to 10% senior notes of Coaxial
                        Communications of Central Ohio, Inc. and Phoenix Associates, dated as of August 21, 1998 (8)

      10.11        Indenture relating to 127/8% senior discount notes of Coaxial
                        LLC and Coaxial Financing Corp., dated as of August 21, 1998 (9)

      10.12        Cable Facilities Lease Agreement, dated July 17, 2000, among
                        AT&T Broadband, LLC, Registrant and certain of Registrant's affiliates (portions of this exhibit have been omitted and filed separately with the SEC pursuant to a request for confidential treatment) (2)

      21.1         Subsidiaries of Registrants (10)

      23.1         Consent of Ernst & Young LLP

      23.2         Consent of KPMG LLP

      23.3         Consent of PricewaterhouseCoopers LLP

      23.4 Consent of Sonnenschein Nath & Rosenthal (included in Exhibits 5.1 and 8.1) *

      25.1 Form T-1 Statement of Eligibility Of The Bank of New York to act as Trustee under the Indenture

      99.1 Form of Letter of Transmittal with respect to the exchange offer

      99.2         Form of Instruction Letter to Registered Holders

      99.3         Form of Notice of Guaranteed Delivery

________________________________

*      To be filed by amendment

(1) Filed as an exhibit to the Registration Statement on Form S-1 (Registration No. 333-78293) of Insight Communications Company, Inc. and incorporated herein by reference.

(2) Filed as an exhibit to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 of Insight Communications Company, Inc. and incorporated herein by reference.

(3) Filed as an exhibit to the Current Report on Form 8-K, dated August 15, 2000, of Insight Communications Company, Inc. and incorporated herein by reference.

(4) Filed as an exhibit to the Current Report on Form 8-K, dated January 5, 2001, of Insight Communications Company, Inc. and incorporated herein by reference.

(5) Filed as an exhibit to Registrants' Registration Statement on Form S-4 (Registration No. 333- 33540) and incorporated herein by reference.

(6) Filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2000 of Insight Communications Company, Inc. and incorporated herein by reference.

(7) Filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 1999 of Insight Communications Company, Inc. and incorporated herein by reference.

(8) Filed as an exhibit to the Registration Statement on Form S-4 of Coaxial Communications of Central Ohio, Inc., Phoenix Associates and Insight Communications of Central Ohio, LLC (Registration No. 333-63677) and incorporated herein by reference.

(9) Filed as an exhibit to the Registration Statement on Form S-4 of Coaxial LLC, Coaxial Financing Corp., and Insight Communications of Central Ohio, LLC (Registration No. 333- 64449) and incorporated herein by reference.

(10) Filed as an exhibit to the Registrants' Annual Report on Form 10-K for the year ended December 31, 2000 and incorporated herein by reference.

         (b) Financial Statement Schedules

         None.

Item 22. Undertakings.

         Insight Midwest, L.P. and Insight Capital, Inc. (the "Registrants") hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

         The undersigned Registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrants undertake that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         The Registrants undertake that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the

Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrants hereby undertake that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 30, 2001

                                INSIGHT MIDWEST, L.P.


                                By:  Insight Communications Company, L.P.,
                                       its general partner
                                By:  Insight Communications Company, Inc.,
                                       its general partner
                                       By: /s/ Michael S. Willner
                                          --------------------------------------
                                          Michael S. Willner,
                                          President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                               POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Michael S. Willner and Kim D. Kelly as such person's true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and revocation, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Signature                               Title                                                     Date
/s/ Sidney R. Knafel                      Chairman of the Board                                        April 30, 2001
-------------------------------
Sidney R. Knafel
/s/ Michael S. Willner                    President,  Chief  Executive  Officer and  Director          April 30, 2001
-------------------------------
Michael S. Willner                        (Principal Executive Officer )
/s/ Kim D. Kelly                          Executive  Vice  President,   Chief  Financial  and          April 30, 2001
-------------------------------
Kim D. Kelly                              Operating    Officer   and   Director    (Principal
                                          Financial and Accounting Officer)
/s/ Thomas L. Kempner                     Director                                                     April 30, 2001
-------------------------------
Thomas L. Kempner
/s/ James S. Marcus                       Director                                                     April 30, 2001
-------------------------------
James S. Marcus
/s/ Prakash A. Melwani                    Director                                                     April 30, 2001
-------------------------------
Prakash A. Melwani
/s/ Daniel S. O'Connell                   Director                                                     April 30, 2001
-------------------------------
Daniel S. O'Connell

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 30, 2001

                                           INSIGHT CAPITAL, INC.


                                       By: /s/ Michael S. Willner
                                          --------------------------------------
                                           Michael S. Willner,
                                           President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                               POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Michael S. Willner and Kim D. Kelly as such person's true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and revocation, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Signature                                  Title                                             Date
        ---------                                  -----                                              ----
/s/ Sidney R. Knafel                     Chairman of the Board                                   April 30, 2001
---------------------------------
Sidney R. Knafel

/s/ Michael S. Willner                   President, Chief Executive Officer and Director         April 30, 2001
---------------------------------
Michael S. Willner                              (Principal executive officer)

/s/ Kim D. Kelly                         Executive Vice President, Chief Operating               April 30, 2001
---------------------------------
Kim D. Kelly                                and Financial Officer and Director
                                            (Principal financial officer and principal
                                            accounting officer)